As filed with the Securities and Exchange Commission on November 21, 2003

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MONARCH COMMUNITY BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6035	04-3627031

(State or Other Juris- diction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

375 North Willowbrook Road, Coldwater, Michigan 49036, (517) 278-4566

(Address, Including Zip Code, and Telephone Number, Including Area Code of Registrant’s
Principal Executive Offices)

John R. Schroll, President and Chief Executive Officer, Same As Above

(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code of Agent For Service)

Copies to:

Lawrence M.F. Spaccasi, Esq.
John R. Hall, Esq.	James S. Fleischer, P.C.
Muldoon Murphy & Faucette LLP	Silver, Freedman & Taff, L.L.P.
5101 Wisconsin Avenue, NW	1700 Wisconsin Avenue, N.W.
Washington, DC 20016	Washington, DC 20007
(202) 362-0840	(202) 295-4500

          Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the Merger described in the Proxy Statement-Prospectus.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Calculation of Registration Fee

		Proposed	Proposed
		Maximum	Maximum
Title of Each	Amount	Offering	Aggregate	Amount of
Class of Securities To Be	To Be	Price	Offering	Registration
Registered	Registered(1)	Per Share(2)	Price (2)	Fee (2)

Common Stock, par value $0.01 per share	464,000	N/A	$8,574,720	$694

(1)	Represents the estimated maximum number of shares of common stock issuable by Monarch Community Bancorp, Inc. upon the consummation of the merger with MSB Financial, Inc. and computed based on the estimated maximum number of shares (464,000), that may be exchanged for the securities being registered. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(f)(1), the registration fee for the Monarch Community Bancorp, Inc. common stock is based on the market value of MSB Financial, Inc. common stock, par value $.01 per share, on November 18, 2003 ($18.48). Pursuant to Rule 457(f)(3), the cash portion of the merger consideration to be paid by Monarch Community Bancorp, Inc. in connection with the transaction has been deducted from the value of the securities to be received by Monarch Community Bancorp, Inc. in the transaction.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[MSB LOGO]

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

     The boards of directors of Monarch Community Bancorp, Inc. and MSB Financial, Inc. have agreed to a merger of our companies. In the merger, each share of MSB common stock will be converted into shares of Monarch common stock and $15.04 in cash. Based on the closing price of $                    per share of Monarch common stock on [Recent Date], 2003, each share of MSB common stock would be converted into      shares of Monarch common stock having a value of $               plus $15.04 in cash equaling a total merger consideration value of $          per share. The number of shares of Monarch common stock to be exchanged for each share of MSB common stock, however, will be based on the average closing price of Monarch common stock over a measurement period before the closing of the merger, subject to a maximum and minimum limit as described further in this proxy statement-prospectus. Monarch common stock is listed on the Nasdaq SmallCap Market under the symbol MCBF.

     We cannot complete the merger unless we obtain the necessary government approvals and unless the stockholders of MSB approve the merger agreement. MSB will hold an annual meeting of its stockholders on January 22, 2004 at 10:30 a.m., local time at Schuler’s Restaurant, located at 115 South Eagle Street, Marshall, Michigan to consider and vote on this merger proposal. At the annual meeting, you also will be asked to consider and vote upon the election of two directors of MSB and to ratify the appointment of Crowe Chizek and Company LLC as MSB’s independent auditors for the year ending June 30, 2004. Directors will serve until the merger is completed or, in the event the merger is not completed, until the expiration of their three-year term or until their respective successors are elected and qualified.

     Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger and the transactions contemplated by the merger agreement, FOR the election of directors and FOR the ratification of appointment of Crowe Chizek and Company LLC. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the merger, with no effect on the election of directors or ratification of the appointment of Crowe Chizek and Company LLC.

     This document contains a more complete description of the stockholders’ meeting, the terms of the merger and the procedures for receiving the merger consideration. This document also contains information regarding the business of Monarch and MSB. Please review this entire document carefully, including but not limited to the “Risk Factors” beginning on page      .

     Your board of directors believes that the merger is in your best interests and recommends that you vote in favor of the merger, the election of directors and the ratification of appointment of Crowe Chizek and Company LLC.

Charles B. Cook President and Chief Executive Officer MSB Financial, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement-prospectus or determined if this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

Proxy Statement-Prospectus dated      , 2003
and first mailed to stockholders on or about [Mail Date], 2003

     This document incorporates important business and financial information about MSB from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. You may read and copy these documents at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. See “Where You Can Find More Information” on page      .

     You also may request copies of these documents from MSB. MSB will provide you with copies of these documents, without charge, upon written or oral request to:

MSB Financial, Inc.
107 North Park Street
Marshall, Michigan 49068
Attention: Mary L. LaFountain
Telephone: (269) 781-5103

     In order to receive timely delivery of the documents in advance of the MSB annual meeting of stockholders, you should make your request no later than January 14, 2004.

MSB Financial, Inc.
107 North Park Street
Marshall, Michigan 49068
(269) 781-5103

Notice of Annual Meeting of Stockholders

     On January 22, 2004, MSB Financial will hold its annual meeting of stockholders at Schuler’s Restaurant, located at 115 South Eagle Street, Marshall, Michigan. The meeting will be held at 10:30 a.m., local time. At the meeting, stockholders will consider and act on the following:

1.	The approval of the Amended and Restated Agreement and Plan of Merger, dated as of September 2, 2003, and amended and restated as of September 24, 2003, by and between Monarch Community Bancorp, Inc., Monarch Acquisition Corp. and MSB Financial, Inc., pursuant to which MSB will merge with Monarch Acquisition Corp. and each share of common stock, par value $.01 per share, of MSB will be converted into the right to receive shares of common stock, par value $.01 per share, of Monarch and $15.04 in cash, all on and subject to the terms and conditions contained therein;

2.	The election of two directors;

3.	The ratification of the appointment of Crowe Chizek and Company LLC as independent auditors for MSB for the fiscal year ending June 30, 2004; and

4.	Any other business as may properly come before the meeting or any adjournment or postponement.

     Only stockholders of record at the close of business on November 21, 2003 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement.

By Order of the Board of Directors

Mary L. LaFountain Secretary

Marshall, Michigan
[Mail Date]

     The board of directors unanimously recommends that you vote FOR the proposal to approve the merger agreement, FOR the election of directors and FOR the ratification of independent auditors. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

Table of Contents

Questions and Answers about the Merger	1
Summary
Risk Factors
Comparative Per Share Data
Selected Historical Financial Information
Selected Historical Financial Information for Monarch
Selected Historical Financial Information for MSB
Summary Selected Pro Forma Combined Data
Market Price And Dividend Information
Annual Meeting of MSB Stockholders
Place, Date and Time
Purpose of the Meeting
Who Can Vote at the Meeting; Record Date
Attending the Meeting
Quorum and Vote Required
Shares Held by MSB Officers and Directors and by Monarch
Voting by Proxy
Revocability of Proxies
Solicitation of Proxies
Participants in Marshall Savings Bank’s ESOP
Ownership of MSB Common Stock
Proposal 1 - Approval of the Merger Agreement
The Merger
The Parties to the Merger
Form of the Merger
Conversion of MSB Common Stock
Surrender of Stock Certificates
Treatment of MSB Stock Options
Material Federal Income Tax Consequences of the Merger

Background of the Merger
Recommendation of the MSB Board; MSB“s Reasons for the Merger
Opinion of MSB’s Financial Advisor
No Rights of Dissenting Stockholders
Interests of Our Directors and Officers in the Merger that Differ From Your Interests
Regulatory Approvals Needed to Complete the Merger
Accounting Treatment of the Merger
Resale of Monarch Common Stock
The Merger Agreement
Terms of the Merger
When Will the Merger be Completed
Conditions to Completing the Merger
Conduct of Business Before the Merger
Covenants of MSB and Monarch in the Merger Agreement
Representations and Warranties Made by Monarch and MSB in the Merger Agreement
Terminating the Merger Agreement
Termination Fee
Expenses
Changing the Terms of the Merger Agreement
Board of Directors
Pro Forma Financial Information
A Warning About Forward-Looking Statements
Description of Monarch Common Stock
General
Common Stock
Preferred Stock
Comparison of Rights of Stockholders
Authorized Stock
Voting Rights

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Required Vote for Authorization of Certain
Actions
Dividends
Stockholders’ Meetings
Action by Stockholders Without a Meeting
Board of Directors
Amendment of the Bylaws
Amendment of the Articles of Incorporation
Selected Provisions in the Articles of Incorporation and Bylaws of Monarch
Business Combinations with Interested Stockholders
Limitation on Voting Rights
Evaluation of Offers
Board of Directors
Stockholder Action by Written Consent; Special Meetings of Stockholders
Advance Notice Provisions for Stockholder Nominations and Proposals
Preferred Stock
Amendment of Articles of Incorporation

Proposal 2 - Election of Directors
Information Regarding Board of Directors and Nominees
Board of Directors Meeting and Committees
Report of the Audit Committee of the Board of Directors
Director Compensation
Executive Compensation
Section 16(a) Beneficial Ownership Reporting Compliance
Certain Transactions
Proposal 3 - Ratification of the Appointment of the Independent Auditors
Independent Auditors
Audit and Non-Audit Fees
Stockholder Proposals for the 2004 Proxy Statement
Annual Reports
Legal Matters
Experts
Where You Can Find More Information
MSB SEC Filings (File No. 0-24898)

APPENDIX A	Amended and Restated Agreement and Plan of Merger, dated as of September 2, 2003, and amended and restated as of September 24, 2003, between Monarch Community Bancorp, Inc., Monarch Acquisition Corp. and MSB Financial, Inc.

APPENDIX B	Fairness Opinion of Keefe, Bruyette & Woods, Inc.

APPENDIX C	Financial and Business Information for Monarch Community Bancorp, Inc.

APPENDIX D	MSB Financial, Inc. Annual Report on Form 10-KSB for the Year Ended June 30, 2003 and Quarterly Report on Form 10-QSB for the Quarter Ended September 30, 2003.

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Questions and Answers about the Merger

What am I being asked to vote on and how does my board recommend that I vote?

     You are being asked to vote FOR the approval of the Amended and Restated Agreement and Plan of Merger dated as of September 2, 2003, and amended and restated as of September 24, 2003, providing for the merger of MSB with a wholly owned subsidiary of Monarch. The MSB board of directors has determined that the proposed merger is advisable and in the best interests of MSB stockholders, has approved the merger agreement and recommends that MSB stockholders vote FOR the approval of the merger agreement.

What vote is required to adopt the merger agreement?

     The approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of MSB common stock. As of November 21, 2003, the record date for the annual meeting, directors and executive officers of MSB beneficially owned 357,126 shares of MSB common stock, not including shares that may be acquired upon the exercise of stock options. This equals approximately 27.3% of the outstanding shares of MSB common stock. As of the same date, Monarch directors and executive officers beneficially owned      shares of MSB common stock, or      % of the outstanding shares of MSB common stock. Monarch did not own any shares of MSB common stock on that date. All MSB directors entered into voting agreements with Monarch to vote all shares of MSB common stock owned by them on November 21, 2003 in favor of the proposal to approve the merger agreement.

What will I receive in the merger?

     Under the merger agreement each share of MSB common stock you own will be exchanged for shares of Monarch common stock plus $15.04 in cash. The number of shares of Monarch common stock to be exchanged for each share of MSB common stock will be based on the average closing price of Monarch common stock over a 20 day trading period shortly before the closing of the merger, subject to a maximum and minimum limit as described further in this proxy statement-prospectus.

     Monarch will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of Monarch common stock that you would otherwise be entitled to receive.

How do I exchange my MSB stock certificates?

     You will receive instructions on where and how to surrender your MSB stock certificates from the exchange agent, Registrar and Transfer Company, after the merger is completed. In any event, you should NOT forward your MSB stock certificates with your proxy card.

What should I do now?

     After you have read this document, please indicate on your proxy card how you want to vote. Sign and mail the proxy card in the enclosed postage prepaid envelope as soon as possible, so that your shares will be represented at the annual meeting. If you do not return a properly executed proxy card or do not vote your shares at the annual meeting in person, this will have the same effect as a vote against the approval of the merger agreement.

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If my shares are held in “street name” by my broker, bank or nominee, will my broker, bank or nominee automatically vote my shares for me?

     No. Your broker, bank or nominee will not be able to vote your shares of MSB common stock with respect to the merger proposal unless you provide instructions on how to vote. You should instruct your broker, bank or nominee how to vote your shares by following the procedures your broker provides. If you do not provide instructions to your broker, bank or nominee, your shares will not be voted, and this will have the effect of voting against adoption of the merger agreement. Please check the voting form used by your broker, bank or nominee to see if it offers telephone or internet voting.

Who can help answer my questions?

     If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

Charles B. Cook
President and Chief Executive Officer
MSB Financial, Inc.
107 North Park Street
Marshall, Michigan 49068
Telephone: (269) 781-5103

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Summary

     This summary does not contain all of the information that is important to you. You should carefully read this entire document and the other documents which accompany this document to fully understand the merger. See “Where You Can Find More Information.”

THE COMPANIES

Monarch Community Bancorp, Inc. 375 North Willowbrook Road Coldwater, Michigan 49036 (517) 278-4566	Monarch is the savings and loan holding company for Monarch Community Bank. Monarch Community Bank operates five banking offices in southern Michigan. At September 30, 2003, Monarch had total assets of $208.5 million, deposits of $111.1 million and stockholders’ equity of $37.2 million.

For information on Monarch’s business and financial statements and a discussion of Monarch’s recent results of operations, see Appendix C.

MSB Financial, Inc. 107 North Park Street Marshall, Michigan 49068 (269) 781-5103	MSB is the savings and loan holding company for Marshall Savings Bank, F.S.B. Marshall Savings Bank operates three banking offices in southern Michigan. At September 30, 2003, MSB had total assets of $98.3 million, deposits of $70.5 million and stockholders’ equity of $15.4 million.

For financial statements and a discussion of MSB’s results of operations for the year ended June 30, 2003 and the three months ended September 30, 2003, see Appendix D for MSB’s Annual Report on Form 10-KSB for the year ended June 30, 2003 and Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.

THE ANNUAL MEETING

Place, Date and Time (page )	An annual meeting of stockholders of MSB will be held at Schuler’s Restaurant, located at 115 South Eagle Street, Marshall, Michigan on January 22, 2004 at 10:30 a.m., local time.

Purpose of the Meeting (page )	At the annual meeting, MSB stockholders will be asked to:

	•	approve the Amended and Restated Agreement and Plan of Merger, by and between Monarch, Monarch Acquisition Corp. and MSB;

	•	elect two directors (the nominees to be elected at this annual meeting will serve until the consummation of the merger, or if the merger is not consummated, for a term

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of three years or until their respective successors are elected and qualified);

•	ratify the appointment of Crowe Chizek and Company LLC as the independent auditors of MSB for the fiscal year ending June 30, 2004; and

•	transact any other business that may properly come before the meeting.

Who Can Vote at the Meeting (page )	You can vote at the annual meeting of MSB stockholders if you owned MSB common stock at the close of business on November 21, 2003. You will be able to cast one vote for each share of MSB common stock you owned at that time. As of November 21, 2003, there were 1,306,733 shares of MSB common stock outstanding.

What Vote is Required for Approval of the Merger Agreement (page )	In order to approve the merger agreement, the holders of at least a majority of the outstanding shares of MSB common stock entitled to vote must vote in its favor. Directors are elected by a plurality of the votes cast. Ratification of the appointment of Crowe Chizek and Company LLC as MSB’s independent auditors requires the affirmative vote of a majority of shares voted.

You can vote your shares by attending the annual meeting and voting in person or by completing and mailing the enclosed proxy card. As of November 21, 2003, the record date for the annual meeting, directors and executive officers of MSB beneficially owned 357,126 shares of MSB common stock, not including shares that may be acquired upon the exercise of stock options. This equals approximately 27.3% of the outstanding shares of MSB common stock. As of the same date, Monarch directors and executive officers beneficially owned shares of MSB common stock, or % of the outstanding shares of MSB common stock. Monarch did not own any shares of MSB common stock on that date. All MSB directors entered into voting agreements with Monarch to vote all shares of MSB common stock owned by them on November 21, 2003 in favor of the proposal to approve the merger agreement.

THE MERGER

Overview of the Transaction (page )	We propose a business combination in which MSB will merge with a wholly owned subsidiary of Monarch, with MSB as the surviving entity and a wholly owned subsidiary of Monarch following the merger. After completion of the

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merger, it is expected that MSB will be dissolved. In connection with the dissolution of MSB, Marshall Savings Bank will merge with and into Monarch Community Bank, with Monarch Community Bank as the surviving financial institution.

Each MSB Share Will Be Exchanged for Shares of Monarch and $15.10 in Cash (page )	As an MSB stockholder, upon the closing of the merger, each of your shares of MSB common stock will automatically be converted into the right to receive shares of Monarch common stock and $15.04 in cash. The number of shares of Monarch common stock to be exchanged for each share of MSB common stock will be based on the average closing price of Monarch common stock over a 20 day trading period shortly before the closing of the merger as follows:

If the average closing price
of Monarch common stock
during the measurement	then MSB stockholders will receive,
period is:	in exchange for each MSB share:

• $10.60 or less	•	0.3547 shares of Monarch common stock

• between $10.60 and $16.60	•	a number of shares equal to $3.76 divided by the average closing price

• $16.60 or more	•	0.2265 shares of Monarch commonstock

On [Recent Date], 2003, Monarch common stock closed at $ per share on the Nasdaq SmallCap Market. If this were the average closing price of Monarch common stock during the measurement period, then, because the price is between $10.60 and $16.60, each share of MSB common stock would be converted into shares of Monarch common stock having a value of $3.76 plus $15.04 in cash equaling a total merger consideration value of $18.80 per share.

Comparative Market Prices and Share Information (page )	The following table shows the closing price per share of Monarch common stock, MSB common stock and the per share merger consideration value giving effect to the merger on (1) August 29, 2003, which is the last business day preceding the public announcement of the proposed merger; and (2) [Recent Date], 2003, which is the last practicable trading day before the printing of this document. The per share merger consideration value was computed by multiplying the price of Monarch common stock by the exchange ratio that would be used if the average closing price of Monarch common

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stock during the measurement period were equal to the closing price of Monarch common stock on the date indicated and adding the $15.04 cash component of the merger consideration.

Per Share
	Monarch	MSB	Merger
	Common	Common	Consideration
	Stock	Stock	value

August 29, 2003	$14.50	$16.50	$18.80
[Recent Date], 2003	$	$	$

Tax Consequences of the Merger (page )	The merger will be a taxable transaction for all holders of MSB common stock. As a result, the cash and Monarch common stock that you receive in the merger for your shares of MSB common stock will be taxable under United States federal income tax law and also may be taxable under applicable state, local, and other laws. In general, you will recognize gain or loss equal to the difference between (1) the tax basis of your shares of MSB common stock, and (2) the fair market value of the cash and Monarch common stock you receive in the merger.

This tax treatment may not apply to all MSB stockholders. Determining the actual tax consequences of the merger to you can be complicated. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you

MSB’s Board of Directors Recommends That Stockholders Approve the Merger	MSB’s board of directors believes that the terms of the merger are advisable and in the stockholders’ best interests, and unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

For a discussion of the circumstances surrounding the merger and the factors considered by MSB’s board of directors in approving the merger agreement, see page .

MSB’s Financial Advisor Believes the Merger Consideration Is Fair to Stockholders (page )	Keefe, Bruyette & Woods, Inc. has delivered to MSB’s board of directors its opinion that, as of the date of this document, the merger consideration is fair to the holders of MSB common stock from a financial point of view. A copy of this opinion is provided as Appendix B to this document. You should read this opinion and the description of it in this proxy statement-prospectus completely to understand the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review made by Keefe, Bruyette & Woods in providing this opinion. MSB has agreed to pay Keefe, Bruyette & Woods, a success fee of

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1% of the deal value as of the closing of the merger, expected to be approximately $250,000, plus expenses for its services in connection with the merger.

You Do Not Have Dissenters’ Rights in the Merger (page )	You are not entitled under applicable provisions of Maryland law to appraisal, dissenters’ or similar rights as a result of the merger.

Interests of MSB’s Directors and Officers in the Merger That Differ From Your Interests (page )	Some of MSB’s directors and officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in MSB. The members of MSB’s board of directors knew about these additional interests, and considered them, when they approved the merger. These include:

	•	a $454,461 payment, to be paid upon completion of the merger, to Charles B. Cook, President and Chief Executive Officer of MSB, in connection with the termination of his current employment agreement and pursuant to a letter agreement between Charles B. Cook, MSB, Marshall Savings Bank and Monarch;

	•	a one-year employment agreement between Monarch Community Bank and Charles B. Cook, which will go into effect upon completion of the merger;

	•	a two-year employment agreement between Monarch Community Bank and Eric C. Cook, Vice President and Chief Operating Officer of Marshall Savings Bank and son of Charles B. Cook, which will go into effect upon completion of the merger;

	•	the cash consideration to be received in connection with the cancellation of all outstanding MSB stock options;

	•	the termination of the Marshall Savings Bank employee stock ownership plan and allocation of the remaining cash to the plan participants;

	•	provisions in the merger agreement relating to the indemnification of directors and officers and insurance for directors and officers of MSB for events occurring before the merger; and

	•	the appointment of two directors of MSB ( and ) to the boards of directors of Monarch and Monarch Community Bank.

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Regulatory Approval Needed to Complete the Merger (page )	We cannot complete the merger unless it is first approved by the Office of Thrift Supervision. Monarch has filed the required application with the Office of Thrift Supervision. As of the date of this document, we have not received the approval of the Office of Thrift Supervision. While we do not know of any reason why we would not be able to obtain this approval in a timely manner, we cannot be certain when or if we will receive it.

Purchase Accounting Treatment (page )	Monarch will account for the merger using the purchase method accounting. Under this method of accounting, Monarch will record the fair market value of MSB’s assets and liabilities on its financial statements. The difference between the purchase price paid by Monarch and the fair market value of MSB’s tangible and identifiable intangible assets net of its liabilities will be recorded on Monarch’s books as “goodwill.”

THE MERGER AGREEMENT

A copy of the merger agreement is provided as Appendix A to this proxy statement-prospectus and is incorporated by reference into this proxy statement-prospectus. Please read the entire merger agreement carefully. It is the legal document that governs the merger.

Conditions to Completing the Merger (page )	The completion of the merger depends on a number of conditions being met. These conditions include:

• approval of the merger agreement by MSB’s stockholders;

• approval of the merger by regulatory authorities; and

• the continued accuracy of certain representations and warranties made on the date of the merger agreement.

We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Dividend Limits (page )	MSB has agreed that, until completion of the merger and unless permitted by Monarch, it will not pay any cash or stock dividends or make any other distribution on its capital stock, other than regular quarterly cash dividends on MSB common stock not in excess of $0.115 per share.

Agreement Not to Solicit Other Proposals (page )	MSB has agreed not to solicit, initiate, encourage or facilitate any acquisition proposal with a third party, negotiate or discuss an acquisition proposal with a third party or enter into any agreement that would require it to

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abandon or terminate the merger with Monarch. Despite these agreements, the board of directors of MSB may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that the MSB board of directors:

	•	after receipt of advice from outside legal counsel, in good faith, determines that failure to take such action is reasonably likely to result in a violation of its fiduciary duties to MSB stockholders; and

	•	after consultation with its financial advisor, determines in good faith that the transaction presented by such unsolicited acquisition proposal is a more favorable transaction than the transaction contemplated by the merger agreement with Monarch.

Terminating the Merger Agreement (page )	Monarch and MSB can agree at any time not to complete the merger, even if MSB’s stockholders have approved it. Also, either of us can decide, without the consent of the other, to terminate the merger agreement if:

	•	the stockholders of MSB do not approve the merger;

	•	a required regulatory approval is denied or a governmental authority blocks the merger;

	•	we do not complete the merger by May 31, 2004 unless failure to complete the merger by that time is due to a misrepresentation, breach of a warranty or failure to fulfill a covenant by the party seeking to terminate the agreement; or

	•	the other party makes a misrepresentation, breaches a warranty or fails to satisfy or fulfill a covenant that cannot be cured within a specified time and that would have a material adverse effect on the party seeking to terminate the merger agreement.

Monarch may also terminate the merger agreement if the MSB board of directors withdraws or revises its recommendation to its stockholders to approve the merger agreement.

In addition, MSB may terminate the merger agreement if, in response to a superior offer by a third party, the MSB board of directors determines in good faith, based on advice of outside legal counsel, that failure to terminate the merger with Monarch is reasonably likely to result in a breach of its

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fiduciary duties to MSB stockholders, provided MSB provides notice to Monarch of the superior proposal and MSB negotiates in good faith with Monarch to make adjustments to the merger agreement to enable MSB to proceed with the merger with Monarch.

Termination Fee (page )	MSB must pay Monarch a termination fee of $1.2 million if Monarch terminates the merger agreement as a result of the failure of MSB’s board of directors to recommend approval of the merger or the withdrawal, qualification or revision of its recommendation to approve the merger.

MSB must pay Monarch a termination fee of $1.2 million if MSB terminates the agreement as a result of the receipt of a superior proposal.

MSB must pay Monarch a termination fee of $1.2 million if within 24 months after the merger agreement is terminated, MSB consummates or enters into any agreement with respect to an acquisition proposal and if the merger agreement is terminated under either of the following circumstances:

• if Monarch terminates the merger agreement as a result of a willful breach of the merger agreement by MSB, and an acquisition proposal from a third party has been publicly announced, disclosed or communicated or made known to MSB at any time after the date of the merger agreement and prior to the date of termination; or

• if either party terminates the merger agreement as a result of the failure of MSB’s stockholders to approve the merger, and an acquisition proposal from a third party has been publicly announced, disclosed or communicated or made known to MSB at any time after the date of the merger agreement and prior to the date of the MSB annual meeting.

Under no circumstances will MSB be required to pay more than $1.2 million in the aggregate under the termination fee provisions.

We May Amend the Terms of the Merger and Waive Some Conditions (page )	We can agree to amend the merger agreement, and each of us can waive our right to require the other party to adhere to the terms and conditions of the merger agreement, where the law allows. However, if the MSB stockholders approve the merger agreement, they must approve any amendment or waiver that reduces or changes the consideration to be received by the MSB stockholders in the merger.

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Risk Factors

     In addition to the other information included in this proxy statement-prospectus (including the matters addressed in “A Warning About Forward-Looking Statements”), you should carefully consider the matters described below in determining whether to approve the merger agreement.

Because the market price of Monarch common stock may fluctuate, you cannot be sure of the market value of the Monarch common stock that you will receive in the merger

     Upon the closing of the merger, each of your shares of MSB common stock will automatically be converted into shares of Monarch common stock and $15.04 in cash. The number of shares of Monarch common stock to be exchanged for each share of MSB common stock will be based on the average closing price of Monarch common stock over a 20 day trading period shortly before the closing of the merger, subject to a maximum and minimum limit as described further in this proxy statement-prospectus. Outside of these limits, changes in the price of Monarch common stock from the date of the merger agreement and from the date of this proxy statement-prospectus may affect the market value of Monarch common stock that you will receive in the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Monarch’s businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond Monarch’s control.

The price of Monarch common stock might decrease after the merger

     Following the merger, you will become a stockholder of Monarch. Monarch common stock could decline in value after the merger. For example, during the twelve-month period ending on [Recent Date], 2003 (the most recent practicable date prior to the printing of this proxy statement-prospectus), the closing price of Monarch common stock varied from a low of $     to a high of $      and ended that period at $     . The market value of Monarch common stock fluctuates based upon general market and economic conditions, Monarch’s business and prospects and other factors.

Directors and officers of MSB have potential conflicts of interest in the merger

     You should be aware that some directors and officers of MSB have interests in the merger that are different from, or in addition to, the interests of MSB stockholders generally. For example, certain executive officers have entered into agreements that provide for either severance payments or continued employment following the merger. These agreements may create potential conflicts of interest. These and certain other additional interests of MSB’s directors and officers may cause some of these persons to view the proposed transaction differently than you view it.

The opinion obtained by MSB from its financial advisor will not reflect changes in circumstances prior to the merger

     On September 2, 2003, and as updated on the date of this proxy statement-prospectus, Keefe, Bruyette & Woods delivered to the MSB board its opinion as to the fairness from a financial point of view to the stockholders of MSB, as of that date, of the aggregate merger consideration to be received by them under the merger agreement. This opinion did not reflect changes that may occur or may have occurred after the date of this document, to the operations and prospects of Monarch or MSB, general market and economic conditions and other factors. Moreover, MSB does not intend to request an updated opinion from Keefe, Bruyette & Woods. As a result of the foregoing, MSB stockholders should

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be aware that the opinion of Keefe, Bruyette & Woods does not address the fairness of the aggregate merger consideration at any time other than as of the date of this document.

Monarch may experience difficulties in managing its growth and in effectively integrating MSB.

     There can be no assurances that Monarch will be able to adequately and profitably manage its growth, and effectively integrate the operations of MSB. Acquiring MSB will involve risks commonly associated with acquisitions, including:

•	potential exposure to liabilities of MSB;

•	difficulty and expense of integrating the operations and personnel of MSB;

•	potential disruption to the business of Monarch;

•	potential diversion of the time and attention of management of Monarch; and

•	impairment of relationships with, and the possible loss of, key employees and customers of MSB.

MSB’s stockholders will not control Monarch’s future operations.

     MSB’s stockholders collectively own 100% of MSB and, in the aggregate, have the absolute power to approve or reject any matters requiring the adoption or approval of stockholders under Maryland law and MSB’s certificate of incorporation. Following the merger, it is expected that MSB stockholders in the aggregate will become the owners of approximately      % of the outstanding shares of Monarch common stock. Accordingly, even if all of the former MSB stockholders voted in concert on all matters presented to Monarch stockholders from time to time, the former MSB stockholders would not have a significant impact on whether future Monarch proposals are approved or rejected.

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Comparative Per Share Data

     The following table shows information about our income per common share, dividends per share and book value per share, and similar information as if the merger had occurred on the date indicated (which we refer to as “pro forma” information). In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods and made certain other assumptions. See “Pro Forma Financial Information.”

     The information listed as “per equivalent MSB share” was obtained by multiplying the pro forma amounts by an assumed exchange ratio of 0.2515 based on the closing price of $14.95 per share of Monarch common stock on September 30, 2003. Because the exchange ratio will be based on the price of Monarch common stock during a measurement period prior to the completion of the merger, the actual exchange ratio may be more or less than 0.2515. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

     The information in the following table is based on, and should be read together with, the historical financial information that we have presented in this document. See “Pro Forma Financial Information.”

					Per
	Monarch	MSB	Pro Forma		Equivalent
	Historical	Historical	Combined		MSB Share(1)

Book value per share:
At September 30, 2003	$15.49	$11.81	$15.42	(1)	$3.88 (6)
Cash dividends declared per share:
Nine months ended September 30, 2003	$0.15	$0.35	$0.15	(2)	$0.04
Year ended December 31, 2002	—	0.42	—	(2)	—
Basic net income per share:
Nine months ended September 30, 2003(3)(4)	$0.27	$0.95	$0.54		$0.14
Year ended December 31, 2002(3)(4)(5)	N/A	1.19	0.70		0.18
Diluted net income per share:
Nine months ended September 30, 2003(4)(5)	$0.27	$0.94	$0.54		$0.14
Year ended December 31, 2002(3)(4)(5)	N/A	1.17	0.70		0.18

(1)	The pro forma combined book value per share of Monarch common stock is based upon the pro forma combined common stockholders’ equity for Monarch and MSB divided by total pro forma common shares of the combined entities.

(2)	Pro forma dividends per share represent Monarch’s historical dividends per share.

(3)	Because Monarch has a December 31 fiscal year end and MSB has a June 30 fiscal year end, MSB’s historical information has been adjusted to correspond to Monarch’s fiscal year end. For the year ended December 31, 2002, MSB’s historical information was calculated by adding the results for the six months ended December 31, 2002 and the results for the six months ended June 30, 2002. For the nine months ended September 30, 2003, MSB’s historical information was calculated by adding the results for the three months ended September 30, 2003 and for the six months ended June 30, 2003.

(4)	Pro forma combined net income per share is based upon the pro forma combined net income of Monarch and MSB.

(5)	Earnings per share data does not apply to Monarch for the year ended December 31, 2002, since Monarch Community Bank was a mutual savings and loan association with no stock outstanding until August 29, 2002. Accordingly, the pro forma statement of income for the year ended December 31, 2002 does not present earnings per share of Monarch.
(6)	Does not reflect $15.04 in cash to be paid to MSB stockholders.

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Selected Historical Financial Information

     The following tables show summarized historical financial data for Monarch and MSB. You should read this summary financial information in connection with Monarch’s and MSB’s historical financial information. Financial information for Monarch for periods before 2002 reflects Monarch Community Bank (formerly known as Branch County Federal Savings and Loan Association of Coldwater) only, as Monarch did not commence operations until August 29, 2002.

     The audited financial statements of Monarch and the unaudited financial statements for Monarch for the nine months ended September 30, 2003 and 2002 are included in Appendix C. The audited financial statements of MSB are included in MSB’s Annual Report on Form 10-KSB and the unaudited financial statements of MSB for the three months ended September 30, 2003 and 2002 are included in MSB’s Quarterly Report on Form 10-QSB, both of which are included in Appendix D.

     Unaudited financial statements for Monarch for the nine months ended September 30, 2003 and 2002 and for MSB for the three months ended September 30, 2003 and 2002 include normal, recurring adjustments necessary to fairly present the data for those periods. The unaudited data are not necessarily indicative of expected results of a full year’s operation.

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Selected Historical Financial Information for Monarch

	At or For the Nine
	Months Ended		At or For the Year Ended
	September 30,		December 31,

	2003	2002	2002	2001*

	(In thousands, except per share data)
Financial Condition Data:
Total assets	$208,547	$196,209	$197,985	$168,684
Loans receivable, net	145,897	140,837	145,162	137,721
Trading securities at fair value	—	—	—	258
Investment securities	18,103	1,329	17,434	367
Overnight deposits	23,536	31,180	16,063	12,035
Deposits	111,117	101,123	106,744	105,698
Federal Home Loan Bank advances	57,500	55,500	52,500	45,500
Equity	37,234	36,292	36,949	15,365
Operating Data:
Total interest income	$9,217	$9,721	$12,931	$14,470
Total interest expense	4,578	4,904	6,466	8,117

Net interest income	4,639	4,817	6,465	6,353
Provision for loan losses	1,157	277	397	1,039

Net interest income after provision for loan losses	3,482	4,540	6,068	5,314
Fees and service charges	724	675	1,154	1,227
Gains on sales of loans, mortgage-backed securities and investment securities	1,489	504	998	1,170
Other non-interest income	240	140	7	85

Total non-interest income	2,453	1,319	2,159	2,482
Total non-interest expense	5,507	4,893	6,798	6,738

Income before taxes	878	966	1,429	1,058
Income tax provision	247	334	415	299

Net income	$631	$632	$1,014	$759

Per Share Data:
Basic earnings per share(1)	$0.27	$—	$—	$—
Diluted earnings per share(1)	0.27	—	—	—
Dividends per share	0.15	—	—	—
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.40%	0.47%	0.54%	0.44%
Return on equity (ratio of net income to average equity)	2.27%	4.17%	4.08%	5.05%
Average interest rate spread during period	2.71%	3.75%	3.58%	3.69%
Net interest margin(2)	3.16%	3.95%	3.85%	3.89%
Ratio of operating expense to average total assets	3.20%	3.65%	3.72%	3.87%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.15	1.05	1.07	1.04
Efficiency ratio(3)	70.4%	78.7%	75.1%	74.1%
Asset Quality Ratios:
Non-performing assets to total assets and end of period	2.57%	2.23%	2.53%	3.29%
Non-performing loans to total loans	2.02%	1.37%	2.04%	2.16%
Allowance for loan losses to non-performing loans	83.82%	89.29%	58.71%	56.57%
Allowance for loan losses to loans receivable, net	1.67%	1.23%	1.18%	1.20%

*	Operating as a mutual institution

(1)	Earnings per share data from August 29, 2002 (the date of the mutual-to-stock conversion) to December 31, 2002 is not meaningful due to the shortness of the period and, accordingly, has not been presented.

(2)	Net interest income divided by average-earning assets.

(3)	Total noninterest expenses, excluding real estate owned and repossessed property expense, as a percentage of net interest income and total noninterest income.

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Selected Historical Financial Information for MSB

	At or For the
	Three Months Ended		At or For the Year
	September 30,		Ended June 30,

	2003	2002	2003	2002

	(In thousands, except per share data)
Financial Condition Data:
Total assets	$98,330	$103,823	$103,213	$108,155
Loans, net	73,767	80,775	72,695	83,338
Loans held for sale	140	1,547	1,446	90
Investment securities	12,154	7,241	15,920	11,147
FHLB stock	1,463	1,427	1,446	1,427
Deposits	70,493	72,858	72,805	74,340
FHLB advances	10,108	13,266	11,301	15,438
Shareholders’ equity	15,438	14,179	15,230	16,058
Operating Data:
Total interest income	$1,336	$1,685	$6,316	$6,886
Total interest expense	444	638	2,152	2,980

Net interest income	892	1,047	4,164	3,906
Provision for loan losses	30	15	190	73

Net interest income after provision for loan losses	862	1,032	3,974	3,833
Loan servicing fees and service charges on deposits	57	85	216	317
Gain on sale of loans	341	304	1,547	716
Other noninterest income	138	169	582	376

Total noninterest income	536	558	2,345	1,409
Total noninterest expense	893	877	3,533	3,078

Income before federal income taxes	505	713	2,786	2,164
Federal income tax expense	174	244	969	713

Net income	$331	$469	$1,817	$1,451

Per Share Data:
Basic income per share	$0.26	$0.38	$1.43	$1.19
Diluted income per share	0.25	0.37	1.42	1.17
Dividends per share	0.115	2.11	2.45	0.405
Performance Ratios:
Return on assets (ratio of net income to average total assets)	1.32%	1.76%	1.76%	1.49%
Return on shareholders’ equity (ratio of net income to average equity)	8.60%	11.96%	12.04%	9.24%
Average interest rate spread during period	4.13%	3.96%	4.11%	3.71%
Net interest margin(1)	4.61%	4.34%	4.45%	4.30%
Ratio of operating expense to average total assets	3.56%	3.29%	3.44%	3.17%
Ratio of average interest-earning assets to average interest-bearing liabilities	117.17%	114.43%	114.97%	118.12%
Asset Quality Ratios:
Nonperforming loans to total gross loans	1.39%	0.55%	1.19%	0.82%
Nonperforming assets to total assets at end of period	1.46%	1.52%	1.21%	1.42%
Allowance for loan losses to non-performing loans	65.18%	112.25%	69.38%	78.36%
Allowance for loan losses to loans receivable, net	0.90%	0.63%	0.85%	0.66%

(1)	Net income divided by average interest-earning assets.

(2)	Total noninterest expenses, excluding real estate owned and repossessed property expense, as a percentage of net interest income and total noninterest income.

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Summary Selected Pro Forma Combined Data

     The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the periods presented, in the case of balance sheet information, and at the beginning of each period presented, in the case of income statement information. The pro forma information reflects the purchase method of accounting.

     We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and an opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the new company would have been had our companies been combined during these periods.

     Because Monarch has a December 31 fiscal year end and MSB has a June 30 fiscal year end, MSB’s historical information has been adjusted to correspond to Monarch’s fiscal year end. For the year ended December 31, 2002, MSB’s historical information was calculated by adding the results for the six months ended December 31, 2002 and the results for the six months ended June 30, 2002. For the nine months ended September 30, 2003, MSB’s historical information was calculated by adding the results for the three months ended September 30, 2003 and the results for the six months ended June 30, 2003.

     You should read this summary pro forma information in conjunction with the information under “Pro Forma Financial Information” and with the historical information in this document on which it is based.

	Nine Months
	Ended	Year Ended
	September 30,	December 31,
	2003	2002

	(In thousands, except per share data)
Pro forma combined income statement data:
Interest income	$13,295	$19,042
Interest expense	6,147	9,243

Net interest income	7,148	9,799
Provision for loan losses	1,312	486

Net interest income after provision for loan losses	5,836	9,313
Non-interest income	4,566	4,308
Non-interest expense	8,321	10,926

Income before income taxes	2,081	2,695
Income taxes	665	850

Net income	$1,416	$1,845

Pro forma per share data:
Basic net income	$0.54	$0.70
Diluted net income	$0.54	$0.70

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September 30,
2003

(In thousands)
Pro forma combined balance sheet data:
Total assets	$298,137
Loans receivable, net	220,716
Deposits	182,127
Total stockholders’ equity	42,101

Market Price And Dividend Information

     Monarch common stock is listed on the Nasdaq SmallCap Market under the symbol “MCBF.” MSB common stock is listed on the Nasdaq SmallCap Market under the symbol “MSBF.”

     The following table lists the high and low bid prices per share for Monarch common stock and MSB common stock and the cash dividends per share declared by Monarch and MSB for the periods indicated. All amounts have been adjusted for prior stock dividends and stock splits.

	Monarch Common Stock			MSB Common Stock

	High	Low	Dividends	High		Low		Dividends

2001
Quarter ended March 31, 2001	$–	$–	$–	$		$		$
Quarter ended June 30, 2001	–	–	–
Quarter ended September 30, 2001	–	–	–		12.39		9.70		0.095
Quarter ended December 31, 2001	–	–	–		11.10		0.75		0.100
2002
Quarter ended March 31, 2002	$–	$–	$–		$13.00		$10.45		$0.100
Quarter ended June 30, 2002	–	–	–		13.40		12.00		0.100
Quarter ended September 30, 2002	11.90	10.01	–		15.99		11.26		2.110
Quarter ended December 31, 2002	11.98	10.25	–		11.98		11.20		0.110
2003
Quarter ended March 31, 2003	$12.39	$11.03	$0.05		$13.50		$11.00		$0.115
Quarter ended June 30, 2003	14.32	12.25	0.05		14.89		12.00		0.115
Quarter ended September 30, 2003	16.88	13.50	0.05		18.50		14.50		0.115
Quarter ended December 31, 2003
(through [Recent Date], 2003)

*Monarch common stock began trading on August 29, 2002.

     You should obtain current market quotations for Monarch common stock as the market price of Monarch common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.

     As of November 21, 2003, there were approximately 421 holders of record of Monarch common stock. As of November 21, 2003, there were approximately 421 holders of record of MSB common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms.

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     Following the merger, the declaration of dividends will be at the discretion of Monarch’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Monarch, applicable state law and government regulations and other factors deemed relevant by Monarch’s board of directors. Federal law limits the ability of Monarch Community Bank and Marshall Savings Bank to pay dividends to Monarch. The merger agreement restricts cash dividends payable on MSB common stock pending consummation of the merger. See “The Merger Agreement—Conduct of Business Before the Merger.”

Annual Meeting of MSB Stockholders

Place, Date and Time

     The meeting will be held at Schuler’s Restaurant, located at 115 South Eagle Street, Marshall, Michigan on January 22, 2004 at 10:30 a.m., local time.

Purpose of the Meeting

     The purpose of the meeting is to consider and vote on the following:

•	the approval of the merger agreement;

•	the election of two directors (the nominees to be elected at this annual meeting will serve until the consummation of the merger, or if the merger is not consummated, for a term of three years or until their respective successors are elected and qualified);

•	the ratification of the appointment of Crowe Chizek and Company LLC as the independent auditors of MSB for the year ending June 30, 2004; and

•	to act on any other matters brought before the meeting.

Who Can Vote at the Meeting; Record Date

     You are entitled to vote your MSB common stock if the records of MSB showed that you held your shares as of the close of business on November 21, 2003. As of the close of business on that date, a total of 1,306,733 shares of MSB common stock were outstanding. Each share of common stock has one vote. As provided in MSB’s articles of incorporation, record holders of MSB’s common stock who beneficially own, either directly or indirectly, in excess of 10% of MSB’s outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.

Attending the Meeting

     If you are a beneficial owner of MSB common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker indicating that you were the beneficial owner of MSB common stock on November 21, 2003, the record date for voting, are examples of proof of ownership. If you want to vote your shares of MSB common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

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Quorum and Vote Required

     Quorum. The annual meeting will be held if at least one-third of the outstanding shares of common stock entitled to vote is represented in person or by proxy at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the merger agreement and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

     Vote Required. Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of MSB common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes will have the same effect as a vote against the merger agreement. Directors are elected by a plurality of the votes cast. Votes withheld will have no effect on the election of directors. Ratification of the appointment of Crowe Chizek and Company LLC as MSB’s independent auditors requires the affirmative vote of a majority of the shares cast. Abstentions will have no effect on this proposal.

Shares Held by MSB Officers and Directors and by Monarch

     As of November 21, 2003, the record date for the annual meeting, directors and executive officers of MSB beneficially owned 357,126 shares of MSB common stock, not including shares that may be acquired upon the exercise of stock options. This equals approximately 27.3% of the outstanding shares of MSB common stock. As of the same date, Monarch directors and executive officers beneficially owned      shares of MSB common stock, or      % of the outstanding shares of MSB common stock. Monarch did not own any shares of MSB common stock on that date. All MSB directors entered into voting agreements with Monarch to vote all shares of MSB common stock owned by them on November 21, 2003 in favor of the proposal to approve the merger agreement.

Voting by Proxy

     The board of directors of MSB is sending you this document for the purpose of requesting that you allow your shares of MSB common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of MSB common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by MSB’s board of directors. MSB’s board of directors unanimously recommends a vote “FOR” approval of the merger agreement, “FOR” the election of directors and “FOR” the ratification of appointment of Crowe Chizek and Company LLC.

     If any matters not described in this document are properly presented at the annual meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting in order to solicit additional proxies. However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of an

20

adjournment or postponement to solicit additional votes in favor of the merger agreement. MSB does not know of any other matters to be presented at the meeting.

     If your MSB common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this document.

Revocability of Proxies

     You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Secretary of MSB in writing before your common stock has been voted at the annual meeting, deliver proxy instructions with a later date, or attend the meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

Solicitation of Proxies

     MSB will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of MSB may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. MSB will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. MSB has retained Regan & Associates, Inc. to assist in soliciting proxies for a fee of $2,500.

Participants in Marshall Savings Bank’s ESOP

     If you participate in the Marshall Savings Bank Employee Stock Ownership Plan, you will receive a voting instruction form that reflects all shares you may vote under the plan. Under the terms of the employee stock ownership plan, all shares held in the employee stock ownership plan are voted by the employee stock ownership plan trustee, but each participant in the employee stock ownership plan may direct the trustee how to vote the shares of MSB common stock allocated to his or her employee stock ownership plan account. When properly executed voting instructions are returned to the employee stock ownership plan trustee with no specific instructions as to how to vote at the meeting, the employee stock ownership plan trustee will vote the shares FOR each of the proposals. As for allocated shares that the trustee does not receive timely voting instructions, the trustee will not vote those shares. Unallocated shares of MSB common stock held by the employee stock ownership plan trust will be voted by the trustee in the same proportion as shares for which the trustee has received voting instructions, subject to the exercise of its fiduciary duties. The deadline for returning your voting instructions to the trustee is January 15, 2004.

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Ownership of MSB Common Stock

     The following table sets forth, as of the record date of November 21, 2003, the information regarding share ownership of:

•	those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of MSB common stock;

•	each director and director nominee of MSB;

•	each executive officer of MSB named in “Proposal II – Election of Directors – Executive Compensation” below, and

•	all current directors and executive officers of MSB as a group.

     The persons named in the table have sole voting power for all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and except as indicated in the footnotes to the table. The address of each of the beneficial owners, except where otherwise indicated, is the same as the address of MSB.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after November 21, 2003, are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

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	Shares	Percent
	Beneficially	of
Beneficial Owners	Owned(1)	Class

MSB Financial, Inc. Employee Stock Ownership Plan(2)	113,659	8.70%
Park and Kalamazoo Avenue, NE
Marshall, Michigan 49068
Charles B. Cook, Director and Chief Executive Officer(3)	136,411	10.36%
Richard L. Dobbins, Director(4)	73,173	5.56%
Karl F. Loomis, Director	27,410	2.08%
Martin L. Mitchell, Director(5)	45,700	3.47%
J. Thomas Schaeffer, Director(6)	64,865	4.93%
John W. Yakimow, Director(7)	67,722	5.14%
Directors and executive officers of the MSB Financial and Marshall Savings as a group (6 persons)(8)	415,281	30.43%

(1)	Except as otherwise noted in these footnotes, the nature of beneficial ownership for shares reported in this table is sole voting and investment power. Included in the shares beneficially owned by the named individuals are options to purchase shares of MSB common stock as follows: Mr. Cook - 9,693 shares; Mr. Dobbins - 9,693; Mr. Loomis - 9,692 shares; Mr. Mitchell - 9,692 shares; Mr. Schaeffer - 9,692 shares, and Mr. Yakimow - 9,693 shares.

(2)	Represents shares held by the ESOP. Of these shares, 103,847 shares have been allocated to accounts of participants. Pursuant to the terms of the ESOP, each ESOP participant has the right to direct the voting of shares of MSB common stock allocated to his or her account. First Bankers Trust Company, N.A., Quincy, Illinois, as the ESOP trustee, may be deemed to beneficially own the shares held by the ESOP that have not been allocated to the accounts of participants. Unallocated shares will be voted in the manner directed by the majority of the ESOP participants who directed the trustee as to the voting of their allocated shares in the ESOP with respect to each such proposal.

(3)	Includes 5,749 shares held solely by Mr. Cook’s spouse and 26,995 shares allocated to Mr. Cook’s account under the ESOP.

(4)	Includes 1,998 shares held solely by Mr. Dobbins’ spouse.

(5)	Includes 352 shares held solely by Mr. Mitchell’s spouse.

(6)	Includes 1,324 shares held solely by Mr. Schaeffer’s spouse.

(7)	Includes 26,851 shares held solely by Mr. Yakimow’s spouse.

(8)	Includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain of the group members’ families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment powers. This amount also includes options to purchase 58,155 shares of MSB common stock granted to directors and executive officers.

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Proposal 1 - Approval of the Merger Agreement

The Merger

     The following discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement-prospectus as Appendix A. You should read the entire merger agreement carefully. It is the legal document that governs the merger.

The Parties to the Merger

     Monarch Community Bancorp, Inc. Monarch was organized as a Maryland corporation in 2002 to be the savings and loan holding company for Monarch Community Bank in connection with the conversion of Monarch Community Bank (formerly known as Branch County Federal Savings and Loan Association of Coldwater) from mutual to stock form of ownership. The conversion was completed on August 29, 2002. As a savings and loan holding company, Monarch is subject to regulation by the Office of Thrift Supervision. Since its formation, Monarch’s principle activity has been to direct and coordinate the business of Monarch Community Bank.

     Monarch Community Bank is a federally chartered savings bank headquartered in Coldwater, Michigan. Monarch Community Bank is regulated by the Office of Thrift Supervision and its deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. Monarch Community Bank conducts business in southern Michigan from its home office in Coldwater (Branch County) and its four branch offices in Coldwater and Union City (Branch County) and Hillsdale and Jonesville (Hillsdale County). Monarch Community Bank is a community-oriented financial institution dedicated to financing home ownership and serving the financial needs of consumers and businesses in its market area.

     For information on Monarch’s business and financial statements and a discussion of Monarch’s recent results of operations, see Appendix C.

     MSB Financial, Inc. MSB was organized as a Delaware corporation in 1994 to be the savings and loan holding company for Marshall Savings Bank in connection with the conversion of Marshall Savings Bank from mutual to stock form of ownership. The conversion was completed in 1995. In December 1998, MSB stockholders approved a proposal to reincorporate MSB from the State of Delaware to the State of Maryland. As a savings and loan holding company, MSB is subject to regulation by the Office of Thrift Supervision. Since its formation, MSB’s principal activity has been to direct and coordinate the business of Marshall Savings Bank.

     Marshall Savings Bank is a federally chartered savings bank headquartered in Marshall, Michigan. Marshall Savings Bank is regulated by the Office of Thrift Supervision and its deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. Marshall Savings Bank conducts business from its main office and two branch offices located in Marshall (Calhoun County). Marshall Savings Bank is a community-oriented financial institution dedicated to financing home ownership and serving the financial needs of consumers and businesses in its market area.

     For financial statements of MSB and a discussion of MSB’s recent results of operations, see MSB’s Annual Report on Form 10-KSB for the year ended June 30, 2003, and Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003, both of which accompany this document as Appendix D.

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Form of the Merger

     The boards of directors of MSB and Monarch each have unanimously approved a merger agreement that provides for the merger of MSB with Monarch. Monarch will survive the merger. Upon completion of the merger, each share of MSB common stock will be converted into the right to receive a number of shares of Monarch common stock established by a formula in the merger agreement and $15.04 in cash. The common stock of Monarch will continue to trade on the Nasdaq SmallCap Market under the symbol MCBF after completion of the merger.

     As soon as possible after the conditions to consummation of the merger have been satisfied or waived, and unless the merger agreement has been terminated or an alternative structure is used as discussed below, the merger will be effected as follows:

(9)	Monarch Acquisition Corp., a newly formed, wholly owned subsidiary of Monarch, will merge with and into MSB, with MSB as the surviving entity and a wholly owned subsidiary of Monarch;

(10)	immediately after completion of the merger, MSB will be dissolved; and

(11)	in connection with the dissolution of MSB, Marshall Savings Bank will merge with and into Monarch Community Bank, with Monarch Community Bank as the surviving financial institution.

Conversion of MSB Common Stock

     When the merger becomes effective, each share of MSB common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive $15.04 in cash and shares of Monarch common stock. MSB stockholders will also receive cash instead of any fractional share interest.

     The number of shares of Monarch common stock into which each MSB share will be exchanged will be based on the price of Monarch common stock over a measurement period prior to the closing. The measurement period will consist of the 20 trading days ending on the latter of the date of the annual meeting or the date on which the Office of Thrift Supervision approves the merger. The number of shares of Monarch common stock to be exchanged for each share of MSB common stock will be determined as follows:

If the average closing price of Monarch common stock during the measurement period is:	Then the number of shares of Monarch common stock that will be exchanged for each share of MSB common stock will be:

• $10.60 or less	• 0.3547 shares of Monarch common stock

• between $10.60 and $16.60	• a number of shares equal to $3.76 divided by the average closing price

• $16.60 or more	• 0.2265 shares of Monarch common stock

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     The following table illustrates the calculation of the exchange ratio, the value of the shares of Monarch common stock that you will receive in the merger and the total value of the per share merger consideration that you will receive in the merger. On [Recent Date], 2003, the closing price of Monarch common stock was $     . We can give you no assurance as to what the market price of Monarch common stock will be if and when the merger is completed, and you are advised to obtain current market quotations for Monarch common stock and MSB common stock.

Average Closing			Total Value of
Price of MCBF		Value of Monarch	Per Share Merger
Common Stock During	Resulting	Common Stock	Consideration
Measurement Period	Exchange Ratio	to be Issued (1)	to be Issued (2)

$8.50	0.3547	$3.01	$18.05
9.00	0.3547	3.19	18.23
9.50	0.3547	3.37	18.41
10.00	0.3547	3.55	18.59
10.50	0.3547	3.72	18.76
10.60	0.3547	3.76	18.80	Exchange ratio limitation
11.00	0.3418	3.76	18.80
11.50	0.3270	3.76	18.80
12.00	0.3133	3.76	18.80
12.50	0.3008	3.76	18.80
13.00	0.2892	3.76	18.80
13.50	0.2785	3.76	18.80
14.00	0.2686	3.76	18.80
14.50	0.2593	3.76	18.80
15.00	0.2506	3.76	18.80
15.50	0.2426	3.76	18.80
16.00	0.2350	3.76	18.80
16.50	0.2279	3.76	18.80
16.60	0.2265	3.76	18.80	Exchange ratio limitation
17.00	0.2265	3.85	18.89
17.50	0.2265	3.96	19.00
18.00	0.2265	4.08	19.12
18.50	0.2265	4.19	19.23
19.00	0.2265	4.30	19.34

(1)	Calculated by multiplying the average closing price of Monarch common stock during the measurement period by the resulting exchange ratio. The actual value of the shares at the time Monarch stock certificates are delivered or the shares become available may be more or less than the amounts shown due to fluctuations in the market price of Monarch common stock.

(2)	Calculated by adding the cash component of the merger consideration ($15.04) with the Value of Monarch Common Stock to be Issued, as described above.

Surrender of Stock Certificates

     After the completion of the merger, the exchange agent will mail to MSB stockholders a letter of transmittal, together with instructions for the exchange of their MSB common stock certificates for the merger consideration. Until you surrender your MSB stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Monarch common stock into which your MSB shares have been converted. When you surrender your MSB stock certificates, Monarch will pay any unpaid dividends or other distributions, if any, without interest. After the completion of the merger, there will be no further transfers of MSB common stock. MSB stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

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     If your MSB stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, our transfer agent, Registrar and Transfer Company, will send you instructions on how to provide evidence of ownership.

Treatment of MSB Stock Options

     At the effective time of the merger, all outstanding options to purchase shares of MSB common stock, whether or not exercisable and vested, will be cancelled and each holder will receive an amount equal to the excess of the per share value of the merger consideration over the exercise price per share of each option, net of any cash that must be withheld under federal and state income and employment tax requirements.

Material Federal Income Tax Consequences of the Merger

     The following is a summary of the material United States federal income tax consequences of the merger to MSB stockholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable United States Treasury Regulations, judicial authority, and administrative rulings and practice, as of the date of this proxy statement-prospectus. Legislative, judicial or administrative rules and interpretations are subject to change at any time, possibly on a retroactive basis, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to the MSB stockholders. For purposes of discussion, it is assumed that the shares of MSB common stock are held as capital assets by a “United States person” as defined in the Code and Treasury Regulations promulgated under the Code, which definition includes a citizen or resident of the United States and certain types of domestic entities. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of that stockholder’s personal investment circumstances, or those stockholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, dealers in securities, United States expatriates, foreign corporations and nonresident alien individuals), stockholders who are subject to alternative minimum tax, or stockholders who acquired their shares of MSB common stock through the exercise of stock options or other compensation arrangements. In addition, this discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a MSB stockholder.

     The receipt of the merger consideration in the merger will result in a taxable transaction for United States federal income purposes and also may result in a taxable transaction under applicable state, local and other income tax laws. In general, under Section 1001 of the Code, a holder of MSB common stock will recognize gain or (subject to the limitations under Section 267 of the Code) loss equal to the difference between his or her adjusted tax basis in the MSB common stock surrendered as determined under Section 1011 of the Code and the fair market value of the cash and Monarch common stock received.

     Assuming that the shares of MSB common stock have been held as a capital asset, the gain or loss recognized by MSB stockholders generally will constitute a capital gain or loss. The gain will constitute short-term capital gain or loss subject to ordinary income tax rates if, at the effective time of the merger, the shares of MSB common stock were held for one year or less. If the shares were held for more than one year, the capital gain or loss would be long-term, subject in the case of individual stockholders, estates and certain trusts to tax at a maximum United States federal income tax rate of 15% for 2003.

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     The initial tax basis in the Monarch common stock received by a MSB stockholder as part of the merger consideration will be equal to its fair market value, and the stockholder’s holding period for the Monarch common stock will begin the day after the merger.

     This section does not discuss all aspects of United States federal income taxation that may be relevant to a particular MSB stockholder in light of the stockholder’s particular circumstances and income tax situation. MSB stockholders should consult their own tax advisors to determine the United States federal, state and local and foreign consequences of the merger to them in view of their own particular circumstances.

Background of the Merger

     Since its inception as a public company in February 1995, MSB has been operating with a substantial amount of excess capital. MSB was organized by Marshall Savings Bank for the purpose of acquiring all of the outstanding capital stock of Marshall Savings Bank in connection with Marshall Savings Bank’s conversion from the mutual to stock form of organization. In connection with Marshall Savings Bank’s conversion, MSB issued its common stock to the public. Upon completion of these transactions, Marshall Savings Bank reported a tangible equity to assets ratio of approximately 25%. This substantial amount of excess capital reported by MSB was not unlike the level of capital reported by most other thrifts who complete the mutual to stock conversion process. MSB has been unable to effectively deploy this excess capital, which has resulted in a lower return on equity over the years for MSB compared to its higher leveraged competitors.

     One of the primary objectives of the board of directors and management of MSB is, and has been, to enhance stockholder value, and over the years they have considered various strategies to accomplish this goal. These strategies have included internal retail growth through its primary lending and deposit products, regular quarterly cash dividends, a two for one stock split in 1997, a 10% stock dividend in 1998, a special cash dividend of $2.00 per share in 2002, and regular stock repurchase programs. Further, in the first quarter of 2002, MSB worked to leverage its tangible equity and increase its franchise presence in Marshall by acquiring a branch with approximately $17 million in deposits. Even after executing these strategies, MSB continued to maintain a high tangible capital ratio, 13.2% at June 30, 2003. The board of directors and management have continued to explore opportunities and strategies to increase MSB’s franchise value without dramatically increasing its efficiency ratio, which was 54% at June 30, 2003, a very favorable level when compared to its peers.

     The MSB board of directors continually reviews alternative strategies to enhance stockholder value. During the last several years, the board of directors considered a “dutch auction” tender, which involves repurchasing a large portion of its stock, as a strategy to utilize MSB’s excess capital. This strategy was considered by MSB as a result of the limited trading volume in MSB’s common stock, which made it difficult to complete a normal share repurchase program. After consultation with its financial advisors, however, management and the board of directors of MSB determined that there was insufficient institutional ownership of MSB common stock to successfully complete the tender offer. Other strategies to enhance stockholder value were also considered by management and the board of directors during the last several years. This included expanding the franchise to Battle Creek, Michigan, either with a loan production office or a full service branch office, adding loan officers and other staff to expand loan production, and acquiring other smaller institutions. After a thorough evaluation by the board of directors, these strategies were not pursued for a number of reasons, including concern over increasing expenses at MSB and the lack of potential acquisition candidates with a similar philosophy and geographic fit with MSB.

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     In early April 2002, an investment banker representing a Michigan-based bank holding company (“Bank Holding Company A”) contacted Mr. Cook, President and Chief Executive Officer of MSB, to see if MSB would be interested in discussing the possibility of entering into a strategic alliance with his client. Mr. Cook and MSB’s board of directors were familiar with the management team of Bank Holding Company A and its financial performance. On April 29, 2002, the parties executed a confidentiality agreement and thereafter exchanged information in order to conduct due diligence on each other’s operations. On May 24, 2002, MSB engaged Keefe Bruyette & Woods to provide an analysis and review of this strategic alliance and to assist in the due diligence review. During May and June 2002, the parties exchanged information and had several meetings and telephone conversations regarding the financial terms of a proposal. These negotiations were terminated in June 2002, with Bank Holding Company A electing not to submit a written indication of interest at that time.

     On December 24, 2002, MSB received an unsolicited non-binding indication of interest from Bank Holding Company A at $17.00 per share, in the form of a combination of cash and Bank Holding Company A common stock. The MSB board of directors met to consider this indication of interest and decided to solicit bids from other potential acquirors. During January and February of 2003, Keefe, Bruyette & Woods contacted six financial institutions regarding a strategic partnership with MSB. In February 2003, MSB received five indications of interest, including a revised indication of interest from Bank Holding Company A.

     A summary of these indications of interest are as follows:

Indication of Interest From	Price Offered	Form of Consideration

Monarch	$18.50	80% Cash, 20% Stock
Bank Holding Company A	$17.05	49% Cash, 51% Stock
Bank Holding Company B	$18.00 - 19.25 or $17.50 - 18.50	Cash 50% Cash, 50% Stock
Thrift Holding Company A	$18.00	75% Cash, 25% Stock
Thrift Holding Company B	$17.00	50% Cash, 50% Stock

     The MSB board of directors reviewed and evaluated each of the above-mentioned indications of interest in consultation with its financial advisors. At its February 2003 board meeting, the MSB board of directors voted to pursue further negotiations with Bank Holding Company B. The parties executed confidentiality agreements and during March 2003 Bank Holding Company B performed on-site due diligence of the books and records of MSB. Upon completion of its due diligence, Bank Holding Company B indicated to Keefe, Bruyette & Woods and Mr. Cook that it intended to revise its indication of interest downward, based on its due diligence findings, to account for merger-related expenses that it had not taken into consideration in its preliminary indication of interest and for additional provisions to the allowance for loan losses that it would require based on its review of MSB’s loan portfolio. On March 18, 2003, the MSB board of directors met with the president and chief financial officer of Bank Holding Company B to (i) gain a better understanding of the operations, financial performance and plans for the future of Bank Holding Company B, (ii) hear the results of Bank Holding Company B’s due diligence review, and (iii) receive the revised indication of interest. Bank Holding Company B presented its revised indication of interest at this meeting at a price of $17.20 per share, stating that the price could be adjusted

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slightly upward depending upon the final resolution of some open due diligence items. MSB’s board of directors requested Keefe, Bruyette & Woods to negotiate with Bank Holding Company B for a higher valuation. Keefe, Bruyette & Woods engaged in several conversations with Bank Holding Company B. These conversations did not result in an increased offer acceptable to MSB’s board of directors given the preliminary indication of interest expressed by Monarch. Thereafter, upon evaluation of the latest indication of interest from Bank Holding Company B by MSB’s board of directors, negotiations were terminated with Bank Holding Company B, and the MSB board instructed Keefe, Bruyette & Woods to contact Monarch to assess its interest in pursuing discussions with MSB and performing on-site due diligence.

     On April 1, 2003, Keefe, Bruyette & Woods contacted Monarch to reconfirm its interest in a strategic alliance with MSB under the terms previously submitted by Monarch to MSB. Shortly thereafter, MSB granted Monarch the exclusive right for 45 days to conduct on-site due diligence of MSB and to submit a revised indication of interest. On May 2, 2003, Monarch provided MSB with a revised indication of interest reconfirming its initial indication of interest at $18.50, with consideration to be paid in the form of 80 percent cash and 20 percent stock of Monarch. Based on the percentage of the consideration to be paid in stock, all of the consideration, including the stock component of the consideration, would be immediately taxable to the MSB stockholders. As a result, the MSB board of directors instructed Keefe, Bruyette & Woods to explore with Monarch’s advisor the possibility of an all cash transaction; however, as a result of regulatory constraints, Monarch did not believe that it could make an all cash offer.

     On May 13, 2003, MSB authorized Keefe, Bruyette & Woods to make a counter offer at $19.00 per share to Monarch, with 80 percent of the consideration to be paid in cash and 20 percent in Monarch common stock. MSB’s board of directors also had concerns about the potential for significant shifts in the price of Monarch’s stock as a result of the low level of liquidity in the stock and the impending book value dilution that would occur as a result of the transaction. Upon further negotiations during May and June 2003, the parties agreed upon a price of $18.80 per share of MSB common stock, with $15.04 of the consideration to be paid in cash and the balance to be paid in Monarch common stock. To limit the risk associated with fluctuations in Monarch’s stock price, the parties agreed to fix the exchange ratio for the stock portion of the consideration to be paid to MSB stockholders, setting the upper and lower limits of the range at $10.60 and $16.60 per share, respectively. Accordingly, if the average closing sales price per share of Monarch’s common stock is between $10.60 and $16.60 per share for the measurement period, then MSB stockholders will receive at closing total consideration of $18.80 in exchange for each share of MSB common stock they own, consisting of $15.04 in cash and the number of shares of Monarch equal to $3.76 divided by the average closing sales price per share of Monarch’s common stock for the measurement period. If the average closing sales price per share of Monarch’s common stock for the measurement period is below $10.60 per share, the exchange ratio for the stock portion of the consideration to be paid at closing will be fixed at .3547 shares of Monarch common stock for each share of MSB common stock owned. If the average closing sales price per share of Monarch’s common stock for the measurement period is above $16.60 per share, the exchange ratio for the stock portion of the consideration to be paid at closing will be .2265 shares for each share of MSB common stock owned.

     During late June 2003, MSB performed its on site due diligence of Monarch, reviewing its internal reports, credit files and performing management interviews. The parties also discussed and identified potential expenses that could be eliminated once the companies combined.

     In late June 2003, MSB and its legal counsel negotiated additional terms of the definitive merger agreement with Monarch and its counsel. Throughout July and August 2003, discussions continued on the definitive merger agreement and Monarch performed more on-site due diligence of MSB. Employment

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and organizational matters, such as positions for the MSB personnel at Monarch after the merger, were also discussed and resolved. On August 19, 2003, Keefe, Bruyette & Woods presented its opinion that the merger consideration was fair from a financial point of view to the stockholders of MSB and again reviewed the analysis of the transaction with the MSB board of directors. MSB’s legal counsel presented to the MSB board of directors the negotiated terms of the definitive merger agreement and other ancillary documents, including but not limited to the voting agreements and affiliate letters. Legal counsel also informed and advised MSB’s board of directors of its legal duties in connection with the merger and other applicable legal issues. At the August 19, 2003 board meeting, after due consideration, the MSB board of directors concluded that the merger, based on the terms in the merger agreement, is advisable and in the best interests of MSB and its stockholders and voted unanimously to enter into the merger agreement and to recommend that the MSB stockholders vote to approve the merger agreement. The merger agreement was entered into on September 2, 2003, following approval and adoption of the merger and the merger agreement by the Monarch board of directors.

Recommendation of the MSB Board; MSB’s Reasons for the Merger

     MSB’s board of directors has determined that the terms of the merger agreement are advisable and in the best interests of MSB and its stockholders. In approving the merger agreement, MSB’s board of directors consulted with legal counsel as to its legal duties and the terms of the merger agreement and with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view. In arriving at its determination, MSB’s board of directors also considered a number of factors, including the following:

•	the advantages and disadvantages of affiliating with a strategic partner discussed with Keefe, Bruyette & Woods over the last several years and summarized above;

•	the financial condition, results of operations, capital levels, asset quality and prospects for MSB and Monarch;

•	the shared community banking philosophy of both organizations and the familiarity of MSB’s markets by Monarch;

•	the board’s consideration of the written opinion of Keefe, Bruyette & Woods that the consideration to be received by MSB’s stockholders pursuant to the agreement was fair to them from a financial point of view;

•	the enhanced ability to offer more competitive services and maintain a stronger competitive presence in its market area as a result of the partnership;

•	the impact of the strategic partnership on the depositors, employees, customers and communities served by MSB; and

•	the likelihood of receiving the required regulatory approvals in a timely manner.

     The foregoing discussion of the information and factors considered by the MSB board of directors is not intended to be exhaustive, but constitutes the material factors considered by the board. In reaching its determination to approve and recommend the definitive agreement, the MSB board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. The terms of the definitive merger agreement were the product of arm’s length negotiations between representatives of MSB and Monarch.

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     MSB’s board of directors has determined that the terms of the merger are advisable and in the best interests of MSB and its stockholders, and recommends that MSB stockholders approve the Amended and Restated Agreement and Plan of Merger at the annual meeting of MSB stockholders.

Opinion of MSB’s Financial Advisor

     General. In February, 2003, MSB executed an update of its May 2002 engagement letter retaining Keefe, Bruyette & Woods to provide advisory services in connection with a possible strategic alliance of MSB with another entity. Keefe, Bruyette & Woods, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. Keefe, Bruyette & Woods is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. The MSB board of directors selected Keefe, Bruyette & Woods on the basis of the firm’s reputation and its experience and expertise in transactions similar to the merger and its prior consultative working relationship with MSB.

     Pursuant to its engagement, Keefe, Bruyette & Woods was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to be paid to the stockholders of MSB. Keefe, Bruyette & Woods delivered its opinion to the MSB board of directors that, as of September 2, 2003, the consideration to be paid in the merger is fair, from a financial point of view, to the MSB stockholders. There were no limitations imposed by the MSB board of directors upon Keefe, Bruyette & Woods with respect to the investigations made or procedures followed by Keefe, Bruyette & Woods in rendering its opinion. Keefe, Bruyette & Woods has consented to the inclusion in this document of the summary of its opinion to the MSB board of directors and to the reference to the entire opinion attached to this document as Appendix B.

     The full text of the Keefe, Bruyette & Woods opinion, which is attached as Appendix B to this proxy statement-prospectus, sets forth certain assumptions made, matters considered and limitations on the review undertaken by Keefe, Bruyette & Woods, and should be read in its entirety. The summary of the Keefe, Bruyette & Woods opinion set forth in this proxy statement-prospectus is qualified in its entirety by reference to the opinion.

     In rendering its opinion, Keefe, Bruyette & Woods (i) reviewed the merger agreement, (ii) reviewed MSB’s and Monarch’s annual reports, proxy statements and Form 10-KSB’s for the prior three fiscal years of 2002, 2001 and 2000 and 10-QSB’s for the quarters ended March 31, 2003, June 30, 2003 (unaudited results for MSB as of fiscal year ended June 30, 2003) and certain other internal financial analysis considered relevant, (iii) discussed with senior management and the board of directors of MSB the current position and prospective outlook for MSB, (iv) discussed with senior management of Monarch their operations, financial performance and future plans and prospects, (v) considered historical quotations, levels of activity and prices of recorded transactions in MSB’s and Monarch’s common stock, (vi) reviewed financial and stock market data of other thrifts in a comparable asset range to MSB, (vii) reviewed financial and stock market data of other thrifts in a comparable asset range to Monarch, (viii) reviewed certain recent business combinations with thrifts as the acquired company, which Keefe, Bruyette & Woods deemed comparable in whole or in part, and (ix) performed other analyses which Keefe, Bruyette & Woods considered appropriate.

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     Summary of Marketing Efforts. In rendering its opinion, Keefe, Bruyette & Woods considered the results from contacting several interested financial institutions in a potential strategic alliance with MSB. During this process, the following steps were taken by Keefe, Bruyette & Woods to solicit potential interest in a strategic alliance with MSB:

•	six financial institutions were contacted regarding a potential strategic partnership with MSB;

•	five financial institutions executed confidentiality agreements and received a confidential investor memorandum; and

•	five financial institutions each submitted a non-binding indication of interest for MSB.

While no assurance can be given that all potential strategic partners were identified and contacted during this process, given the size, location and strategic niche of MSB, Keefe, Bruyette & Woods believes the marketing efforts support that, as of the date of its opinion, the consideration to be received by MSB stockholders in the merger is fair from a financial point of view.

     Analysis of Recent Comparable Acquisition Transactions. Also in rendering its opinion, Keefe, Bruyette & Woods analyzed certain comparable merger and acquisition transactions of both pending and completed thrift deals, comparing the acquisition price relative to book value, tangible book value, last twelve months earnings, and premium to core deposits. The analysis included a comparison of the median and average of the aforementioned ratios for representative pending and completed acquisitions since January 1, 2000, where the seller was a thrift institution.

     To compare the MSB transaction to selling thrift institutions with a similar asset size and transaction value, Keefe, Bruyette & Woods focused on representative pending and completed thrift transactions since January 1, 2000, where the selling institution had an asset size between $75 million and $200 million and the return on average assets of the seller was greater than 0.50% for profitability purposes. As a result of these transaction criteria, the following selling thrift institutions were used in analyzing comparable transactions:

Massachusetts Fincorp, Inc.	Peoples Financial Corp.
Potters Financial Corp.	PS Financial Inc.
First Deposit Bancshares, Inc.	Tri-County Bancorp, Inc.
Hardin Bancorp, Inc.	Century Bancorp, Inc.
Delphos Citizens Bancorp, Inc.	GSB Financial Corp.
SWVA Bancshares, Inc.

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     All of the above transactions were closed prior to 2003. There were no comparable transactions announced or closed in 2003. The transaction analysis resulted in a range of values for MSB based upon comparable thrift merger and acquisition transactions. Keefe, Bruyette & Woods derived the average and median pricing metrics of the aforementioned comparable group and summarized the results of comparative thrift merger and acquisition transactions and compared the range of values to the consideration to be received by MSB stockholders. The comparable thrift merger and acquisition statistics are as follows:

		Price to	Price to last
	Price to	Tangible	12 months		Core Deposit
	Book Ratio	Book Ratio	earnings		Premium

Low Value	80.4%	80.4%	12.1	x	(8.00)%
Median Value	124.7	124.7	19.7		6.90
High Value	169.6	169.6	27.2		13.10
$18.80 Monarch offer	160.6	184.5	13.7		17.7

     Keefe, Bruyette & Woods viewed the aforementioned comparable group as the most appropriate in deriving a comparable transaction value based on MSB’s size, capital base and earnings. Keefe, Bruyette & Woods viewed the fact that, with the query based on the above criteria producing 11 transactions with reported pricing metrics in the comparable group, as being statistically significant for the purposes of comparison. Keefe, Bruyette & Woods viewed the four resulting metrics (price to book value, price to tangible book value, price to last twelve months earnings and core deposit premium) from the three comparable groups on a median basis, as the key metrics used to evaluate the fairness, from a financial point of view, of the transaction.

     The value of the consideration on an aggregate basis to be paid in the merger, as of the date of Keefe, Bruyette & Woods’s opinion, is within the range of comparable thrift transactions in all cases and, on that date, is above the high value both on a price to tangible book value and core deposit premium basis. Keefe, Bruyette & Woods believes that this analysis supports the fairness, from a financial point of view, to MSB and its stockholders of the consideration to be paid in the merger.

     Pro Forma Analysis. Keefe, Bruyette & Woods also performed an analysis of the combined company to determine the pro forma impact to the combined balance sheet, income statement, estimated GAAP and cash (which excludes the impact of the amortization of intangible assets) earnings per share, estimated tangible book value per share, return on average equity, and tangible equity to assets. In performing its analysis, Keefe, Bruyette & Woods relied on the following assumptions:

     Company Assumptions:

•	June 30, 2003 balance sheet and income statement data for MSB;

•	June 30, 2003 balance sheet and income statement data for Monarch

•	To arrive at an annualized core income number for Monarch, Keefe, Bruyette & Woods annualized the year to date earnings for Monarch for the six month period ended June 30, 2003 and adjusted the net income for non-core, non-recurring items such as larger than usual loan loss provisions and larger than historical gain on sale numbers.

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     Transaction Assumptions:

•	MSB stockholders receive in the aggregate $18.80 per share for 1,300,791 issued and outstanding shares of MSB common stock, consisting of 20% of the merger consideration or 336,149 shares to be issued in Monarch common stock and the remainder of the consideration to be paid in cash;

•	holders of options to purchase MSB common stock would be cashed out;

•	estimated pre-tax transaction expenses and one-time merger charges of $2.0 million;

•	to pay the cash portion of the consideration, Monarch would liquidate existing cash and securities earning an average pre-tax yield of 3.0%;

•	total intangible assets (goodwill and core deposit intangibles) created in the transaction are estimated to be approximately $11.1 million;

•	estimated reduction in combined non-interest expenses of 6.5% based on conversations with Monarch and MSB managements; and

•	Keefe, Bruyette & Woods did not factor in any potential revenue enhancements.

     Under the aforementioned assumptions, Keefe, Bruyette & Woods estimated that the combined company would have significantly higher assets, loans and deposits, while at the same time remaining well capitalized for regulatory capital purposes. In addition, Keefe, Bruyette & Woods estimated that after completion of the transaction and a combined management team working to achieve full realization of the potential cost savings, anticipated and unanticipated, the combined company would have a higher level of net income. As a result of its pro forma analysis, Keefe, Bruyette & Woods concluded that MSB’s strategic affiliation with Monarch would create a larger, more competitive financial institution with a broader geographic footprint that would create the size and scale to remain competitive in a rapidly changing financial services competitive landscape.

     Discounted Dividend Stream and Terminal Value Analysis. Keefe, Bruyette & Woods performed analyses that estimated the future stream of after-tax dividend flows of MSB through June 30, 2008 under various circumstances, assuming MSB’s projected dividend stream and that MSB performed in accordance with the earnings projections reviewed with management. A range of terminal values was determined by adding (1) the present value, which is a representation of the current value of a sum that is to be received some time in the future, of the estimated future dividends per share (i.e., cash flows per share) that MSB would generate through Year 5 of their current business plan (as provided to Keefe, Bruyette & Woods) and (2) the present value of the terminal value on a per share basis, which is a representation of the ongoing value of an entity at a specified time in the future of MSB common stock.

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     In calculating a terminal value of MSB common stock, Keefe, Bruyette & Woods applied multiples of 14.0x, 15.0x, 16.0x, 17.0x, 18.0x and 19.0x to year five forecasted earnings per share. The terminal multiple range is based on the terminal earnings multiple of pending and completed transactions similar to this transaction based on deal value, asset size and return on average assets. In performing this analysis, Keefe, Bruyette & Woods used the budget provided by MSB. The combined cash flows and terminal value were then discounted back to present values using different discount rates ranging from 9.3% to 13.3%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Monarch common stock taking into consideration such factors as current long term interest rates, market capitalization size, earnings and liquidity of the shares. The results of Keefe, Bruyette & Woods’s analysis are set forth in the following table:

Discount Rate	Terminal Multiple

	13.9x	14.9x	15.9x	16.9x	17.9x

13.3%	$10.70	$11.33	$11.96	$12.58	$13.21
12.3%	$11.13	$11.78	$12.44	$13.10	$13.76
11.3%	$11.58	$12.26	$12.95	$13.64	$14.33
10.3%	$12.05	$12.77	$13.49	$14.21	$14.93
9.3%	$12.55	$13.31	$14.06	$14.81	$15.56

     Based on the foregoing criteria and assumptions, Keefe, Bruyette & Woods determined that the stand-alone present value of the MSB common stock ranged from $10.70 to $15.56 per share. Given that the value of the consideration on a per share basis to be paid in the merger, as of the date of the opinion, is above the range derived from the discounted cash flow analysis, Keefe, Bruyette & Woods believes that this analysis supports the fairness, from a financial point of view, to MSB and its stockholders of the consideration to be paid in the merger.

     The discounted cash flow analyses of MSB do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values, projected capital structure, and discount rates.

     Conclusion. Based on the above analyses, Keefe, Bruyette & Woods concluded that the consideration to be paid in the merger is fair, from a financial point of view, to the stockholders of MSB. This summary does not purport to be a complete description of the analysis performed by Keefe, Bruyette & Woods and should not be construed independent of the other information considered by Keefe, Bruyette & Woods in rendering its opinion. Selecting portions of Keefe, Bruyette & Woods’s analysis or isolating certain aspects of the comparable transactions without considering all analyses and factors, could create an incomplete or potentially misleading view of the evaluation process.

     In rendering its opinion, Keefe, Bruyette & Woods assumed and relied upon the accuracy and completeness of the financial information provided to it by MSB and Monarch. In its review, with the consent of the MSB Board, Keefe, Bruyette & Woods did not undertake any independent verification of

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the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities and potential or contingent liabilities of MSB or Monarch.

     The Keefe, Bruyette & Woods fairness opinion is limited to the fairness as of its date, from a financial point of view, of the consideration, including the exchange ratio, to be paid to MSB stockholders in the merger and does not address the underlying business decision to effect the merger or any alternatives to the merger, nor does it constitute a recommendation to any stockholder of MSB as to how a stockholder should vote with respect to the merger proposal.

     Furthermore, Keefe, Bruyette & Woods expresses no opinion as to the price or trading range at which shares of the pro forma entity will trade following the consummation of the merger.

     Keefe, Bruyette & Woods is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

     In preparing its analysis, Keefe, Bruyette & Woods made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Keefe, Bruyette & Woods and MSB. The analyses performed by Keefe, Bruyette & Woods are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

     Keefe, Bruyette & Woods will receive a fee of approximately $250,000, representing approximately 1.0% of the announced deal value, for services rendered in connection with advising and issuing a fairness opinion regarding the merger. As of the date of the Proxy Statement, Keefe, Bruyette & Woods has received $50,000 of such fee, the remainder of the fee is due upon approval by stockholders of the merger. MSB has also agreed to reimburse certain of Keefe, Bruyette & Woods’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Keefe, Bruyette & Woods and its affiliates and their respective directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

     Keefe, Bruyette & Woods has in the past provided investment banking services to MSB and received compensation for such services. It has not received compensation for such services from MSB during the last two years.

No Rights of Dissenting Stockholders

     Under Maryland law, because MSB’s common stock is listed on the Nasdaq SmallCap Market, you will not have dissenters’ rights to an appraisal of your shares in connection with the merger.

Interests of Our Directors and Officers in the Merger that Differ From Your Interests

     Some members of MSB’s management and board of directors may have interests in the merger that are in addition to or different from the interests of MSB stockholders. MSB’s board of directors was aware of these interests and considered them in approving the merger agreement. Included below is a summary of the material agreements and benefit plans under which officers or directors participate and under which benefits will be paid in accordance with the merger agreement.

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     Termination of Current Employment Agreement with Charles B. Cook. Charles B. Cook, President and Chief Executive Officer of MSB and Marshall Savings Bank, currently has an employment agreement with Marshall Savings Bank that provides him with a severance payment and continuation of certain employee benefits following a change in control of MSB or Marshall Savings Bank. The merger with Monarch will constitute a change in control of MSB and Marshall Savings Bank. In connection with the termination of the employment agreement and pursuant to a letter agreement by and among Charles B. Cook, MSB, Marshall Savings Bank and Monarch, Charles B. Cook will receive a severance payment in the amount of $454,461 on the closing date of the merger.

     New Employment Agreements with Charles B. Cook and Eric C. Cook. Monarch wishes to assure itself of the continued services of Charles B. Cook and Eric C. Cook, Vice President and Chief Operating Officer of Marshall Savings Bank and son of Charles B. Cook, following the merger. Consequently, Monarch Community Bank has entered into employment agreements with Charles B. Cook and Eric C. Cook, which will become effective upon completion of the merger.

     Under Charles B. Cook’s employment agreement, which has a term of 12 months, he will serve as Vice President and Division President of the Marshall Division of Monarch Community Bank. Under Eric C. Cook’s employment agreement, which has a term of 24 months, he will serve as Vice President and Chief Operating Officer of Monarch Community Bank. The employment agreements provide for an initial base salary of $132,000 (for Charles B. Cook) and $92,000 (for Eric C. Cook) and for equitable participation in Monarch Community Bank’s employee benefit plans. Charles B. Cook’s employment agreement also provides for the use of an automobile which, upon termination of the agreement, will be transferred to him. The agreements may be terminated by Monarch Community Bank at any time, by the executive if he is assigned duties inconsistent with his initial position, duties, responsibilities and status, or upon the occurrence of certain events specified by federal regulations. In the event that the executive’s employment is terminated without cause or upon a change in control of Monarch Community Bank, the executive would be entitled to a payment equal to the remainder of the base salary due under the employment agreement and continuation of employee benefits. Finally, the agreements subject the executives to non-competition requirements for a one-year period following the termination of the executive’s employment.

     MSB Stock Options. At the effective time of the merger, all outstanding options to purchase shares of MSB common stock, whether or not exercisable and vested, will be cancelled and each holder will receive cash equal to the excess of the per share value of the merger consideration over the exercise price per share of each option, net of any cash that must be withheld under federal and state income and employment tax requirements. As of November 21, 2003, the directors and executive officers of MSB and Marshall Savings Bank held options to purchase a total of 58,155 shares of MSB common stock with a weighted average exercise price of $16.07.

     Appointment of MSB Directors to the Monarch and Monarch Community Bank Board of Directors. Upon completion of the merger, Monarch will appoint      and      to the boards of directors of Monarch and Monarch Community Bank. Both will be paid the same fees payable to Monarch and Monarch Community Bank directors.

     Termination of Marshall Savings Bank ESOP. Marshall Savings Bank will terminate its employee stock ownership plan upon completion of the merger. The plan will repay its existing loan from MSB and will allocate the surplus cash and Monarch common stock to the accounts of the plan participants, including Charles B. Cook, in proportion to their account balances, to the extent allowed under applicable law and the governing documents of the plan.

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     Protection of MSB Directors and Officers Against Claims. Monarch has agreed to indemnify and hold harmless each present and former director and officer of MSB for a period of six years from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent allowed under the Articles of Incorporation and bylaws of MSB and Maryland law as in effect at the time of closing. This indemnification extends to liability arising out of the transactions contemplated by the merger agreement. Monarch has agreed to advance any related costs to each of these persons as they are incurred. Monarch has also agreed that it will maintain a policy of directors’ and officers’ liability insurance coverage for the benefit of MSB’s directors and officers for three years following consummation of the merger, subject to certain limitations on the amount of premiums to be paid.

Regulatory Approvals Needed to Complete the Merger

     Completion of the merger is subject to prior approval of the Office of Thrift Supervision. In reviewing applications for transactions of this type, the OTS must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the OTS may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. Monarch filed an application with the OTS on      , 2003.

     Under the Community Reinvestment Act of 1977, the OTS must take into account the record of performance of Monarch Community Bank and Marshall Savings Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, bank regulatory agencies frequently receive comments and protests from community groups and others. Monarch Community Bank and Marshall Savings Bank both received “Satisfactory” ratings during their last federal Community Reinvestment Act examinations.

     In addition, a period of 15 to 30 days must expire following approval by the OTS before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While we believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger, or that the Attorney General of the State of Michigan will not challenge the merger, or if any proceeding is instituted or challenge is made, as to the result of the challenge.

     The merger cannot proceed in the absence of the requisite regulatory approvals. See “The Merger Agreement—Conditions to Completing the Merger” and” —Terminating the Merger Agreement.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under “The Merger Agreement—Conditions to Completing the Merger.”

     The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting MSB common stock to Monarch common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

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Accounting Treatment of the Merger

     Monarch will account for the merger as a purchase, as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of MSB will be recorded on Monarch’s consolidated balance sheet at their estimated fair value at the effective date of the merger. The amount by which the purchase price paid by Monarch exceeds the fair value of the net tangible and identifiable intangible assets acquired by Monarch through the merger will be recorded as goodwill. Financial statements of Monarch issued after the effective date of the merger will reflect these values and will not be restated retroactively to reflect the historical position or results of operations of MSB.

Resale of Monarch Common Stock

     The shares of Monarch common stock to be issued to stockholders of MSB in the merger have been registered under the Securities Act of 1933. Shares of Monarch common stock issued in the merger may be traded freely and without restriction by those stockholders not deemed to be “affiliates” of MSB, as that term is defined in the rules under the Securities Act. Monarch common stock received by those stockholders of MSB who are deemed to be “affiliates” of MSB at the time the merger is submitted for vote of the stockholders of MSB may be resold without registration under the Securities Act only to the extent provided for by Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances, or pursuant to another exemption from registration. An affiliate of MSB is an individual or entity that controls, is controlled by or is under common control with, MSB, and may include the executive officers and directors of MSB, as well as certain principal stockholders of MSB. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial interest.

     MSB has agreed in the merger agreement to use its best efforts to cause each person who is an affiliate of MSB for purposes of Rule 145 under the Securities Act to deliver to Monarch a written agreement intended to ensure compliance with the Securities Act.

The Merger Agreement

     The following describes material provisions of the merger agreement. This description does not purport to be complete and is qualified by reference to the merger agreement, which is attached as Appendix A and is incorporated by reference into this proxy statement-prospectus.

Terms of the Merger

     The merger agreement provides for a business combination in which MSB will merge with a wholly owned subsidiary of Monarch, with MSB as the surviving entity and a wholly owned subsidiary of Monarch following the merger. Immediately after completion of the merger, MSB will be dissolved.

     As a result of the merger, except as noted below, each outstanding share of MSB common stock will be converted into the right to receive shares of Monarch common stock and $15.04 in cash. See “The Merger–Conversion of MSB Common Stock.” Monarch will not issue fractions of shares of Monarch common stock, but instead will pay each holder of MSB common stock who would otherwise be entitled to a fraction of a share of Monarch common stock an amount in cash determined by multiplying that fraction by the average closing price of Monarch common stock over a measurement period prior to the

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completion of the merger. If there is a change in the number or classification of shares of Monarch outstanding as a result of a stock split, stock dividend, reclassification, recapitalization, or other similar transaction, the exchange ratio will be equitably adjusted. Shares of MSB common stock held directly or indirectly by Monarch will be canceled and retired upon completion of the merger, and no payment will be made for them. Canceled shares will not include shares held by either MSB or Monarch in a fiduciary capacity or in satisfaction of a debt previously contracted.

When Will the Merger be Completed

     The closing of the merger will take place on a date designated by Monarch that is no later than 30 days following the date on which all of the conditions to the merger contained in the merger agreement are satisfied or waived, unless we agree to a later date. See “—Conditions to Completing the Merger.” On the closing date, Monarch will file articles of merger with the Maryland State Department of Assessments and Taxation. The merger will become effective at the time stated in the articles of merger.

     Monarch and MSB expect to complete the merger in the first calendar quarter of 2004. However, we cannot guarantee when or if the required regulatory approvals will be obtained. See “The Merger—Regulatory Approvals Needed to Complete the Merger.” Furthermore, either company may terminate the merger agreement if, among other reasons, the merger has not been completed on or before May 31, 2004, unless failure to complete the merger by that time is due to a misrepresentation, breach of warranty or failure to fulfill a covenant by the party seeking to terminate the agreement. See “—Terminating the Merger Agreement.”

Conditions to Completing the Merger

     Monarch’s and MSB’s obligations to consummate the merger are conditioned on the following:

•	approval of the merger agreement by MSB stockholders;

•	receipt of all required regulatory approvals without any materially adverse conditions and the expiration of all statutory waiting periods;

•	no party to the merger being subject to any legal order that prohibits consummating any part of the transaction, no governmental entity having instituted any proceeding for the purpose of blocking the transaction, and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

•	the registration statement of which this proxy statement-prospectus forms a part being declared effective by the Securities and Exchange Commission, the absence of any pending or threatened proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement and the receipt of all required state “blue sky” approvals;

•	receipt by us of all consents and approvals from third parties (other than those required from government agencies) required to complete the merger, unless failure to obtain those consents or approvals would not have a material adverse effect on Monarch after completion of the merger; and

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•	the other party having performed in all material respects its obligations under the merger agreement, the other party’s representations and warranties being true and correct as of the date of the merger agreement and as of the closing date, and receipt of a certificate signed by the other party’s chief executive officer and chief financial officer to that effect.

     The obligation of MSB to complete the merger is also conditioned on Monarch having deposited the cash portion of the merger consideration with the exchange agent.

     We cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

     MSB has agreed that, until completion of the merger and unless permitted by Monarch, neither it nor its subsidiaries will:

     General Business

•	conduct its business other than in the regular, ordinary and usual course consistent with past practice;

•	fail to maintain and preserve intact its business organization, properties, leases and advantageous business relationships and fail to use its reasonable best efforts to retain the services of its officers and employees;

•	take any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

     Indebtedness

•	incur any indebtedness or become responsible for the obligations of any person or entity, other than the creation of deposit liabilities, borrowings from the Federal Home Loan Bank that mature within one year and sales of certificates of deposit that mature within five years; provided, however, that in no event will such borrowings from the Federal Home Loan Bank exceed an aggregate of $15,000,000;

•	purchase any brokered certificates of deposit;

•	prepay any such indebtedness so as to cause itself to incur a prepayment penalty thereunder;

     Capital Stock

•	adjust, split, combine or reclassify its capital stock;

•	pay any cash or stock dividends or make any other distribution on its capital stock, other than regular quarterly cash dividends on MSB common stock not in excess of $0.115 per share and dividends paid by MSB’s subsidiaries to MSB;

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•	grant any stock appreciation rights or limited rights under any of its benefit plans or grant any third party a right to acquire any of its shares of capital stock;

•	issue any securities convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of outstanding stock options;

     Dispositions

•	dispose of any of its material assets or cancel or release any indebtedness, other than in the ordinary course of business or pursuant to commitments existing as of the date of the merger agreement;

     Investments

•	make any equity investment other than pursuant to commitments existing as of the date of the merger agreement;

     Contracts

•	enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving the payment of less than $10,000 per year, and those specifically permitted by the merger agreement;

     Loans

•	make, renew, increase, extend or purchase any loans, advances, credit enhancements or extensions, other than existing loan commitments and those in conformity with lending policies in effect as of the date of the merger agreement in amounts not to exceed an aggregate of $350,000 with respect to any one borrower;

•	make or increase any loan or extension of credit or commit to make or increase any such loan or extension of credit to any director or executive officer of MSB or Marshall Savings Bank, except for loans or extensions of credit on terms made available to the general public;

     Employees

•	increase the compensation or fringe benefits of any of its employees or directors, except in the ordinary course of business consistent with past practice;

•	pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any employees or directors;

•	become a party to, amend or commit to any benefit plan or employment agreement;

•	voluntarily accelerate the vesting or the lapsing of any restrictions with respect to any stock options or other stock-based compensation;

•	elect any new executive officer or director;

•	hire any employee with an annual total compensation in excess of $30,000;

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     Settling Claims

•	settle any claim against it for more than $15,000 or impose or agree to material restrictions on its operations;

     Governing Documents

•	amend its articles of incorporation or bylaws;

     Sale of Securities

•	restructure or materially change its investment securities portfolio or its interest rate risk position through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

     Investment in Debt Securities

•	make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

     Capital Expenditures

•	make any capital expenditures other than pursuant to binding commitments and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes or other obligations due and owing;

     Branches

•	establish or commit to establish any new branch or other office or file an application to relocate or terminate the operation of an existing banking office;

     Merger Agreement

•	take any action that is intended or expected to result in any of its representations and warranties under the merger agreement being or becoming untrue in any material respect or in the conditions to the merger not being satisfied or in a violation of a provision of the merger agreement;

     Accounting

•	change its method of accounting, except as required by changes in generally accepted accounting principles or regulatory guidelines;

     Other Agreements

•	agree to take, commit to take any or adopt any resolutions in support of any of the foregoing actions.

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     Monarch has agreed that, until the completion of the merger and unless permitted to by MSB, it will not:

•	take any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

•	take any action that is intended or expected to result in any of its representations and warranties under the merger agreement being or becoming untrue in any material respect or in the conditions to the merger not being satisfied or in a violation of a provision of the merger agreement;

•	amend its articles of incorporation or bylaws in a manner that would materially and adversely effect the benefits of the merger to MSB stockholders;

•	enter into any merger agreement with a third party that reasonably could be expected to result in the merger with MSB not being consummated or would be consummated prior to the closing date and would effect a change in the kind of merger consideration to be received by stockholders of MSB; and

•	agree to take, commit to take or adopt any resolutions in support of any of the foregoing actions.

Covenants of MSB and Monarch in the Merger Agreement

     Agreement Not to Solicit Other Proposals. MSB has agreed not to solicit, initiate, encourage or facilitate any acquisition proposal with a third party or enter into any agreement that would require it to abandon or terminate the merger with Monarch. An acquisition proposal includes the following:

•	any merger, consolidation, share exchange, business combination, or other similar transaction involving MSB or its subsidiaries;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of MSB;

•	any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of MSB; and

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Despite the agreement of MSB not to solicit other acquisition proposals, the board of directors of MSB may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that the MSB board of directors:

•	after consultation with and receipt of advice from outside legal counsel, in good faith determines that failure to take such action is reasonably likely to result in a violation of its fiduciary duties to MSB stockholders under applicable law; and

45

•	after consultation with its financial advisor, determines in good faith that the transaction presented by such unsolicited acquisition proposal, taking into account all legal, financial and regulatory aspects of the proposal, the person making the proposal and the prospects and interests of MSB and its stockholders, is a more favorable transaction (a “superior proposal”) than the transaction contemplated by the merger agreement with Monarch.

     If MSB receives a proposal or information request from a third party or enters into negotiations with a third party regarding a superior proposal, MSB must notify Monarch and provide Monarch with information about the third party and its proposal.

     Employee Matters. Each person who is an employee of Marshall Savings Bank as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of Monarch Community Bank. Monarch will make available employer provided health and other employee welfare benefit plans to each continuing employee on the same basis that it provides such coverage to Monarch employees. Former employees of Marshall Savings Bank will be treated as new employees for purposes of Monarch’s pension plan, employee stock ownership plan and 401(k) plan; provided, however, that continuing employees will receive credit for service with Marshall Savings Bank for purposes of vesting and determination of eligibility to participate in Monarch’s employee stock ownership plan and 401(k) plan, but not accrual of benefits. Monarch has also agreed to honor all vested benefits or other vested amounts earned or accrued under MSB employee benefit plans, contracts and arrangements.

     Indemnification of MSB Officers and Directors. Monarch has agreed to indemnify and hold harmless each present and former director and officer of MSB for a period of six years from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent allowed under Michigan law as in effect at the time of closing. Monarch has also agreed that it will maintain a policy of directors’ and officers’ liability insurance coverage, or provide a policy providing comparable coverage and amounts on terms no less favorable than MSB’s current policy, for the benefit of MSB’s directors and officers who are currently covered by insurance for three years following consummation of the merger, subject to a cap on the amount of annual premiums.

     Certain Other Covenants. The merger agreement also contains other agreements relating to our conduct before consummation of the merger, including the following:

•	After all requisite approvals and consents necessary to consummate the merger are obtained, Marshall Savings Bank will modify and change its loan, litigation, real estate valuation and investment and asset/liability management policies and practices so as to be more consistent with those of Monarch Community Bank.

•	MSB will give Monarch and Monarch will give MSB reasonable access during normal business hours to its property, books, records and personnel and furnish all information as reasonably requested.

•	MSB will promptly provide Monarch with a copy of all documents filed with the Securities and Exchange Commission, each report filed with its banking regulators, each management report provided to its board of directors and each public press release.

•	MSB will meet with Monarch on a regular basis to discuss and plan for the conversion of MSB data processing and related electronic information systems.

46

•	Monarch and MSB will use their reasonable best efforts to submit all necessary applications, notices, and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions.

•	Monarch and MSB will use their reasonable best efforts to obtain all third party consents necessary to consummate the merger.

•	MSB will take any necessary action to exempt Monarch and this transaction from any anti-takeover provisions contained in MSB’s articles of incorporation or bylaws or federal or state law.

•	Monarch and MSB will use all reasonable efforts to take all actions necessary to consummate the merger and the transactions contemplated by the merger agreement.

•	MSB and Monarch will consult with each other regarding any public statements about the merger and any filings with any governmental entity or with any national securities exchange or market.

•	Monarch will file a registration statement, of which this proxy statement-prospectus forms a part, with the Securities and Exchange Commission registering the shares of Monarch common stock to be issued in the merger to MSB stockholders.

•	MSB will take all actions necessary to convene meetings of its stockholders to vote on the merger agreement. The MSB board of directors will recommend at the stockholders’ meeting that the stockholders vote to approve the merger and will use its reasonable best efforts to solicit stockholder approval, unless, after consultation with and receipt of advice from counsel, the MSB board of directors determines in good faith that such action is reasonably likely to result in a violation of its fiduciary duties to MSB stockholders.

•	Prior to completion of the merger, Monarch will notify The Nasdaq Stock Market of the additional shares of Monarch common stock that Monarch will issue in exchange for shares of MSB common stock and will take all action required to cause the additional shares to be authorized for quotation.

•	MSB will use its reasonable best efforts to cause each person who is an affiliate of it under Rule 145 of the Securities Act to deliver to Monarch a letter to the effect that such person will comply with Rule 145.

•	Monarch and MSB will notify each other of any material contract defaults and any events that would reasonably be likely to result in a material adverse effect on the other. They also will notify each other of any communication from a third party regarding the need to obtain that party’s consent in connection with the merger.

•	Monarch and MSB will take appropriate board action to exempt MSB directors and officers from short-swing profit liability that could arise under the federal securities laws in connection with the transactions being completed by the merger agreement.

•	MSB will pay dividends on its common stock on a quarterly basis and each of Monarch and MSB will coordinate with the other the payment of dividends on Monarch common stock and MSB common stock.

47

Representations and Warranties Made by Monarch and MSB in the Merger Agreement

     Monarch and MSB have made certain customary representations and warranties to each other in the merger agreement relating to our businesses. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. The representations and warranties must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on our business, financial condition or results of operations. See “—Conditions to Completing the Merger.”

Terminating the Merger Agreement

     The merger agreement may be terminated at any time prior to the completion of the merger, either before or after approval of the merger agreement by MSB stockholders, as follows:

•	with the mutual consent of Monarch and MSB;

•	by either party, if the stockholders of MSB fail to approve the merger agreement (provided that MSB will only be entitled to terminate for this reason if it has complied with its obligations under the merger agreement with respect to its stockholder meeting);

•	by either party, if a required regulatory approval, consent or waiver is denied or any governmental entity prohibits the consummation of the merger or the transactions contemplated by the merger agreement;

•	by either party, if the merger is not consummated by May 31, 2004, unless failure to complete the merger by that time is due to a misrepresentation, breach of a warranty or failure to fulfill a covenant by the party seeking to terminate the agreement;

•	by either party, if the other party makes a misrepresentation, breaches a warranty or fails to satisfy or fulfill a covenant that cannot be cured within a specified time and that would have a material adverse effect on the other party;

•	by Monarch, if the board of directors of MSB does not recommend approval of the merger in the proxy statement-prospectus or withdraws or revises its recommendation in a manner adverse to Monarch; or

•	by MSB, if, in response to a superior offer by a third party, the MSB board of directors determines in good faith, based on advice of outside legal counsel, that failure to terminate the merger with Monarch is reasonably likely to result in a breach of its fiduciary duties to MSB stockholders, provided MSB provides notice to Monarch of the superior proposal and MSB negotiates in good faith with Monarch to make adjustments to the merger agreement to enable MSB to proceed with the merger with Monarch.

Termination Fee

     The merger agreement requires MSB to pay Monarch a fee of $1.2 million if Monarch terminates the merger agreement as a result of the failure of MSB’s board of directors to recommend approval of the merger or the withdrawal, qualification or revision of its recommendation to approve the merger.

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     The merger agreement also requires MSB to pay Monarch a fee of $1.2 million if MSB terminates the agreement as a result of the receipt of a superior proposal.

     The merger agreement also requires MSB to pay Monarch a fee of $1.2 million if within 24 months after the merger agreement is terminated, MSB consummates or enters into any agreement with respect to an acquisition proposal and if the merger agreement is terminated under either of the following circumstances:

•	if Monarch terminates the merger agreement as a result of a willful breach of the merger agreement by MSB, and an acquisition proposal from a third party has been publicly announced, disclosed or communicated or made known to MSB at any time after the date of the merger agreement and prior to the date of termination; or

•	if either party terminates the merger agreement as a result of the failure of MSB’s stockholders to approve the merger, and an acquisition proposal from a third party has been publicly announced, disclosed or communicated or made known to MSB at any time after the date of the merger agreement and prior to the date of the MSB stockholders meeting.

     Under no circumstances will MSB be required to pay more than $1.2 million in the aggregate under the termination fee provisions.

Expenses

     Each of Monarch and MSB will pay its own costs and expenses incurred in connection with the merger, except that Monarch and MSB will share equally the expense of filing, printing and mailing this proxy statement-prospectus.

Changing the Terms of the Merger Agreement

     Before the completion of the merger, Monarch and MSB may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by MSB stockholders, Monarch and MSB can make no amendment or modification that would reduce the amount or alter the kind of consideration to be received by MSB’s stockholders under the terms of the merger.

Board of Directors

     After completion of the merger, the board of directors of Monarch and Monarch Community Bank will consist of all of the current directors of Monarch and Monarch Community Bank, respectively, and two directors of MSB (           and           ).

49

Pro Forma Financial Information

     The following unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2003 and the unaudited pro forma condensed combined consolidated statements of income for nine months ended September 30, 2003 and the year ended December 31, 2002 give effect to the pending merger, accounted for as a purchase. Because Monarch has a December 31 fiscal year end and MSB has a June 30 fiscal year end, MSB’s historical information has been adjusted to correspond to Monarch’s fiscal year end. For the year ended December 31, 2002, MSB’s historical information was calculated by adding the results for the six months ended December 31, 2002 and the results for the six months ended June 30, 2002. For the nine months ended September 30, 2003, MSB’s historical information was calculated by adding the results for the three months ended September 30, 2003 and the results for the six months ended June 30, 2003.

     The unaudited pro forma condensed combined consolidated financial information is based on the historical consolidated financial statements of Monarch and MSB under the assumptions and adjustments set forth in the accompanying notes. The unaudited pro forma condensed combined consolidated balance sheet gives effect to the merger as if the merger had been consummated at the end of the period presented. The unaudited pro forma condensed combined consolidated statements of income give effect to the merger as if the merger had been consummated on January 1 of each of the periods presented. The unaudited pro forma condensed combined consolidated financial statements do not give effect to the anticipated cost savings in connection with the merger.

     You should read the unaudited pro forma condensed combined consolidated financial statements in conjunction with the consolidated historical financial statements of Monarch and MSB, including the respective notes to those statements. The pro forma information is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations which would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented. We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and an opportunity to earn more revenue. In addition, Monarch will incur costs in acquiring MSB. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and costs and, accordingly, does not attempt to predict or suggest future results.

     Pro forma per share amounts for the combined company are based on a 0.2515 exchange ratio based on the closing price of $14.95 per share of Monarch common stock on September 30, 2003.

50

Monarch and MSB
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
as of September 30, 2003
(In thousands)

	Actual (Unaudited)		Pro Forma			Pro Forma
	Monarch	MSB	Adjustments			Combined

ASSETS
Cash and due from banks	$5,887	$2,456	—			$8,343
Federal Home Loan Bank overnight time and other interest bearing deposits	23,536	956	(450)	8	(b)
			(20,002)	8	(g)
			(454)	8	(f)	3,586
Securities - available for sale	17,808	12,154	—			29,962
Securities - held to maturity	295	—	—			295
Other securities	2,983	1,463	—			4,446
Investment in Pedcor	1,449	—	—			1,449
Loans held for sale	863	140	—			1,003
Loans, net of allowance for loan losses	145,897	73,767	1,052	8	(d)	220,716
Accrued interest receivable	1,150	401	—			1,551
Foreclosed assets, net	2,325	401	—			2,726
Premises and equipment	4,266	1,278	310	8	(d)	5,854
Deferred income taxes	937	302	—			1,239
Core deposit intangible	—	318	(318)	8	(c)	—
Goodwill	—	1,451	(1,451)	8	(c)	—
New core deposit intangible	—	—	1,900	8	(e)	1,900
New goodwill	—	—	10,774	8	(j)	10,774
Other assets	1,151	3,243	—			4,394

Total assets	$208,547	$98,330	$(8,639)			$298,238

LIABILITIES
Deposits	$111,117	$70,492	$518	8	(d)	$182,127
Federal Home Loan Bank advances	57,500	10,108	341	8	(d)	67,949
Accrued expenses and other liabilities			902	8	(i)
	2,696	2,292	171	8	(d)	6,061

Total liabilities	171,313	82,892	1,932			256,137
STOCKHOLDERS’ EQUITY
Common stock	24	16	(16)	8	(a)
			3	8	(h)	27
Treasury stock	—	(3,516)	3,516	8	(a)	—
Additional paid-in-capital	23,303	9,829	(9,829)	8	(a)
			4,910	8	(h)	28,213
Retained earnings	16,653	9,197	(9,197)	8	(a)	16,653
Net unrealized gains (losses) on available for sale securities	75	(46)	—			29
Unearned ESOP	(1,666)	(33)	33	8	(a)	(1,666)
Unearned stock awards	(1,155)	(9)	9	8	(a)	(1,155)

Total stockholders’ equity	37,234	15,438	(10,571)			42,101

Total liabilities and equity	$208,547	$98,330	$(8,639)			$298,238

Book value per share	$15.49	$11.81				$15.42
Tangible book value per share	$15.49	$10.46				$10.78

See Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

51

Monarch and MSB
Unaudited Pro Forma Condensed Combined Consolidated Statement of Income
For the Nine Months Ended September 30, 2003
(In thousands, except share data)

	Actual (Unaudited)		Pro Forma			Pro Forma
	Monarch	MSB	Adjustments			Combined

INTEREST INCOME:
Loans, including fees	$8,568	$4,086	(113)	8	(k)	$12,541
Investment securities	454	191				645
Federal funds sold and overnight deposits	195	86	(172)	8	(n)	109

Total interest income	9,217	4,363	(285)			13,295
INTEREST EXPENSE:
Deposits	2,190	912	97	8	(l)	3,199
Federal Home Loan Bank advances	2,388	496	64	8	(l)	2,948

Total interest expense	4,578	1,408	161			6,147

Net interest income	4,639	2,955	(446)			7,148
Provision for loan losses	1,157	155	—			1,312

Net interest income after provision for loan losses	3,482	2,800	(446)			5,836
NON-INTEREST INCOME:
Fees and service charges	724	502	—			1,226
Loan servicing fees	154	182	—			336
Net gain on sale of loans	1,490	1,122	—			2,612
Net (loss) on securities sales	(1)	(4)	—			(5)
Net gain (loss) on disposal of premises and equipment	—	—	—			—
Other income	86	311	—			397

Total noninterest income	2,453	2,113	—			4,566
NON-INTEREST EXPENSE:
Salaries and employees benefits	2,652	1,192	—			3,844
Occupancy and equipment	559	279	16	8	(k)	854
Data processing	271	206	—			477
Mortgage banking	331	418	—			749
Professional fees	309	175	—			484
Advertising and promotion	58	109	—			167
Amortization of intangibles	—	53	204	8	(m)	257
Other general and administrative	877	612	—			1,489

Total noninterest expense	5,057	3,044	220			8,321

Income before income taxes	878	1,869	(666)			2,081
Income taxes	247	644	(226)	8	(o)	665

Net income	$631	$1,225	(440)			$1,416

Basic earnings per share	$0.27	$0.95				$0.54
Diluted earnings per share	$0.27	$0.94				$0.54

See Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

52

Monarch and MSB
Unaudited Pro Forma Condensed Combined Consolidated Statement of Income
For the Year Ended December 31, 2002
(In thousands, except share data)

	Actual (Unaudited)		Pro Forma			Pro Forma
	Monarch	MSB	Adjustments			Combined

INTEREST INCOME:
Loans, including fees	$12,408	$6,199	(150)	8	(k)	$18,457
Investment securities	238	267				505
Federal funds sold and overnight deposits	285	138	(343)	8	(n)	80

Total interest income	12,931	6,604	(493)			19,042
INTEREST EXPENSE:
Deposits	3,325	1,682	130	8	(l)	5,137
Federal Home Loan Bank advances	3,141	880	85	8	(l)	4,106

Total interest expense	6,466	2,562	215			9,243

Net interest income	6,465	4,042	(708)			9,799
Provision for loan losses	397	89	—			486

Net interest income after provision for loan losses	6,068	3,953	(708)			9,313

OTHER INCOME:
Fees and service charges	955	584	—			1,539
Loan servicing fees	199	195	—			394
Net gain on sale of loans	1,000	1,011	—			2,011
Net (loss) on securities sales	(2)	20	—			18
Net gain (loss) on disposal of premises and equipment	(35)	—	—			(35)
Other income	42	339	—			381

Total other income	2,159	2,149	—			4,308
OTHER EXPENSE:
Salaries and employees benefits	3,542	1,501	—			5,043
Occupancy and equipment	782	373	21	8	(k)	1,176
Data processing	370	240	—			610
Mortgage banking	365	299	—			664
Professional fees	296	166	—			462
Advertising and promotion	115	115	—			230
Amortization of intangibles	—	145	271	8	(m)	416
Other general and administrative	1,328	997	—			2,325

Total noninterest expense	6,798	3,836	292			10,926

Income before income taxes	1,429	2,266	(1,000)			2,695
Income taxes	415	775	(340)	8	(o)	850

Net income	$1,014	1,491	(660)			$1,845

Basic earnings per share	n/a	$1.19				$0.70
Diluted earnings per share	n/a	$1.17				$0.70

See Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

53

Notes to the Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements

Note 1. Basis of Presentation

     The unaudited Pro Forma Condensed Combined Consolidated Financial Data has been prepared assuming the merger will be accounted for under the purchase method and is based on the historical consolidated financial statements of Monarch and the historical consolidated financial statements of MSB, which have been adjusted to reflect the historical cost of MSB’s assets at their fair value. In addition, pro forma adjustments have been included to give effect to events that are directly attributable to the merger and expected to have a continuing impact on the combined company. Pro forma adjustments for the Pro Forma Condensed Combined Consolidated Statements of Income include amortization of core deposit intangible and other adjustments based on the allocated purchase price of net assets acquired.

     Earnings per share data does not apply to Monarch for the year ended December 31, 2002, since Monarch Community Bank was a mutual savings and loan association with no stock outstanding until August 29, 2002. Accordingly, the pro forma statement of income for the year ended December 31, 2002 does not present earnings per share of Monarch.

Note 2. Calculation of the Purchase Price and Goodwill

     The preliminary calculation of the cost to acquire MSB is described in the table below (in thousands):

Cash payment to MSB stockholders at $15.04 per share for 1,306,733 shares of MSB common stock outstanding	$19,653
Cash payment to MSB stock option holders for the difference between the purchase price and the exercise price of the options	349
Market value of Monarch Community Bank common stock to be issued assuming that MSB’s common stock outstanding will be exchanged for 0.215 shares of Monarch Community Bank common stock assumed to be $14.95 per share)	4,913
Cost of acquisition incurred by Monarch Community Bank	450

$25,365

Historical net assets of MSB	$15,484
Accrual of MSB after-tax merger related charges, data processing termination fees, and other adjustments	(1,356)
Fair market value adjustments as of September 30, 2003:
Loans	1,052
Premises and equipment	310
Deposits	(518)
Advances	(341)
Core deposit intangible	1,582
Goodwill	9,323
Deferred taxes on purchase accounting adjustments	(171)

$25,365

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Note 3. MSB Merger Related Charges

     In connection with the merger, MSB expects to incur pre-tax merger related charges of approximately $2,054,000. These charges are expected to include $454,000 in change-of-control payments, $750,000 in data processing termination fees, and $850,000 in investment banking, legal and accounting fees. An accrual for the merger related charges and the related tax effect of $698,000 has been reflected in the unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of September 30, 2003.

Note 4. Monarch Community Bank Merger Related Charges

     In connection with the merger, Monarch expects to incur pre-tax merger related charges of approximately $450,000, consisting of investment banking, legal and accounting fees. These fees have been reflected as a component of the purchase price of MSB.

Note 5. Stockholders’ Equity

     Pursuant to the merger agreement, stockholders of MSB will be entitled to receive, in exchange for each share of common stock held, $15.04 in cash and shares of Monarch common stock. Based on the outstanding number of shares of MSB common stock at September 30, 2003, in the aggregate, MSB stockholders will receive $19.6 million in cash ($15.04 per share) and 329,000 shares of Monarch common stock (assuming an exchange ratio of 0.2515 shares of Monarch common stock per share of MSB common stock). The 329,000 shares will be issued out of unissued shares. Approximately 2,730,000 shares of Monarch common stock will be outstanding for the combined company after the merger.

Note 6. Average Shares Outstanding

     The pro forma weighted average shares outstanding is based on the historical Monarch weighted average shares outstanding plus 329,000 shares of Monarch common stock to be issued to MSB stockholders.

Note 7. Pro Forma Condensed Combined Statement of Operations Adjustments

     For purposes of determining the pro forma effect of the MSB acquisition on the statement of income, the following pro forma adjustments have been made as if the acquisition had occurred as of January 1 with respect to each of the periods:

	Nine Months Ended	Year Ended
	September 30, 2003	December 31, 2002

	(In thousands)
Amortization of premium on premises and equipment	$(16)	$(21)
Yield adjustment for interest income on loans	(113)	(150)
Amortization of core deposit intangible	(204)	(271)
Yield adjustment for lost interest on cash paid	(172)	(343)
Yield adjustment for interest expense on deposits	(97)	(130)
Yield adjustment for interest expense on advances	(64)	(85)

	(666)	(1,000)
Tax benefits of pro forma adjustments	(226)	(340)

	$(440)	$(660)

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     The following assumptions were utilized for purposes of determining the pro forma effect of the MSB acquisition on the statement of income:

	Weighted average	Method of
	Remaining Term	Amortization/Accretion
	Useful Life	or Depreciation

Loans	7 years	Straight Line
Premises and equipment	15 years	Straight Line
Core deposit intangible	7 years	Straight Line
Deposits	4 years	Straight Line
Advances	4 years	Straight Line

     In addition to the above assumptions, reductions in interest income on cash balances as a result of the cash payment to the MSB stockholders are calculated based on the actual yield experienced by Monarch. Income tax expense is adjusted based on a combined federal and state tax rate of 34%.

     In accordance with Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets goodwill will not be amortized, but will be reviewed for impairment at least annually.

Note 8. Pro Forma Adjustments

(a)	Reflects elimination of MSB equity.

(b)	Reflects the capitalization of Monarch costs related to the acquisition

(c)	Reflects the elimination of existing MSB intanagibles.

(d)	Reflects the adjustments to record loans, premises and equipment, deposits, borrowings and securities at fair value, including the related deferred taxes.

(e)	Reflects the recording of identifiable intangible assets acquired in the merger.

(f)	Reflects the payment of employment agreements for MSB employees in a change in control.

(g)	Reflects the cash portion of the purchase of MSB outstanding stock at $18.80 per share.

(h)	Reflects the issuance of Monarch shares to be exchanged for MSB shares.

(i)	Reflects accrual of the data processing termination fees and professional fees, net of tax, and the tax effects of the employment agreement.

(j)	Reflects goodwill resulting from the merger.

(k)	Reflects amortization of premium recorded on loans and premises and equipment.

(l)	Reflects accretion of fair value adjustments to deposits and advances.

(m)	Reflects amortization of core deposit intangible recorded at acquisition.

(n)	Reflects lost interest on cash paid (1.10% rate for nine months ended September 30, 2003 and 1.64% for year ended December 31, 2002).

(o)	Reflects tax effect of all other adjustments at 34%.

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A Warning About Forward-Looking Statements

     This proxy statement-prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Monarch and MSB, as well as certain information relating to the merger. These statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions.

     These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	expected cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected;

•	competitive pressures among financial services companies may increase significantly;

•	costs or difficulties related to the integration of the business of Monarch and MSB may be greater than expected;

•	changes in the interest rate environment may reduce interest margins;

•	general economic conditions, either nationally or in Michigan, may be less favorable than expected;

•	legislative or regulatory changes may adversely affect the business in which Monarch or MSB is engaged; and

•	changes may occur in the securities markets.

     Monarch does not intend to update or otherwise revise any forward-looking statements to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Monarch does not intend to update or revise the forward-looking statements to reflect changes in general economic or industry conditions.

     See “Where You Can Find More Information.”

57

Description of Monarch Common Stock

General

     Monarch is authorized to issue 20,000,000 shares of common stock having a par value of $0.01 per share and 5,000,000 shares of preferred stock having a par value of $0.01 per share. Each share of Monarch’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Common Stock

     Dividends. Monarch can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. The payment of dividends by Monarch is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Monarch are entitled to receive and share equally in any dividends as may be declared by the board of directors of Monarch out of funds legally available for the payment of dividends. If Monarch issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. The holders of common stock of Monarch possess exclusive voting rights in Monarch. They elect Monarch’s board of directors and act on any other matters as are required to be presented to them under applicable law or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Monarch’s articles of incorporation, however, provide that a holder of Monarch common stock who owns, together with certain affiliates or persons acting in concert, in excess of 10% of the then-outstanding shares of common stock cannot vote any shares in excess of 10%. If Monarch issues preferred stock, holders of preferred stock may also possess voting rights.

     Liquidation. In the event of liquidation, dissolution or winding up of Monarch, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, pro rata the remaining assets of Monarch available for distribution. If Monarch issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of the common stock of Monarch are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

     Monarch may issue preferred stock with such designations, powers, preferences and rights as Monarch’s board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. None of the shares of the authorized preferred stock will be issued in connection with the merger and there are no plans to issue preferred stock.

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Comparison of Rights of Stockholders

     The rights of stockholders of Monarch are currently governed by Monarch’s articles of incorporation, bylaws and applicable provisions of the General Corporation Law of the State of Maryland. The rights of stockholders of MSB are currently governed by MSB’s articles of incorporation, bylaws and applicable provisions of the General Corporation Law of the State of Maryland. If we complete the merger, MSB stockholders who receive Monarch common stock will become Monarch stockholders and their rights will likewise be governed by Monarch’s articles of incorporation and bylaws and the General Corporation Law of the State of Maryland.

     The following is a summary of the material differences between the rights of a MSB stockholder and the rights of a Monarch stockholder. This summary is not a complete statement of the differences between the rights of MSB stockholders and the rights of Monarch stockholders and is qualified in its entirety by reference to the General Corporation Law of the State of Maryland and to the articles of incorporation and bylaws of each corporation. Copies of Monarch’s and MSB’s articles of incorporation and bylaws are on file with the Securities and Exchange Commission.

Authorized Stock

Monarch		MSB

•	The Monarch articles of incorporation authorize 25,000,000 shares of capital stock, consisting of 20,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value.	•	The MSB articles of incorporation authorize 6,000,000 shares of capital stock, consisting of 4,000,000 common stock, $0.01 par value, and 2,000,000 shares of preferred stock, $0.01 par value.

•	As of September 30, 2003, there were 2,314,375 shares of Monarch common stock issued and outstanding.	•	As of September 30, 2003, there were 1,306,733 shares of MSB common stock issued and outstanding.

•	As of September 30, 2003, there were no shares of preferred stock issued or outstanding.	•	Same.

Voting Rights

Monarch		MSB

•	The holders of the common stock exclusively possess all voting power, subject to the authority of the board of directors to offer voting rights to the holders of preferred stock.	•	Same.

•	Each share of common stock is entitled to one vote. Beneficial owners in excess of 10% of the outstanding stock are subject to voting limitations.	•	Same.

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Voting Rights

Monarch		MSB

•	Holders of common stock may not cumulate their votes for the election of directors.	•	Same.

Required Vote for Authorization of Certain Actions

Monarch		MSB

•	At least 80% of the outstanding shares of voting stock must approve certain “business combinations” involving an “interested stockholder” or any “affiliate of an “interested stockholder.” See “Selected Provisions In The Articles of Incorporation And Bylaws Of Monarch— Business Combinations with Related Persons.” However, if a majority of directors not affiliated with the interested stockholder approves the business combination or certain pricing criteria are satisfied, a majority vote of the outstanding shares is sufficient to approve a business combination.	•	Same.

Dividends

Monarch			MSB

•	Holders of common stock are entitled, when declared by the board of directors, to receive dividends, subject to the rights of holders of preferred stock.	•	Same.

Stockholders’ Meetings

Monarch		MSB

•	Monarch must deliver notice of the meeting and, in the case of a special meeting, a description of its purpose no less than 10 days nor more than 90 days before the meeting to each stockholder entitled to vote.	•	Same.

•	The president or board of directors may call a special meeting pursuant to a resolution adopted by a majority of the total number of directors which Monarch would have if there were no vacancies on the board of directors. Special meetings may also be called by the Secretary at the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.	•	Same.

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Stockholders’ Meetings

Monarch		MSB

•	For purposes of determining stockholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than 10 days nor more than 90 days before the meeting.	•	Same.

•	The board of directors or any stockholder entitled to vote may nominate directors for election or propose new business.	•	Same.

•	To nominate a director or propose new business, stockholders must give written notice to the Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of annual meeting was mailed or public announcement of the date of such annual meeting is first made. Each notice given by a stockholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the stockholder making the nomination or proposal.	•	Same.

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Action by Stockholders Without a Meeting

Monarch		MSB

•	Any action that requires the approval of the stockholders may be taken without a meeting by the unanimous written consent of stockholders which sets forth the action and is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote at the meeting.	•	Same.

Board of Directors

Monarch		MSB

•	The articles of incorporation provide that the number of directors shall be fixed by resolution of the board of directors.	•	Same.

•	The board of directors is divided into three classes as equal in number as possible and approximately one-third of the directors are elected at each annual meeting.	•	Same.

•	Vacancies on the board of directors will only be filled by a majority vote of the remaining directors.	•	Same.

•	Directors may be removed only for cause by the vote of at least 80% of the combined voting power of all of the then-outstanding shares of capital stock of Monarch entitled to vote generally in the election of directors voting together in a single class.	•	Same.

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Amendment of the Bylaws

Monarch			MSB

•	The bylaws may be amended or repealed only with the approval of at least a majority of the board of directors or by the vote of at least 80% of the outstanding shares.	•	Same.

Amendment of the Articles of Incorporation

Monarch		MSB

•	The articles of incorporation may be amended or repealed upon approval of at least a majority of the board of directors and by a majority of shares entitled to vote on the matter, unless otherwise provided in the articles of incorporation or Maryland law. However, amendments to the articles of incorporation that would revise the provisions relating to the number, terms and classification, election and removal procedures for directors, voting restrictions applicable to beneficial owners of 10% or more of the voting stock, stockholder approval of business combinations with interested stockholders, indemnification of directors and officers of Monarch, amendments of the bylaws and amendment of the articles of incorporation require approval by at least 80% of the outstanding shares.	•	Same.

Selected Provisions in the
Articles of Incorporation and Bylaws of Monarch

     Monarch’s articles of incorporation and bylaws contain certain provisions that could make more difficult an acquisition of Monarch by means of a tender offer, proxy context or otherwise. Certain provisions will also render the removal of the incumbent board of directors or management of Monarch more difficult. These provisions may have the effect of deterring or defeating a future takeover attempt that is not approved by Monarch’s board of directors, but which Monarch stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and

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does not provide all of the information contained in Monarch’s articles of incorporation and bylaws. See “Where You Can Find More Information” as to where to obtain a copy of these documents.

Business Combinations with Interested Stockholders

     The articles of incorporation require the approval of the holders of at least 80% of Monarch’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested stockholder.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of Monarch’s board of directors who are unaffiliated with the interested stockholder and who were directors before the time when the interested stockholder became an interested stockholder or if the proposed transaction meets certain conditions that are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient. Business combinations must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by outstanding shares of voting stock, voting together as a single group.

     The term “interested stockholder” includes any individual, group acting in concert, corporation, partnership, association or other entity (other than Monarch or its subsidiary) who or which is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding shares of voting stock of Monarch.

     A “business combination” includes:

•	any merger or consolidation of Monarch or any subsidiary with any interested stockholder, affiliate of an interested stockholder or any corporation which is, or after such merger or consolidation would be, an affiliate of an interested stockholder; or

•	any sale or other disposition to or with any interested stockholder or its affiliate of 25% or more of the assets of Monarch or combined assets of Monarch and its subsidiaries; or

•	the issuance or transfer to any interested stockholder or its affiliate by Monarch (or any subsidiary) of any securities of Monarch (or any subsidiary) in exchange for any cash, securities or other property the value of which equals or exceeds 25% of the combined assets of Monarch and its subsidiaries except pursuant to an employee benefit plan of Monarch or any subsidiary; or

•	the adoption of any plan for the liquidation or dissolution of Monarch proposed by or on behalf of any interested stockholder or its affiliate; or

•	any reclassification of securities, recapitalization, merger or consolidation of Monarch with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Monarch or subsidiary owned directly or indirectly, by an interested stockholder or its affiliate.

Limitation on Voting Rights

     Monarch’s articles of incorporation provide that no record owner of any outstanding Monarch common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in

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excess of 10% of the then outstanding shares of Monarch common stock will be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes shares beneficially owned by such person or any of his or her affiliates (as defined in the articles of incorporation), shares which such person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his or her affiliates have or share investment or voting power, but does not include shares beneficially owned by directors, officers and employees of Monarch Community Bank or Monarch or shares that are subject to a revocable proxy and that are not otherwise beneficially, or deemed by Monarch to be beneficially, owned by such person and his or her affiliates.

Evaluation of Offers

     The articles of incorporation of Monarch further provide that the board of directors of Monarch, when evaluating an offer, to (1) make a tender or exchange offer for any equity security of Monarch, (2) merge or consolidate Monarch with another corporation or entity or (3) purchase or otherwise acquire all or substantially all of the properties and assets of Monarch or any other actual or proposed transaction which would or may involve a change in control of Monarch, may, in connection with the exercise of its business judgment in determining what is in the best interest of Monarch and its stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effects, both immediate and long-term, upon Monarch’s stockholders;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Monarch and it subsidiaries and on the communities in which Monarch and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Monarch;

•	whether a more favorable price could be obtained for Monarch’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Monarch and its subsidiaries;

•	the future value of the stock or any other securities of Monarch or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of Monarch to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

     By having these standards in the articles of incorporation of Monarch, the board of directors may be in a stronger position to oppose such a transaction if the board concludes that the transaction would not be in the best interest of Monarch, even if the price offered is significantly greater than the then market price of any equity security of Monarch.

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Board of Directors

     Classified Board. The board of directors of Monarch is divided into three classes, each of which contains approximately one-third of the number of directors. The stockholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Monarch.

     Filling of Vacancies; Removal. The articles of incorporation provide that any vacancy occurring in the Monarch Board, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office. A person appointed to fill a vacancy on the board of directors will serve until the expiration of his or her term. The articles of incorporation of Monarch provide that a director may be removed from the board of directors prior to the expiration of his or her term only for cause and only upon the affirmative vote of at least 80% of the combined voting power of all of the then-outstanding shares of the voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

     Qualification. Monarch’s bylaws provide that to be eligible to serve on the board of directors of Monarch a person must be employed or have his or her principal residence in any county in which Monarch or any of its subsidiaries has an office. The bylaws also provide that no person will be eligible to serve on the Board of Directors who has, in the past 10 years, been subject to a supervisory action by a financial regulatory agency that involved fraud or other bad actions, has been convicted of a crime involving dishonesty or breach of trust that is punishable by more than a year in prison, or is currently charged with such a crime. These provisions may prevent stockholders from nominating themselves or persons of their choosing for election to the board of directors.

Stockholder Action by Written Consent; Special Meetings of Stockholders

     Stockholders of Monarch must act only through an annual or special meeting or by unanimous written consent in lieu of a meeting. The bylaws provide that a special meeting of stockholders may only be called by a majority of the board of directors of Monarch or through a written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting. At a special meeting, stockholders may consider only the business specified in the notice of meeting given by Monarch. The provisions of Monarch’s bylaws restricting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called at the request of a majority of the board of directors or stockholders entitled to vote a majority of all votes entitled to be cast. These provisions also would prevent the holders of a majority of common stock from unilaterally using the written consent procedure to take stockholder action. Moreover, these provisions limit a stockholder’s ability to force stockholder consideration of a proposal between annual meetings over the opposition of the board of directors by calling a special meeting of stockholders.

Advance Notice Provisions for Stockholder Nominations and Proposals

     Monarch’s bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders of Monarch. A person may not be nominated for election as a director unless that person is nominated by or at the direction of Monarch’s board of directors or by a stockholder who has given appropriate notice to Monarch before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given Monarch appropriate notice of its intention to bring that business before the meeting. Monarch’s Secretary must receive notice of the nomination or proposal not less than 90 days nor more than 120 days

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prior to the annual meeting. A stockholder who desires to raise new business must provide certain information to Monarch concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide Monarch with certain information concerning the nominee and the proposing stockholder.

     Advance notice of nominations or proposed business by stockholders gives Monarch’s board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about those matters.

Preferred Stock

     The articles of incorporation authorize Monarch’s board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although Monarch’s board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt. Monarch’s board of directors will make any determination to issue shares with those terms based on its judgment as to the best interests of Monarch and its stockholders.

Amendment of Articles of Incorporation

     Monarch’s articles of incorporation require the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding voting stock entitled to vote to amend or repeal certain provisions of the articles of incorporation, including the provision limiting voting rights, the provisions relating to approval of business combinations with related persons, acting by written consent, management of Monarch, number, classification, vacancies, removal and stockholder proposals and nominations of directors, director and officer indemnification by Monarch and amendment of Monarch’s bylaws and articles of incorporation. These supermajority voting requirements make it more difficult for the stockholders to amend these provisions of the Monarch articles of incorporation.

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Proposal 2 – Election of Directors

Information Regarding Board of Directors and Nominees

     The MSB board of directors consists of seven members. Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified. The nominees to be elected at this annual meeting will serve until the consummation of the merger, or if the merger is not consummated, for a term of three years or until their respective successors are elected and qualified.

     The table below sets forth information regarding each director of MSB and each nominee for director, including his age, position on the board and term of office. The board of directors selects nominees for election as directors. Both of MSB’s nominees currently serve as MSB directors. Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the board of directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. At this time, MSB is not aware of any reason why a nominee might be unable to serve if elected. Except as disclosed in this proxy statement, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

     The board of directors recommends you vote “FOR” each of the two director nominees.

				Current
		Position(s) Held with	Director	Term
Name	Age(1)	MSB and Marshall Savings Bank	Since(2)	Expires

Director Nominees
Richard L. Dobbins	58	Director	1979	2003
Martin L. Mitchell	52	Director	1986	2003
Directors Continuing in Office
Charles B. Cook	55	President and Chief Executive Officer	1974	2005
Karl F. Loomis	55	Director	1995	2005
J. Thomas Schaeffer	58	Director	1989	2005
John W. Yakimow	63	Director	1980	2004

(1)	At September 30, 2003.

(2)	Includes service as a director of the Bank.

     Set forth below is the principal occupation of each director of MSB and of each of the nominees for director. All directors and nominees have held their present positions for at least five years, unless otherwise indicated.

     Richard L. Dobbins. Mr. Dobbins became the owner of Dobbins Law Offices, P.C., located in Concord, Michigan, in January 2003. Prior to that he was a partner in the law firm of Dobbins, Beardslee, Grinage & Clore, P.C., with offices in Marshall and Concord, Michigan. Mr. Dobbins’ law firms act as counsel to Marshall Savings Bank from time to time.

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     Martin L. Mitchell. Dr. Mitchell is the Executive Vice President and Chief Operations Officer of Starr Commonwealth, a human services organization located in Albion, Michigan. Dr. Mitchell joined Starr Commonwealth in 1970.

     Charles B. Cook. Mr. Cook is President and Chief Executive Officer of MSB and Marshall Savings Bank. He has served in such capacities with MSB since its incorporation in 1994. Mr. Cook has been employed by Marshall Savings Bank since 1973 and was named Chief Executive Officer in 1974. In 1979, he was named President of Marshall Savings Bank.

     Dr. Karl F. Loomis. Dr. Loomis has been a laboratory director and pathologist since 1983 at Regional Medical Laboratories, Inc., a laboratory testing facility located in Battle Creek, Michigan. Dr. Loomis has served as President and Chief Executive Officer of Regional Medical Laboratories, Inc., since 1987.

     J.     Thomas Schaeffer. Mr. Schaeffer became the owner of Schaeffer Law Offices, located in Marshall, Michigan during 2003. Prior to that, he was a partner in the law firm of Schaeffer, Meyer & MacKenzie located in Marshall, Michigan. Mr. Schaeffer’s law firms act as general counsel to Marshall Savings Bank.

     John W. Yakimow. Mr. Yakimow serves as a legal consultant on intellectual property matters to Woodbridge & Associates, P.C., a law firm located in Princeton, New Jersey. During 1998, he retired from his position as the General Manager of Corporate Research and Development at Eaton Corporation located in Marshall, Michigan.

Board of Directors Meetings and Committees

     Meetings. The board of directors of MSB generally meets on a monthly basis. The MSB board of directors held 12 regular meetings and 10 special meetings during fiscal year 2003. All of the directors attended at least 75% of the board meetings and meetings of the committees on which they served during the period they were directors.

     Meetings of the board of directors of Marshall Savings Bank are generally held once per month. The Marshall Savings Bank board of directors held 12 regular meetings during fiscal year 2003. Each director attended at least 75% of the board meetings and meetings of the committees on which he served during fiscal 2003.

     Committees. The board of directors of MSB has a standing Executive Committee, Audit Committee, Compensation Committee and Nominating Committee.

     The Executive Committee generally acts in lieu of the full board of directors between board meetings, if necessary. This committee is responsible for formulating and implementing policy decisions, subject to review by the entire board of directors. The Executive Committee is composed of President Cook and Directors Dobbins and Schaeffer. The Executive Committee met three times in fiscal year 2003.

     The Audit Committee of MSB operates under a written charter adopted by the full board of directors. The Audit Committee is composed of Directors Loomis, Dobbins, and Yakimow, all of whom are “independent directors” as defined in the Nasdaq Stock Market rules. This committee is responsible for the review of the company’s annual audit report prepared by our independent auditors.

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     The functions of the Audit Committee include:

•	reviewing significant financial information for the purpose of giving added assurance that the information is accurate and timely and that it includes all appropriate financial statement disclosures;

•	selecting, evaluating and, if necessary, replacing the independent auditors;

•	monitoring the design and maintenance of MSB’s system of disclosure controls and internal accounting controls, and

•	overseeing the entire audit function conducted by our audit staff internally and by the independent auditors.

     During fiscal year 2003, the Audit Committee met six times.

     The Compensation Committee is currently composed of Directors Loomis, Mitchell, Dobbins and Yakimow. This committee is responsible for administering MSB Financial’s 1995 Stock Option and Incentive Plan, 1997 Stock Option and Incentive Plan and Recognition and Retention Plan. This committee met four times during fiscal year 2003.

     The entire board of directors acts as the Nominating Committee for selecting nominees for election as directors. Nominations of persons for election to the board of directors may be made only by or at the direction of the board of directors or by any stockholder entitled to vote for the election of directors who complies with the notice procedures set forth in MSB’s bylaws. Pursuant to our bylaws, nominations by stockholders must be delivered in writing to the Secretary of MSB at least 90 days but no more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of this meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder must be delivered not earlier than the 120th day prior to this meeting and not later than the close of business on the later of the 90th day prior to this meeting or the tenth day following the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting is first made.

Report of the Audit Committee of the Board of Directors

     The following Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the “Acts”), except to the extent MSB specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

     The Audit Committee of MSB operates under a written charter adopted by the board of directors. In fulfilling its oversight responsibility of reviewing the services performed by the independent auditors of MSB, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent auditors. Beginning with the 2004 fiscal year, the Audit Committee selects the independent auditors of MSB for each fiscal year. The Audit Committee also discussed with the internal auditing staff and independent auditors of MSB the overall scope and plans for their respective audits of MSB. The Audit Committee met with the internal auditing staff and independent auditors, both with and without management present, to discuss the results of their examinations, their evaluations of MSB’s internal controls and the overall quality of MSB’s financial reporting. The Audit Committee also reviewed and discussed with the independent auditors the fees paid by MSB to the independent auditors.

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     The Audit Committee also reviewed with Mr. Cook, MSB’s Chief Executive Officer, and Elaine R. Carbary, MSB’s Chief Financial Officer, the certifications that each such officer will include in our Form 10-KSB Annual Report for the 2003 fiscal year and has included during the 2003 fiscal year in the Form 10-QSB Quarterly Reports filed with the Securities and Exchange Commission, pursuant to the requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. The Audit Committee also reviewed with management the policies and procedures adopted to ensure the accuracy of these certifications.

     The Audit Committee has issued the following report with respect to the audited consolidated financial statements of MSB for the fiscal year ended June 30, 2003:

•	The Audit Committee has reviewed and discussed with management and Crowe, Chizek and Company LLP, MSB’s independent auditors, the audited consolidated financial statements for the fiscal year ended June 30, 2003;

•	The Audit Committee has discussed with Crowe, Chizek and Company LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees;”

•	The Audit Committee has received the written disclosures and letter from Crowe, Chizek and Company LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with Crowe, Chizek and Company LLP their independence from MSB; and

•	Based on the Audit Committee’s review and the discussions referred to in the items above, the Audit Committee recommended to the board of directors of MSB that the fiscal year 2003 audited consolidated financial statements for the fiscal year ended June 30, 2003, be included in MSB’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003.

     This report is submitted by the Audit Committee of MSB’s board of directors.

Karl F. Loomis (Chairperson)
Richard L. Dobbins
John W. Yakimow

Director Compensation

     The members of the boards of directors of MSB and Marshall Savings Bank are identical. Mr. Cook, the only MSB and Marshall Savings Bank director who also is an employee of both companies, receives no additional compensation for his service as a director. The non-employee directors received a $300 monthly retainer for service on the MSB board of directors during fiscal year 2003, plus $266 for each regular and $250 for each special MSB board meeting attended. During the same period, the non-employee directors received a $300 monthly retainer for service on the board of directors of Marshall Savings Bank, plus $450 (except for the Chairman of the Board who received $560) and $150 for each regular and special Marshall Savings Bank board meeting attended, respectively. Marshall Savings Bank also paid each non-employee board member an additional $150 for each Bank board committee meeting attended, except for attendance at Nominating Committee meetings for which no fees are paid.

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     MSB and Marshall Savings Bank have entered into deferred fee agreements with certain of our non-employee directors. Under the deferred fee arrangements, each non-employee director may make an annual election to defer receipt of all or a portion of his monthly director fees received from MSB and Marshall Savings Bank. The deferred amounts are allocated to a deferral account and credited with interest at the rate equal to the rate on high grade long-term bonds. The deferred fee arrangements are unfunded, non-qualified agreements that provide for distribution of the amount deferred upon retirement, disability or a change in control of MSB (as those terms are defined in such agreements) to participants or their designated beneficiaries. In addition, each participant is entitled to a death benefit payment of approximately $31,000, payable monthly over 15 years to designated beneficiaries. Life insurance on the plan participants has been purchased by us to fund the benefits that will be payable under these plans.

     J. Thomas Schaeffer, a director of MSB and Marshall Savings Bank, is owner of Schaeffer Law Offices and, previously, was a partner of another law firm, both of which acted as general counsel to Marshall Savings Bank during Mr. Schaeffer’s tenure. The legal fees received by each law firm for professional services rendered to Marshall Savings Bank during the fiscal year ended June 30, 2003, did not exceed 5% of each firm’s gross revenues. Richard L. Dobbins, a director of MSB and Marshall Savings Bank, is the owner of Dobbins Law Offices, P.C., and, previously, was a partner of another law firm, both of which acted, from time to time, as counsel to Marshall Savings Bank during Mr. Dobbin’s tenure. The legal fees received by the each firm from professional services rendered to Marshall Savings Bank during the fiscal year ended June 30, 2003 did not exceed 5% of each firm’s gross revenues.

     Marshall Savings Bank pays the premiums on a $15,000 face value life insurance policy on behalf of each non-employee director. The premiums paid on such life insurance policy totaled $144 in the aggregate for fiscal year 2003.

Executive Compensation

     Summary Compensation Table. The following table sets forth summary information concerning compensation awarded to, earned by or paid to MSB’s chief executive officer for the last three fiscal years. No other executive officer of MSB earned a salary and bonus in excess of $100,000 for the fiscal year ended June 30, 2003. Mr. Cook received perquisites and other personal benefits in addition to salary and bonus during the periods stated. The aggregate amount of these perquisites and other personal benefits, however, did not exceed the lesser of $50,000 or 10% of the total of his annual salary and bonus and, therefore, has been omitted, as permitted by the rules of the Securities Exchange Commission.

		Annual Compensation

				All Other
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Compensation ($)

Charles B. Cook	2003	$127,000	$27,082	$7,230 (2)
President and Chief Executive Officer	2002	123,125	20,000	14,437
	2001	117,675	26,000	17,907

(1)	Includes $800, $1,125 and $675 paid to President Cook for appraisal services rendered to Marshall Savings Bank on construction loans during fiscal 2003, 2002 and 2001, respectively.

(2)	Represents payments made by Marshall Savings Bank on behalf of the executive, as follows: $2,602 to the ESOP and $4,628 to the 401(k) Plan.

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     Aggregated Option Exercises in Last Fiscal Year And Fiscal Year-End Option Values Table. The following table summarizes certain information relating to the value of options held by Mr. Cook at June 30, 2003. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise price of the option. The value of an unexercised, in-the-money option at fiscal year-end is the difference between its exercise price and the fair market value of the underlying stock on June 30, 2003, the last day of trading in fiscal year 2003. The fair market value of MSB common stock on June 30, 2003 was $14.89 per share based on the closing price of the common stock as reported on the Nasdaq SmallCap Market. The value of unexercised options has not been, and may never be, realized since these options have not been, and may not ever be, exercised. Actual gains, if any, on exercise will depend on the value of MSB common stock on the date of exercise. The exercise price of Mr. Cook’s unexercised options at June 30, 2003, exceeded the fair market value of MSB’s common stock on that date. Mr. Cook was not granted any options to purchase shares of MSB’s common stock during fiscal 2003.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
			Options at Fiscal Year-End (#)		Fiscal Year-End ($)
Shares
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Charles B. Cook	34,710	$ 242,492	9,693	—	$ —	$ —

     Employment Agreement. Mr. Cook has an employment agreement with Marshall Savings Bank. The agreement provides for an annual base salary in an amount not less than Mr. Cook’s current salary and an initial term of three years. By its terms, the agreement will expire on June 30, 2004. The agreement may also terminate upon the employee’s death, for cause, under certain events specified by Office of Thrift Supervision regulations, or by Mr. Cook upon 90 days notice to us.

     The employment agreement provides for payment to Mr. Cook of the greater of his salary for the remainder of the term of the agreement, or 299% of his base compensation, in the event there is a “change in control” of Marshall Savings Bank, as a result of which his employment terminates involuntarily in connection with such change in control or within twelve months thereafter. This termination payment is subject to reduction by the amount of all other compensation to the employee deemed for purposes of the Internal Revenue Code of 1986, as amended, to be contingent on a “change in control,” and may not exceed three times the employee’s average annual compensation over the most recent five year period or be non-deductible by Marshall Savings Bank for federal income tax purposes. For the purposes of the employment agreement, a “change in control” is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. §574.3 or §574.4. Such events are generally triggered prior to the acquisition of control of 10% of MSB Financial’s common stock. The agreement also guarantees participation in an equitable manner in employee benefits applicable to executive personnel.

     Based on his current compensation, if Mr. Cook was terminated as of June 30, 2003, in connection with a change in control, he would have been entitled to receive a lump sum cash payment of approximately $454,461, which was previously reported as $381,000 in MSB's Annual Report on Form 10-KSB for the year ended June 30, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires MSB Financial’s directors, executive officers and persons who own more than 10% of MSB Financial’s common stock to report their initial ownership of MSB Financial’s common stock and any subsequent changes in that ownership to the

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Securities Exchange Commission. Specific due dates for these reports have been established by the Securities Exchange Commission, and MSB Financial is required to disclose in this proxy statement any late filings or failures to file.

     MSB Financial believes, based solely on a review of the copies of such reports furnished to us and written representations from all directors and executive officers, that no other reports were required to be filed during the fiscal year ended June 30, 2003, and that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with.

Certain Transactions

     Marshall Savings Bank has followed a policy of granting consumer loans and loans secured by the borrower’s personal residence to Marshall Savings Bank’s officers, directors and employees. Loans to all officers and directors must be approved by two-thirds of the disinterested directors, and loans to employees must be approved by Marshall Savings Bank’s loan committee. All loans to Marshall Savings Bank’s executive officers and directors were made in the ordinary course of business and on the same terms and conditions as those of comparable transactions prevailing at the time, in accordance with Marshall Savings Bank’s underwriting guidelines and applicable regulations, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Proposal 3 – Ratification of the Appointment
of Independent Auditors

Independent Auditors

     As a result of recent legislation, the Audit Committee now is solely responsible for selecting MSB’s independent auditors. The Audit Committee of MSB’s board of directors has renewed its arrangement with Crowe, Chizek and Company LLP to be our independent auditors for the fiscal year ending June 30, 2004. Upon completion of the merger and dissolution of MSB, Crowe, Chizek and Company LLP will not serve as the independent auditor of Monarch. Plante & Moran PLLC will continue to serve as the independent auditor of Monarch.

     Our stockholders are being asked to ratify this appointment at the Meeting, but stockholder ratification is not required to appoint Crowe, Chizek and Company LLP as MSB’s independent auditors for fiscal year 2004. The Audit Committee and the full board of directors believes, however, that submitting the appointment of Crowe, Chizek and Company LLP to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will take this into consideration in its selection of independent auditors for future fiscal years.

     A representative of Crowe, Chizek and Company LLP is expected to attend the meeting to respond to appropriate questions and to make a statement if he or she so desires.

Audit and Non-Audit Fees

     Audit Fees. Aggregate fees billed by Crowe, Chizek and Company LLP for professional services rendered in connection with its audit and reviews of MSB’s consolidated financial statements for the fiscal year ended June 30, 2003, and the review of the financial statements included in MSB’s quarterly reports on Form 10-QSB during the last fiscal year were $52,900.

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     Financial Information Systems Design and Implementation Fees. Crowe, Chizek and Company LLP did not bill any fees for services related to financial information systems design and implementation during the fiscal year ended June 30, 2003.

     All Other Fees. Other than audit fees, the aggregate fees billed to MSB by Crowe, Chizek and Company LLP for non-audit services for fiscal year 2003 were $15,618.

     The Audit Committee of the board of directors has considered whether the providing of all non-auditing services (and the aggregate fees billed for such services) in fiscal year 2003 by Crowe, Chizek and Company LLP, the principal independent auditors, is compatible with maintaining the principal auditors’ independence.

     The MSB board of directors recommends that you vote “FOR” the proposal to ratify the appointment of Crowe, Chizek and Company LLP as MSB Financial’s auditors for the fiscal year ending June 30, 2004.

Stockholder Proposals for the 2004 Proxy Statement

     MSB will hold an annual meeting for the year ending June 30, 2004 only if the merger is not completed. In order to be eligible for inclusion in next year’s proxy materials for the annual meeting of stockholders, if one is held, any stockholder proposal to take action at such meeting must be received at our executive office located at 107 North Park Street, Marshall, Michigan 49068, on or before May 18, 2004. Any stockholder proposals received after June 21, 2004, but on or before July 21, 2004, may be considered for presentation at next year’s annual meeting, although not included in the proxy statement. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from January 22, 2004, the stockholder proposal must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which notice of the date of annual meeting was mailed or public announcement of the date of such meeting is first made.

     All stockholder proposals for inclusion in MSB Financial’s proxy materials may be subject to the requirements of the proxy rules adopted under the Securities Exchange Act 1934 and, as with any stockholder proposal, regardless of whether included in our proxy materials, MSB Financial’s articles of incorporation and bylaws and Maryland law.

Annual Reports

     Stockholders of record on November 21, 2003, should have received a copy of our 2003 annual report to stockholders either with this proxy statement or prior to its receipt. If, upon receipt of this proxy material, you have not received the annual report to stockholders, please write to the Corporate Secretary at the address below and a copy will be sent to you. Although the annual report is being mailed to stockholders with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated herein by reference.

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     In addition, a copy of MSB Financial’s annual report on Form 10-KSB for the fiscal year ended June 30, 2003, is available to each record and beneficial owner of MSB Financial’s common stock without charge upon written request to the Corporate Secretary, MSB Financial, Inc., 107 North Park Street, Marshall, Michigan 49068.

Legal Matters

     The validity of the shares of Monarch common stock to be issued in connection with the merger will be passed upon for Monarch by Muldoon Murphy & Faucette LLP, Washington, D.C.

Experts

     The financial statements of Monarch as of December 31, 2002 and 2001 and for the three fiscal years ended December 31, 2002 have been included in this proxy statement-prospectus in reliance upon the report of Plante & Moran PLLC, independent certified public accountants, with respect to those financial statements, and upon the authority of that firm as experts in accounting and auditing.

     The financial statements of MSB as of June 30, 2003 and 2002 and for each of the three fiscal years in the period ended June 30, 2003 included in the Annual Report to Stockholders delivered together with this proxy statement-prospectus have been audited by Crowe Chizek and Company LLC, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

     Monarch has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to MSB stockholders of the shares of Monarch common stock to be issued in connection with the merger. The registration statement, including the exhibits, contains additional relevant information about Monarch and Monarch common stock. The rules and regulations of the SEC allow Monarch to omit certain information included in the registration statement from this proxy statement-prospectus.

     Monarch and MSB file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Monarch and MSB file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. Monarch’s and MSB’s public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at “http://www.sec.gov.”

     The SEC allows MSB to “incorporate by reference” information into this proxy statement-prospectus. This means that MSB can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents that are listed below that MSB has previously filed with the SEC. These documents contain important information about MSB’s financial condition.

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MSB SEC Filings (File No. 0-24898)

•	Annual Report on Form 10-KSB for the year ended June 30, 2003 (see Appendix D)

•	Quarterly Report on Form 10-QSB for the quarters ended September 30, 2003 (see Appendix D)

     Documents incorporated by reference are available from MSB without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from MSB at the following address:

MSB Financial, Inc.
107 North Park Street
Marshall, Michigan 49068
Attention: Mary L. LaFountain
Telephone No. (269) 781-5103

     If you would like to request documents from MSB, please do so by January 14, 2004 in order to receive them before the annual meeting of stockholders. If you request any incorporated documents, MSB will mail them to you by first-class mail, or other equally prompt means, within one business day of its receipt of your request.

     Monarch has supplied all information contained in this proxy statement-prospectus relating to Monarch, and MSB has supplied all information relating to MSB.

     You should rely only on the information contained or incorporated by reference in this document to vote your shares at the meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this document. This document is dated [Mail Date]. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to stockholders nor the issuance of Monarch’s securities in the merger shall create any implication to the contrary.

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Appendix A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 2, 2003

AND

AMENDED AND RESTATED AS OF

SEPTEMBER 24, 2003

BY AND AMONG

MONARCH COMMUNITY BANCORP, INC.,

MONARCH ACQUISITION CORP.

AND

MSB FINANCIAL, INC.

Agreement and Plan of Merger

     This is an Agreement and Plan of Merger, dated as of the 2nd day of September, 2003 and amended and restated the 24th day of September, 2003 (“Agreement”), by and between Monarch Community Bancorp, Inc., a Maryland corporation (“MCBF”), Monarch Acquisition Corp., a Maryland corporation (“Acquisition Sub”) and MSB Financial, Inc., a Maryland corporation (“MSB”).

Introductory Statement

     The Board of Directors of each of MCBF and MSB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of MCBF or MSB, as the case may be, and in the best long-term interests of the stockholders of MCBF or MSB, as the case may be, and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies.

     MCBF and MSB each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

     As a condition and inducement to MCBF’s willingness to enter into this Agreement, each of the members of the Board of Directors of MSB has entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he will vote his shares of MSB Common Stock in favor of this Agreement and the transactions contemplated hereby.

     This Agreement was originally entered into as of September 2, 2003. Pursuant to Section 8.3 of this Agreement, this Agreement was amended and restated as of September 24, 2003. All references to "the date of this Agreement" contained herein shall mean September 2, 2003.

     In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement:

     “Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving MSB or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of MSB’s consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of MSB’s capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

     “Acquisition Sub” means Monarch Acquisition Corp., a Maryland corporation.

     “Acquisition Sub Common Stock” means the common stock, par value $.01 per share of Acquisition Sub.

     “Agreement” means this Agreement, as amended, modified or amended and restated from time to time in accordance with its terms.

     “Articles of Merger” shall have the meaning given to that term in Section 2.3.

     “Bank Merger” shall have the meaning given to that term in Section 2.12.

     “Bank Merger Act” means the Bank Merger Act, as amended.

     “Cash Consideration” shall have the meaning given to that term in Section 2.5(a).

     “Certificate” shall have the meaning given to that term in Section 2.6(b).

     “Closing” shall have the meaning given to that term in Section 2.2.

     “Closing Date” shall have the meaning given to that term in Section 2.2.

     “Continuing Employee” shall have the meaning given to that term in Section 5.12(a).

     “CRA” means the Community Reinvestment Act.

     “Disclosure Letter” shall have the meaning given to that term in Section 3.1.

     “Effective Time” shall have the meaning given to that term in Section 2.3.

     “Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or

2

administrative order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called “Superfund” or “Superlien” law, each as amended and as now in effect.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means any entity that is considered one employer with MSB under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Exchange Agent” shall have the meaning given to that term in Section 2.6(c).

     “Exchange Ratio” shall have the meaning given to that term in Section 2.5(a).

     “Excluded Shares” shall consist of (i) Dissenters’ Shares and (ii) shares held directly or indirectly by MCBF (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted).

     “FDIA” means the Federal Deposit Insurance Act, as amended.

     “FDIC” means the Federal Deposit Insurance Corporation.

     “GAAP” means generally accepted accounting principles.

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     “Government Regulator” means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits.

     “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality.

     “Hazardous Material” means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

     “HOLA” means the Home Owners’ Loan Act, as amended.

     “Indemnified Party” shall have the meaning given to that term in Section 5.13(a).

     “IRC” means the Internal Revenue Code of 1986, as amended.

     “IRS” means the Internal Revenue Service.

     “knowledge” means, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than senior vice president.

     “Letter of Transmittal” shall have the meaning given to that term in Section 2.6(a).

     “Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

     “Loan” means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

     “Loan Property” means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

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     “Marshall ESOP” shall have the meaning given to that term in Section 5.12(d).

     “Marshall Pension Plan” shall have the meaning given to that term in Section 5.12(c).

     “Marshall Savings Bank” shall have the meaning given to that term in Section 2.12.

     “Material Adverse Effect” means an effect which is material and adverse to the business, financial condition or results of operations of MSB or MCBF, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both MCBF and MSB, or to financial and/or depository institutions generally, (ii) changes in economic conditions affecting financial institutions generally within the region in which MCBF and MSB operate, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of MCBF or MSB taken with the prior written consent of the other in contemplation of the transactions contemplated hereby and (iv) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, shall not be considered in determining if a Material Adverse Effect has occurred.

     “Maximum Insurance Amount” shall have the meaning given to that term in Section 5.13(c).

     “Measurement Period” means the twenty consecutive trading days ending on the date of the Stockholder Meeting or the date on which the OTS approves the Merger, whichever occurs later.

     “Merger” shall have the meaning given to that term in Section 2.1.

     “Merger Consideration” shall have the meaning given to that term in Section 2.5(a).

     “MCBF” shall have the meaning given to that term in the preamble.

     “MCBF Common Stock” means the common stock, par value $.01 per share, of MCBF.

     “MCBF Price” means the average of the closing sales prices of MCBF Common Stock, as reported on The Nasdaq SmallCap Market, during the Measurement Period; provided, however, that in the event MCBF Common Stock does not trade on one or more of the trading days in the Measurement Period, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales price and number of days on which MCBF Common Stock actually traded during the Measurement Period.

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     “MCBF Regulatory Filings” shall have the meaning given to that term in Section 3.3(g)(ii).

     “MCBF’s Reports” shall have the meaning given to that term in Section 3.3(g)(i).

     “MGCL” means the Maryland General Corporation Law.

     “Monarch 401(k) Plan” shall have the meaning given to that term in Section 5.12(e).

     “Monarch Community Bank” shall have the meaning given to that term in Section 2.12.

     “Monarch ESOP” shall have the meaning given to that term in Section 5.12(e).

     “Monarch Pension Plan” shall have the meaning given to that term in Section 5.12(c).

     “MSB” shall have the meaning given to that term in the preamble.

     “MSB Common Stock” means the common stock, par value $.01 per share, of MSB.

     “MSB Employee Plans” shall have the meaning given to that term in Section 3.2(r)(i).

     “MSB Option” shall have the meaning given to that term in Section 2.10(a).

     “MSB Pension Plan” shall have the meaning given to that term in Section 3.2(r)(iii).

     “MSB Qualified Plan” shall have the meaning given to that term in Section 3.2(r)(iv).

     “MSB Regulatory Filings” shall have the meaning given to that term in Section 3.2(g)(ii).

     “MSB’s Reports” shall have the meaning given to that term in Section 3.2(g)(i).

     “NASD” means the National Association of Securities Dealers, Inc.

     “Option Consideration” shall have the meaning given to that term in Section 2.10(a).

     “OTS” means the Office of Thrift Supervision.

     “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary

6

capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

     “Proxy Statement-Prospectus” shall have the meaning given to that term in Section 5.9(a).

     “Registration Statement” shall have the meaning given to that term in Section 5.9(a).

     “SEC” means the United States Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “Stock Consideration” shall have the meaning given to that term in Section 2.5(a).

     “Stockholder Meeting” shall have the meaning given to that term in Section 5.8.

     “Subsidiary” means a corporation, partnership, joint venture or other entity in which MSB or MCBF, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

     “Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that (i) MSB’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of MSB than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal), (ii) is not conditioned on obtaining financing (and with respect to which MCBF has received written evidence of such person’s ability to fully finance its Acquisition Proposal), (iii) is for 100% of the outstanding shares of MSB Common Stock and (iv) is, in the opinion of MSB’s financial advisor, more favorable to the stockholders of MSB from a financial point of view than the transactions contemplated hereby (including any adjustments to the terms and conditions of such transactions proposed by MCBF in response to such Acquisition Proposal).

     “Surviving Corporation” shall have the meaning given to that term in Section 2.1.

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     “taxes” means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes and any applicable interest and penalties related thereto.

ARTICLE II
THE MERGER

     2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Acquisition Sub will merge with and into MSB (“Merger”) at the Effective Time. At the Effective Time, the separate corporate existence of Acquisition Sub shall cease. MSB shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger and shall continue to be governed by the MGCL and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

     2.2 Closing. The closing of the Merger (the “Closing”) will take place in the offices of Muldoon Murphy & Faucette LLP, 5101 Wisconsin Avenue, Washington, DC at 10:00 a.m. on the date designated by MCBF within thirty days following satisfaction or waiver of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date and location as the parties may otherwise agree (the “Closing Date”).

     2.3 Effective Time. In connection with the Closing, Acquisition Sub and MSB shall duly execute and deliver articles of merger (the “Articles of Merger”) to the Maryland State Department of Assessments and Taxation for filing pursuant to the MGCL. The parties will make all other filings or recordings required under the MGCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Maryland State Department of Assessments and Taxation or at such later date or time as Acquisition Sub and MSB agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

     2.4 Effects of the Merger. The Merger will have the effects set forth in the MGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, MSB shall possess all of the properties, rights, privileges, powers and franchises of Acquisition Sub and be subject to all of the debts, liabilities and obligations of Acquisition Sub.

     2.5 Effect on Outstanding Shares of MSB Common Stock.

          (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of MSB Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, shall become and be converted into (i) the right to receive $15.04 in cash

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without interest (the “Cash Consideration”) plus (ii) the number of shares of MCBF Common Stock equal to the Exchange Ratio (as defined below) (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.” The “Exchange Ratio” shall be equal (rounded to the nearest ten-thousandth) to (A) 0.3547 if the MCBF Price is $10.60 or less, (B) the result obtained by dividing $3.76 by the MCBF Price if the MCBF Price is greater than $10.60 and less than $16.60 and (C) 0.2265 if the MCBF Price is $16.60 or more.

          (b) Notwithstanding any other provision of this Agreement, no fraction of a share of MCBF Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, MCBF shall pay to each holder of MSB Common Stock who would otherwise be entitled to a fraction of a share of MCBF Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the MCBF Price.

          (c) If, between the date of this Agreement and the Effective Time, the outstanding shares of MCBF Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of MSB Common Stock the same economic effect as contemplated by this Agreement prior to such event.

          (d) As of the Effective Time, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of MCBF Common Stock that are held by MSB, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares.

     2.6 Exchange Procedures.

          (a) Appropriate transmittal materials (“Letter of Transmittal”) in a form satisfactory to MCBF and MSB shall be mailed as soon as practicable after the Effective Time to each holder of record of MSB Common Stock as of the Effective Time. A Letter of Transmittal will be deemed properly completed by each holder of record only if accompanied by certificates representing all shares of MSB Common Stock to be converted thereby.

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          (b) At and after the Effective Time, each Certificate previously representing shares of MSB Common Stock (“Certificate”)(except as specifically set forth in Section 2.5) shall represent only the right to receive the Merger Consideration.

          (c) Prior to the Effective Time, MCBF shall (i) reserve for issuance with its transfer agent and registrar, which shall serve as exchange agent for purposes of exchanging shares of MSB Common Stock for the Merger Consideration (the “Exchange Agent”), a sufficient number of shares of MCBF Common Stock to provide for payment of the aggregate Stock Consideration and (ii) deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of MSB Common Stock, for exchange in accordance with this Section 2.6, an amount of cash sufficient to pay the aggregate Cash Consideration.

          (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as MCBF may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of MCBF Common Stock that such holder has the right to receive pursuant to Section 2.5, if any, and a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 2.5, if any, (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 2.5, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5). Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute MCBF Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of MCBF Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of MSB Common Stock not registered in the transfer records of MSB, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such MSB Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of MCBF and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (e) No dividends or other distributions declared or made after the Effective Time with respect to MCBF Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of MCBF Common Stock hereunder until such person surrenders his

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or her Certificates in accordance with this Section 2.6. Upon the surrender of such person’s Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of MCBF Common Stock represented by such person’s Certificates.

          (f) The stock transfer books of MSB shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of MSB of any shares of MSB Common Stock. If, after the Effective Time, Certificates are presented to MCBF, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.6.

          (g) Any portion of the aggregate amount of cash to be paid pursuant to Section 2.5, any dividends or other distributions to be paid pursuant to this Section 2.6 or any proceeds from any investments thereof that remains unclaimed by the stockholders of MSB for six months after the Effective Time shall be repaid by the Exchange Agent to MCBF upon the written request of MCBF. After such request is made, any stockholders of MSB who have not theretofore complied with this Section 2.6 shall look only to MCBF for the Merger Consideration deliverable in respect of each share of MSB Common Stock such stockholder holds, as determined pursuant to Section 2.5 of this Agreement, without any interest thereon. If any Merger Consideration is not claimed by the person(s) entitled thereto prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of MCBF (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of MSB Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h) MCBF and the Exchange Agent shall be entitled to rely upon MSB’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, MCBF and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or MCBF, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with

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respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.5.

     2.7 Effect on Outstanding Shares of Acquisition Sub Common Stock. At and after the Effective Time, each share of Acquisition Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted and exchanged for one share of common stock of the Surviving Corporation.

     2.8 Directors of Surviving Corporation After Effective Time. Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of Acquisition Sub serving immediately prior to the Effective Time.

     2.9 Articles of Incorporation and Bylaws. The articles of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. The bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     2.10 Treatment of Stock Options and Restricted Stock.

          (a) At the Effective Time, each option to acquire shares of MSB Common Stock (a “MSB Option”) granted pursuant to the MSB Financial, Inc. 1995 Stock Option and Incentive Plan and MSB Financial, Inc. 1997 Stock Option and Incentive Plan (collectively the “MSB Option Plan”) that is then outstanding and unexercised, whether or not then vested, shall be canceled, and in lieu thereof the holders of such options shall be paid in cash an amount equal to the amount by which the product of (i) the number of shares of MSB Common Stock subject to such option at the Effective Time and (ii) the amount by which the sum of (A) the product of (x) the Exchange Ratio multiplied by (y) the MCBF Price plus (B) the Cash Consideration (the “Option Consideration”) exceeds the exercise price per share of such option, net of any amounts that must be withheld under federal and state income and employment tax requirements. In the event that the exercise price of a MSB Option is greater than the Option Consideration, then at the Effective Time such MSB Option shall be canceled without any payment made in exchange therefor. At the Effective Time, the MSB Option Plan shall be deemed terminated. At the election of MCBF, either MCBF or MSB will take or cause to be taken all action necessary to provide for cancellation of the MSB Options and the payment of the amounts required in connection therewith effective at or before the Effective Time.

          (b) At the Effective Time, each share of restricted stock outstanding as of the Effective Time and issued pursuant to the MSB Financial, Inc. Recognition and Retention Plan, to the

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extent not already vested, shall vest and shall represent a right to receive the same Merger Consideration provided to other holders of MSB Common Stock pursuant to Section 2.5 above, net of any amounts that must be withheld under federal and state income and employment tax requirements.

     2.11 [RESERVED].

     2.12 Bank Merger. Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Monarch Community Bank (“Monarch Community Bank”), a wholly owned subsidiary of MCBF, and Marshall Savings Bank, F.S.B. (“Marshall Savings Bank”), a wholly owned subsidiary of MSB, shall, at the request of MCBF, enter into the Plan of Bank Merger, in the form attached hereto as Exhibit B, pursuant to which Marshall Savings Bank will merge with and into Monarch Community Bank (the “Bank Merger”). The parties intend that the Bank Merger will become effective simultaneously with or as soon as practicable following the Effective Time.

     2.13 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, MCBF may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as MCBF may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration or (ii) materially impede or delay the receipt of any regulatory approval referred to in,

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or the consummation of the transactions contemplated by, this Agreement. In the event that MCBF elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

     3.1 Disclosure Letters. Prior to the execution and delivery of this Agreement, MCBF and MSB have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate). The mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect. Any matter disclosed pursuant to one section of a party’s Disclosure Letter shall be deemed disclosed for all purposes of such party’s Disclosure Letter.

     3.2 Representations and Warranties of MSB. MSB represents and warrants to MCBF that, except as disclosed in MSB’s Disclosure Letter:

          (a) Organization and Qualification. MSB is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is registered with the OTS as a savings and loan holding company. MSB has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. MSB is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on MSB.

          (b) Subsidiaries.

               (i) MSB’s Disclosure Letter sets forth with respect to each of MSB’s Subsidiaries its name, its jurisdiction of incorporation, MSB’s percentage ownership, the number of shares of stock owned or controlled by MSB and the name and number of shares held by any other person who owns any stock of the Subsidiary. MSB owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to MSB’s right to vote or dispose of any equity securities of its Subsidiaries. MSB’s ownership interest in each of its Subsidiaries is in compliance with all

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applicable laws, rules and regulations relating to equity investments by savings and loan holding companies or federally chartered savings associations.

               (ii) Each of MSB’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on such Subsidiary.

               (iii) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of MSB are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

               (iv) No Subsidiary of MSB other than Marshall Savings Bank is an “insured depository institution” as defined in the FDIA and the applicable regulations thereunder. Marshall Savings Bank is a qualified thrift lender pursuant to Section 10(m) of the HOLA and its deposits are insured by the FDIC through the Savings Association Insurance Fund to the fullest extent permitted by law. Marshall Savings Bank is a member in good standing of the Federal Home Loan Bank of Indianapolis.

          (c) Capital Structure.

               (i) The authorized capital stock of MSB consists of:

                    (A) 4,000,000 shares of MSB Common Stock; and

                    (B) 2,000,000 shares of preferred stock, par value $.01 per share.

               (ii) As of the date of this Agreement:

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                    (A) 1,306,733 shares of MSB Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights;

                    (B) no shares of MSB preferred stock are issued and outstanding;

                    (C) 78,856 shares of MSB Common Stock are reserved for issuance pursuant to outstanding MSB Options; and

                    (D) 324,248 shares of MSB Common Stock are held in treasury by MSB or otherwise directly or indirectly owned by MSB.

               (iii) Set forth in MSB’s Disclosure Letter is a complete and accurate list of all outstanding MSB Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options.

               (iv) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of MSB may vote are issued or outstanding.

               (v) Except as set forth in this Section 3.2(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of MSB are issued, reserved for issuance or outstanding and (B) neither MSB nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating MSB or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of MSB or obligating MSB or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of MSB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of MSB or any of its Subsidiaries.

          (d) Authority. MSB has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of MSB’s Board of Directors, and no other corporate proceedings on the part of MSB are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of MSB Common

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Stock. This Agreement has been duly and validly executed and delivered by MSB and constitutes a valid and binding obligation of MSB, enforceable against MSB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

          (e) No Violations. The execution, delivery and performance of this Agreement by MSB do not, and the consummation of the transactions contemplated by this Agreement (including the Bank Merger) by MSB and Marshall Savings Bank will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which MSB or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of MSB or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of MSB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which MSB or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on MSB.

          (f) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by MSB of this Agreement or the consummation by MSB of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities, (ii) filing of the Registration Statement with the SEC and declaration by the SEC of the Registration Statement’s effectiveness under the Securities Act, (iii) the registration or qualification of the shares of MCBF Common Stock to be issued in exchange for shares of MSB Common Stock under state securities or “blue sky” laws and (iv) the listing of the shares of MCBF Common Stock to be issued in exchange for shares of MSB Common Stock on The Nasdaq SmallCap Market. As of the date hereof, MSB knows of no reason pertaining to MSB why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

          (g) Securities and Regulatory Filings.

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               (i) MSB has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other documents, and all amendments thereto, that it has been required to file under the Securities Act or the Exchange Act (collectively, “MSB’s Reports”). None of MSB’s Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of MSB’s Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of MSB included in MSB’s Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

               (ii) MSB and each Subsidiary of MSB has filed with any Government Regulator all reports, schedules, registrations and statements, and all amendments thereto, that it has been required to file since June 30, 1998 (collectively, “MSB Regulatory Filings”). As of their respective dates, each of the MSB Regulatory Filings complied in all material respects with all of the laws, rules and regulations of the Government Regulator with which they were filed. None of the MSB Regulatory Filings, as the same may have been amended from time to time, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (h) Financial Statements. MSB has previously made available to MCBF copies of (i) the consolidated balance sheets of MSB and its Subsidiaries as of June 30, 2002 and 2001 and related consolidated statements of income, cash flows and changes in stockholders’ equity for each of the years in the two-year period ended June 30, 2002, together with the notes thereto, accompanied by the audit report of MSB’s independent public auditors, as reported in MSB’s Annual Report on Form 10-KSB for the year ended June 30, 2002 filed with the SEC and (ii) the unaudited consolidated balance sheet of MSB and its Subsidiaries as of March 31, 2003 and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the nine months ended March 31, 2003 and 2002, as reported in MSB’s Quarterly Report on Form 10-QSB for the period ended March 31, 2003 filed with the SEC. Such financial statements were prepared from the books and records of MSB and its Subsidiaries, fairly present the consolidated financial position of MSB and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of MSB and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books

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and records of MSB and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

          (i) Undisclosed Liabilities. Neither MSB nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of MSB as of March 31, 2003 as included in MSB’s Quarterly Report on Form 10-QSB for the period ended March 31, 2003, except for (i) liabilities incurred since March 31, 2003 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on MSB and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

          (j) Absence of Certain Changes or Events. Except as disclosed in MSB’s Reports filed with the SEC prior to the date of this Agreement, and except for actions and omissions of MSB taken with the prior written consent of MCBF in contemplation of the transactions contemplated hereby and for direct effects of compliance with this Agreement on the operating performance of MSB, including expenses incurred by MSB in consummating the transactions contemplated by this Agreement, since March 31, 2003, (i) MSB and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on MSB or on the ability of MSB to complete the transactions contemplated by this Agreement, (iii) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by MSB or any of its Subsidiaries to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business, (iv) neither MSB nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees and (v) there has been no change in any accounting principles, practices or methods of MSB or any of its Subsidiaries other than as required by GAAP.

          (k) Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of MSB, threatened against or affecting MSB or any of its Subsidiaries or any property or asset of MSB or any of its Subsidiaries that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on MSB or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. To the knowledge of MSB, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against MSB or any of its Subsidiaries. There are no judgments, decrees, injunctions,

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orders or rulings of any Governmental Entity or arbitrator outstanding against MSB or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on MSB.

          (l) Absence of Regulatory Actions. Since June 30, 1998, neither MSB nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of MSB or its Subsidiaries.

          (m) Compliance with Laws. The businesses of MSB and each of its Subsidiaries are not being conducted in violation of any statutes, laws, regulations, ordinances, rules, judgements, orders or decrees applicable to it or the employees conducting such business, except for possible violations that either individually or in the aggregate will not have a Material Adverse Effect on MSB. MSB and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Neither MSB nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on MSB.

          (n) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of MSB or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by MSB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on MSB’s balance sheet (in accordance with GAAP). There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of MSB or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where MSB or any of its Subsidiaries do not file tax returns that MSB or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due

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with respect to completed and settled examinations or concluded litigation relating to MSB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on MSB’s balance sheet (in accordance with GAAP). MSB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. MSB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and MSB and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Neither MSB nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the IRC and neither MSB nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation upon the exercise of a MSB Option or upon the issuance of any MSB Common Stock), that would not be fully deductible by reason of Section 162(m) of the IRC.

          (o) Agreements.

               (i) MSB and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), to be performed after the date hereof that has not been filed with MSB’s Reports.

               (ii) MSB’s Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) not filed with MSB’s Reports to which MSB or any of its Subsidiaries is a party or is bound:

                    (A) with any executive officer or other key employee of MSB or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving MSB or any of its Subsidiaries of the nature contemplated by this Agreement;

                    (B) with respect to the employment of any directors, officers, employees or consultants;

                    (C) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the

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basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

                    (D) containing covenants that limit the ability of MSB or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, MSB (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

                    (E) pursuant to which MSB or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

                    (F) not fully disclosed in MSB’s Reports that relates to borrowings of money (or guarantees thereof) by MSB or any of its Subsidiaries in excess of $50,000;

                    (G) which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis; or

                    (H) the termination of which would require payment by MSB or any of its Subsidiaries in excess of $25,000.

               (iii) Neither MSB nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of MSB, no other party to any such agreement (excluding any loan or extension of credit made by MSB or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on MSB.

          (p) Intellectual Property. MSB and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its businesses, and neither MSB nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of MSB and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

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          (q) Labor Matters. MSB and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither MSB nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is MSB or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving MSB or any of its Subsidiaries pending or, to the knowledge of MSB, threatened.

          (r) Employee Benefit Plans.

               (i) MSB’s Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of MSB or any of its Subsidiaries (hereinafter referred to collectively as the “MSB Employee Plans”). MSB has previously delivered or made available to MCBF true and complete copies of each agreement, plan and other documents referenced in MSB’s Disclosure Letter. There has been no announcement or commitment by MSB or any of its Subsidiaries to create an additional MSB Employee Plan, or to amend any MSB Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such MSB Employee Plan.

               (ii) There is no pending or threatened litigation, administrative action or proceeding relating to any MSB Employee Plan. All of the MSB Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the MSB Employee Plans which is likely to result in the imposition of any penalties or taxes upon MSB or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

               (iii) No liability to the Pension Benefit Guarantee Corporation has been or is expected by MSB or any of its Subsidiaries to be incurred with respect to any MSB Employee Plan which is subject to Title IV of ERISA (“MSB Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by MSB or any ERISA Affiliate. No MSB Pension Plan had an “accumulated funding deficiency” (as

23

defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each MSB Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such MSB Pension Plan as of the end of the most recent plan year with respect to the respective MSB Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such MSB Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any MSB Pension Plan within the 12-month period ending on the date hereof. Neither MSB nor any of its Subsidiaries has provided, or is required to provide, security to any MSB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither MSB, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980.

               (iv) Each MSB Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “MSB Qualified Plan”) has received a favorable determination letter from the IRS, and MSB and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each MSB Qualified Plan that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all material respects and any assets of any such MSB Qualified Plan that, as of the end of the plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

               (v) Neither MSB nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any MSB Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

          (s) Properties.

               (i) A description of each parcel of real property owned by MSB or a Subsidiary of MSB is set forth in MSB’s Disclosure Letter. MSB and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent,

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and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. All real property and fixtures of MSB and each of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by MSB to be adequate for the current business of MSB and its Subsidiaries. To the knowledge of MSB, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

               (ii) MSB and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of MSB and its Subsidiaries that is leased rather than owned, neither MSB nor any of its Subsidiaries is in default under the terms of any such lease.

               (iii) A description of all real property leased by MSB or a Subsidiary of MSB is set forth in MSB’s Disclosure Letter. Each lease pursuant to which MSB or any of its Subsidiaries as lessee, leases real or personal property, is valid and in full force and effect and neither MSB nor any of its Subsidiaries, nor, to MSB’s knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease.

          (t) Fairness Opinion. MSB has received the opinion of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to MSB’s stockholders.

          (u) Fees. Other than financial advisory services performed for MSB by Keefe, Bruyette & Woods, Inc. pursuant to an agreement dated February 14, 2003, a true and complete copy of which has been previously delivered to MCBF, neither MSB nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for MSB or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

          (v) Environmental Matters.

               (i) Each of MSB and its Subsidiaries, the Participation Facilities, and, to the knowledge of MSB, the Loan Properties are, and have been, in substantial compliance with all Environmental Laws.

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               (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of MSB, threatened, before any court, governmental agency or board or other forum against MSB or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by MSB or any of its Subsidiaries or any Participation Facility.

               (iii) To the knowledge of MSB, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or MSB or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

               (iv) Neither MSB nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

               (v) There are no underground storage tanks at any properties owned or operated by MSB or any of its Subsidiaries or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by MSB or any of its Subsidiaries or any Participation Facility.

               (vi) During the period of (A) MSB’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) MSB’s or its Subsidiary’s participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of MSB, prior to the period of (A) MSB’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) MSB’s or its Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

          (w) Loan Portfolio; Allowance for Loan Losses.

               (i) With respect to each Loan owned by MSB or its Subsidiaries in whole or in part:

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                    (A) The note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

                    (B) neither MSB nor any of its Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

                    (C) MSB or a Subsidiary of MSB is the sole holder of legal and beneficial title to each Loan (or MSB’s or its Subsidiary’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of MSB or a Subsidiary of MSB;

                    (D) the original note and the related security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file; and

                    (E) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

               (ii) Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor MSB’s practices of approving or rejecting Loan applications, violate any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

               (iii) The allowance for loan losses reflected in MSB’s audited balance sheet at June 30, 2002 was, and the allowance for loan losses shown on the balance sheets in MSB’s Reports for periods ending after June 30, 2002, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP. MSB has no knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the allowance for loan losses under GAAP.

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           (x) Deposits. The deposit accounts of Marshall Savings Bank are insured by the FDIC to the maximum extent permitted by law. None of the deposits of MSB or any of its Subsidiaries is a “brokered” deposit.

          (y) Anti-takeover Provisions Inapplicable. MSB and its Subsidiaries have taken all actions required to exempt MCBF, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

          (z) Material Interests of Certain Persons. No officer or director of MSB, or any “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of MSB or any of its subsidiaries.

          (aa) Insurance. In the opinion of management, MSB and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by MSB and its Subsidiaries are in full force and effect, MSB and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

          (bb) Investment Securities; Derivatives.

               (i) Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by MSB or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

               (ii) Neither MSB nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

          (cc) Indemnification. Except as provided in the articles of incorporation or bylaws of MSB and the similar organizational documents of its Subsidiaries, neither MSB nor any of its

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Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of MSB and, to the knowledge of MSB, there are no claims for which any such person would be entitled to indemnification under the articles of incorporation or bylaws of MSB or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

          (dd) Corporate Documents. MSB’s Disclosure Letter contains a complete and correct copy of the articles of incorporation, bylaws and similar organizational documents of MSB and each of MSB’s Subsidiaries, as in effect as of the date of this Agreement. Neither MSB nor any of MSB’s Subsidiaries is in violation of its articles of incorporation, bylaws or similar organizational documents. The minute books of MSB and each of MSB’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

          (ee) MSB Information. The information regarding MSB and its Subsidiaries to be supplied by MSB for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus (except for such portions thereof as relate only to MCBF or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          (ff) Community Reinvestment Act Compliance. Marshall Savings Bank is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Marshall Savings Bank currently has a CRA rating of satisfactory or better. To the knowledge of MSB, there is no fact or circumstance or set of facts or circumstances that would cause Marshall Savings Bank to fail to comply with such provisions or cause the CRA rating of Marshall Savings Bank to fall below satisfactory.

     3.3 Representations and Warranties of MCBF. MCBF represents and warrants to MSB that, except as set forth in MCBF’s Disclosure Letter:

          (a) Organization and Qualification. MCBF is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is registered with the OTS as a savings and loan holding company. MCBF has all requisite corporate power and

29

authority to own, lease and operate its properties and to conduct the business currently being conducted by it. MCBF is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on MCBF.

          (b) Subsidiaries.

               (i) MCBF owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to MCBF’s right to vote or dispose of any equity securities of its Subsidiaries. MCBF’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by savings and loan holding companies or federally chartered savings associations.

               (ii) Each of MCBF’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on MCBF.

               (iii) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of MCBF are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

               (iv) No Subsidiary of MCBF other than Monarch Community Bank is an “insured depository institution” as defined in the FDIA and the applicable regulations thereunder. Monarch Community Bank is a qualified thrift lender pursuant to Section 10(m) of the HOLA and its deposits are insured by the FDIC through the Savings Association Insurance Fund to the fullest extent

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permitted by law. Monarch Community Bank is a member in good standing of the Federal Home Loan Bank of Indianapolis.

          (c) Capital Structure.

               (i) The authorized capital stock of MCBF consists of:

                    (A) 20,000,000 shares of MCBF Common Stock; and

                    (B) 5,000,000 shares of preferred stock, par value $.01 per share.

               (ii) As of the date of this Agreement:

                    (A) 2,403,250 shares of MCBF Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights;

                    (B) no shares of MCBF preferred stock are issued and outstanding;

                    (C) 235,138 shares of MCBF Common Stock are reserved for issuance pursuant to outstanding grants or awards under MCBF’s stock-based benefit plans; and

                    (D) no shares of MCBF Common Stock are held in treasury by MCBF or otherwise directly or indirectly owned by MCBF.

               (iii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of MCBF may vote are issued or outstanding.

               (iv) Except as set forth in this Section 3.3(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of MCBF are issued, reserved for issuance or outstanding and (B) neither MCBF nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating MCBF or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of MCBF or obligating MCBF or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of MCBF or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of MCBF or any of its Subsidiaries.

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               (v) The shares of MCBF Common Stock to be issued in exchange for shares of MSB Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

          (d) Authority. MCBF has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of MCBF’s Board of Directors, and no other corporate proceedings on the part of MCBF are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by MCBF and constitutes a valid and binding obligation of MCBF, enforceable against MCBF in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

          (e) No Violations. The execution, delivery and performance of this Agreement by MCBF do not, and the consummation of the transactions contemplated by this Agreement (including the Bank Merger) by MCBF and Monarch Community Bank will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which MCBF or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of MCBF or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of MCBF or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which MCBF or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on MCBF.

          (f) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by MCBF of this Agreement or the consummation by MCBF of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger, except for (i) filings of applications and notices with, receipt of approvals or nonobjections

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from, and expiration of the related waiting period required by, federal and state banking authorities, (ii) filing of the Registration Statement with the SEC and declaration by the SEC of the Registration Statement’s effectiveness under the Securities Act, (iii) the registration or qualification of the shares of MCBF Common Stock to be issued in exchange for shares of MSB Common Stock under state securities or “blue sky” laws and (iv) the listing of the shares of MCBF Common Stock to be issued in exchange for shares of MSB Common Stock on The Nasdaq SmallCap Market. As of the date hereof, MCBF knows of no reason pertaining to MCBF why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

          (g) Securities and Regulatory Filings.

               (i) MCBF has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other documents, and all amendments thereto, that it has been required to file under the Securities Act or the Exchange Act (collectively, “MCBF’s Reports”). None of MCBF’s Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of MCBF’s Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of MCBF included in MCBF’s Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

               (ii) MCBF and each Subsidiary of MCBF has filed with any Government Regulator all reports, schedules, registrations and statements, and all amendments thereto, that it has been required to file since June 30, 1998 (collectively, “MCBF Regulatory Filings”). As of their respective dates, each of the MCBF Regulatory Filings complied in all material respects with all of the laws, rules and regulations of the Government Regulator with which they were filed. None of the MCBF Regulatory Filings, as the same may have been amended from time to time contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (h) Financial Statements. MCBF has previously made available to MSB copies of (i) the consolidated balance sheets of MCBF and its Subsidiaries as of December 31, 2002 and 2001 and related consolidated statements of income, cash flows and changes in stockholders’ equity for each of the years in the two-year period ended December 31, 2002, together with the notes thereto, accompanied by the audit report of MCBF’s independent public auditors, as reported in MCBF’s

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Annual Report on Form 10-KSB for the year ended December 31, 2002 filed with the SEC and (ii) the unaudited consolidated balance sheet of MCBF and its Subsidiaries as of June 30, 2003 and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the six months ended June 30, 2003 and 2002, as reported in MCBF’s Quarterly Report on Form 10-QSB for the period ended June 30, 2003 filed with the SEC. Such financial statements were prepared from the books and records of MCBF and its Subsidiaries, fairly present the consolidated financial position of MCBF and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of MCBF and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of MCBF and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

          (i) Undisclosed Liabilities. Neither MCBF nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of MCBF as of June 30, 2003 as included in MCBF’s Quarterly Report on Form 10-QSB for the period ended June 30, 2003, except for (i) liabilities incurred since June 30, 2003 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on MCBF and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

          (j) Absence of Certain Changes or Events. Except as disclosed in MCBF’s Reports filed with the SEC prior to the date of this Agreement, since June 30, 2003, (i) MCBF and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on MCBF or on the ability of MCBF to complete the transactions contemplated by this Agreement.

          (k) Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of MCBF, threatened against or affecting MCBF or any of its Subsidiaries or any property or asset of MCBF or any of its Subsidiaries that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on MCBF or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. To the

34

knowledge of MCBF, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against MCBF or any of its Subsidiaries. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against MCBF or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on MCBF.

          (l) Absence of Regulatory Actions. Since June 30, 1998, neither MCBF nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of MCBF or its Subsidiaries.

          (m) Compliance with Laws. The businesses of MCBF and each of its Subsidiaries are not being conducted in violation with any statutes, laws, regulations, ordinances, rules, judgements, orders or decrees applicable to it or the employees conducting such business, except for possible violations that either individually or in the aggregate will not have a Material Adverse Effect on MCBF. MCBF and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Neither MCBF nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on MCBF.

          (n) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of MCBF or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by MCBF or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on MCBF’s balance sheet (in accordance with GAAP). There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any

35

taxes of MCBF or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where MCBF or any of its Subsidiaries do not file tax returns that MCBF or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to MCBF or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on MCBF’s balance sheet (in accordance with GAAP). MCBF and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. MCBF and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and MCBF and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

          (o) Agreements.

               (i) MCBF and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), to be performed after the date hereof that has not been filed with MCBF’s Reports.

               (ii) Neither MCBF nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of MCBF, no other party to any such agreement (excluding any loan or extension of credit made by MCBF or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on MCBF.

          (p) MCBF Information. The information regarding MCBF and its Subsidiaries to be supplied by MCBF for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

          (q) Environmental Matters.

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               (i) Each of MCBF and its Subsidiaries, the Participation Facilities, and, to the knowledge of MCBF, the Loan Properties are, and have been, in substantial compliance with all Environmental Laws.

               (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of MCBF, threatened, before any court, governmental agency or board or other forum against MCBF or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by MCBF or any of its Subsidiaries or any Participation Facility.

               (iii) To the knowledge of MCBF, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or MCBF or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

               (iv) Neither MCBF nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

               (v) There are no underground storage tanks at any properties owned or operated by MCBF or any of its Subsidiaries or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by MCBF or any of its Subsidiaries or any Participation Facility.

               (vi) During the period of (A) MCBF’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) MCBF’s or its Subsidiary’s participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of MCBF, prior to the period of (A) MCBF’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) MCBF’s or its Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

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          (r) Deposits. The deposit accounts of Monarch Community Bank are insured by the FDIC to the maximum extent permitted by law.

          (s) Insurance. In the opinion of management, MCBF and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by MCBF and its Subsidiaries are in full force and effect, MCBF and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

          (t) Community Reinvestment Act Compliance. Monarch Community Bank is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Monarch Community Bank currently has a CRA rating of satisfactory or better. To the knowledge of MCBF, there is no fact or circumstance or set of facts or circumstances that would cause Monarch Community Bank to fail to comply with such provisions or cause the CRA rating of Monarch Community Bank to fall below satisfactory.

          (u) Availability of Funds. MCBF has and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Cash Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

          (v) Loan Portfolio; Allowance for Loan Losses.

               (i) With respect to each Loan owned by MCBF or its Subsidiaries in whole or in part:

                    (A) The note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

                    (B) neither MCBF nor any of its Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

                    (C) MCBF or a Subsidiary of MCBF is the sole holder of legal and beneficial title to each Loan (or MCBF’s or its Subsidiary’s applicable participation interest, as

38

applicable), except as otherwise referenced on the books and records of MCBF or a Subsidiary of MCBF;

                    (D) the original note and the related security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file; and

                    (E) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

               (ii) Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor MSB’s practices of approving or rejecting Loan applications, violate any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

               (iii) The allowance for loan losses reflected in MCBF’s audited balance sheet at December 31, 2002 was, and the allowance for loan losses shown on the balance sheets in MCBF’s Reports for periods ending after December 31, 2002, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP. MCBF has no knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the allowance for loan losses under GAAP.

ARTICLE IV
CONDUCT PENDING THE MERGER

     4.1 Forbearances by MSB. Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, MSB shall not, nor shall MSB permit any of its Subsidiaries to, without the prior written consent of MCBF, which consent shall not be unreasonably withheld:

          (a) conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to maintain and preserve intact its business organization, properties, leases and advantageous business relationships and fail to use its reasonable best efforts to retain the

39

services of its officers and employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

          (b) (i) incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than the creation of deposit liabilities, borrowings from the Federal Home Loan Bank that mature within one year and sales of certificates of deposit that mature within five years; provided, however, that in no event shall such borrowings from the Federal Home Loan Bank exceed an aggregate of $15,000,000;

               (ii) purchase any brokered certificates of deposit; or

               (iii) prepay any indebtedness or other similar arrangements so as to cause MSB to incur any prepayment penalty thereunder;

          (c) (i) adjust, split, combine or reclassify any capital stock;

               (ii) make, declare or pay any dividend, or make any other distribution on its capital stock, except for regular quarterly cash dividends at a rate not in excess of $0.115 per share of MSB Common Stock and dividends paid by any of MSB’s Subsidiaries for the purpose of enabling MSB to pay such dividends;

               (iii) grant any stock appreciation rights or any limited rights under the MSB Employee Plans or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

               (iv) issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock except pursuant to the exercise of stock options outstanding as of the date hereof;

          (d) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

          (e) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment, either by purchase of stock or securities,

40

contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

          (f) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those contracts or agreements individually involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $10,000 per annum and other than contracts or agreements covered by Section 4.1(g);

          (g) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed an aggregate of $350,000 with respect to any individual borrower or (ii) loans or advances as to which MSB has a binding obligation to make such loans or advances as of the date hereof;

          (h) except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of MSB or Marshall Savings Bank, or any entity controlled, directly or indirectly, by any of the foregoing;

          (i) (i) increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

               (ii) become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

               (iii) except as set forth in Section 2.10, voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or

               (iv) elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee with annual compensation in excess of $30,000;

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          (j) settle any claim, action or proceeding involving payment by it of money damages in excess of $15,000 or impose any material restriction on its operations or the operations of any of its Subsidiaries;

          (k) amend its articles of incorporation or bylaws, or similar governing documents;

          (l) restructure or materially change its investment securities portfolio or its interest rate risk position through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

          (m) make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

          (n) make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes or other obligations due and owing;

          (o) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

          (p) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

          (q) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

          (r) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 4.1.

          Any request by MSB or response thereto by MCBF shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

     4.2 Forbearances by MCBF. Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, MCBF shall not, nor shall MCBF permit any of its Subsidiaries to, without the prior written consent of MSB, which shall not unreasonably be withheld:

42

          (a) take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

          (b) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

          (c) amend its articles of incorporation or bylaws in a manner that would materially and adversely effect the benefits of the Merger to the stockholders of MSB;

          (d) enter into any agreement with respect to an Acquisition Proposal with a third party that (i) reasonably could be expected to result in the Merger not being consummated or (ii) would be consummated prior to the Closing Date and would effect a change in the kind of Merger Consideration to be received by stockholders of MSB; or

          (e) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2.

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ARTICLE V
COVENANTS

     5.1 Acquisition Proposals.

          (a) Except as permitted by this Agreement, neither MSB, its Subsidiaries nor the officers and directors of MSB or any of its Subsidiaries shall, and MSB shall use all reasonable efforts to cause its employees and agents, including any investment banker, financial advisor, attorney, accountant or other representative retained by MSB or any of its Subsidiaries, not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than MCBF), regarding an Acquisition Proposal or (iii) enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of MSB or any of the Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by MSB or any of its Subsidiaries shall be deemed to be a breach of this Section 5.1 by MSB. Notwithstanding the foregoing, MSB may, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this Section 5.1, (x) furnish non-public information with respect to MSB to the person who made such Superior Proposal pursuant to a confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between MCBF and MSB dated January 27, 2003 and (y) participate in discussions or negotiations with such person regarding such Superior Proposal, if and so long as MSB’s Board of Directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that failure to take such action is reasonably likely to result in a violation of its fiduciary duties under applicable law.

          (b) Nothing contained in this Section 5.1 shall prohibit MSB from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act.

          (c) MSB will notify MCBF immediately orally (within 24 hours) and in writing (within 72 hours) of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to MCBF any written materials received by MSB or any of its Subsidiaries in connection therewith. MSB will keep MCBF informed of any

44

developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof. MSB will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. MSB will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of Section 5.1(a) of the obligations undertaken in this Section 5.1. MSB will promptly request each person (other than MCBF) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with MSB or any of its Subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of MSB or any of its Subsidiaries. MSB shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

     5.2 Certain Policies and Actions of MSB. At the request of MCBF, MSB shall cause Marshall Savings Bank to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices so as to be consistent with those of Monarch Community Bank; provided, however, that MSB shall not be required to take such action prior to the date on which the conditions set forth in Sections 6.1(a), 6.1(b) and 6.1(e) have been satisfied, and until after receipt of written confirmation from MCBF that it is not aware of any fact or circumstance that would prevent completion of the Merger, and provided further, that such policies and procedures are consistent with GAAP and any applicable laws and regulations. MSB’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.2.

     5.3 Access and Information.

          (a) Upon reasonable notice, MSB shall (and shall cause MSB’s Subsidiaries to) afford MCBF and its representatives (including, without limitation, directors, officers and employees of MCBF and its affiliates and counsel, accountants and other professionals retained by MCBF) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to MSB and MSB’s Subsidiaries as MCBF may reasonably request. Upon reasonable notice, MCBF shall (and shall cause Monarch Community Bank to) afford MSB and its representatives (including, without limitation, directors, officers and employees of MSB and its affiliates and counsel, accountants and other professionals retained by MSB) such reasonable access during normal business hours throughout the period prior to the Effective Time to the executive officers of MCBF and Monarch Community Bank and to such information regarding MCBF and its Subsidiaries as MSB may reasonably request. No investigation by any party pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the other party in this Agreement.

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          (b) From the date hereof until the Effective Time, MSB shall, and shall cause MSB’s Subsidiaries to, promptly provide MCBF with (i) a copy of each report, schedule, registration statement and other document filed or received by it pursuant to the requirements of the Securities Act or the Exchange Act, (ii) a copy of each report filed with a Government Regulator, (iii) a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its Board of Directors, (iv) a copy of each press release made available to the public and (v) all other information concerning its business, properties and personnel as MCBF may reasonably request. Notwithstanding the foregoing, neither MSB nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure relates to any party’s compliance with this Agreement or would violate the rights of such entity’s customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

          (c) Each of MCBF and MSB agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, each of MCBF and MSB agrees that it will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 5.3 unless such information (i) was already known to it or an affiliate of it, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to it or an affiliate of it from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of the other party or (iv) is or becomes readily ascertainable from published information or trade sources.

          (d) From and after the date hereof, representatives of MCBF and MSB shall meet on a regular basis to discuss and plan for the conversion of MSB’s and its Subsidiaries’ data processing and related electronic informational systems to those used by MCBF and its Subsidiaries with the goal of conducting such conversion simultaneously with the consummation of the Bank Merger.

     5.4 Applications; Consents.

          (a) The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. MSB and MCBF shall furnish each other with all information concerning themselves, their respective subsidiaries, and their and their respective subsidiaries’ directors, officers and stockholders and such other matters as may be reasonably necessary or

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advisable in connection with any application, notice or filing made by or on behalf of MCBF, MSB or any of their respective subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger. MCBF and MSB shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to MCBF and MSB, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

          (b) As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective subsidiaries to, use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger.

     5.5 Antitakeover Provisions. Each party and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt MCBF, Monarch Community Bank, the Agreement, the Plan of Bank Merger and the Merger from any provisions of an antitakeover nature in their respective articles of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state antitakeover laws.

     5.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

     5.7 Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter MSB and MCBF shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange or market with respect thereto; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

     5.8 Stockholder Meeting. MSB will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, MSB will take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as

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promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. MSB’s Board of Directors will use all reasonable best efforts to obtain from MSB’s stockholders a vote approving this Agreement. Except as provided in this Agreement, (i) MSB’s Board of Directors shall recommend to MSB’s stockholders approval of this Agreement, (ii) the Proxy Statement-Prospectus shall include a statement to the effect that MSB’s Board of Directors has recommended that MSB’s stockholders vote in favor of the approval of this Agreement and (iii) neither MSB’s Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to MCBF, the recommendation of MSB’s Board of Directors that MSB’s stockholders vote in favor of approval of this Agreement or make any statement in connection with the Stockholder Meeting inconsistent with such recommendation. Notwithstanding the foregoing, if MSB’s Board of Directors, after consultation with and based on the advice of counsel, determines in good faith that recommending this Agreement is reasonably likely to result in a violation of its fiduciary duties under applicable law, then in submitting the Agreement to stockholders at the Stockholder Meeting it may submit the Agreement without recommendation of approval, in which case the Board of Directors may communicate the basis for its lack of a recommendation of approval to the stockholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by law.

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     5.9 Registration of MCBF Common Stock.

          (a) As promptly as reasonably practicable following the date hereof, MCBF shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of MCBF Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”). The Registration Statement shall contain proxy materials relating to the matters to be submitted to the MSB stockholders at the Stockholders Meeting, which shall also constitute the prospectus relating to the shares of MCBF Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement-Prospectus”). MSB will furnish to MCBF the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with MCBF and approve the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. MCBF shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. MSB will use reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to MSB’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. MCBF will advise MSB, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the MCBF Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to MCBF or MSB, or any of their respective affiliates, officers or directors, should be discovered by MCBF or MSB which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by MCBF with the SEC and disseminated by MSB to the stockholders of MSB.

          (b) MCBF shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of MSB and MCBF shall furnish all information concerning it and the holders of MSB Common Stock as may be reasonably requested in connection with any such action.

          (c) Prior to the Effective Time, MCBF shall notify The Nasdaq SmallCap Market of the additional shares of MCBF Common Stock to be issued by MCBF in exchange for the shares of MSB Common Stock and shall take all actions required or appropriate to cause the additional shares to be authorized for quotation.

     5.10 Affiliate Letters. MSB shall use its best efforts to cause each director, executive officer and other person who is an “affiliate” of MSB under Rule 145 of the Securities Act to

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deliver to MCBF as soon as practicable and prior to the mailing of the Proxy Statement-Prospectus executed letter agreements, each substantially in the form attached hereto as Exhibit C, providing that such person will comply with Rule 145.

     5.11 Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which is reasonably likely to result in a Material Adverse Effect. Each of MSB and MCBF shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

     5.12 Employee Benefits Matters.

          (a) All persons who are employees of Marshall Savings Bank immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become employees of Monarch Community Bank; provided, however, that in no event shall any employee of Marshall Savings Bank become an officer of Monarch Community Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Monarch Community Bank and that MCBF shall use reasonable efforts to offer a position to all employees of Marshall Savings Bank. Except for Continuing Employees who enter into employment contracts with MCBF or Monarch Community Bank, all of the Continuing Employees shall be employed at the will of Monarch Community Bank and no contractual right to employment shall inure to such employees because of this Agreement.

          (b) As of the Effective Time, MCBF shall make available employer-provided health and other employee welfare benefit plans to each Continuing Employee on the same basis as it provides such coverage to MCBF employees, except that any pre-existing condition, eligibility waiting period or other limitations or exclusions otherwise applicable under such plans to new employees shall not apply to a Continuing Employee or their covered dependents who were covered under a similar MSB Employee Plan at the Effective Time.

          (c) As of the Effective Time, each MSB employee who is a participant in the pension plan of Marshall Savings Bank (the “Marshall Pension Plan”) shall become fully vested in his or her accrued benefit in the Marshall Pension Plan and the Marshall Pension Plan will either be merged into the pension plan of Monarch Community Bank (the “Monarch Pension Plan”) effective as of a date following the Effective Time selected by Monarch Community Bank or, if so elected by Monarch Community Bank, Marshall Savings Bank shall

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withdraw from the Financial Institutions Retirement Fund immediately prior to, on, or after the Effective Time. The determination as to whether Marshall Savings Bank shall withdraw from the Financial Institutions Retirement Fund or whether the Marshall Pension Plan shall be merged shall be made by Monarch Community Bank. Effective as of the date of the merger of the Marshall Pension Plan into the Monarch Pension Plan, if applicable, or the withdrawal of Marshall Savings Bank from the Financial Institutions Retirement Fund (or the Effective Time, if subsequent to such withdrawal), if applicable, Continuing Employees who are then participating in the Marshall Pension Plan shall become participants in the Monarch Pension Plan. If Marshall Savings Bank withdraws from the Financial Institutions Retirement Fund, the service with MSB and Marshall Savings Bank shall not be recognized for purposes of benefit accrual under the Monarch Pension Plan. Except as set forth above in this paragraph, once a Continuing Employee becomes a participant in the Monarch Pension Plan, such Continuing Employee’s service with MSB and Marshall Savings Bank shall be treated as service with Monarch Community Bank for purposes of determining eligibility, vesting and benefit accrual, to the extent that such recognition of service would not result in a duplication of benefits.

          (d) As soon as practicable following the date hereof but, in any event, prior to the Effective Time, Marshall Savings Bank shall take any and all action necessary to terminate its employee stock ownership plan (the “Marshall ESOP”) as of the Effective Time. At the Effective Time, the trustee of the Marshall ESOP shall repay the existing loan of Marshall ESOP and allocate any unallocated assets remaining after the loan is repaid as earnings in accordance with the terms of the Marshall ESOP. After the termination date of the Marshall ESOP and prior to any distributions to any participants in the Marshall ESOP, the plan sponsor for the Marshall ESOP shall have received a favorable letter from the IRS related to the tax-qualified status of the Marshall ESOP upon termination.

          (e) Immediately following the Effective Time, each Continuing Employee shall be eligible to participate in the 401(k) plan of Monarch Community Bank (the “Monarch 401(k) Plan”), subject to Section 5.12(d), the employee stock ownership plan of Monarch Community Bank (the “Monarch ESOP”) and, subject to Section 5.12(c), the Monarch Pension Plan, on the same basis as any newly hired employee of Monarch Community Bank (it being understood that inclusion of eligible Continuing Employees in the Monarch 401(k) Plan and the Monarch ESOP may occur at different times with respect to different employees); provided, however, that except as otherwise provided for in this paragraph, for purposes of determining eligibility and vesting for purposes of the Monarch 401(k) Plan and the Monarch ESOP, each eligible Continuing Employee’s service with MSB and Marshall Savings Bank shall be treated as service with Monarch Community Bank to the extent that such recognition of service would not result in a duplication of benefits; and, provided further, that no Continuing Employee shall enter the Monarch 401(k) Plan, Monarch ESOP or Monarch Pension Plan until the first entry date of the plan following the Closing Date in the event the Closing Date occurs prior to January 1, 2004.

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          (f) The foregoing subparagraphs (d) and (e) notwithstanding, MCBF agrees to honor in accordance with their terms all benefits vested as of the Effective Time under the MSB Employee Plans and all vested benefits or other vested amounts earned or accrued through such time under contracts, arrangements, commitments or understandings described in MSB’s Disclosure Letter, including benefits which vest or are otherwise accrued as a result of the consummation of the transactions contemplated by this Agreement.

          (g) On or before the Effective Time, MSB shall pay annual bonuses for the year ending June 30, 2003, consistent with past practice as set forth in MSB’s Disclosure Letter.

     5.13 Indemnification.

          (a) From and after the Effective Time through the sixth anniversary of the Effective Time, MCBF agrees to indemnify and hold harmless each present and former director and officer of MSB and its Subsidiaries and each officer or employee of MSB and its Subsidiaries that is serving or has served as a director or trustee of another entity expressly at MSB’s request or direction (each, an “Indemnified Party”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, as they are from time to time incurred, in each case to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to MSB’s articles of incorporation and bylaws as in effect on the date of this Agreement and to the fullest extent permitted by law.

          (b) Any Indemnified Party wishing to claim indemnification under Section 5.13(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify MCBF thereof, but the failure to so notify shall not relieve MCBF of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice MCBF.

          (c) MCBF shall maintain MSB’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by MSB’s existing policy, including MCBF’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three years after the Effective Time; provided, however, that in no event shall MCBF be obligated to expend, in order to maintain or provide insurance coverage pursuant to

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this Section 5.13(c), an amount per annum in excess of 150% of the amount of the annual premiums paid by MSB as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, MCBF shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

          (d) In the event MCBF or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of MCBF assume the obligations set forth in this Section 5.13.

          (e) The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

     5.14 Section 16 Matters. Prior to the Effective Time, MSB and MCBF shall take all such steps as may be required to cause any dispositions of MSB Common Stock (including derivative securities with respect to MSB Common Stock) or acquisitions of MCBF Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to MSB to be exempt under Rule 16b-3 promulgated under the Exchange Act. MSB agrees to promptly furnish MCBF with all requisite information necessary for MCBF to take the actions contemplated by this Section 5.14.

     5.15 Dividends. After the date of this Agreement, MSB shall declare and pay dividends on the MSB Common Stock on a quarterly basis and each of MCBF and MSB shall coordinate with the other the payment of dividends with respect to the MCBF Common Stock and the MSB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of MCBF Common Stock and MSB Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of MCBF Common Stock and/or MSB Common Stock or any shares of MCBF Common Stock that any such holder receives in exchange for such shares of MSB Common Stock in the Merger.

     5.16 Board of Directors. MCBF shall take all action necessary to appoint two members of MSB’s Board of Directors, selected by MCBF to the Boards of Directors of MCBF and Monarch Community Bank, effective immediately following the Effective Time.

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ARTICLE VI
CONDITIONS TO CONSUMMATION

     6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved by the requisite vote of MSB’s stockholders in accordance with applicable laws and regulations.

          (b) Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; provided, however, that none of such approvals, consents or waivers shall contain any condition or requirement that would reasonably be likely to have or result in a Material Adverse Effect on MCBF and its Subsidiaries after the Effective Time.

          (c) No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or the Bank Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

          (d) Registration Statement; Blue Sky Laws. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and MCBF shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

          (e) Third Party Consents. MCBF and MSB shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on MCBF (after giving effect to the consummation of the transactions contemplated hereby).

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     6.2 Conditions to the Obligations of MCBF. The obligations of MCBF to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by MCBF:

          (a) MSB’s Representations and Warranties. Each of the representations and warranties of MSB contained in Sections 3.2(a) (except as relates to qualification), (b) (except as relates to qualification), (c) (except for the exercise of stock options set forth therein), (d), (e)(i) and (ii) and (y) of this Agreement shall be true and correct (except for inaccuracies that are de minimis) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, and there shall not exist any inaccuracies in the representations and warranties of MSB contained in this Agreement (including the representations and warranties set forth in the Sections designated above) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on MSB.

          (b) Performance of MSB’s Obligations. MSB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (c) Officers’ Certificate. MCBF shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of MSB to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

     6.3 Conditions to the Obligations of MSB. The obligations of MSB to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by MSB:

          (a) MCBF’s Representations and Warranties. Each of the representations and warranties of MCBF contained in Sections 3.3(a) (except as relates to qualification), (b) (except as relates to qualification), (c) (except for the exercise of stock options set forth therein), (d) and (e)(i) and (ii) of this Agreement shall be true and correct (except for inaccuracies that are de minimis) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, and there shall not exist any inaccuracies in the representations and warranties of MCBF contained in this Agreement (including the representations and warranties set forth in the Sections designated above) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on MCBF.

          (b) Performance of MCBF’s Obligations. MCBF shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

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          (c) Officers’ Certificate. MSB shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of MCBF to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

          (d) Deposit of Merger Consideration. MCBF shall have deposited with the Exchange Agent sufficient cash to pay the aggregate Cash Consideration.

ARTICLE VII
TERMINATION

     7.1 Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite stockholder approval:

          (a) by the mutual written consent of MCBF and MSB; or

          (b) by either MCBF or MSB, in the event of the failure of MSB’s stockholders to approve the Agreement at the Stockholder Meeting; provided, however, that MSB shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.8; or

          (c) by either MCBF or MSB, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

          (d) by either MCBF or MSB, in the event that the Merger is not consummated by May 31, 2004, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

          (e) by either MCBF or MSB (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not

56

been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty;

          (f) by MCBF, if the Board of Directors of MSB does not publicly recommend in the Proxy Statement-Prospectus that stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement-Prospectus that stockholders approve and adopt this Agreement, the Board of Directors of MSB withdraws, qualifies or revises such recommendation in any respect materially adverse to MCBF; or

          (4) by MSB if, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of Section 5.1, MSB’s Board of Directors shall have determined in good faith (based on advice of its outside legal counsel) that failing to terminate this Agreement is reasonably likely to result in a breach of its fiduciary duties under applicable law; provided that simultaneously with such termination of this Agreement, MSB shall enter into a definitive agreement with respect to such Superior Proposal and pay to MCBF the amount set forth in Section 7.2(b); provided further that (i) at least five business days prior to such termination, MSB shall provide written notice to MCBF advising it that MSB’s Board of Directors is prepared, subject to any action taken by MCBF pursuant to this sentence, to cause MSB to accept a Superior Proposal, specifying the terms and conditions thereof and identifying the person making such proposal (it being understood and agreed that any amendment or modification of an Acquisition Proposal shall result in a new Acquisition Proposal for which a new five business day period following a new notice referred to above shall be required) and (ii) MSB shall, and shall cause its outside legal counsel and financial advisor to, negotiate in good faith with MCBF to make adjustments in the terms and conditions of this Agreement as would enable MSB to proceed with the transactions contemplated hereby on such adjusted terms.

     7.2 Termination Fee.

          (a) If MCBF terminates this Agreement pursuant to Section 7.1(f), then MSB shall make payment to MCBF of a termination fee in the amount of $1,200,000. Such amount shall be paid by wire transfer of immediately available funds within two business days following such termination.

          (b) If MSB terminates this Agreement pursuant to Section 7.1(g), then MSB shall make payment to MCBF of a termination fee in the amount of $1,200,000. Such amount shall be paid by wire transfer of immediately available funds within two business days following such termination.

          (c) If this Agreement is terminated by (i) MCBF pursuant to Section 7.1(e) where the breach giving rise to such termination was willful and in such case an Acquisition Proposal by a third party with respect to MSB has been publicly announced, disclosed or communicated or made known to the senior management or Board of Directors of MSB by such third party at any time after the date of this Agreement and prior to the date of termination or (ii) either party pursuant to Section

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7.1(b) and in such case an Acquisition Proposal by a third party with respect to MSB has been publicly announced, disclosed or communicated or made known to the senior management or Board of Directors of MSB by such third party at any time after the date of this Agreement and prior to the date of the Stockholders Meeting, then MSB shall make payment to MCBF of a termination fee in the amount of $1,200,000 if within 24 months after such termination, MSB shall consummate or enter into any agreement with respect to an Acquisition Proposal. Such amount shall be paid by wire transfer of immediately available funds on the date of such execution or consummation.

          (d) Notwithstanding anything herein to the contrary, in no event shall the aggregate amount that MSB must pay to MCBF pursuant to Sections 7.2(a), (b) and (c) exceed $1,200,000.

     7.3 Effect of Termination. In the event of termination of this Agreement by either MCBF or MSB as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2, and 8.6, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

ARTICLE VIII
CERTAIN OTHER MATTERS

     8.1 Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

     8.2 Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.13 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

     8.3 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties

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hereto except that, after the vote by the stockholders of MSB, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of MSB Common Stock or contravene any provision of the MGCL or the federal banking laws, rules and regulations.

     8.4 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

     8.5 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles.

     8.6 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that expenses incurred in connection with the filing, printing and mailing of the Proxy Statement-Prospectus and Registration Statement shall be shared equally by MCBF and MSB.

     8.7 Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

If to MCBF, to:

Monarch Community Bancorp, Inc.
375 North Willowbrook Road
Coldwater, Michigan 49036
Facsimile: (517) 279-0224
Attention: John R. Schroll

With a copy to:

Muldoon Murphy & Faucette LLP
5101 Wisconsin Avenue, NW
Washington, DC 20016
Facsimile: (202) 966-9409
Attention: Lawrence M.F. Spaccasi, Esq.

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If to MSB, to:

MSB Financial, Inc.
107 North Park Street
Marshall, Michigan 49068
Facsimile: (269) 781-8412
Attention: Charles B. Cook

With a copy to:

Silver, Freedman & Taff, L.L.P.
1700 Wisconsin Avenue, N.W.
Washington, DC 20007
Facsimile: (202) 295-4500
Attention: James Fleischer, Esq.

     8.8 Entire Agreement; etc. This Agreement, together with the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section 5.13, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies hereunder, and the covenants undertakings and agreements set forth herein shall be solely for the benefit of and shall be enforceable only by, the parties hereto and their permitted assignees.

     8.9 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

     8.10 Severability. If any term or provision of this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

     8.11 Specific Enforceability; Remedies. The parties recognize and hereby acknowledge that it may be impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement and that in any event damages would be an inadequate remedy in this instance. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof,

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the party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists and shall waive or not assert any requirement to post bond in connection with seeking specific performance. The parties hereto agree that this provision is without prejudice to any other rights or remedies that the parties hereto may have at law or in equity for any failure to perform, or a breach of a representation or warranty under, this Agreement.

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          In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

Monarch Community Bancorp, Inc.

By:	/s/ John R. Schroll John R. Schroll President and Chief Executive Officer

Monarch Acquisition Corp.

By:	/s/ John R. Schroll John R. Schroll President and Chief Executive Officer

MSB Financial, Inc.

By:	/s/ Charles B. Cook Charles B. Cook President and Chief Executive Officer

Appendix B

September 2, 2003

Board of Directors
MSB Financial, Inc.
107 North Park Street
Marshall, MI 49068

Dear Board Members:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of MSB Financial, Inc. (“MSBF”), of the consideration to be received by MSBF in the merger (the “Merger”) between MSBF and Monarch Community Bancorp, Inc. (“MCBF”). We have not been requested to opine as to, and our opinion does not in any manner address, MSBF’s underlying business decision to proceed with or effect the Merger.

Pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of September 2, 2003, by and among MSBF and MCBF (the “Agreement”), at the effective time of the Merger, MCBF will acquire all of MSBF’s issued and outstanding shares of common stock. MSBF shareholders will receive a cash amount equal to $15.04 per share for each issued and outstanding share of MSBF common stock and a number of shares of MCBF Common Stock which will be based on the average closing price of MCBF common stock over a 20 day trading period shortly before the closing of the merger subject to the full terms and conditions as described in Section 2.5(a) of the Agreement (the “Consideration”). In addition, the holders of MSBF stock options will be cancelled and the holders will be paid in cash an amount defined in Section 2.10 (a) of the Agreement. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by MCBF including (i) the Agreement (ii) Annual Report, Proxy Statement and Form 10-K for the year ended December 31, 2002, (iii) Form 10-q for March 31, 2003 and June 30th, (iv) Prospectus dated July 17, 2002 for MCBF initial public offering (iii) and other information we deemed relevant. We discussed with senior management of MCBF, the current position and prospective outlook for MCBF. We considered historical returns and the prices of recorded transactions in MCBF’s common stock. We reviewed financial and stock market data of other savings institutions of similar size, particularly in the Western region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies. For MSBF, we reviewed the audited financial statements, 10-K’s, and Proxy Statements for the years ended June 30, 2000, 2001 and 2002, and certain other information deemed relevant. We also discussed with senior management and the directors of MSBF, the current position and prospective outlook for MSBF.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by MSBF and MCBF and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from MCBF, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of MCBF’s management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of MCBF or MSBF. We have further relied on the assurances of management of MCBF and MSBF that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to MCBF or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to MSBF in connection with the Merger and will receive a fee for such services. In addition, MSBF has agreed to indemnify us for certain liabilities arising out of our engagement by MSBF in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be paid by MCBF in the Merger is fair, from a financial point of view, to the stockholders of MSBF.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of MSBF used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of MSBF in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,

/s/ Keefe, Bruyette, & Woods, Inc.

Appendix C

Financial and Business Information for
Monarch Community Bancorp, Inc.

Business Information at and for the Year Ended December 31, 2002

General

     Monarch Community Bancorp, Inc. (“Company”) was incorporated in March 2002 under Maryland law to hold all of the common stock of Monarch Community Bank (“Monarch” or the “Bank”), formerly known as Branch County Federal Savings and Loan Association. The Bank converted to a stock savings institution effective August 29, 2002. In connection with the conversion, the Company sold 2,314,375 shares of its common stock in a subscription offering.

     Monarch Community Bank provides a broad range of banking services to its primary market area of Branch and Hillsdale Counties, Michigan. The Bank owns 100% of Community Services Group, Inc., which invests in other entities, including 100% ownership of First Insurance Agency, a minority ownership in a corporation that reinsures credit life and disability insurance, a minority ownership in a limited liability corporation that operates a title insurance agency, and a minority ownership in a limited liability corporation that reinsures private mortgage insurance. First Insurance Agency is a licensed insurance agency established to allow for the receipt of fees on insurance services provided to the Bank’s customers.

     The Bank is a federally chartered and insured stock savings institution with five full service offices and one drive-through only office. The Bank’s deposits are insured to the maximum extent allowed by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is examined and regulated by the Office of Thrift Supervision, its primary federal regulator. The Bank has a website at http://www.monarchcommunitybank.com. References in this Form 10-KSB to “we”, “us”, and “our” refer to the Company and/or the Bank as the context requires. Our common stock trades on The Nasdaq SmallCap Market under the symbol “MCBF.”

     Our principal business consists of attracting retail deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences and a variety of consumer loans. We also originate loans secured by commercial and multi-family real estate, commercial business loans and construction loans secured primarily by residential real estate.

     Our revenues are derived principally from interest on loans, interest on investment securities and interest on overnight deposits.

     We offer a variety of deposit accounts having a wide range of interest rates and terms, which generally include passbook and statement savings accounts, money market deposit accounts, NOW and non-interest bearing checking accounts and certificates of deposit with varied terms ranging from six months to 60 months. We solicit deposits in our market area and utilize brokered deposits.

     At December 31, 2002, we had total assets of $198.0 million, deposits of $106.7 million and stockholders’ equity of $36.9 million.

Forward-Looking Statements

     This appendix may contain forward-looking statements which are based on assumptions and describe future plans, strategies and expectations of Monarch Community Bancorp and Monarch. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar words. Our ability to predict results or the actual effect of future plans or strategies is uncertain and we disclaim any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, changes in the relative difference between short and long-term interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, including levels of non-performing assets, demand for loan products, deposit flows, competition, demand for financial services in our market area, our operating costs and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and you should not rely too much on these statements.

Market Area

     Headquartered in Coldwater, Michigan, our geographic market area for loans and deposits is principally Branch and Hillsdale Counties. As of June 30, 2002, we had a 18.3% market share of FDIC-insured deposits in Branch County, and a 3.0% market share of FDIC-insured deposits in Hillsdale County, ranking us third and sixth, respectively, in those counties among all insured depository institutions. We intend to expand our lending activities to Calhoun and Jackson counties, however, we do not expect this expansion to significantly affect the composition of our loan portfolio.

     The local economy is based primarily on manufacturing and agricultural. Most of the job growth, particularly in Hillsdale County, has been in automobile products-related manufacturing. Median household income and per capita income for our primary market are below statewide averages, reflecting the rural economy and limited economic growth opportunities.

Lending Activities

     General. Our mortgage loans carry either a fixed or an adjustable rate of interest. Mortgage loans are generally long-term and amortize on a monthly basis with principal and interest due each month. At December 31, 2002, our net loan portfolio totaled $145.1 million, which constituted 73.3% of our total assets.

     Loans up to $250,000 may be approved by loan officers and loans up to $500,000 may be approved by the President within individual lending limits set by the board of directors. Loans over $500,000 and up to $1.0 million must be approved by a committee of the board of directors. Any loan over $1.0 million must be approved by the full board of directors.

     During 2002 an Executive Loan Committee was formed to further manage the risk on new loans. Applications for loans that would be considered sub-prime cannot be approved by individual loan officers and must be presented to the Executive Loan Committee for review and approval.

     At December 31, 2002, the maximum amount which we could have loaned to any one borrower and the borrower’s related entities was $4.4 million. At that date we had eight loan relationships in excess of $1.0 million.

     Our largest loan relationship was originated in October 2002 with a commitment totaling $3.0 million. The loan is for the construction of a hotel in Grand Rapids, Michigan. The construction is in the early stages and the balance of the loan was $148,000 at December 31, 2002.

     Our second largest loan relationship was originated in November 2002 and includes a loan for $2.1 million secured by a single-family residence in southwest Michigan. We have sold a $580,000 non-recourse participation in this loan to another lending institution. The relationship balance was $2.5 million at December 31, 2002.

     Our third largest loan relationship was originated in October 2001 with a commitment totaling $1.6 million. The loan was to fund the construction of a commercial building in southwest Michigan that has been completed. At December 31, 2002, $920,000 is owing on a 20 year fixed rate loan and $645,000 is owing on a one-year note. It is anticipated the Small Business Administration will pay off the $645,000 note during 2003. The total outstanding balance on this relationship was $1.6 million at December 31, 2002.

     We also have five other loan relationships between $1.0 million and $1.4 million totaling $6.2 million at December 31, 2002. These loan relationships are with commercial enterprises and their related entities operating in southern Michigan and northern Indiana.

     All of the loans mentioned above are current and performing in accordance with their terms as of December 31, 2002.

     Loan Portfolio Composition. The following table presents information concerning the composition of our loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.

	December 31, 2002		December 31, 2001

	Amount	Percent	Amount	Percent

	(Dollars in Thousands)
Real Estate Loans:
One- to four-family	$100,234	68.0%	$95,445	68.2%
Multi-family	172	0.1	245	0.2
Commercial	17,801	12.1	14,898	10.6
Construction or development	7,177	4.9	6,785	4.8

Total real estate loans	125,384	85.1	117,373	83.8
Other loans:
Consumer loans:
Automobile	2,233	1.5	3,287	2.3
Home equity	11,629	7.9	14,084	10.1
Manufactured housing	1,274	0.9	1,557	1.1
Other	4,655	3.1	1,800	1.3

Total consumer loans	19,791	13.4	20,728	14.8
Commercial Business Loans	2,130	1.5	1,884	1.4

Total other loans	21,921	14.9	22,612	16.2

Total Loans	147,305	100.0%	139,985	100.0%

Less:
Loans in process	2		18
Deferred fees and discounts	406		563
Allowance for losses	1,735		1,683

	$145,162		$137,721

The following table shows the composition of our loan portfolio by fixed- and adjustable-rate at the dates indicated.

	December 31, 2002		December 31, 2001

	Amount	Percent	Amount	Percent

		(Dollars in Thousands)
Fixed-Rate Loans:
Real estate:
One- to four-family	$85,224	57.9%	$81,628	58.3%
Multi-family	172	0.1	245	0.2
Commercial	13,903	9.4	10,677	7.6
Construction or development	6,943	4.7	5,612	4.0

Total real estate loans	106,242	72.1	98,162	70.1
Consumer	19,791	13.4	20,728	14.8
Commercial business	1,427	1.0	884	0.7

Total fixed-rate loans	127,460	86.5	119,774	85.6
Adjustable-Rate Loans:
Real estate:
One- to four-family	15,010	10.2	13,817	9.9
Multi-family	—	—	—	—
Commercial	3,898	2.7	4,221	3.0
Construction or development	234	0.1	1,173	0.8

Total real estate loans	19,142	13.0	19,211	13.7
Consumer	—	—	—	—
Commercial business	703	0.5	1,000	0.7

Total adjustable-rate loans	19,845	13.5	20,211	14.4

Total loans	147,305	100.0%	139,985	100.0%

Less:
Loans in process	2		18
Deferred fees and discounts	406		563
Allowance for loan losses	1,735		1,683

Total loans receivable, net	$145,162		$137,721

     The following schedule illustrates the contractual maturity of our loan portfolio at December 31, 2002. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

	Real Estate

			Multi-family and		Construction or
	One- to Four-Family		Commercial		Development		Consumer

		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
	Amount	Rates	Amount	Rates	Amount	Rates	Amount	Rates

				(Dollars in Thousands)
Due to mature
One year or less(1)	$2,744	8.27%	$2,259	7.02%	$5,567	6.17%	$1,844	9.76%
After one year through five years	5,707	8.15%	7,321	7.77%	291	6.03%	11,144	9.21%
After five years	91,783	7.95%	8,393	7.30%	1,319	8.56%	6,803	9.54%

(1)	Includes demand loans.

     The total amount of loans due after December 31, 2003 which have predetermined interest rates is $115.0 million while the total amount of loans due after such date which have floating or adjustable rates is $19.0 million.

     One- to Four-Family Residential Real Estate Lending. We focus our lending efforts primarily on the origination of loans secured by first mortgages on owner-occupied, one- to four-family residences in our market area. At December 31, 2002, one- to four-family residential mortgage loans totaled $100.2 million, or 68.0% of our gross loan portfolio.

     Since 1985, we have originated sub-prime residential mortgage loans. We define sub-prime loans as loans to borrowers:

•	with a credit score of less than 600, or

•	that do not fall into either of our top two of four pricing criteria.

     Our definition of sub-prime lending is substantially similar to regulatory guidelines. We review a borrower’s credit history, income, debt to income ratio and the loan to value ratio of the collateral in determining whether a loan is sub-prime.

     At December 31, 2002, $18.4 million, or 18.4% of our residential mortgage loans were sub-prime loans. We charge higher interest rates on our sub-prime residential mortgage loans to attempt to compensate for the increased risk in these loans. Sub-prime lending entails a higher risk of delinquency, foreclosure and ultimate loss than residential loans made to more creditworthy borrowers. Delinquencies, foreclosure and losses generally increase during economic slowdowns or recessions like we are currently experiencing. During 2002, $253,000 of our total net charge-offs of $345,000 were due to sub-prime loans. See “Asset Quality.”

     Beginning in 2003 we adopted a loan risk grading system for all one- to four-family residential loans. This risk grading system will result in a revised definition of “sub-prime” loans. The risk grading system provides that all loans with a credit score of less than 660 shall be considered for potential sub-prime classification. For a loan with a credit score between 600 and 660, loan-to-value ratio, debt-to-income ratio and the borrower’s history with the Bank will determine whether or not the loan is classified as sub-prime. The risk grading system also allows for loans that were originally classified as sub-prime to be upgraded and removed from sub-prime status if the loan has had no delinquent payments for a period of two years. Management is currently reviewing our loan portfolio to determine which loans between the 600 and 660 credit scores should be classified as sub-prime and which currently classified sub-prime loans can be upgraded because the loan has had no delinquent payments for the last two years.

Management does not expect the result of this review to cause a material increase or decrease in the total number of loans classified as sub-prime.

     We generally underwrite our one- to four-family loans based on the applicant’s employment and credit history and the appraised value of the subject property. Presently, we lend up to 97% of the lesser of the appraised value or purchase price for one- to four-family residential loans. For loans with a loan-to-value ratio in excess of 85%, we generally require private mortgage insurance in order to reduce our exposure below 80%. Properties secured by one- to four-family loans are appraised by licensed appraisers. We require our borrowers to obtain title and hazard insurance, and flood insurance, if necessary, in an amount not less than the value of the property improvements.

     We currently originate one- to four-family mortgage loans on either a fixed- or adjustable-rate basis, as consumer demand dictates. Our pricing strategy for mortgage loans includes setting interest rates that are competitive with secondary market requirements and other local financial institutions, and consistent with our internal needs. Our pricing for sub-prime loans is higher, as we attempt to offset the increased risks and costs involved in dealing with a greater percentage of delinquencies and foreclosures.

     Adjustable-rate mortgage, or ARM loans, are offered with either a one-year, three-year, five-year or seven-year term to the initial repricing date. After the initial period, the interest rate for each ARM loan adjusts annually for the remaining term of the loan. During the years ended December 31, 2002 and December 31, 2001, we originated $5.5 million and $2.9 million of one- to four-family ARM loans, respectively, and $74.1 million and $81.1 million of one- to four-family fixed-rate mortgage loans, respectively.

     Fixed-rate loans secured by one- to four-family residences have contractual maturities of up to 30 years, and are generally fully amortizing, with payments due monthly. These loans normally remain outstanding, however, for a substantially shorter period of time because of refinancing and other prepayments. A significant change in the current level of interest rates could alter the average life of a residential loan in our portfolio considerably. Our one- to four-family loans are generally not assumable, do not contain prepayment penalties and do not permit negative amortization of principal. Most are written using secondary market underwriting guidelines, although we retain in our portfolio those loans which do not qualify for sale in the secondary market. Our real estate loans generally contain a “due on sale” clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property.

     Our one- to four-family residential ARM loans are fully amortizing loans with contractual maturities of up to 30 years, with payments due monthly. Our ARM loans generally provide for a maximum 2% annual adjustment and 6% lifetime adjustment to the initial rate. As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as is our cost of funds.

     In order to remain competitive in our market area, we may originate ARM loans at initial rates below the fully indexed rate.

     ARM loans generally pose different credit risks than fixed-rate loans, primarily because as interest rates rise, the borrower’s payment rises, increasing the potential for default. We have not experienced difficulty with the payment history for these loans. See “- Asset Quality — Non-performing Assets” and “— Classified Assets.”

     Multi-family and Commercial Real Estate Lending. We offer a variety of multi-family and commercial real estate loans. These loans are secured primarily by residential development projects, golf courses, commercial properties, retail establishments, churches and small office buildings located in our market area. At December 31, 2002, multi-family and commercial real estate loans totaled $18.0 million or 12.2% of our gross loan portfolio.

     Our loans secured by multi-family and commercial real estate are originated with either a fixed or adjustable interest rate. The interest rate on adjustable-rate loans is based on the Wall Street Journal prime rate plus a margin, generally determined through negotiation with the borrower. Loan-to-value ratios on our multi-family and commercial real estate loans typically do not exceed 80% of the appraised value of the property securing the loan.

These loans typically require monthly payments, may not be fully amortizing and have maximum maturities of 25 years.

     Loans secured by multi-family and commercial real estate are underwritten based on the income producing potential of the property and the financial strength of the borrower. We generally require personal guarantees of the borrowers in addition to the security property as collateral for these loans. When legally permitted we require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing multi-family and commercial real estate loans are generally performed by independent state licensed fee appraisers approved by the board of directors. See “- Loan Originations, Purchases, Sales and Repayments.”

     We do not generally maintain an insurance escrow account for loans secured by multi-family and commercial real estate, although we may maintain a tax escrow account for these loans. In order to monitor the adequacy of cash flows on income-producing properties, the borrower is requested or required to provide periodic financial information.

     Loans secured by multi-family and commercial real estate properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. These loans typically involve large balances to single borrowers or groups of related borrowers. Because payments on loans secured by multi-family and commercial real estate properties are often dependent on the successful operation or management of the properties, repayment may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower’s ability to repay the loan may be impaired. See “- Asset Quality — Non-performing Loans.”

     Construction and Development Lending. We make construction loans to builders and to individuals for the construction of their residences as well as to businesses and individuals for commercial real estate construction projects. At December 31, 2002, we had $7.2 million in construction and development loans outstanding, representing 4.9% of our gross loan portfolio.

     Construction and development loans are obtained through continued business with builders who have previously borrowed from us, from walk-in customers and through referrals from realtors and other customers. The application process includes submission of plans, specifications and costs of the project to be constructed. These items are used as a basis to determine the appraised value of the subject property. Loans are based on the lesser of current appraised value and/or the cost of construction, including the land and the building. We generally conduct regular inspections of the construction project being financed.

     Loans secured by building lots are generally granted with terms of up to 18 months and are available with either fixed or adjustable interest rates and on individually negotiated terms. During the construction phase, the borrower generally pays interest only on a monthly basis. Loan-to-value ratios on our construction and development loans typically do not exceed 80% of the appraised value of the project on an as completed basis, although the board of directors has made limited exceptions to this policy where special circumstances exist.

     Because of the uncertainties inherent in estimating construction and development costs and the market for the project upon completion, it is relatively difficult to evaluate accurately the total loan funds required to complete a project, the related loan-to-value ratios and the likelihood of ultimate success of the project. These loans also involve many of the same risks discussed above regarding multi-family and commercial real estate loans and tend to be more sensitive to general economic conditions than many other types of loans. In addition, payment of interest from loan proceeds can make it difficult to monitor the progress of a project.

     Consumer and Other Lending. Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates, and carry higher rates of interest than do one- to four-family residential mortgage loans. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities. At December 31, 2002, our consumer loan portfolio totaled $19.8 million, or 13.4% of our gross loan portfolio. We offer a variety of secured consumer loans, including home equity loans and lines of credit, home improvement loans, auto loans, boat and recreational vehicle loans, manufactured housing loans and loans secured by savings deposits. We also offer a limited amount of unsecured loans. We originate our consumer loans in our market area.

     Our home equity loans, including lines of credit, totaled $11.6 million, and comprised 7.9% of our gross loan portfolio at December 31, 2002. These loans may be originated in amounts, together with the amount of the existing first mortgage, of up to 100% of the value of the property securing the loan. The term to maturity on our home equity loans may be up to 15 years. Home equity lines of credit have a maximum term to maturity of five years and have fixed interest rates. We recently began offering home equity lines of credit with variable interest rates. No principal payments are required on home equity lines of credit during the loan term. Other consumer loan terms vary according to the type of collateral, length of contract and creditworthiness of the borrower.

     We originate auto loans, boat and recreational vehicle loans and manufactured housing loans on a direct basis and boat and recreational vehicle loans on an indirect basis beginning in 2001. We generally buy indirect loans on a rate basis, paying the dealer a cash payment for loans with an interest rate in excess of the rate we require. This premium is expensed as the dealer is paid. Any prepayments or delinquencies are charged to future amounts owed to that dealer, with no dealer reserve or other guarantee of payment if the dealer stops doing business with us.

     We underwrite indirect loans using the Fair-Isaacs credit scoring system, a widely used credit evaluation system. All indirect loans are required to meet one of our top two of four credit pricing requirements before we accept them. We had $1.1 million of indirect consumer loans at December 31, 2002. We intend to continue indirect consumer lending.

     Auto loans totaled $2.2 million at December 31, 2002, or 1.5% of our gross loan portfolio. Auto loans may be written for up to six years and have fixed rates of interest. Loan to value ratios are up to 100% of the sales price for new autos and 100% of wholesale value on used cars, based on valuation from official used car guides.

     Manufactured housing loans totaled $1.3 million at December 31, 2002, or ..9% of our gross loan portfolio. This amount is down significantly over the last two years, due to a change in our loan policy regarding these types of loans. Manufactured housing loans are currently offered only on an exception basis with approval by the Executive Loan Committee. At December 31, 2002, $11,000 or .8% of our manufactured housing loans were more than 90 days past due. See “- Asset Quality — Non-Performing Assets.”

     We originate sub-prime consumer loans, using the same definition as residential mortgage loans. At December 31, 2002 $4.0 million, or 20.0% of our consumer loan portfolio were sub-prime loans.

     Consumer loans may entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans which are secured by rapidly depreciable assets, such as automobiles, boats, manufactured housing and recreational vehicles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Commercial Business Lending

     At December 31, 2002, commercial business loans comprised $2.1 million, or 1.5% of our gross loan portfolio. Most of our commercial business loans have been extended to finance local businesses and include short term loans to finance machinery and equipment purchases, inventory and accounts receivable. Commercial business loans also involve the extension of revolving credit for a combination of equipment acquisitions and working capital needs.

     The terms of loans extended on the security of machinery and equipment are based on the projected useful life of the machinery and equipment, generally not to exceed seven years. Lines of credit generally are available to borrowers for up to 12 months, and may be renewed by Monarch. We issue a few standby letters of credit which are offered at competitive rates and terms and are issued on a secured basis. At December 31, 2002, there were no standby letters of credit outstanding. We are attempting to expand our volume of commercial business loans.

     Our commercial business lending policy includes credit file documentation and analysis of the borrower’s background, capacity to repay the loan, the adequacy of the borrower’s capital and collateral as well as an evaluation of other conditions affecting the borrower. Analysis of the borrower’s past, present and future cash flows is also an important aspect of our credit analysis. We generally obtain personal guarantees on our commercial business loans. Nonetheless, these loans are believed to carry higher credit risk than more traditional single family loans.

     Unlike residential mortgage loans, commercial business loans are typically made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself (which, in turn, is often dependent in part upon general economic conditions). Our commercial business loans are usually, but not always, secured by business assets. However, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

Loan Originations, Purchases, Sales and Repayments

     We originate loans through referrals from real estate brokers and builders and other customers, our marketing efforts, and our existing and walk-in customers. We also originate consumer loans through relationships with dealerships. While we originate both adjustable-rate and fixed-rate loans, our ability to originate loans is dependent upon customer demand for loans in our market area. Demand is affected by local competition and the interest rate environment. During the last several years, due to low market interest rates, our dollar volume of fixed-rate, one- to four-family loans has substantially exceeded the dollar volume of the same type of adjustable-rate loans. We sell a portion of the conforming, fixed rate, one- to four-family residential loans we originate and we keep the sub-prime residential real estate loans we originate. During the past few years, we, like many other financial institutions, have experienced significant prepayments on loans due to the low interest rate environment prevailing in the United States. We may purchase residential loans and commercial real estate loans from time to time.

     In periods of economic uncertainty, the ability of financial institutions, including us, to originate or purchase large dollar volumes of real estate loans may be substantially reduced or restricted, with a resultant decrease in interest income.

     The following table shows the loan origination, sale and repayment activities of Monarch for the periods indicated.

	Years Ended December 31,

	2002	2001

	(In Thousands)
Originations by type:
Real Estate:
One- to four-family	$79,658	$83,991
Multi-family	—	10
Commercial	8,916	6,734
Construction or development	4,142	5,235

Total real estate loans	92,706	95,970
Consumer Loans:
Automobile	1,046	1,946
Home equity	6,544	4,051
Manufactured housing	94	367
Other	3,183	1,619
Commercial business	871	1,416

Total loans originated	104,444	105,369
Sales and Repayments:
One- to four-family loans sold	35,547	46,958
Principal repayments	61,577	58,295

Total reductions	97,124	105,253
Increase (decrease) in other items, net	(121)	(592)

Net increase (decrease)	$7,441	$(476)

Asset Quality

     When a borrower fails to make a payment on a mortgage loan on or before the default date, a late charge notice is mailed 10 to 15 days after the due date. All delinquent accounts are reviewed by a collector, who attempts to cure the delinquency by contacting the borrower once the loan is 30 days past due. Additionally, each week the collections department gives each loan officer a list of his or her loans that are 30 days past due. The loan officer attempts to contact the borrower to determine the reason for the delinquency and to urge the borrower to bring the loan current. Once the loan becomes 45 days delinquent, a letter is sent to the borrower requesting the borrower to bring the loan current, or, if that is not possible, to fill out and return a financial information update form. If the update is returned, the senior collector determines if the borrower exhibits an ability to repay, and, if so, brings the file to the Delinquency Committee for a decision whether to forbear collection action to allow the borrower to demonstrate the ability to make timely payments and/or establish an acceptable repayment plan to bring the loan current. If the borrower makes timely payments for a period of at least six months but does not appear to have the ability to bring the loan current, the file is given to a loan officer to obtain a new loan application from the borrower for the purpose of rewriting the loan in accordance with established loan policy. If the financial information update is not returned, or if the senior collector determines that the borrower no longer has the ability to repay the loan, or the Delinquency Committee declines to forbear collection activity, then when the loan becomes 60 days delinquent, the file is reviewed by the Delinquency Committee and the foreclosure process is begun by the sending of a notice of intent to foreclose. If during a period of forbearance the borrower fails to make timely payments and/or becomes 90 days delinquent, the Delinquency Committee reviews the loan and the foreclosure process commences. The notice of intent to foreclose allows the borrower up to 30 days to bring the account current. During this 30 day period, the collector may accept a written repayment plan from the borrower which would bring the account current within the next 90 days. All loans over 90 days delinquent are handled by the senior collections officer until the delinquency is resolved or foreclosure occurs.

     For consumer loans a similar collection process is followed. Follow-up contacts are generally on an accelerated basis compared to the mortgage loan procedure due to the nature of the collateral.

     Delinquent Loans. The following tables set forth our loan delinquencies by type, number, amount and percentage of type at the dates indicated.

	December 31, 2002
	Loans Delinquent For:

	60-89 Days			90 Days and Over			Total Delinquent Loans

			Percent of			Percent of			Percent of
			Loan			Loan			Loan
	Number	Amount	Category	Number	Amount	Category	Number	Amount	Category

				(Dollars in Thousands)
Real Estate:
One- to four-family	71	$4,137	4.13%	33	$1,913	1.91%	104	$6,050	6.03%
Multi-family	—	—	—	—	—	—	—	—	—
Commercial	4	326	1.83%	4	553	3.11%	8	879	4.94%
Construction or development	—	—	—	—	—	—	—	—	—

Total real estate loans	75	4,463	3.56%	37	2,466	1.97%	112	6,929	5.53%
Consumer	19	224	1.13%	8	122	.62%	27	346	1.75%
Commercial business	—	—	—	—	—	—	—	—	—

Total	94	$4,687	3.18%	45	$2,588	1.76%	139	$7,275	4.94%

	December 31, 2001
	Loans Delinquent For:

	60-89 Days			90 Days and Over			Total Delinquent Loans

			Percent of			Percent of			Percent of
			Loan			Loan			Loan
	Number	Amount	Category	Number	Amount	Category	Number	Amount	Category

					(Dollars in Thousands)
Real Estate:
One- to four-family	76	$4,080	4.27%	42	$2,251	2.36%	118	$6,331	6.63%
Multi-family	—	—	—	—	—	—	—	—	—
Commercial	4	393	2.64	2	161	1.08	6	554	3.72
Construction or development	—	—	—	3	257	3.79	3	257	3.79
Total real estate loans	80	4,473	3.81	47	2,669	2.27	127	7,142	6.08
Consumer	41	486	2.34	30	306	1.48	71	792	3.82
Commercial business	—	—	—	—	—	—	—	—	—

Total	121	$4,959	3.54%	77	$2,975	2.13%	198	$7,934	5.67%

     Non-Performing Assets. The table below sets forth the amounts and categories of the Bank’s non-performing assets. Loans are placed on non-accrual status when the loan is delinquent at least 90 days. For all years presented, the Bank had no troubled debt restructurings, that involved forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates. Foreclosed assets include assets acquired in settlement of loans.

	December 31,

	2002	2001

	(Dollars in Thousands)
Non-accruing loans:
One- to four-family	$1,372	$—
Multi-family	—	—
Commercial real estate	211	—
Construction or development	—	—
Consumer	55	—
Commercial business	—	—

Total	1,638	—
Accruing loans delinquent 90 days or more:
One- to four-family	864	2,251
Multi-family	—	—
Commercial real estate	342	161
Construction or development	—	257
Consumer	111	306
Commercial business	—	—

Total	1,317	2,975

Foreclosed assets:
One- to four-family(1)	2,022	2,437
Multi-family	—	—
Commercial real estate	—	—
Construction or development	—	—
Consumer	37	136
Commercial business	—	—

Total	2,059	2,573

Total non-performing assets	$5,014	$5,548

Total as a percentage of total assets	2.53%	3.29%

(1)	Includes $1.1 million and $1.6 million in real estate in judgment and subject to redemption at December 31, 2002 and 2001, respectively.

     For the year ended December 31, 2002 there was $37,000 of gross interest income which would have been recorded had non-accruing loans been current in accordance with their original terms. No gross interest income would have been recorded for the year ended December 31, 2001.

     Other Loans of Concern. In addition to the non-performing assets set forth in the table above, as of December 31, 2002, there were also six loan relationships totaling an aggregate of $5.1 million with respect to which known information about the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of these loans in the non-performing asset categories.

     These loans have been considered in management’s determination of the adequacy of our allowance for loan losses and are included in the commercial category in the table on page 22.

     Of these six loans, one had a balance of less than $200,000. The second loan relationship is a commercial real estate loan with a balance of $694,000 at December 31, 2002. The collateral securing this loan may be insufficient to provide for full payment of principal and interest in the event of default, although the Bank has personal guarantees from the borrowers. The third loan relationship is a commercial real estate loan with a balance of $801,000 at December 31, 2002. This loan is secured by a golf course in southwest Michigan.

     The fourth loan relationship is a series of commercial real estate loans totaling $600,000, originated in 1996 for the purpose of developing residential building lots in southwest Michigan. At December 31, 2002, 54% of the lots were sold. We have personal guarantees from the borrowers for 98% of the loan amount.

     The fifth loan relationship is a series of four loans to one borrower totaling $1.2 million at December 31, 2002 for the development of residential building lots in southwest Michigan. Three of these loans were renewed in November 2002.

     The sixth loan is for the construction of a commercial building in southwest Michigan. This loan had an outstanding balance at December 31, 2002 of $1.6 million.

     At December 31, 2002, all six of these loan relationships were current and performing in accordance with their terms.

     Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of Thrift Supervision to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

     When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management and approved by the board of directors. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision and the FDIC, which may order the establishment of additional general or specific loss allowances.

     In connection with the filing of our periodic reports with the Office of Thrift Supervision and in accordance with our classification of assets policy, we regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management’s review of our assets, at December 31, 2002, we had classified $6.5 million of our assets as substandard, $256,000 as doubtful and none as loss. The total amount classified represented 17.5% of our equity capital and 3.3% of our assets at

December 31, 2002. The allowance for loan losses at December 31, 2002 includes $848,000 and $128,000 related to substandard and doubtful loans, respectively. At December 31, 2002, $4.1 million and $256,000 of substandard and doubtful assets, respectively, have been included in the table of non-performing assets. See “- Asset Quality - Delinquent Loans.”

     Provision for Loan Losses. We recorded a provision for loan losses of $397,000 for the year ended December 31, 2002 compared to $1.0 million for the year ended December 31, 2001. The provision for loan losses is charged to income to establish the allowance for loan losses to cover all known and inherent losses in the loan portfolio that are both probable and reasonable to estimate based on the factors discussed below under “— Allowance for Loan Losses.” See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Comparison of Operating Results for the Years Ended December 31, 2002 and 2001 - Provision for Loan Losses” for a discussion of the reasons for the increased provision in 2001.

     Allowance for Loan Losses. The allowance is based on ongoing, quarterly assessments of the estimated losses inherent in the loan portfolio. Our methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula allowance and specific allowances for identified problem loans and portfolio segments. In addition, the allowance incorporates the results of measuring impaired loans as provided in SFAS No. 114, “Accounting by Creditors for Impairment of a Loan” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures.” These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans.

     The formula allowance is calculated by applying loss factors to outstanding loans based on the internal risk evaluation of these loans or pools of loans. Changes in risk evaluations of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based both on our historical loss experience as well as on significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date.

     The appropriateness of the allowance is reviewed by management based upon our evaluation of then-existing economic and business conditions affecting our key lending areas and other conditions, such as credit quality trends (including trends in delinquencies, nonperforming loans and foreclosed assets expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments and recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of the loan. Senior management reviews these conditions quarterly. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management’s estimate of the effect of this condition may be reflected as a specific allowance applicable to this credit or portfolio segment.

     The allowance for loan losses is based on estimates of losses inherent in the loan portfolio. Actual losses can vary significantly from the estimated amounts. Our methodology as described permits adjustments to any loss factor used in the computation of the formula allowance in the event that, in management’s judgment, significant factors which affect the collectibility of the portfolio as of the evaluation date are not reflected in the loss factors. By assessing the estimated losses inherent in the loan portfolio on a quarterly basis, we are able to adjust specific and inherent loss estimates based upon any more recent information that has become available.

     At December 31, 2002, our allowance for loan losses was $1.7 million or 1.18% of the total loan portfolio and approximately 58.7% of total non-performing loans. Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. In the opinion of management, the allowance, when taken as a whole, covers all known and inherent losses in the loan portfolio that are both probable and reasonable to estimate.

	December 31,

	2002	2001

	(Dollars in Thousands)
Balance at beginning of year	$1,683	$857
Charge-offs:
One- to four-family	415	116
Multi-family	—	—
Commercial real estate	1	—
Construction or development	—	—
Consumer	152	206
Commercial business	—	—

	568	322

Recoveries:
One- to four-family	135	72
Multi-family	—	—
Commercial real estate	—	—
Construction or development	—	—
Consumer	88	37
Commercial business	—	—

	223	109

Net charge-offs	345	213
Additions charged to operations	397	1,039

Balance at end of year	$1,735	$1,683

Ratio of net charge-offs during the year to average loans outstanding during the year	0.24%	0.15%

Allowance as a percentage of non-performing loans	58.71%	56.57%

Allowance as a percentage of total loans (end of year)	1.18%	1.20%

     The distribution of our allowance for losses on loans at the dates indicated is summarized as follows:

	December 31,

	2002			2001

	Amount of Loan	Loan Amounts	Amount of Loan	Loan Amounts	Amount of Loan	Loan Amounts
	Loss Allowance	by Category(1)	Loss Allowance	by Category(1)	Loss Allowance	by Category(1)

			(Dollars in Thousands)
One- to four-family(2)	$1,111	$110,045	74.1%	$821	$93,734	66.2%
Multi-family and non- residential real estate	3	1,951	1.3	10	3,496	2.5
Construction or development	33	4,419	3.0	27	4,884	3.4
Consumer	201	15,131	10.2	302	22,803	16.1
Commercial	387	16,895	11.4	523	16,659	11.8

Total	$1,735	$148,441	100.0%	$1,683	$141,576	100.0%

(1)	Loan categories are based on the type of loan as opposed to the underlying collateral, which is the basis for other loan tables presented in this document.

(2)	One- to four-family loans includes real estate in judgment and subject to redemption of $1.1 million and $1.6 million at December 31, 2002 and 2001, respectively.

Investment Activities

     Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, including callable agency securities, certain certificates of deposit of insured banks and savings institutions, certain bankers’ acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.

     The President has the basic responsibility for the management of our investment portfolio, under the guidance of the asset and liability management committee. The President considers various factors when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

     The general objectives of our investment portfolio are to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk.”

     Our investment portfolio consists of U.S. Treasury, U.S. government agency securities, municipal bonds and overnight deposits. This provides us with flexibility and liquidity. We also have a limited amount of mortgage-backed securities. See Notes 2 and 3 of the Notes to Consolidated Financial Statements.

     In 2001 we invested in a limited partnership that was organized to construct, own and operate low and moderate income multi-family housing units located in Coldwater, Michigan. We have invested $1.5 million in this project, which was partially complete as of December 31, 2002. We expect the project to incur operating losses primarily due to the accelerated depreciation of assets. Accordingly, the return on this investment will be in the form of tax credits and deductions, which we began receiving in 2002. We are accounting for our investment in this project on the equity method. We will record our share of losses as reductions to our investment in the project. The tax credits will eventually reduce the recorded amount of the investment to zero. See Note 4 of the Notes to Consolidated Financial Statements for additional information regarding our limited partnership investment.

     The following table sets forth the composition of our securities portfolio at the dates indicated.

	December 31,

	2002			2001

			Percent of			Percent of
	Amortized	Fair	Total Fair	Amortized	Fair	Total Fair
	Cost	Market Value	Market Value	Cost	Market Value	Market Value

Trading securities:
Mortgage backed securities	$—	$—	—%	$258	$258	41.1%
Available for sale:
U.S. Treasury obligations	3,310	3,338	19.1	—	—	—
U.S. government agency obligations	10,246	10,312	59.2	—	—	—
Obligations of states and political subdivisions	3,505	3,510	20.1	—	—	—

Total available for sale	17,061	17,160	98.4	—	—	—
Held to maturity:
Mortgage backed securities	274	275	1.6	367	369	58.9

Total investment securities	$17,335	$17,435	100.0%	$625	$627	100.0%

     The composition and maturities of the investment securities portfolio, excluding FHLB stock, as of December 31, 2002 are indicated in the following table.

	Less than 1 Year		1 to 5 Years		5 to 10 Years

		Weighted		Weighted		Weighted
	Amortized	Average	Amortized	Average	Amortized	Average
	Cost	Yield	Cost	Yield	Cost	Yield

	(Dollars in Thousands)
Available for Sale:
U.S. Treasury obligations	$—	—	$3,310	2.36%	$—	—%
U.S. government agency obligations	4,038	2.65%	6,208	2.48	—	—
Obligations of states and political subdivisions	70	2.12	3,435	2.89	—	—

Total available for sale	4,108	2.64	12,953	2.56	—	—
Held to Maturity:
Mortgage-backed securities	—	—	—	—	—	—

Total investment securities	$4,108	2.64%	$12,953	2.56%	$—	—%

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Over 10 Years		Total Securities

		Weighted		Weighted
	Amortized	Average	Amortized	Average	Fair
	Cost	Yield	Cost	Yield	Value

	(Dollars in Thousands)
Available for Sale:
U.S. Treasury obligations	$—	—%	$3,310	2.36%	$3,338
U.S. government agency obligations	—	—	10,246	2.55	10,312
Obligations of states and political subdivisions	—	—	3,505	2.87	3,510

Total available for sale	—	—	17,061	2.58	17,160
Held to Maturity:
Mortgage-backed securities	274	4.82%	274	4.82	275

Total investment securities	$274	4.82%	$17,335	2.62%	$17,435

Sources of Funds

     General. Our sources of funds are deposits, borrowings, payment of principal and interest on loans, interest earned on or maturation of other investment securities and overnight funds and funds provided from operations.

     Deposits. We offer a variety of deposit accounts to both consumers and businesses having a wide range of interest rates and terms. Our deposits consist of passbook accounts, money market deposit accounts, NOW and demand accounts and certificates of deposit. We solicit deposits in our market area and have accepted and continue to utilize brokered deposits. At December 31, 2002 we had $24.6 million of brokered deposits. In our experience brokered deposits are an attractive and stable source of funds which may be less costly than local deposits or borrowings. However, brokered deposits may be less stable than local deposits if deposit brokers or investors lose confidence in us or find more attractive rates at other financial institutions. We primarily rely on competitive pricing policies, marketing and customer service to attract and retain these deposits.

     The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. We have become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. We try to manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives, subject to competitive factors. Based on our experience, we believe that our deposits are relatively stable sources of funds. Despite this stability, our ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions.

     The following table sets forth our deposit flows during the periods indicated.

	Year Ended
	December 31,

	2002	2001

	(Dollars in Thousands)
Opening balance	$105,698	$98,986
Net deposits (withdrawals)	(2,343)	(1,650)
Interest credited	3,389	5,062

Ending balance	$106,744	$105,698

Net increase	$1,046	$6,712

Percent increase	0.99%	6.78%

     The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by Monarch at the dates indicated.

	Year Ended December 31,

	2002		2001

		Percent		Percent
	Amount	of Total	Amount	of Total

		(Dollars in Thousands)
Transaction and Savings Deposits:
Non-interest bearing accounts	$3,046	2.9%	$1,863	1.8%
Savings accounts 1.26%	15,274	14.3	14,771	14.0
NOW accounts 1.0%	9,596	9.0	9,013	8.5
Money market accounts 1.75%	9,868	9.2	10,036	9.5

Total non-certificates	37,784	35.4	35,683	33.8

Certificates:
0.00 - 1.99%	9,019	8.4	331	0.3
2.00 - 3.99%	27,616	25.9	20,382	19.3
4.00 - 5.99%	26,908	25.2	36,661	34.6
6.00 - 7.99%	5,417	5.1	12,641	12.0
8.00 - 9.99%	—	—	—	—

Total certificates	68,960	64.6	70,015	66.2

Total deposits	$106,744	100.0%	$105,698	100.0%

     The following table indicates the amount of our certificates of deposit and other deposits by time remaining until maturity as of December 31, 2002.

	Maturity

		Over	Over	Over
	3 Months	3 to 6	6 to 12	12
	or Less	Months	Months	Months	Total

	(In Thousands)
Certificates of deposit less than $100,000	$8,694	$7,645	$7,969	$26,272	$50,580
Certificates of deposit of $100,000 or more	1,898	2,571	2,246	11,665	18,380

Total certificates of deposit	$10,592	$10,216	$10,215	$37,937	$68,960

          The following table shows rate and maturity information for our certificates of deposit as of December 31, 2002.

	0.00 -	2.00 –	4.00 –	6.00 –		Percent
	1.99%	3.99%	5.99%	7.99%	Total	of Total

			(Dollars in Thousands)
Certificate in accounts maturing in quarter ending:
March 31, 2003	$3,113	$4,183	$2,481	$815	$10,592	15.4%
June 30, 2003	4,047	3,696	2,006	467	10,216	14.8
September 30, 2003	251	4,118	996	925	6,290	9.1
December 31, 2003	1,286	1,681	337	621	3,925	5.7
March 31, 2004	—	459	2,154	296	2,909	4.2
June 30, 2004	98	341	1,422	192	2,053	3.0
September 30, 2004	—	1,185	3,655	100	4,940	7.2
December 31, 2004	95	4,073	3,089	361	7,618	11.0
March 31, 2005	—	87	463	875	1,425	2.1
June 30, 2005	—	52	589	285	926	1.3
September 30, 2005	—	1,623	4	229	1,856	2.7
December 31, 2005	—	6,068	—	69	6,137	8.9
Thereafter	129	50	9,712	182	10,073	14.6

Total	$9,019	$27,616	$26,908	$5,417	$68,960	100.0%

Percent of total	13.08%	40.05%	39.02%	7.86%

     Borrowings. Although deposits are our primary source of funds, we may utilize borrowings when they are a less costly source of funds and can be invested at a positive interest rate spread, when we desire additional capacity to fund loan demand or when they meet our asset/liability management goals. Our borrowings historically have consisted of advances from the Federal Home Loan Bank of Indianapolis. See Note 10 of the Notes to Consolidated Financial Statements.

     We may obtain advances from the Federal Home Loan Bank of Indianapolis upon the security of certain of our mortgage loans and mortgage-backed securities. These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features. At December 31, 2002, we had $52.5 million in Federal Home Loan Bank advances outstanding. See Note 10 of the Notes to Consolidated Financial Statements for information on maturity dates and interest rates related to our Federal Home Loan Bank advances.

     The following table sets forth the maximum month-end balance and average balance of Federal Home Loan Bank advances for the periods indicated.

	Year Ended
	December 31,

	2002	2001

	(Dollars in Thousands)
Maximum Balance:
FHLB advances	$55,500	$50,500
Average Balance:
FHLB advances	$51,679	$48,908

     The following table sets forth certain information concerning our borrowings at the dates indicated.

	December 31,

	2002	2001

	(Dollars in Thousands)
FHLB advances	$52,500	$45,500

Weighted average interest rate of FHLB advances	5.72%	6.15%

Subsidiary and Other Activities

     As a federally chartered savings bank, we are permitted by Office of Thrift Supervision regulations to invest up to 2% of our assets, or $4.0 million at December 31, 2002, in the stock of, or unsecured loans to, service corporation subsidiaries. We may invest an additional 1% of our assets in service corporations where such additional funds are used for inner-city or community development purposes.

     At December 31, 2002, the Bank had one active subsidiary, Community Services Group, Inc., and our total investment in this subsidiary was $725,000 which consisted principally of deposits in Monarch.

Competition

     We face strong competition in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions and mortgage bankers, including non-local Internet based and telephone based competition. Other savings institutions, commercial banks, credit unions and finance companies, including non-local Internet based entities, provide vigorous competition in consumer lending.

Employees

     At December 31, 2002, we had a total of 62 employees, including one part-time employee. Our employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

Federal and State Taxation

Federal Taxation

          General. The Company is subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Monarch Community Bancorp. Our federal income tax returns for the past three years are open to audit by the IRS. In our opinion, any examination of still open returns would not result in a deficiency which could have a material adverse effect on our financial condition. No returns are being audited by the IRS at this time.

          Method of Accounting. For federal income tax purposes, the Company reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on December 31, for filing its federal income tax return.

          Bad Debt Reserves. Prior to the Small Business Job Protection Act, the Bank was permitted to establish a reserve for bad debts under the percentage of taxable income method and to make annual additions to the reserve utilizing that method. These additions could, within specified formula limits, be deducted in arriving at taxable income. As a result of the Small Business Job Protection Act, savings associations of the Bank’s size may now use the experience method in computing bad debt deductions beginning with their 1996 Federal tax return. In addition, federal legislation requires the Bank to recapture, over a six year period, the excess of tax bad debt reserves at December 31, 1997 over those established as of the base year reserve balance as of December 31, 1987. The amount of such reserve subject to recapture as of December 31, 2002 for the Bank was $92,000.

          Taxable Distributions and Recapture. Prior to the Small Business Job Protection Act, bad debt reserves created prior to the year ended December 31, 1997, were subject to recapture into taxable income should the Bank fail to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should the Bank make certain non-dividend distributions or cease to maintain a thrift/bank charter.

          Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income. The alternative minimum tax is payable to the extent such alternative minimum taxable income is in excess of an exemption amount. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Bank has not been subject to the alternative minimum tax, nor do we have any such amounts available as credits for carryover.

          Corporate Dividends-Received Deduction. Monarch Community Bancorp may eliminate from its income dividends received from the Bank if it elects to file a consolidated return with the Bank. The corporate dividends-received deduction is 100% or 80%, in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payor of the dividend. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received or accrued on their behalf.

State Taxation

          The State of Michigan imposes a Single Business Tax (“SBT”), which is an annual value-added tax imposed on the privilege of doing business in the state. Every person with business activity in Michigan is subject to the tax. Most organizations exempt from federal income tax are also exempt from the SBT. The major components of the SBT base are compensation, depreciation and federal taxable income, increased by net operating losses, if any, utilized in arriving at federal taxable income. An investment tax credit is claimed for the acquisition of qualifying tangible assets physically located in Michigan. Effective January 1, 2002, the SBT rate is 1.9%. Legislation passed in 1999 eliminates the SBT over a 23 year period. The elimination of the SBT will be accomplished by an annual rate reduction of 0.1 percentage point beginning January 1, 1999 and on each January 1 after 1999. Barring certain conditions, the SBT should be fully phased out as of January 1, 2021. The tax returns of the Bank for the past four years are open to audit by the Michigan taxation authorities. No returns are being audited by the Michigan taxation authority at the current time.

          Other applicable state taxes include generally applicable sales, use and real property taxes.

Regulation and Supervision

          General. Monarch Community Bank is a federally chartered savings bank, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, the Bank is subject to broad federal regulation, primarily by the Office of Thrift Supervision, and oversight extending to all its operations. The Bank is a member of the Federal Home Loan Bank of Indianapolis and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System (“Federal Reserve Board”). As the holding company of the Bank, Monarch Community Bancorp is also subject to federal regulation by the Office of Thrift Supervision and oversight which is designed to protect subsidiary savings associations, like the Bank. The deposits of the Bank are insured by the FDIC. The Bank is a member of the Savings Association Insurance Fund or the “SAIF”, which together with the Bank Insurance Fund or the “BIF” are the two deposit insurance funds administered by the FDIC. As a result, the FDIC has certain regulatory and examination authority over the Bank.

          Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

          Federal Regulation of Savings Associations. The Office of Thrift Supervision has extensive authority over the operations of savings associations. As part of this authority, the Bank is required to file periodic reports with the Office of Thrift Supervision and is subject to periodic examinations by the Office of Thrift Supervision and the FDIC. When these examinations are conducted by the Office of Thrift Supervision and the FDIC, the examiners may require the Bank to provide for higher general or specific loan loss reserves. All savings associations are subject to a semi-annual assessment, based upon the association’s total assets, to fund the operations of the Office of Thrift Supervision. The Bank’s Office of Thrift Supervision assessment for the fiscal year ended December 31, 2002 was $50,158.

          The Office of Thrift Supervision also has extensive enforcement authority over all savings associations and their holding companies, including the Bank and Monarch Community Bancorp. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision. Except under certain circumstances, public disclosure of final enforcement actions by the Office of Thrift Supervision is required.

          The investment, lending and branching authority of the Bank is prescribed by federal laws and it is prohibited from engaging in any activities not permitted by these laws. For instance, no savings association may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal savings associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the Office of Thrift Supervision. Federal savings associations are also generally authorized to branch nationwide.

          The Bank’s general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At December 31, 2002, the Bank’s lending limit under this restriction was $4.4 million. The Bank is in compliance with the loans-to-one-borrower limitation.

          The Office of Thrift Supervision, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on matters like loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan.

          Insurance of Accounts and Regulation by the FDIC. The Bank is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and the insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the SAIF or the BIF. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the Office of Thrift Supervision an opportunity to take action, and may terminate the deposit insurance if it determines that the association has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

          The FDIC’s deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. The current assessment rates range from zero to 0.27% per $100 of assessable deposits. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets (“Tier 1 risk-based capital”) of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core and Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

          FDIC-insured institutions are subject to assessments to repay obligations issued by a federally chartered corporation to provide financing for resolving the thrift crisis in the 1980’s. Currently, the rate established by the FDIC for this purpose is a 1.68 basis points per dollar of SAIF deposits and BIF deposits.

          Regulatory Capital Requirements. Federally insured savings associations, such as the Bank, are required to maintain a minimum level of regulatory capital. The Office of Thrift Supervision has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The Office of Thrift Supervision is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

          The Office of Thrift Supervision capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders’ equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. At December 31, 2002, the Bank did not have any intangible assets.

          At December 31, 2002, the Bank had tangible capital of $27.0 million, or 14.1% of adjusted total assets, which is approximately $24.0 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date.

          As a result of the prompt corrective action provisions discussed below, a savings association must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition allows it to maintain a 3% ratio. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card receivables. At December 31, 2002, the Bank had no intangible assets which were included in core capital.

          At December 31, 2002, the Bank had core capital equal to $27.0 million, or 14.1% of adjusted total assets, which is $19.3 million above the requirement of 4% as in effect on that date.

          The Office of Thrift Supervision risk-based requirement requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The Office of Thrift Supervision is also authorized to require a savings association to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At December 31, 2002, the Bank had $1,586,000 of loan and lease loss allowances, which was less than 1.25% of risk-weighted assets.

          Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital. Such exclusions consist of equity investments (as defined by regulation) and reciprocal holdings of qualifying capital instruments. The Bank had no exclusions from capital and assets at December 31, 2002.

          In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the Office of Thrift Supervision has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 90% at origination unless insured to such ratio by an insurer approved by Fannie Mae or Freddie Mac.

          On December 31, 2002, the Bank had total risk-based capital of $28.5 million (including $27.0 million in core capital and $1.5 million in qualifying supplementary capital) and risk-weighted assets of $26.6 million, or total capital of 22.5% of risk-weighted assets. This amount was $18.4 million above the 8% requirement in effect on that date.

          Under the prompt corrective action regulations, the Office of Thrift Supervision and the FDIC are authorized, and under certain circumstances required, to take certain actions against savings associations that fail to meet their capital requirements. The Office of Thrift Supervision is generally required to take action to restrict the activities of an “undercapitalized” association (generally defined to be one with less than a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any undercapitalized association must submit a capital restoration plan and until the plan is approved by the Office of Thrift Supervision may not increase its assets, acquire another association, establish a branch or engage in any new activities, and generally may not make capital distributions. The Office of Thrift Supervision is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

          The Office of Thrift Supervision is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the association is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

          The imposition by the Office of Thrift Supervision or the FDIC of any of these measures on Monarch Community Bank may have a substantial adverse effect on its operations and profitability.

          Limitations on Dividends and Other Capital Distributions. Office of Thrift Supervision regulations impose various restrictions on savings associations with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. Office of Thrift Supervision regulations generally permit a federal savings association to pay dividends in any calendar year equal to net income for that year plus retained earnings for the preceding two years. Monarch Community Bank is in compliance with this requirement.

          Liquidity. All savings associations, including Monarch Community Bank, are required to maintain a sufficient level of liquid assets to ensure their safe and sound operation. For a discussion of what Monarch Community Bank includes in liquid assets, see “Management’s Discussion and Analysis of Financial Condition and Commitments” included in this Annual Report.

          Qualified Thrift Lender Test. All savings associations, including Monarch Community Bank, are required to meet a qualified thrift lender (“QTL”) test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings association may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code of 1986, as amended. Under either test, such assets primarily consist of residential housing related loans and investments. At December 31, 2002, Monarch Community Bank met the test and has always met the test since its inception.

          Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If the association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank. It is limited to national bank branching rights and it is subject to national bank limits for payment of dividends. If the association has not requalified or converted to a national bank within three years after the failure, it must divest all investments and cease all activities not permissible for a national bank. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See “- Holding Company Regulation.”

          Community Reinvestment Act. Under the Community Reinvestment Act (“CRA”), every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the Office of Thrift Supervision, in connection with the examination of Monarch Community Bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by Monarch Community Bank. An unsatisfactory rating may be used as the basis for the denial of an application by the Office of Thrift Supervision.

          Due to the heightened attention being given to the CRA in recent years, Monarch Community Bank may be required to devote additional funds for investment and lending in its local community. The Bank was examined for CRA compliance in 2001 and received a rating of “satisfactory.”

          Transactions with Affiliates. Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association’s capital and must be secured by eligible collateral. Affiliates of the Bank include Monarch Community Bancorp and any company which is under common control with the Bank. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The Office of Thrift Supervision has the discretion to treat subsidiaries of savings associations as affiliates on a case by case basis.

          Certain transactions with directors, officers or controlling persons are also subject to restrictions under statutes and regulations enforced by the Office of Thrift Supervision. These statutes and regulations also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

          Holding Company Regulation. Pursuant to regulations of the Office of Thrift Supervision and the terms of Monarch Community Bancorp’s Maryland charter, the purpose and powers of Monarch Community Bancorp are to pursue any or all of the lawful objectives of a savings and loan holding company and to exercise any of the powers accorded to a savings and loan holding company.

          If the Bank fails the qualified thrift lender test, Monarch Community Bancorp must obtain the approval of the Office of Thrift Supervision prior to continuing after such failure, directly or through other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure, (unless the Bank requalifies under the test) Monarch Community Bancorp must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See “- Qualified Thrift Lender Test.”

          Federal Securities Law. The common stock of Monarch Community Bancorp is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Monarch Community Bancorp is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Securities and Exchange Commission under the Exchange Act.

          Monarch Community Bancorp common stock held by persons who are affiliates (generally officers, directors and principal stockholders) of Monarch Community Bancorp may not be resold without registration unless sold in accordance with certain resale restrictions. If Monarch Community Bancorp meets specified current public information requirements, each affiliate of Monarch Community Bancorp is able to sell in the public market, without registration, a limited number of shares in any three-month period.

          Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain noninterest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At December 31, 2002, the Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the Office of Thrift Supervision. See “- Liquidity.”

          Savings associations are authorized to borrow from the Federal Reserve Bank “discount window,” but Federal Reserve Board regulations require institutions to exhaust other reasonable alternative sources of funds, including Federal Home Loan Bank borrowings, before borrowing from the Federal Reserve Bank.

          Federal Home Loan Bank System. Monarch Community Bank is a member of the Federal Home Loan Bank of Indianapolis, which is one of 12 regional Federal Home Loan Banks that administer the home financing credit function of savings associations. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures, established by the board of directors of the Federal Home Loan Bank, which are subject to the oversight of the Federal Housing Finance Board. All advances from the Federal Home Loan Bank are required to be fully secured by sufficient collateral as determined by the Federal Home Loan Bank. In addition, all long-term advances are required to provide funds for residential home financing.

          As a member, the Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Indianapolis. At December 31, 2002, the Bank had $2.8 million in Federal Home Loan Bank stock, which was in compliance with this requirement.

          Sarbanes-Oxley Act. On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the “SOA”). The stated goals of the SOA are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

          The SOA is the most far-reaching U.S. securities legislation enacted in some time. The SOA generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports with the Securities and Exchange Commission under the Exchange Act. Given the extensive role of the Securities and Exchange Commission in implementing rules relating to many of the SOA’s new requirements, the final scope of many of these requirements remains to be determined.

          The SOA includes very specific additional disclosure requirements and new corporate governance rules, requires the Securities and Exchange Commission and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues by the Securities and Exchange Commission and the Comptroller General. The SOA represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

          The SOA addresses, among other matters:

•	audit committees;

•	certification of financial statements by the chief executive officer and the chief financial officer;

•	the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

•	a prohibition on insider trading during pension plan black out periods;

•	disclosure of off-balance sheet transactions;

•	expedited filing requirements for Form 4s;

•	disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code;

•	“real time” filing of periodic reports;

•	the formation of a public accounting oversight board;

•	auditor independence; and

•	various increased criminal penalties for violations of securities laws.

          The SOA contains provisions which became effective upon enactment on July 30, 2002 and provisions which become effective from within 30 days to one year from enactment. The Securities and Exchange Commission has been delegated the task of enacting rules to implement various of the provisions with respect to, among other matters, disclosure in periodic filings pursuant to the Exchange Act.

Description of Property

          At December 31, 2002, we had five full service offices and one drive-through only facility. At December 31, 2002, we owned all of our offices. The net book value of our investment in premises and equipment, excluding computer equipment, was $4.5 million at December 31, 2002.

          We believe that our current facilities are adequate to meet our present and immediately foreseeable needs.

          The following table provides information regarding our office and other facilities.

			December 31, 2002
		Owned/	Net Book Value
Location	County	Leased	(Building)

	(Dollars in Thousands)
Main Office
375 N. Willowbrook Road Coldwater, MI 49036	Branch	Owned	$2,148
Branch Offices
30 West Chicago Street Coldwater, MI 49036	Branch	Owned	72
356 N. Broadway Union City, MI 49094	Branch	Owned	53
1 W. Carleton Road Hillsdale, MI 49242	Hillsdale	Owned	547
125 W. Chicago Street Jonesville, MI 49250	Hillsdale	Owned	81
Other Facilities
34 Grand Street (Garage) Coldwater, MI 49036	Branch	Owned	129
24 Grand Street (Drive Through) Coldwater, MI 49036	Branch	Owned	38
87 Marshall Street (Leased to others) Coldwater, MI 49036	Branch	Owned	211

          We utilize a third party service provider to maintain our data base of depositor and borrower customer information. The net book value of the data processing and computer equipment utilized by us at December 31, 2002 was $81,000.

Legal Proceedings

          From time to time we are involved as plaintiff or defendant in various legal actions arising in the normal course of business. We do not anticipate incurring any material liability as a result of any current litigation.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

General

          The following discussion is intended to assist in understanding the financial condition and results of operations of Monarch. The discussion and analysis does not include any comments relating to Monarch Community Bancorp since Monarch Community Bancorp has no significant operations. The information contained in this section should be read in conjunction with the consolidated financial statements.

          Monarch’s results of operations depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, which principally consist of loans, investments, and overnight deposits, and interest expense on interest-bearing liabilities, which principally consist of deposits and borrowings. Monarch’s results of operations also are affected by the level of its noninterest income and expenses and income tax expense.

Critical Accounting Policies

          As described under “regulation and supervision,” the financial services industry is highly regulated. Furthermore, the nature of the financial services industry is such that, other than described below, the use of estimates and management judgment are not likely to present a material risk to the financial statements. In cases where estimates or management judgment are required, internal controls and processes are established to provide assurance that such estimates and management judgments are materially correct to the best of management’s knowledge.

          Allowance for Loan Losses. Accounting for loan classifications, accrual status, and determination of the allowance for loan losses is based on regulatory guidance. This guidance includes, but is not limited to, generally accepted accounting principles, the uniform retail credit classification and account management policy issued by the Federal Financial Institutions Examination Council, and the joint policy statement on the allowance for loan losses methodologies issued by the Federal Financial Institutions Examination Council. Accordingly, the allowance for loan losses includes a reserve calculation based on an evaluation of loans determined to be impaired, risk ratings, historical losses, loans past due, and other subjective factors.

Management Strategy

          Our strategy is to operate as an independent, retail oriented financial institution dedicated to serving the needs of customers in our market area. Our commitment is to provide a broad range of products and services to meet the needs of our customers. As part of this commitment, we expect to continue our origination of both higher credit quality and sub-prime residential real estate loans to borrowers in our market area.

Asset and Liability Management and Market Risk

          Our Risk When Interest Rates Change. The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time. Accordingly, our results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is our most significant market risk.

          How We Measure Our Risk of Interest Rate Changes. As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring interest rate risk we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

          In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on our results of operations, we adopted asset and liability management policies to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. The board of directors sets and recommends the asset and liability policies of the Bank which are implemented by the asset and liability management committee. The asset and liability management committee is comprised of members of our senior management. The purpose of the asset and liability management committee is to communicate, coordinate and control asset/liability management consistent with our business plan and board approved policies. The asset and liability management committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals. The asset and liability management committee generally meets on a monthly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections. The chief financial officer is responsible for reviewing and reporting on the effects of the policy implementation and strategies to the board of directors, at least quarterly.

          In order to manage our assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have focused our strategies on:

•	originating shorter-term consumer loans and commercial construction and commercial permanent real estate loans for retention in our portfolio

•	selling a portion of the long-term, lower yielding, fixed rate residential mortgage loans we make

•	managing our deposits to establish stable deposit relationships with an emphasis on core, non-certificate deposits, supplementing these with brokered deposits, as appropriate, and

•	acquiring longer-term borrowings at fixed interest rates to offset the negative impact of longer-term fixed rate loans in our loan portfolio.

          At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the asset and liability management committee may determine to increase Monarch’s interest rate risk position somewhat in order to maintain the net interest margin. In addition, in an effort to manage our interest rate risk and liquidity, in 2002 and 2001 we sold $35.6 million and $47.0 million, respectively, of fixed-rate, one- to four-family mortgage loans in the secondary market.

          The Office of Thrift Supervision provides Monarch with the information presented in the following table. It presents the expected change in Monarch’s net portfolio value at September 30, 2002 that would occur upon an immediate change in interest rates based on Office of Thrift Supervision assumptions, but without giving effect to any steps that management might take to counteract that change.

Change in Interest Rates in
Basis Points (“bp”)							Net Portfolio Value as %
(Rate Shock in Rates)(1)	Net Portfolio Value						of Present Value of Assets

	Amount		$ Change		% Change		NPV Ratio		Change

(Dollars in Thousands)
+300 bp	$33,214		1,319		4%		16.63%		131	bp
+200 bp	33,649		1,754		5		16.56		124	bp
+100 bp	33,176		1,281		4		16.11		78	bp
0 bp	31,895						15.32
-100 bp	30,216		(1,679)		(5)		14.39		(94	) bp
-200 bp	n/m	(2)	n/m	(2)	n/m	(2)	n/m	(2)	n/m	(2)
-300 bp	n/m	(2)	n/m	(2)	n/m	(2)	n/m	(2)	n/m	(2)

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.

(2)	Not meaningful because some market rates would compute to a rate less than 0.

          The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings institutions. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.

          As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if interest rates change, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

          The Bank, like other financial institutions, is affected by changes in market interest rates. Our net interest margin can change, either positively or negatively, as the result of increases or decreases in market interest rates. Some factors affecting net interest margin are outside of our control; market interest rates are but one factor affecting the Bank’s net interest margin. However, management has the ability, through its asset/liability management and pricing policies to affect the Bank’s net interest margin notwithstanding the level of market interest rates. The preceding table indicates the Bank’s net portfolio value will increase in an increasing interest rate scenario. Management believes that its net interest margin will behave similarly. Management believes its asset/liability strategies have positioned the Bank for increasing interest rates to have a positive impact on its net interest margin. This may not hold true if rising interest rates stifle loan demand or create additional competitive pressures in attracting and retaining deposits. The Bank’s desire for growth in total assets may cause management to alter its strategy that could negatively impact the net interest margin even in an increasing rate environment. While the Bank has seen its net interest margin decline during this period of declining interest rates, many of its borrowers lack the ability or willingness to refinance at the levels experienced by other financial institutions. The timing and magnitude of interest rate changes, as well as the sector affected (short-term vs. long-term) will have an impact on the Bank’s net interest margin.

Changes in Financial Condition from December 31, 2002 to December 31, 2001

          General. Monarch’s total assets increased by $29.3 million or 17.4% to $198.0 million at December 31, 2002 compared to $168.7 million at December 31, 2001. The increase was due to an increase in available for sale securities of $17.1 million as Monarch invested the bulk of the proceeds of the stock conversion. Loans increased $7.4 million, or 5.4% to $145.2 million at December 31, 2002 from $137.7 million at December 31, 2001. Overnight time deposits increased $4.0 million, or 33.5% to $16.0 million at December 31, 2002 from $12.0 million at December 31, 2001.

          Loans. Monarch’s net loan portfolio increased by $7.4 million, or 5.4% from $137.7 million at December 31, 2001 to $145.2 million at December 31, 2002. Monarch continued to experience significant levels of refinancing activity in 2002 as a result of the historically low interest rates. We originated $79.7 million of residential mortgage loans and sold $35.6 million of these loans in 2002. Consumer loans declined slightly, from $20.7 million at December 31, 2001 to $19.8 million at December 31, 2002, or 4.5%, due primarily to a slowdown in the economy in the latter part of 2001, 0% financing offered by automobile manufacturers and declines in home equity lending as borrowers opted for lower rate first mortgages. Commercial real estate, construction and development loans increased from $21.7 million to $25.0 million, or 15.2% during this time period.

          Securities. During 2002 Monarch invested $13.6 million in U.S. Government Treasury and Agency securities, and $3.5 million in high quality, taxable and tax exempt municipal bonds. Monarch has historically not maintained a significant securities portfolio but rather invested excess funds in overnight deposits at the Federal Home Loan Bank. During the latter part of 2002, funds available for investment purposes increased as a result of the mutual to stock conversion. Securities were purchased to increase yields while maintaining sufficient liquidity. Management will continue to monitor the asset liability mix and liquidity position of the Bank and may invest in additional securities in the future.

          Liabilities. Monarch’s deposits increased $1.0 million to $106.7 million at December 31, 2002 compared to $105.7 million at December 31, 2001. This increase was largely in non-interest bearing checking accounts. Management has the ability to control the level of total deposits through interest rates offered and by accepting out-of-market deposits. These decisions are part of the asset/liability management process. Federal Home Loan Bank advances increased $7.0 million to $52.5 million at December 31, 2002 from $45.5 million at December 31, 2001. In an effort to manage our interest rate risk, Monarch has utilized longer term (in excess of five year maturities) fixed rate Federal Home Loan Bank advances to extend the overall maturity of our liabilities. While the interest rates paid on these advances are currently greater than those paid on certain shorter term deposits, the longer-term advances allow the Bank to better match the term of these advances against anticipated maturities of loans in an attempt to reduce future interest rate risk.

          Equity. Total equity amounted to $36.9 million at December 31, 2002 and $15.4 million at December 31, 2001, or 18.7% and 9.1%, respectively, of total assets at both dates. The increase in equity over the period was due to the stock issuance and continued profitable operations.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

          The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are average daily balances.

	Year Ended December 31,

	2002				2001

	Average	Interest			Average	Interest
	Outstanding	Earned/			Outstanding	Earned/
	Balance	Paid		Yield/Rate	Balance	Paid		Yield/Rate

	(Dollars in Thousands)
Fed Funds and overnight deposits	$17,376	$285		1.64%	$19,249	$689		3.58%
Trading assets	65	3		4.62	250	14		5.60
Investment securities	2,549	77		3.02	417	31		7.43
Other securities	2,627	158		6.01	2,509	185		7.37
Loans receivable(1)	145,487	12,408		8.53	140,732	13,551		9.63

Total earning assets	$168,104	$12,931		7.69	$163,157	$14,470		8.87
Demand and NOW accounts	$12,717	$46		1.15	$11,428	$200		1.75
Money market accounts	11,065	194		1.75	7,940	275		3.46
Savings accounts	16,945	222		1.31	14,542	369		2.54
Certificates of deposit	64,925	2,763		4.26	74,025	4,153		5.61
Federal Home Loan Bank advances	51,679	3,141		6.08	48,908	3,120		6.38

Total interest-bearing liabilities	$157,331	6,466		4.11	$156,843	8,117		5.18

Net interest income		$6,465				$6,353

Net interest spread				3.58%				3.69%

Net interest margin				3.85%				3.89%

Average interest-earning assets to average interest-bearing liabilities		1.07	x			1.04	x

(1)	Calculated net of deferred loan fees, loan discounts and loans in process. Nonaccrual loans are included in the average outstanding balance.

Rate/Volume Analysis

          The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume, which are changes in volume multiplied by the old rate, and (2) changes in rate, which are changes in rate multiplied by the old volume. Changes attributable to both rate and volume are shown as mixed.

	Year Ended December 31,				Year Ended December 31,

	2002 vs. 2001				2001 vs. 2000

		Increase				Increase
		(Decrease)		Total		(Decrease)		Total
		Due to		Increase		Due to		Increase

	Rate	Volume	Mix	(Decrease)	Rate	Volume	Mix	(Decrease)

	(In Thousands)
Interest-earning assets:
Fed funds and overnight deposits	$(373)	$(67)	$36	$(404)	$(109)	$842	$(326)	$407
Trading assets	(2)	(10)	2	(11)	(4)	(25)	2	(27)
Investment securities	(18)	158	(94)	46	20	(4)	(4)	12
Federal Home Loan Bank stock	(34)	9	(2)	(27)	(123)	29	(12)	(106)
Loans receivable	(1,549)	458	(52)	(1,143)	(68)	392	(9)	315
Total interest-earning assets	$(1,977)	$548	$(110)	$(1,539)	$(284)	$1,234	$(349)	$601
Interest-bearing liabilities:
Demand and NOW accounts	$(69)	$23	$(8)	$(54)	$(55)	$14	$(3)	$(44)
Money market accounts	(136)	108	(53)	(81)	(31)	8	—	(23)
Savings accounts	(178)	61	(30)	(147)	(66)	(6)	1	(71)
Certificates of deposit	(1,003)	(511)	123	(1,390)	(233)	654	(40)	381
Federal Home Loan Bank advances	(147)	177	(8)	21	4	435	1	440
Total interest-bearing liabilities	$(1,533)	$(142)	$24	$(1,651)	$(381)	$1,105	$(41)	$683

Net interest income				$112				$(82)

          The following table presents the weighted average yields earned on loans, overnight deposits and other interest-earning assets, and the weighted average rates paid on interest-bearing deposits and borrowings and the resultant interest rate spreads at the dates indicated.

	At December 31,

	2002	2001

Weighted average yield on:
Overnight deposits	1.12%	1.51%
Trading assets	—	4.09
Investment securities	2.58	6.75
Federal Home Loan Bank stock	5.75	6.75
Loans:
One- to four-family	7.94	8.76
Multi-family	9.51	10.15
Commercial	7.44	8.41
Construction or development	6.60	8.13
Total real estate loans	7.79	8.68
Other loans:
Consumer loans	9.37	9.79
Commercial business loans	6.65	7.73
Total loans	7.99	8.83
Combined weighted average yield on interest-earning assets	6.89	8.22
Weighted average rate paid on:
Demand and NOW accounts	.87	1.55
Money market accounts	1.75	2.20
Savings deposits	1.26	1.37
Certificate of deposit accounts	3.80	4.71
Federal Home Loan Bank advances	5.72	6.15
Combined weighted average rate paid on interest-bearing liabilities	3.83	4.46
Spread	3.06	3.76

Comparison of Results of Operations for the Years Ended December 31, 2002 and 2001

          General. Monarch reported net income of $1.0 million and $759,000, respectively, for the years ended December 31, 2002 and 2001. The increase in net income in 2002 was primarily the result of the decrease in the provision for loan losses from $1.0 million in 2001 to $397,000 in 2002. Return on assets was higher in 2002 while return on equity was lower as a result of increased equity from the mutual to stock conversion.

          Net Interest Income. Net interest income before provision for loan losses was relatively consistent in 2001 and 2002, increasing by $112,000 in 2002. Interest income decreased by $1.5 million, or 10.6%, in 2002 and interest expense decreased by $1.7 million, or 20.3% . Our average interest rate spread continued to decline from 3.69% in 2001 to 3.58% in 2002 due to a general decline in market interest rates and the refinancing or payoff of higher yielding loans in our portfolio. This was partially offset by an increase in the average balance of our interest-earning assets in 2002.

          Interest Income. The decrease in interest income of $1.5 million, or 10.6% during the year ended December 31, 2002 was primarily due to a decline in yields on all interest-earning assets as a result of lower market interest rates. Although a significant portion of the Bank’s loan portfolio is fixed rate, substantial refinancing activity during 2001 and 2002 has reduced the yield on the portfolio.

          Interest Expense. Offsetting the decrease in interest income was a comparable decrease in interest expense. Interest on deposits decreased by $1.7 million in 2002 from 2001, due primarily to a decline in the rate paid on all deposit accounts. Interest on Federal Home Loan Bank advances increased $22,000 in 2002 from 2001 as lower average rates helped offset an increase in borrowings.

          Provision for Loan Losses. The provision for loan losses was $397,000 for the year ended December 31, 2002 compared to $1.0 million for the year ended December 31, 2001. The provision for loan losses decreased in 2002 compared to 2001 as Monarch addressed several issues regarding the allowance for loan losses in 2001. The provision in 2001 was unusually high due to changes in guidance received from banking regulators on the loan loss methodology used with regard to sub-prime loans as well as comments received during an Office of Thrift Supervision examination. After a change in the information system employed by the Bank in 2001, the Bank was then able to specifically identify sub-prime loans. With this new information, which was previously unavailable, the Bank was requested by the Office of Thrift Supervision to further refine its analysis of the allowance for loan losses to include categories of allocations for sub-prime loans, which contributed to the provision for loan losses in 2001.

          Management does not expect increased concentrations in sub-prime loans. Our level of sub-prime loans is based on loan demand in our market and management is committed to monitoring the overall level of these loans in our portfolio to limit their growth as a percentage of the total loan portfolio. Accordingly, management expects future loan loss provisions at levels comparable or slightly above amounts expensed for 2002. However, if the economy does not improve, we may be required to increase our provision for loan losses during future periods.

          Noninterest Income. Noninterest income was $2.2 million and $2.5 million for the years ended December 31, 2002 and 2001, respectively. The decrease was primarily the result of a decline in gains from the sale of mortgage loans from $1.2 million in 2001 to $1.0 million in 2002 and a decrease in fees and service charges of $104,000. The decline in the gains on sale of mortgage loans is directly related to the decrease in loans originated for sale, which is driven primarily by customer demand.

          Noninterest Expenses. Noninterest expenses increased $60,000 or less than 1%, for the year ended December 31, 2002 compared to the year ended December 31, 2001. Salaries and employee benefits increased $265,000 due to an expense of $210,000 related to the employee stock ownership plan and routine salary increases. Occupancy and equipment decreased $54,000 largely due to reduction in repairs and maintenance. Data processing decreased $165,000 as additional expenses were incurred in 2001 as a result of conversion to a new service provider. Professional services increased $74,000 due to additional legal and accounting costs of being a public company for part of the year.

          Income Taxes. Monarch recorded income tax expense for the year ended December 31, 2002 of $415,000 on income before tax of $1,429,000 for an effective tax rate of 29.0%. In 2001, we recorded an income tax expense of $299,000 on income before tax of $1,058,000 for an effective tax rate of 28.3%. The difference between the effective tax rates and the federal corporate income tax rate of 34% is attributable to the fluctuation of permanent book and tax differences such as non-taxable income and non-deductible expenses and the low income housing credits available to the Bank from the investment in the limited partnership.

Liquidity and Commitments

          We are required to maintain appropriate levels of liquid assets under Office of Thrift Supervision regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, we have maintained liquid assets at levels above those believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. At December 31, 2002, our liquidity ratio, which is our liquid assets as a percentage of net withdrawable savings deposits with a maturity of one year or less and current borrowings, was 26.7%.

          Monarch’s liquidity, represented by cash and cash equivalents, is a product of our operating, investing and financing activities. Monarch’s primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans, overnight deposits and funds provided from operations. While scheduled payments from the amortization of loans and overnight deposits are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Monarch also generates cash through borrowings. Monarch utilizes Federal Home Loan Bank advances to leverage its capital base and provide funds for its lending and investment activities, and to enhance its interest rate risk management.

          Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits. On a longer term basis, Monarch maintains a strategy of investing in various investment and lending products. Monarch uses its sources of funds primarily to meet its ongoing commitments, to pay maturing certificates of deposit and savings withdrawals and to fund loan commitments. At December 31, 2002, the total approved loan origination commitments outstanding, including the unadvanced portion of construction loans amounted to $5.6 million. Unused commercial and consumer lines of credit were $6.2 million as of December 31, 2002; there were no outstanding letters of credit as of that date. Certificates of deposit scheduled to mature in one year or less at December 31, 2002, totaled $31.0 million. Based on historical experience, management believes that a significant portion of these certificates of deposit will remain with Monarch.

          If necessary, additional funding sources include additional deposits and Federal Home Loan Bank advances. Deposits can be obtained in the local market area and from out of market sources; however, this may require Monarch to offer interest rates higher than those of the competition. At December 31, 2002 and based on current collateral levels, Monarch could borrow an additional $10.3 million from the Federal Home Loan Bank at prevailing interest rates. This borrowing capacity can be increased in the future if Monarch pledges additional collateral to the Federal Home Loan Bank. Monarch anticipates that it will continue to have sufficient funds, through deposits and borrowings, to meet its current commitments.

          For the year ended December 31, 2002, Monarch had a net increase in cash and cash equivalents of $3.9 million as compared to $2.8 million for the year ended December 31, 2001. The origination of mortgage loans that had not yet been sold resulted in a use of cash of $1.5 million at December 31, 2002 which represents the most significant change in net cash from operating activities between 2002 and 2001. Monarch had significant investing activities during 2002 as compared to 2001. Specifically, available for sale securities totaling $17.1 million were purchased during 2002 and loan originations increased by $9.6 million for 2002 as compared to $2.6 million for 2001. In addition, the Company made a loan to the employee stock ownership plan for $1.9 million during 2002.

          Monarch’s primary sources of funds during the year were the proceeds from the stock issuance, increases in customer deposits, and advances from the Federal Home Loan Bank. For the year ended December 31, 2002, proceeds from the stock issuance totaled $22.1 million. Customer deposits increased $1.0 million during 2002 as compared to $6.7 million during 2001. Advances from the Federal Home Loan Bank increased by a net $7.0 million during 2002 as compared to a net decrease of $3.5 million during 2001.

          Our total equity increased to $36.9 million at December 31, 2002 from $15.4 million at December 31, 2001. At December 31, 2002, equity was 18.7% of total assets, compared to 9.1% at December 31, 2001. The increase in total equity was the result of net income and the issuance of common stock in our mutual to stock conversion. See note 13 of the Notes to Consolidated Financial Statements.

Contractual Obligations

	Payments Due by Period

	(Dollars in Thousands)

		Less than	1-3	4-5	After 5
	Total	1 Year	Years	Years	Years

Certificates of deposit	$68,960	$31,023	$27,864	$10,073	$—
FHLB advances	52,500	—	4,000	13,000	35,000

Total contractual obligations	$121,460	$31,023	$31,864	$23,073	$35,000

          The long-term debt obligations consist of certificates of deposit and fixed rate advances from the Federal Home Loan Bank. Payments of the advances include monthly interest payments and principal payments that are due upon maturity.

Capital

          Consistent with its goals to operate a sound and profitable financial organization, Monarch actively seeks to maintain a “well capitalized” institution in accordance with regulatory standards. As of December 31, 2002, Monarch exceeded all capital requirements of the Office of Thrift Supervision. Monarch’s regulatory capital ratios at that date were as follows: tangible capital 14.1%; leverage capital, 14.1%; and total risk-based capital, 22.5%. The regulatory capital requirements to be considered well capitalized are 3.0%, 5.0% and 10.0%, respectively.

Impact of Inflation

          The consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

          Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of our assets and liabilities are critical to the maintenance of acceptable performance levels.

          The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.

Independent Auditor’s Report

To the Board of Directors
Monarch Community Bancorp, Inc. and Subsidiaries

          We have audited the accompanying consolidated balance sheet of Monarch Community Bancorp, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity, and cash flows for each year in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Monarch Community Bancorp, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each year in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

                                            /s/ Plante & Moran, LLP

Kalamazoo, Michigan
January 31, 2003

Monarch Community Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheet
(000s omitted, except per share data

	December 31,

	2002	2001

Assets
Cash and due from banks	$4,144	$4,277
Federal Home Loan Bank overnight time and other interest bearing deposits	16,063	12,035

Total cash and cash equivalents	20,207	16,312
Trading assets (Note 2)	—	258
Securities — Available for sale (Note 3)	17,160	—
Securities — Held to maturity (Note 3)	274	367
Other securities (Note 3)	2,807	2,552
Real estate investment — Limited partnership, at equity (Note 4)	1,554	1,500
Loans held for sale	1,527	—
Loans, net (Notes 5 and 15)	145,162	137,721
Accrued interest receivable	1,275	1,201
Foreclosed assets, net (Note 7)	2,022	2,437
Premises and equipment (Note 8)	4,569	4,928
Deferred income taxes (Note 11)	556	485
Other assets (Note 6 and 11)	872	923

Total assets	$197,985	$168,684

Liabilities and Stockholders’ Equity Liabilities
Deposits (Notes 9 and 15):
Noninterest-bearing	$3,046	$1,863
Interest-bearing	103,698	103,835

Total deposits	106,744	105,698
Federal Home Loan Bank advances (Note 10)	52,500	45,500
Accrued expenses and other liabilities	1,792	2,121

Total liabilities	161,036	153,319
Commitments and Contingencies (Note 12)
Stockholders’ Equity (Note 13)
Common stock — $0.01 par value
authorized — 20,000,000 shares
issued and outstanding — 2,314,275 shares at December 31, 2002	23	—
Additional paid-in capital	22,149	—
Retained earnings — Substantially restricted	16,379	15,365
Accumulated other comprehensive income	64	—
Unearned compensation (Note 17)	(1,666)	—

Total stockholders’ equity	36,949	15,365

Total liabilities and stockholders’ equity	$197,985	$168,684

See Notes to Consolidated Financial Statements.

Monarch Community Bancorp, Inc. and Subsidiaries

Consolidated Statement of Income
(000s omitted)

	Year Ended December 31,

	2002	2001	2000

Interest Income
Loans, including fees	$12,408	$13,551	$13,235
Investment securities	238	230	352
Federal funds sold and overnight deposits	285	689	282

Total interest income	12,931	14,470	13,869
Interest Expense
Deposits (Note 9)	3,325	4,997	4,754
Federal Home Loan Bank advances	3,141	3,120	2,680

Total interest expense	6,466	8,117	7,434

Net Interest Income	6,465	6,353	6,435
Provision for Loan Losses (Note 5)	397	1,039	245

Net Interest Income After Provision for Loan Losses	6,068	5,314	6,190
Noninterest Income
Fees and service charges	955	1,059	1,060
Loan servicing fees	199	182	174
Net gain on sale of loans	1,000	1,166	234
Net gain (loss) on trading activities	(2)	5	—
Net gain (loss) on sale of premises and equipment	(35)	(4)	9
Other income	42	74	55

Total noninterest income	2,159	2,482	1,532
Noninterest Expenses
Salaries and employee benefits (Note 14 and 17)	3,542	3,277	3,059
Occupancy and equipment	782	836	920
Data processing	370	535	264
Mortgage banking	365	369	132
NOW account expense	162	172	180
Professional services	296	222	137
Office supplies and forms	182	212	146
Advertising	115	127	55
Other general and administrative	984	988	743

Total noninterest expense	6,798	6,738	5,636

Income — Before income taxes	1,429	1,058	2,086
Income Taxes (Note 11)	415	299	750

Net Income	$1,014	$759	$1,336

Monarch Community Bancorp, Inc. and Subsidiaries

Consolidated Statement of Stockholders’ Equity
(000s omitted)

	Common Stock				Accumulated
			Additional		Other	Unearned
	Number		Paid in	Retained	Comprehensive	Compensation
	Of Shares	Amount	Capital	Earnings	Income	ESOP	Total

Balance — January 1, 2000	—	$—	$—	$13,270	$—	$—	$13,270
Comprehensive income:
Net income	—	—	—	1,336	—	—	1,336

Balance — December 31, 2000	—	—	—	14,606	—	—	14,606
Comprehensive income:
Net income	—	—	—	759	—	—	759

Balance — December 31, 2001	—	—	—	15,365	—	—	15,365
Issuance of common stock in connection with the Bank’s conversion from mutual to stock-owned holding company	2,314	23	22,124			(1,852)	20,295
Allocation of ESOP shares (Note 17)			25			186	211
Comprehensive income:
Net income				1,014			1,014
Change in unrealized gain on securities available-for-sale, net of tax of $33	—	—	—	—	64	—	64

Total comprehensive income	—	—	—	1,014	64	—	1,078

Balance — December 31, 2002	2,314	$23	$22,149	$16,379	$64	$(1,666)	$36,949

See Notes to Consolidated Financial Statements.

Monarch Community Bancorp, Inc. and Subsidiaries

	Consolidated Statement of Cash Flows
	Year Ended December 31,

	2002	2001	2000

Cash Flows from Operating Activities
Net income	$1,014	$759	$1,336
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	462	482	502
Provision for loan loss	397	1,039	245
Amortization	359	369	147
(Gain) loss on sale of foreclosed assets	(1)	1	(7)
Deferred income taxes	(105)	(280)	(60)
Mortgage loans originated for sale	(37,074)	(46,568)	(9,950)
Proceeds from sale of mortgage loans	36,547	48,117	9,755
Gain on sale of mortgage loans	(1,000)	(1,166)	(234)
(Gain) loss on sale of premises and equipment	35	4	(9)
Allocation of ESOP shares	211	—	—
Net change in:
Trading assets	258	(19)	702
Change in deferred loan fees	(141)	(155)	(74)
Accrued interest receivable	(74)	(189)	(174)
Other assets	(707)	(248)	27
Accrued expenses and other liabilities	(329)	640	326

Net cash provided by (used in) operating activities	(148)	2,786	2,532
Cash Flows from Investing Activities
Activity in available-for-sale securities:
Purchases	(17,110)	—	—
Activity in held-to-maturity securities:
Proceeds from maturities of securities	93	106	93
Activity in other securities:
Purchase of other securities	(255)	(81)	(201)
Purchase of real estate investment — Limited partnership	—	(1,500)	—
Loan originations and principal collections, net	(9,633)	(2,644)	(13,294)
Proceeds from sale of foreclosed assets	2,745	1,109	787
Proceeds on sale of premises and equipment	17	—	11
Purchase of premises and equipment	(155)	(237)	(151)
Loan to employee ESOP plan	(1,852)	—	—

Net cash used in investing activities	(26,150)	(3,247)	(12,755)
Cash Flows from Financing Activities
Net increase in deposits	1,046	6,711	2,897
Proceeds from issuance of common stock	22,147	—	—
Proceeds from FHLB advances	14,000	1,500	18,000
Repayment of FHLB advances	(7,000)	(5,000)	(7,000)

Net cash provided by financing activities	30,193	3,211	13,897

Net Increase in Cash and Cash Equivalents	3,895	2,750	3,674
Cash and Cash Equivalents — Beginning	16,312	13,562	9,888

Cash and Cash Equivalents — End	$20,207	$16,312	$13,562

See Notes to Consolidated Financial Statements.

Monarch Community Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2002, 2001 and 2000

Note 1 - Summary of Significant Accounting Policies

Organization - Monarch Community Bancorp, Inc. (the “Corporation”) was incorporated in 2002 under Maryland law to hold all of the common stock of Monarch Community Bank (the “Bank”), formerly known as Branch County Federal Savings and Loan Association. Prior to August 29, 2002, the Bank was a federally charted and insured mutual savings institution, which converted to a stock savings institution effective August 29, 2002. In connection with the conversion, on August 29, 2002, the Corporation sold 2,314,375 shares of its common stock in a subscription offering. Fifty percent of the net proceeds from this offering were used to purchase all of the shares of the common stock of the Bank.

Monarch Community Bank provides a broad range of banking services to its primary market area of Branch and Hillsdale counties in Michigan. The Bank operates five full service offices and one drive-through only office. The Bank owns 100 percent of Community Services Group, Inc., which invests in other entities, including 100 percent ownership of First Insurance Agency, a minority ownership in a limited liability company that re-insures credit life and disability insurance, a minority ownership in a limited liability company that operates a title insurance company, and a minority ownership in a limited liability company that re-insures private mortgage insurance services provided to the Bank’s customers.

Basis of Presentation and Consolidation - The consolidated financial statements include the accounts of Monarch Community Bancorp, Inc., Monarch Community Bank, and Community Services Group, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates - The accounting and reporting policies of the Corporation and its subsidiaries conform to accounting principles generally accepted in the United States. Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of foreclosed real estate.

Significant Group Concentrations of Credit Risk - Most of the Corporation’s activities are with customers located within Michigan. Notes 2 and 3 discuss the types of securities the Corporation invests in. Note 4 discusses the Corporation’s investment in an unconsolidated partnership. Note 5 discusses the types of lending that the Corporation engages in. The Corporation has a significant concentration of loans secured by residential real estate located in Branch and Hillsdale counties.

Monarch Community Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2002, 2001 and 2000

Note 1 - Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents - For the purpose of the consolidated statement of cash flows, cash and cash equivalents include cash and balances due from banks and interest-bearing deposits and overnight time deposits with the Federal Home Loan Bank, all of which mature within ninety days.

Trading Activities - The Corporation engages in trading activities for its own account. Securities held principally for resale in the near term are recorded in the trading assets account at fair value with changes in fair value recorded in earnings. Quoted market prices are used to determine the fair value of trading instruments. Interest and dividends are included in net interest income.

Securities - Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses, net of deferred income taxes, excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans Held for Sale - Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income.

Loans - The Corporation grants mortgage, commercial and consumer loans to customers. Loans are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the contractual life of the loans.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

Monarch Community Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2002, 2001 and 2000

Note 1 - Summary of Significant Accounting Policies (Continued)

The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

Monarch Community Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2002, 2001 and 2000

Note 1 - Summary of Significant Accounting Policies (Continued)

Servicing - Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Credit Related Financial Instruments - In the ordinary course of business, the Corporation has entered into commitments to extend credit, including commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Foreclosed Assets - Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of the foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less estimated selling expenses, which consist primarily of commissions that will be paid to an independent real estate agent upon sale of the property.

Banking Premises and Equipment - Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets.

Income Taxes - Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the various temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Monarch Community Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2002, 2001 and 2000

Note 1 - Summary of Significant Accounting Policies (Continued)

Comprehensive Income - Accounting principals generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Classification - Certain amounts in the 2001 and 2000 financial statements have been reclassified to conform to the 2002 presentation.

Earnings Per Common Share - Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common share outstanding during the period. Earnings per share data from August 29, 2002 (the date of conversion) to December 31, 2002 is not meaningful due to the shortness of the period and, accordingly, has not been presented. Earnings per share data does not apply to the periods prior to the conversion, since the Bank was a mutual savings bank with no stock outstanding.

Employee Stock Ownership Plan (ESOP) - Compensation expense is recognized as ESOP shares are committed to be released. Allocated and committed to be released ESOP shares are considered outstanding for earnings per share calculation based on debt service payments. Other ESOP shares are excluded from earnings per share calculation. Dividends declared on allocated ESOP shares are charged to retained earnings. Dividends declared on unallocated ESOP shares are used for debt service. The Corporation has committed to make contributions to the ESOP sufficient to service the debt to the extent not paid through dividends. The value of unearned shares to be allocated to ESOP participants for future services not yet performed is reflected as a reduction of stockholders’ equity.

Supplemental Cash Flow Information (000s omitted)

	December 31,

	2002	2001	2000

Cash paid for:
Interest	$6,487	$8,182	$7,383
Income taxes	583	809	679
Noncash investing activities -
Loans transferred to real estate owned	1,936	2,243	1,350

Monarch Community Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2002, 2001 and 2000

Note 2 - Trading Activities

Trading assets, at fair value, consist of mortgage backed securities of $258,000 as of December 31, 2001. There were no trading securities held as of December 31, 2002. The mortgage-backed securities are a mix of securities guaranteed by the U.S. government or its agencies and securities issued by private parties.

Note 3 - Securities

The amortized cost and fair value of securities, with gross unrealized gains and losses, follows (000s omitted):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Market Value

2002
Available-for-sale securities:
U.S. treasury obligations	$3,310	$28	$—	$3,338
U.S. government agency obligations	10,246	66	—	10,312
Obligations of states and political subdivisions	3,505	5	—	3,510

Total available-for-sale securities	$17,061	$99	$—	$17,160

Held-to-maturity securities:
Mortgage-backed securities	$274	$1	$—	$275

2001
Available-for-sale securities	$—	$—	$—	$—

Held-to-maturity securities:
Mortgage-backed securities	$367	$2	$—	$369

Monarch Community Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2002, 2001 and 2000

Note 3 - Securities (Continued)

The amortized cost and estimated market values of securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties (000s omitted):

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

Due in one year or less	$—	$—	$4,108	$4,138
Due in one through five years	—	—	12,953	13,022

Total	—	—	17,061	17,160
Mortgage-backed securities	274	275	—	—

Total	$274	$275	$17,061	$17,160

Other securities, consisting primarily of restricted Federal Home Loan Bank stock, are recorded at cost, which approximates market value.

Note 4 - Real Estate Investment - Limited Partnership

In June of 2001, the Corporation acquired a 24.98 percent interest in a limited partnership formed to construct and operate multi-family housing units. All income, expenses and tax credits will be allocated to the Corporation based upon ownership percentage. The Corporation accounts for the investment in the limited partnership using the equity method. The Corporation as an investor is able to exercise influence over operating and financial policies of the management through provisions of the partnership agreement that require a majority approval of the limited partners. At such time the project is sold, the limited partners will receive a share of the net proceeds proportionate to the limited partners outstanding capital balance. Under the terms of the limited partnership agreement, the Corporation has made a total capital contribution of approximately $1,500,000, in cash, and is allocated tax losses and affordable housing federal income tax credits.

Monarch Community Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2002, 2001 and 2000

Note 4 - Real Estate Investment - Limited Partnership (Continued)

Condensed financial information for the investee partnership is summarized as follows (000s omitted). September 30, 2002 is the most current financial information available for the partnership as of December 31, 2002.

	September 30,	December 31,
	2002	2001

Balance Sheet:
Cash	$12	$1,707
Prepaid expenses	11	—
Note receivable	500	500
Loan to affiliates	100	—
Development costs	8,510	4,882

Total assets	$9,133	$7,089

Accounts payable	$118	$335
Accrued liabilities	292	—
Loans payable to Monarch Community Bank	1,500	1,500
Loans payable to others	6,581	4,555
Partners’ equity	642	699

Total liabilities and partners’ equity	$9,133	$7,089

Operations —
Net income	$(97)	$—

Monarch Community Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2002, 2001 and 2000

Note 5 - Loans

A summary of the balances of loans follows (000s omitted):

	December 31,

	2002	2001

Mortgage loans on real estate:
One-to-four family	$100,234	$95,445
Multi-family	172	245
Commercial	17,801	14,898
Construction or development	7,177	6,785

Total real estate loans	125,384	117,373
Consumer loans:
Automobile	2,233	3,287
Home equity	11,629	14,084
Manufactured housing	1,274	1,557
Other	4,655	1,800

Total consumer loans	19,791	20,728
Commercial business loans	2,130	1,884

Subtotal	147,305	139,985
Less: Allowance for loan losses	1,735	1,683
Net deferred loan fees	406	563
Loans in process	2	18

Loans, net	$145,162	$137,721

Monarch Community Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2002, 2001 and 2000

Note 5 - Loans (Continued)

An analysis of the allowance for loan losses follows (000s omitted):

	December 31,

	2002	2001	2000

Balance — Beginning	$1,683	$857	$705
Provision for loan losses	397	1,039	245
Loans charged-off	(568)	(322)	(115)
Recoveries of loans previously charged off	223	109	22

Balance — Ending	$1,735	$1,683	$857

The following is a summary of information pertaining to impaired loans (000s omitted):

	December 31,

	2002	2001

Impaired loans with a valuation allowance	$211	$100

Valuation allowance related to impaired loans	$105	$15

There are no impaired loans without a valuation allowance as of December 31, 2002 and 2001 (000s omitted).

	December 31,

	2002	2001	2000

Average investment in impaired loans	$213	$75	$109

Interest income recognized on impaired loans was not significant for the years ended December 31, 2002, 2001, and 2000. No additional funds are committed to be advanced in connection with impaired loans.

Monarch Community Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2002, 2001 and 2000

Note 6 - Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $80,798,000, $81,828,000, and $70,149,000 at December 31, 2002, 2001, and 2000, respectively.

The fair value of mortgage servicing rights approximates $775,000 and $700,000 at December 31, 2002 and 2001, respectively. The fair value was determined by discounting estimated net future cash flows from mortgage servicing activities using an 8.0 percent discount rate and prepayment rates that approximate current market rates. The impairment valuation allowance is $0 as of December 31, 2002, 2001, and 2000. There has been no activity in the impairment valuation allowance during the years ended December 31, 2002, 2001, and 2000.

The following summarizes mortgage servicing rights capitalized and amortized (000s omitted):

	December 31,

	2002	2001	2000

Mortgage servicing rights - Beginning	$432	$326	$361
Mortgage servicing rights capitalized	361	475	97
Mortgage servicing rights - direct writedown for loan payoffs	(312)	(241)	(37)
Mortgage servicing rights scheduled amortization	(53)	(128)	(95)

Mortgage servicing rights - Ending	$428	$432	$326

Note 7 - Foreclosed Assets

Foreclosed assets consisted of the following (000s omitted):

	December 31,

	2002	2001

Real estate owned	$886	$846
Real estate in judgment and subject to redemption	1,136	1,591

Total	$2,022	$2,437

Monarch Community Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2002, 2001 and 2000

Note 7 - Foreclosed Assets (Continued)

Expenses applicable to foreclosed assets include the following (000s omitted):

	December 31,

	2002	2001	2000

Net loss (gain) on sales of real estate	$(1)	$1	$(7)
Operating expenses	203	158	78

Total	$202	$159	$71

Note 8 - Premises and Equipment

A summary of the cost and accumulated depreciation of premises and equipment follows (000s omitted):

	December 31,
			Depreciable
	2002	2001	Life (in Years)

Land	$646	$646
Buildings and improvements	4,517	4,486	30-40
Furniture, fixtures and equipment	2,981	2,991	5-7

Total bank premises and equipment	8,144	8,123
Less accumulated depreciation and amortization	3,575	3,195

Net carrying amount	$4,569	$4,928

Monarch Community Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2002, 2001 and 2000

Note 9 - Deposits

The following is a summary of interest bearing deposit accounts (000s omitted):

	December 31,

	2002	2001

Balances by account type
Demand and NOW accounts	$9,596	$9,013
Money market	9,868	10,036
Passbook and statement savings	15,274	14,771

Total transactional accounts	34,738	33,820
Certificates of deposit:
$100,000 and over	18,380	19,213
Under $100,000	50,580	50,802

Total certificates of deposit	68,960	70,015

Total	$103,698	$103,835

Generally, deposit amounts in excess of $100,000 are not federally insured.

Monarch Community Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2002, 2001 and 2000

Note 9 - Deposits (Continued)

The remaining maturities of certificates of deposit outstanding are as follows (000s omitted):

	December 31,

	2002

	Less than	Greater than
Year	$100,000	$100,000

Less than one year	$24,308	$6,715
One to two years	11,502	6,018
Two to three years	7,044	3,300
Three to four years	2,844	200
Four to five years	4,882	2,147

Total	$50,580	$18,380

The following is a summary of interest expense by deposit account type (000s omitted):

	December 31,

	2002	2001	2000

Demand and NOW accounts	$146	$200	$244
Money market	194	275	298
Passbook and statement savings	222	369	440
Certificates of deposit	2,763	4,153	3,772

Total deposit interest expense	$3,325	$4,997	$4,754

Monarch Community Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2002, 2001 and 2000

Note 10 - Federal Home Loan Bank Advances

The Corporation has fixed rate Federal Home Loan Bank advances of $52,500,000 and $45,500,000 at December 31, 2002 and 2001, respectively, which mature through 2013. At December 31, 2002 and 2001, the interest rates on fixed rate advances ranged from 3.43 percent to 6.56 percent and from 5.49 percent to 6.88 percent, respectively. At December 31, 2002 and 2001, the weighted average interest rates were 5.72 percent and 6.15 percent, respectively. The Bank has no floating rate advances as of December 31, 2002 and 2001.

The Corporation has provided a blanket pledge of all of the Corporation’s residential mortgage loans and mortgage-backed securities as collateral for fixed rate debt.

The contractual maturities of advances are as follows (000s omitted):

December 31,
2002

Less than one year	$—
One to two years	—
Two to three years	4,000
Three to four years	7,000
Four to five years	6,000
Thereafter	35,500

Total	$52,500

Monarch Community Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2002, 2001 and 2000

Note 11 - Income Taxes

Allocation of income taxes between current and deferred portions is as follows (000s omitted):

	December 31,

	2002	2001	2000

Current expense	$520	$579	$810
Deferred expense (recovery)	(105)	(280)	(60)

Total tax expense	$415	$299	$750

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Percent of Pretax Income
	December 31,

	2002	2001	2000

Statutory federal tax rate	34.0%	34.0%	34.0%
Increase (decrease) resulting from:
Nondeductible expenses	2.4%	0.3%	0.2%
Dividend received deduction	(1.5)%	(1.3)%	(1.1)%
Tax exempt income	(0.2)%	—%	—%
Low income housing credit	(2.7)%	—%	—%
Other	(3.0)%	(4.7)%	2.8%

Reported tax expense	29.0%	28.3%	35.9%

Monarch Community Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2002, 2001 and 2000

Note 11 - Income Taxes (Continued)

The components of the net deferred tax asset are as follows (000s omitted):

	December 31,

	2002	2001

Deferred tax assets:
Provision for loan losses	$543	$509
Net deferred loan fees	138	180
Deferred compensation	96	84
Accrued employee benefits	40	41
Other real estate	46	32
Loans held for sale	15	—
Other	33	10

Total deferred tax assets	911	856
Deferred tax liabilities:
Depreciation	52	60
Mortgage servicing rights	146	147
Original issue discount	122	164
Unrealized gain on available-for-sale securities	35	—

Total deferred tax liabilities	355	371

Net deferred tax asset	$556	$485

Note 12 - Off-Balance Sheet Activities

Credit Related Financial Instruments - The Corporation is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing need of its customer. These financial instruments include commitments to extend credit, and unfounded commitments under lines of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Corporation’s exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for on-balance sheet instruments.

Monarch Community Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2002, 2001 and 2000

Note 12 - Off-Balance Sheet Activities (Continued)

The following financial instruments were outstanding whose contract amounts represent credit risk (000s omitted):

	Contract Amount
	December 31,

	2002	2001

Commitments to grant loans	$5,644	$1,340
Unfunded commitments under lines of credit	6,150	8,047

The above commitments to grant loans are all fixed rate loan commitments with interest rates ranging between 4.25 percent and 9.00 percent at December 31, 2002, 5.50 percent and 11.25 percent at December 31, 2001.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit and revolving credit lines are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized and usually do not contain a specified maturity date and may be drawn upon to the total extent to which the Corporation is committed.

Collateral Requirements - To reduce credit risk related to the use of credit related financial instruments, the Corporation might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Corporation’s credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant, and equipment and real estate.

Employment Agreement - The Corporation has entered into an employment agreement with its president and chief executive officer. The agreement has a term of two years, with automatic annual renewals, that provides for annual base salary in an amount of not less than $149,000. Also, in the unlikely event of a change of control of the Corporation, following conversion, the president and chief executive officer will receive a payment of approximately $450,000.

Note 13 - Regulatory Matters

The Corporation has qualified under a provision of the Internal Revenue Code which permits it to deduct from taxable income a provision for bad debts in excess of such provision charged to income in the consolidated financial statements. Accordingly, retained earnings at December 31, 2002 and 2001 includes approximately $1,592,000 for which no provision for federal income taxes has been made. Unrecognized deferred taxes on this amount are approximately $541,000. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then applicable rates.

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, which are shown in the table below. Management believes, as of December 31, 2002 and 2001, that the Bank has met all of the capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notification from the Office of Thrift Supervision (“OTS”) categorized the Bank as well capitalized, under the regulatory framework for prompt corrective action. To be categorized as well capitalized, minimum capital amounts and ratios must be maintained as shown in the following tables. There are no conditions or events since that notification that management believes have changed the Bank’s capital category.

A reconciliation of the Bank’s equity to major categories of capital is as follows (000s omitted):

	December 31,

	2002	2001

Equity per consolidated balance sheet	$27,567	$15,365
Less: deferred tax asset and other	(612)	(485)

Tangible and leverage capital	26,955	14,880
Plus: Allowance for loan losses **	1,586	1,515

Risk based capital	$28,541	$16,395

** Limited to 1.25 percent of risk weighed assets

Regulatory capital balances and ratios are as follows (000s omitted)

Monarch Community Bancorp, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2002, 2001 and 2000

					To be Well Capitalized
					Under Prompt Corrective
			For Capital Adequacy		Action
	Actual		Purposes		Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2002
Tangible capital	$26,955	14.10%	$2,868	1.50%	$5,737	3.00%
Leverage capital	26,955	14.10%	5,737	3.00%	9,562	5.00%
Total risk-based capital	28,541	22.53%	10,136	8.00%	12,670	10.00%
As of December 31, 2001:
Tangible capital	$14,880	8.85%	$2,523	1.50%	$5,046	3.00%
Leverage capital	14,880	8.85%	5,046	3.00%	8,409	5.00%
Risk-based capital	16,395	13.54%	9,685	8.00%	12,106	10.00%

Note 14 - Retirement Plans

The Corporation is part of a non-contributory, multiple-employer defined benefit pension plan covering substantially all employees. The plan is administered by the trustees of the Financial Institutions Retirement Fund. Because it is a multiple-employer plan, there is no separate valuation of plan benefits or segregation of plan assets specifically for the Corporation. During 2002, 2001 and 2000, the Corporation recognized pension expense for this plan of $192,000, $156,000, and $137,000, respectively.

The Corporation has a Defined Contribution Retirement plan for all eligible employees. The Corporation has a matching contribution agreement to match 50 percent of the first 6 percent of an employee’s salary. During 2002, 2001 and 2000, the Corporation recognized pension expense for this plan of $99,000, $96,000, and $49,000, respectively.

The Corporation has a nonqualified deferred-compensation plan to provide retirement benefits to the Directors, at their option, in lieu of annual directors’ fees and meeting fees. The value of benefits accrued to participants is $283,000 and $248,000 at December 31, 2002 and 2001, respectively. The expense for the plan was $35,000, $92,000, and $83,000 for 2002, 2001, and 2000, respectively.

Note 15 - Related Party Transactions

In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates amounting to $672,000 and $912,000 at December 31, 2002 and 2001, respectively. During the year ended December 31, 2002, total principal additions were $511,000 and total principal payments were $751,000.

Deposits from related parties held by the Bank at December 31, 2002 and 2001 amounted to $1,379,000 and $2,241,000, respectively.

Note 16 - Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Corporation’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents - The carrying amounts of cash and short-term instruments approximate fair values. The carrying amounts of interest-bearing deposits maturing within ninety days approximate their fair values. Fair values of other interest-bearing deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

Trading Assets - Fair values for trading account securities (including derivative financial instruments held or issued for trading purposes), which also are the amounts recognized in the consolidated balance sheet, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments except in the case of certain options and swaps where pricing models are used.

Securities - Fair values for securities, excluding Federal Home Loan Bank stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Real Estate Investment - Limited Partnership, at Equity - Fair values are based on quoted market prices of comparable instruments.

Mortgage Loans Held for Sale - Fair values of mortgage loans held for sale are based on commitments on hand from investors or prevailing market prices.

Loans Receivable - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit Liabilities - The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank Advances - The fair values of the Corporation’s Federal Home Loan Bank advances are estimated using discounted cash flow analyses based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest - The carrying amounts of accrued interest approximate fair value.

Off-balance Sheet Instruments - Fair values for off-balance sheet, credit related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. Fair values for off-balance sheet derivative financial instruments, for other than trading purposes, are based upon quoted market prices, except in the case of certain options and swaps where pricing models are used.

The estimated fair values, and related carrying or notional amounts, of the Corporation’s financial instruments are as follows (000s omitted):

	December 31,

	2002		2001

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Assets:
Cash and cash equivalents	$20,207	$20,207	$16,312	$16,312
Trading assets	—	—	258	258
Securities — Held to maturity	274	275	367	369
Securities — Available for sale	17,160	17,160	—	—
Other securities	2,807	2,807	2,552	2,552
Real estate investment — Limited partnership, at equity	1,554	1,554	1,500	1,500
Loans held for sale	1,527	1,570	—	—
Net loans and accrued interest receivable	146,437	149,408	138,923	148,965
Liabilities:
Federal Home Loan Bank advances	52,500	57,148	45,500	46,189
Deposits and accrued interest payable	106,880	108,717	106,003	106,599

Note 17 - Employee Stock Ownership Plan (ESOP)

As part of the conversion, the Corporation implemented an employee stock ownership plan (ESOP) covering substantially all employees. The Corporation provided a loan to the ESOP, which was used to purchase 185,150 shares of the Corporation’s outstanding stock at $10 per share. The loan will be repaid over a period of ten years ending on December 31, 2011. Dividends on the allocated shares are distributed to participants and the dividends on the unallocated shares are used to pay debt service. The Corporation has committed to make contributions to the ESOP sufficient to support debt service of the loan. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active participants. The shares pledged as collateral are reported as unallocated common stock held by the ESOP in the equity section of the balance sheet. As shares are released they become outstanding for earnings per share computations.

The ESOP shares as of December 31 were as follows:

2002

Allocated shares	—
Shares released for allocation	18,515
Unreleased shares	166,635

Total ESOP shares	185,150

Total compensation expense applicable to the ESOP amounted to approximately $211,000 for the year ended December 31, 2002.

Note 18 - Subsequent Events

During January 2003, the Board of Directors approved a resolution to form a stock option plan (SOP) and a recognition and retention plan (RRP). The SOP has the availability to initially award in the aggregate, an amount equal to 231,438 shares of common stock of the Corporation. The RRP has the availability to initially award in the aggregate, an amount equal to 92,575 shares of common stock of the Corporation. Both plans are subject to approval at the Corporation’s annual meeting.

Note 19 - Condensed Financial Statements of Parent Company

The following represents the condensed financial statements of Monarch Community Bancorp, Inc. (“Parent”) only. The Parent-only financial information should be read in conjunction with the Corporation’s consolidated financial statements.

Condensed Balance Sheet (000s omitted)

December 31,
2002

Assets
Cash	$7,612
Investments	1,763
Investment in Monarch Community Bank	27,567
Other assets	13

Total assets	$36,955

Liabilities and Stockholders’ Equity
Accrued expenses	$6
Stockholders’ equity	36,949

Total liabilities and stockholders’ equity	$36,955

Condensed Statement of Income (000s omitted)

December 31,
2002

Income — Interest on investments	$65
Operating expense	48

Income (loss) — Before equity in undistributed net income of subsidiary	17
Equity in undistributed net income of subsidiary	997

Net income	$1,014

Note 19 - Condensed Financial Statements of Parent Company (Continued)

Condensed Statements of Cash Flows (000s omitted)

December 31,
2002

Cash flows from operating activities:
Net income	$1,014
Adjustments to reconcile net income to net cash provided by operating activities
Allocation of ESOP	211
Increase in other assets	(13)
Increase in accrued expenses	6
Undistributed net income of subsidiary	(997)

Net cash provided by operating activities	221
Cash flows from investing activities:
Purchase of subsidiary stock	(11,141)
Purchase of securities	(1,763)
Loan to employee ESOP plan	(1,852)

Net cash used in investing activities	(14,756)
Cash flows from financing activities:
Proceeds from issuance of common stock	22,147
Net increase in cash	7,612
Cash at beginning of year	—

Cash at end of year	$7,612

Monarch Community Bancorp, Inc.
Condensed Consolidated Balance Sheets

	(unaudited)
	September 30,	December 31,
	2003	2002

	(Dollars in thousands, except
	per share data)
ASSETS
Cash and due from banks	$5,887	$4,144
Federal Funds sold and overnight deposits	23,536	16,063
Total cash and cash equivalents	29,423	20,207
Securities-Available for sale	17,808	17,160
Securities-Held to maturity	295	274
Other securities	2,983	2,807
Real Estate Investment - Limited partnership, at equity	1,449	1,554
Loans held for sale	863	1,527
Loans, net of allowance for loan losses	145,897	145,162
Accrued interest receivable	1,150	1,275
Foreclosed assets, net	2,325	2,022
Premises and equipment	4,266	4,569
Deferred income taxes	937	556
Other assets	1,151	872

Total assets	$208,547	$197,985

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	5,195	3,046
Interest-bearing	105,922	103,698

Total deposits	111,117	106,744
Federal Home Loan Bank advances	57,500	52,500
Accrued expenses and other liabilities	2,696	1,792

Total liabilities	171,313	161,036
Commitments and contingent liabilities	—	—
Stockholders’ equity
Common stock-$0.01 par value authorized 20,000,000 shares issued and outstanding-2,403,250 shares at September 30, 2003 and 2,314,375 shares at December 31, 2002	24	23
Additional paid in capital	23,303	22,149
Retained earnings	16,653	16,379
Accumulated other comprehensive income	75	64
Unearned Compensation	(2,821)	(1,666)

Total stockholders’ equity	37,234	36,949

Total liabilities and stockholders’ equity	$208,547	$197,985

See accompanying notes to condensed consolidated financial statements

Monarch Community Bancorp, Inc.
Condensed Consolidated Statements of Income

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002

		(Dollars in thousands)
Interest Income
Loans, including fees	$2,725	$3,119	$8,568	$9,389
Investment securities	155	47	454	138
Federal funds sold and overnight deposits	63	87	195	194

Total interest income	2,943	3,253	9,217	9,721

Interest Expense
Deposits	$694	811	2,190	2,552
Federal Home Loan bank advances	809	804	2,388	2,352

Total interest expense	1,503	1,615	4,578	4,904

Net Interest Income	1,440	1,638	4,639	4,817
Provisions for Loan Losses	135	100	1,157	277

Net Interest Income after Provision for Loan Losses	1,305	1,538	3,482	4,540

Noninterest Income
Fees and service charges	246	241	724	675
Loan servicing fees	55	50	154	148
Net gain on sale of loans	452	340	1,490	506
Net (loss) on securities sales	(1)	—	(1)	(2)
Net gain (loss) on disposal of premises and equipment	—	(42)	—	(35)
Other income	5	(52)	86	27

Total noninterest income	757	537	2,453	1,319
Noninterest Expenses
Salaries and employees benefits	925	881	2,652	2,586
Occupancy and equipment	181	197	559	593
Data processing	89	86	271	285
Mortage banking	98	90	331	181
NOW account expense	38	39	111	124
Professional fees	69	50	309	152
Office supplies and forms	18	93	93	160
Advertising and promotion	24	49	58	91
Other general and administrative	239	232	673	721

Total noninterest expense	1,681	1,717	5,057	4,893

Income - Before Income Taxes	381	358	878	966
Income Taxes	105	121	247	334

Net Income	$276	$237	$631	$632

See accompanying notes to condensed consolidated financial statements

Monarch Community Bancorp, Inc.
Condensed Consolidated Statements of Changes in Stockholders’ Equity

				Accumulated
		Additional		Other
	Common	Paid in	Retained	Comprehensive	Unearned
	Stock	Capital	Earnings	Income	Compensation	Total

		(Dollars in thousands, except per share data)
Balance, January 1, 2002	$—	$—	$15,365	$—	$—	$15,365
Issuance of common stock in connection with the Bank’s conversion from mutual to stock-owned holding company	23	22,124			(1,852)	$20,295
Comprehensive Income
Net Income	—	—	632	—	—	632

Balance, September 30, 2002	$23	22,124	15,997	$—	$(1,852)	36,292

Balance, January 1, 2003	$23	$22,149	$16,379	$64	($1,666)	$36,949
Issuance of 88,875 shares of common stock at $13/share awarded in connection with Restricted Stock Plan	1	1,154			(1,155)	—
Comprehensive Income:
Net Income			631			631
Change in unrealized gain on securities available for sale, net of tax of $4				11		11

Total Comprehensive Income						642

Dividends paid ($0.15/share)			(357)			(357)

Balance, September 30, 2003	$24	23,303	16,653	$75	$(2,821)	37,234

See accompanying notes to condensed consolidated financial statements

Monarch Community Bancorp, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2003	2002

	(Dollars in thousands)
Cash Flows from Operating Activities
Net Income	$631	$632
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	324	348
Provision for Loan Losses	1,157	277
Amortization	609	181
(Gain) Loss on sale of foreclosed assets	32	22
Deferred income taxes	(385)	(118)
Mortgage loans originated for sale	(53,864)	(21,055)
Proceeds from sale of mortgage loans	56,029	17,735
Gain on sale of mortgage loans	(1,501)	(513)
(Gain) Loss on disposal of premises and equipment	—	35
Net change in:
Trading assets	—	258
Deferred loan fees	(47)	(86)
Accrued interest receivable	125	46
Other assets	(505)	43
Accrued expenses and other liabilities	904	1,173

Net cash provided by (used in) operating activities	3,509	(1,022)

Cash Flows from Investing Activities
Proceeds from maturities of HTM securities	270	—
Purchases of HTM securities	(291)	—
Proceeds from maturities of AFS securities	2,730	77
Purchases of available for sale securities	(3,641)	(1,039)
Purchases of other securities	(176)	(254)
Loan originations and principal collections, net	(4,141)	(5,235)
Proceeds from sale of foreclosed assets	1,961	1,919
Proceeds from sale of premises and equipment	—	17
Purchases of premises and equipment	(21)	(121)
Loan to Employee Stock Ownership Plan	—	(1,852)

Net cash provided by (used in) investing activities	(3,309)	(6,488)

Cash Flows from Financing Activities
Net increase (decrease) in deposits	4,373	(4,575)
Proceeds from FHLB advances	5,000	11,000
Repayment of FHLB advances	—	(1,000)
Issuance of Common Stock	—	22,147
Issuance of dividend	(357)	—

Net cash provided by (used in) financing activities	9,016	27,572

Net increase in cash and cash equivalents	9,216	20,062
Cash and cash equivalents -January 1	20,207	16,312

Cash and cash equivalents -September 30	$29,423	$36,374

Supplemental Cash Flow Information:
Cash paid for interest	4,656	4,929
Cash paid for income taxes	460	310
Noncash investing activity - loans transferred to foreclosed assets	2,296	1,928

See accompanying notes to condensed consolidated financial statements

Monarch Community Bancorp, Inc.
Notes to Condensed Consolidated Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Monarch Community Bancorp, Inc. (the “Corporation”) was incorporated in 2002 under Maryland law to hold all of the common stock of Monarch Community Bank (the “Bank”), formerly known as Branch County Federal Savings and Loan Association. Prior to August 29, 2002, the Bank was a federally chartered and insured mutual savings institution, which converted to a stock savings institution effective August 29, 2002. In connection with the conversion, on August 29, 2002, the Corporation sold 2,314,375 shares of its common stock in a subscription offering. Fifty percent of the net proceeds from this offering were used to purchase all of the common stock of the Bank.

Monarch Community Bank provides a broad range of banking services to its primary market area of Branch and Hillsdale counties in Michigan. The Bank operates five full service offices and one drive-through only office. The Bank owns 100% of Community Services Group, Inc., which invests in other entities, including 100% ownership of First Insurance Agency, a minority ownership in a limited liability company that reinsures credit life and disability insurance, a minority ownership in a limited liability company that operates a title insurance agency, and a minority ownership in a limited liability company that reinsures private mortgage insurance. First Insurance Agency is a licensed insurance agency established to allow for the receipt of fees on insurance services provided to the Bank’s customers.

Basis of Presentation

The condensed consolidated financial statements of the Corporation include the accounts of Monarch Community Bank, Community Services Group, and First Insurance Agency. All significant intercompany balances and transactions have been eliminated in consolidation. The condensed consolidated financial statements for interim periods are unaudited; however, in the opinion of the Corporation’s management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the Corporation’s financial position and results of operations have been included.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates and assumptions.

The accompanying financial statements have been prepared in accordance with the instructions for Form 10-QSB and, therefore, do not include all information and footnotes required by generally accepted accounting principles in annual consolidated financial statements. These condensed consolidated financial statements should be read in conjunction with the Corporation’s Form 10-KSB for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

The results of operations for the three and nine month periods ended September 30, 2003 are not necessarily indicative of the results to be expected for the full year period.

Earnings per Share

Earnings per share are based on the weighted average number of shares outstanding during each period. Diluted earnings per share show the dilutive effect of stock-based compensation.

	Three Months Ended	Nine Months Ended
	September 30, 2003	September 30, 2003

The weighted average share reconciliation is as follows:
Weighted average shares outstanding	2,403,250	2,366,463
Less: Average nonvested RRP shares	(88,875)	(52,088)

Weighted average for basic EPS	2,314,375	2,314,375
Dilutive affect of restricted stock and stock options	28,723	2,542

Weighted average for dilutive EPS	2,343,098	2,316,917

Earnings per share are as follows:
Basic	$0.12	$0.27
Diluted	$0.12	$0.27

Earnings per share data does not apply to the periods prior to the conversion since the Bank was a mutual savings and loan association with no stock outstanding.

Director and Executive Officer Information

Directors

     Our Board of Directors consists of eight members. Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified. Upon consummation of the merger, two directors of MSB Financial, Inc. will be appointed to the boards of directors of Monarch Community Bancorp and Monarch Community Bank.

     The table below sets forth information regarding each director of Monarch Community Bancorp, including his age, position on the board and term of office.

		Position(s) Held with
		Monarch Community Bancorp	Director	Term to
Name	Age(1)	and Monarch Community Bank	Since(2)	Expire

Frank M. Tripp	70	Chairman of the Board	1973	2006
Stephen M. Ross	59	Director	1994	2006
Gordon L. Welch	56	Director	1986	2006
John R. Schroll	52	President and Chief Executive Officer	1986	2004
Craig W. Dally	56	Director	1992	2004
Harold A. Adamson	62	Director	1988	2005
Lauren L. Bracy	68	Director	1991	2005
James R. Vozar	67	Director	1987	2005

(1)	At December 31, 2002.

(2)	Includes service as a director of Monarch Community Bank, formerly Branch County Federal Savings and Loan Association of Coldwater.

     Set forth below is the principal occupation of each director of Monarch Community Bancorp. All directors and nominees have held their present positions for at least five years unless otherwise indicated.

     Frank M. Tripp. Mr. Tripp is presently retired. Prior to retiring in 1996, Mr. Tripp was President and Chief Executive Officer of SoMiCo, Inc., a wholesale heating and air conditioning supply company.

     Stephen M. Ross. Mr. Ross is the Senior Vice President for South Michigan Tool.

     Gordon L. Welch. Mr. Welch is the Economic Development Director for Utilicorp United, a publicly traded gas utility headquartered in Kansas City, Missouri. Prior to obtaining this position in February 2001, Mr. Welch was a sales representative for Utilicorp United.

     John R. Schroll. Mr. Schroll is the President and Chief Executive Officer of Monarch Community Bancorp. Prior to becoming President and Chief Executive Officer in March 1986, Mr. Schroll held various positions with the Bank.

     Craig W. Dally. Mr. Dally is the Vice President, Treasurer and General Manager of Dally Tire Co., a retail and commercial tire reseller with over $1 million in sales located in Coldwater, Michigan. Mr. Dally has served in this capacity for over 20 years.

     Harold A. Adamson. Mr. Adamson was the Chief Executive Officer of Plastic Technology Center, a non-profit organization located in Angola, Indiana from 1995 through 2001. Mr. Adamson currently works as a consultant for Miller University, B.C.

     Lauren L. Bracy. Mr. Bracy is President and Chief Executive Officer of Bracy & Jahr, Inc., a masonry and building contractor firm located in Quincy, Michigan, and has served in that capacity for over 30 years.

     James R. Vozar. Mr. Vozar is the owner of the James R. Vozar Insurance Agency, located in Quincy, Michigan, since 1967.

Director Compensation

     The members of the Boards of Directors of Monarch Community Bancorp and Monarch Community Bank are identical. Each director of the Bank receives an annual retainer fee of $10,000 for his service on the Board of Directors. In addition, each director receives $300 for each Bank board meeting attended and a fee not to exceed $300 for each special meeting and committee meeting attended. The Chairman of the Board receives an additional $9,000 per year. No fees are paid for attending the Company’s board meetings or committee meetings if these meetings are held in conjunction with meetings of the Bank’s Board of Directors.

     Deferred Compensation Plan

     We maintain a deferred compensation plan for the benefit of our directors. Under the plan each director may make an annual election to defer receipt of all or a portion of his monthly director fees into a non-qualified deferred program to supplement his retirement. The deferred amounts are allocated to a deferral account and credited with interest at the rate equal to the greater of 5% or Monarch Community Bank’s return on average equity for the previous fiscal year. The amount paid to Mr. Schroll under this program is set forth in footnote 2, in the “Summary Compensation Table” below.

Executive Compensation

     Summary Compensation Table

     The following table sets forth summary information concerning compensation awarded to, earned by or paid to Monarch Community Bancorp’s chief executive officer. No other executive officer of the company earned a salary and bonus in excess of $100,000 for the fiscal year ended December 31, 2002. Mr. Schroll received perquisites and other personal benefits in addition to salary and bonus during the periods stated. The aggregate amount of these perquisites and other personal benefits, however, did not exceed the lesser of $50,000 or 10% of the total of his annual salary and bonus and, therefore, has been omitted as permitted by the rules of the SEC.

	Annual Compensation

					Other Annual
Name and	Fiscal				Compensation	All Other
Principal Position	Year	Salary		Bonus	($)	Compensation

John R. Schroll,	2002	$132,933	(1)	$2,288	—	$23,835 (2)
President and Chief Executive Officer
	2001	128,956	(1)	23,184	—	16,468

(1)	Includes director’s fees of $14,000 and $13,600 in fiscal years 2002 and 2001, respectively. For fiscal year 2001, these fees were deferred under Monarch Community Bank’s Deferred Compensation Plan.

(2)	Represents earnings under Monarch Community Bank’s Deferred Compensation Plan and contributions made to Monarch Community Bancorp’s 401(k) plan and employee stock ownership plan on behalf of Mr. Schroll as follows: $2,387, $6,938 and $14,510.

     Employment Agreement

     Mr. Schroll has an employment agreement with Monarch Community Bank. The agreement is for an initial term of two years and provides for a one year extension in addition to the then-remaining term under the agreement, on each anniversary of the effective date of the agreement. All extensions are subject to a formal performance evaluation performed by the Board of Directors of Monarch Community Bank. The employment agreement provides for an initial base salary of $119,000 and for equitable participation by Mr. Schroll in Monarch Community Bank’s employee benefit plans. Mr. Schroll’s salary may be increased at the discretion of the Board of Directors. The agreement may be terminated by Monarch Community Bank at any time, by the executive if he is assigned duties inconsistent with his initial position, duties, responsibilities and status, or upon the occurrence of certain events specified by federal regulations. In the event that the executive’s employment is terminated without cause or constructively terminated, we would be required to honor the terms of the agreement through the expiration of the contract, including payment of then current cash compensation and continuation of employee benefits.

     The employment agreement also provides for a severance payment and other benefits if Mr. Schroll is involuntarily terminated because of a change in control of Monarch Community Bank. The agreement authorizes severance payments on a similar basis if Mr. Schroll voluntarily terminates his employment following a change in control because he is assigned duties inconsistent with his position, duties, responsibilities and status immediately prior to the change in control.

     The maximum value of the severance benefits under the employment agreement is 2.99 times the executive’s average annual W-2 compensation during the five calendar year period prior to the effective date of the change in control (base amount). Assuming that a change in control had occurred on December 31, 2002, Mr. Schroll would be entitled to a payment of $401,354. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are conditioned upon a change in control. Individuals receiving parachute payments in excess of three times of their base amount are subject to a 20% excise tax on the amount of the excess payments. If excess parachute payments are made, Monarch Community Bancorp and Monarch Community Bank would not be entitled to deduct certain of the payments to the executive. The employment agreement provides that severance and other payments that are subject to a change in control will be reduced as much as necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

Certain Transactions

     We have followed a policy of granting consumer loans and loans secured by the borrower’s personal residence to our officers, directors and employees. Loans to all officers and directors up to $250,000 when aggregated with other loans to that officer or director must be reported to the Board of Directors. Loans exceeding $250,000 (when aggregated) must be approved by a majority of the disinterested directors. All loans to our employees, executive officers and directors were made in the ordinary course of business and on the same terms and conditions as those of comparable transactions prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. All loans to directors and executive officers were performing in accordance with their terms at December 31, 2002.

Appendix D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-KSB

[X]	ANNUAL REPORT UNDER TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended June 30, 2003

[ ]	TRANSITION REPORT UNDER TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission file number 0-24898

MSB FINANCIAL, INC.

(Name of small business issuer in its charter)

Maryland	38-3203510
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

107 North Park Street, Marshall, Michigan (Address of principal executive offices)	49068 (Zip Code)

Issuer’s telephone number: (269) 781-5103

Securities registered under Section 12(b) of the Exchange Act:

None

Securities registered under Section 12(g) of the Exchange Act:

Common Stock, par value $0.01 per share

(Title of class)

     Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES [X]. NO [  ].

     Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

     Issuer’s revenues for its most recent fiscal year: $8.7 million.

     The aggregate market value of the voting and non-voting common equity held by non-affiliates, computed by reference to the closing sales price of such stock on the Nasdaq System as of September 15, 2003, was $16.5 million. (The exclusion from such amount of the market value of the shares owned by any person shall not be deemed an admission by the registrant that such person is an affiliate of the registrant.)

     As of September 15, 2003, there were 1,306,733 shares of the Registrant’s common stock issued and outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

     None.

     Transitional Small Business Disclosure Format: Yes [  ]; No [X]

FORWARD-LOOKING STATEMENTS

     This document, including information incorporated by reference, contains, and future filings by MSB Financial on Form 10-Q and Form 8-K and future oral and written statements by MSB Financial and its management may contain, forward-looking statements about MSB Financial which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements with respect to anticipated future operating and financial performance, including revenue creation, lending origination, operating efficiencies, loan sales, charge-offs and loan loss provisions, growth opportunities, interest rates, acquisition and divestiture opportunities, and synergies, efficiencies, cost savings and funding advantages expected to be realized from prior acquisitions. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. These forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Accordingly, MSB Financial cautions readers not to place undue reliance on any forward-looking statements.

     Many of these forward-looking statements appear in this document under Part I, Item 1. “Description of Business” and Part II, Item 6. “Management’s Discussion and Analysis or Plan of Operation.” Words such as may, could, should, would, believe, anticipate, estimate, expect, intend, plan and similar expressions are intended to identify these forward-looking statements. The important factors discussed below, as well as other factors discussed elsewhere in this document and factors identified in our filings with the Securities and Exchange Commission and those presented elsewhere by our management from time to time, could cause actual results to differ materially from those indicated by the forward-looking statements made in this document. Among the factors that could cause our actual results to differ from the these forward-looking statements are:

•	the strength of the United States economy in general and the strength of the local economies in which we conduct our operations; general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in the credit quality of our loans and other assets;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	financial market, monetary and interest rate fluctuations, particularly the relative relationship of short-term interest rates to long-term interest rates;

•	the timely development of and acceptance of new products and services of MSB Financial and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

•	the impact of changes in financial services laws and regulations (including laws concerning taxes, accounting standards, banking, securities and insurance); legislative or regulatory changes may adversely affect the business in which we are engaged;

•	the impact of technological changes;

•	changes in consumer spending and saving habits; and

•	our success at managing the risks involved in the foregoing.

     MSB Financial disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

PART I

Item 1. Description of Business

General

     MSB Financial, Inc. (“MSB Financial”), was formed as a Delaware corporation in September 1994 to act as the holding company for Marshall Savings Bank F.S.B. (“Marshall Savings” or the “Bank”) upon the completion of Marshall Savings’ conversion from the mutual to the stock form. MSB Financial received approval from the Office of Thrift Supervision (“OTS”) to acquire all of the common stock of Marshall Savings to be outstanding upon completion of that conversion. The conversion was completed on February 6, 1995. On December 8, 1998, the stockholders approved a proposal to reincorporate MSB Financial from the State of Delaware to the State of Maryland. References in this Form 10-KSB to “we,” “us” and “our” refer to MSB Financial and/or Marshall Savings as the context requires. MSB Financial’s common stock trades on The Nasdaq SmallCap Market under the symbol “MSBF”.

     At June 30, 2003, we had $103.2 million of assets and stockholders’ equity of $15.2 million, or 14.7% of total assets.

     Marshall Savings is the only operating subsidiary of MSB Financial. Marshall Savings is a federally chartered stock savings bank headquartered in Marshall, Michigan. Its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) and are backed by the full faith and credit of the United States.

     Our principal business consists of attracting retail deposits from the general public and investing those funds primarily in permanent and construction loans secured by first mortgages on owner-occupied, one- to four-family residences. To a lesser extent, we also originate consumer loans, permanent and construction loans secured by first mortgages on non-owner-occupied one- to four-family residences and loans secured by commercial and multi-family real estate. Our revenues are derived principally from interest on mortgage and other loans and mortgage banking revenues. We offer a variety of deposit accounts having a wide range of interest rates and terms. We only solicit deposits in our primary market area and do not accept brokered deposits.

     MSB Financial’s operations are materially affected by general economic conditions, the monetary and fiscal policies of the federal government and the policies of the various regulatory authorities, including the OTS and the Board of Governors of the Federal Reserve System (“Federal Reserve Board”). Our results of operations are largely dependent upon our net interest income, which is the difference between the interest we receive on our loan portfolio and our investment securities portfolio, and the interest we pay on our deposit accounts and borrowings.

     Our executive offices are located at 107 North Park Street, Marshall, Michigan 49068, and our telephone number at that address is (269) 781-5103.

     On September 2, 2003, MSB Financial entered into an Agreement and Plan of Merger, which was amended and restated on September 24, 2003, pursuant to which MSB Financial will merge with and into Monarch Community Bancorp, Inc. and Marshall Savings will merge with and into Monarch Community Bank, a subsidiary of Monarch Community Bancorp. Under the terms of the merger agreement, MSB Financial’s shareholders will receive, in exchange for each share of MSB Financial common stock, $15.04 in cash plus shares of Monarch Community Bancorp common stock according to a formula based on the price of Monarch Community Bancorp common stock during a delineated time period prior to closing. The merger is expected to be completed in the first quarter of 2004. Monarch Community Bancorp’s management team and board of directors will remain intact following the merger. Two members of MSB Financial’s board of directors will be added to the boards of directors of Monarch Community Bancorp and Monarch Community Bank. A copy of the Amended and Restated Merger Agreement was filed with the SEC on September 26, 2003 by MSB Financial on a Current Report on Form 8-K.

Market Area

     We currently serve the City of Marshall and the surrounding townships of Marshall, located in Calhoun County in Southern Michigan. We serve these areas through our three full-service offices located in Marshall, Michigan. Major employers in the area include State Farm Insurance Co., Eaton Corporation, Oaklawn Hospital, Walker Manufacturing Co. and Lear Corporation. (Eaton Corporation, which employs approximately 470 people in our area, is evaluating the continued operation of its facility in Marshall, the closure of which could cause considerable layoffs.)

Lending Activities

     General. We are a community-oriented financial institution offering a variety of financial services to meet the needs of the community. Our primary focus in lending activities is on the origination of permanent and construction loans secured by first mortgages on owner-occupied one- to four-family residences. During the year ended June 30, 2003, MSB Financial increased the level of sales of these residential mortgages, due to our policy of selling most fixed-rate mortgage products to Freddie Mac. This decreased our level of net loans and the percentage of one- to four-family owner-occupied first mortgages held in our portfolio at June 30, 2003. To a lesser extent, we also originate consumer loans, permanent and construction loans secured by first mortgages on non-owner-occupied one- to four-family residences and loans secured by commercial and multi-family real estate. At June 30, 2003, our net loan portfolio, including loans held for sale, totaled $74.1 million, which constituted 71.8% of our total assets.

     Our loan committee is responsible for the review and approval or denial of all loan applications for $100,000 and over. The loan committee currently consists of President Cook and three other members of the Board of Directors. Loans under $100,000 are approved by a committee of loan officers, which includes President Cook.

     At June 30, 2003, the maximum amount that we could loan to any one borrower and the borrower’s related entities was approximately $1.8 million. At that date, our largest lending relationship to a single borrower or group of related borrowers totaled $1.5 million, consisting of two loans to a single borrower secured by a church property. At June 30, 2003, these loans were performing in accordance with their repayment terms.

     At June 30, 2003, we had 24 other lending relationships in excess of $500,000, each of which was performing in accordance with their repayment terms at such date, except for two of these lending relationships. One relationship consists of nine loans, secured by one residential property and four investment properties, totaling $755,000. This relationship included six loans totaling $456,000, which were not classified as non-performing loans, but were 60 days delinquent and classified as impaired at June 30, 2003. The other relationship consists of four loans totaling $753,000, secured by one residential property, two commercial real estate properties and one automobile, of which two loans totaling $87,000, secured by the commercial real estate properties, were over 90-days delinquent at June 30, 2003. All previously mentioned loans are well collateralized and no losses are expected.

     Loan Portfolio Composition. The following table sets forth information concerning the composition of our loan portfolios in dollar amounts and in percentages. The loan amounts in the table reflect amounts as of the dates indicated before deductions for loans held for sale, loans in process, deferred loan fees and discounts and allowance for loan losses.

	June 30,

	2003		2002		2001

	Amount	Percent	Amount	Percent	Amount	Percent

			(Dollars In Thousands)
Real Estate Loans:
One- to four-family(1)	$44,236	57.27%	$55,805	64.58%	$61,200	67.77%
Commercial and multi-family	18,512	23.96	15,153	17.54	12,051	13.35
Construction or development	5,203	6.74	6,282	7.27	9,051	10.02

Total real estate loans	67,951	87.97	77,240	89.39	82,302	91.14

Other Loans:
Consumer Loans:
Home equity lines of credit	4,692	6.07	4,322	5.00	3,789	4.20
Automobile	1,720	2.23	1,957	2.26	1,975	2.19
Other	1,320	1.71	1,466	1.70	1,322	1.46

Total consumer loans	7,732	10.01	7,745	8.96	7,086	7.85
Commercial business loans	1,562	2.02	1,426	1.65	913	1.01

Total other loans	9,294	12.03	9,171	10.61	7,999	8.86

Total loans receivable, gross	77,245	100.00%	86,411	100.00%	90,301	100.00%

Less:
Loans held for sale	1,444		90		265
Loans in process	2,206		2,051		4,388
Deferred loan fees and discounts	262		378		423
Allowance for loan losses	638		554		571

Total loans receivable, net	$72,695		$83,338		$84,654

(1)  Includes residential loans secured by second mortgages totaling $3.5 million in fiscal 2003, $4.0 million in fiscal 2002 and $5.9 million in fiscal 2001.

     The following table shows the composition of our loan portfolios by fixed- and adjustable-rate at the dates indicated.

	June 30,

	2003		2002		2001

	Amount	Percent	Amount	Percent	Amount	Percent

			(Dollars in Thousands)
Fixed-Rate Loans:
Real estate:
One- to four-family	$13,829	17.90%	$18,784	21.74%	$23,243	25.74%
Commercial and multi-family	3,262	4.22	3,597	4.16	3,603	3.99
Construction or development	2,847	3.69	2,590	3.00	3,540	3.92

Total fixed-rate real estate loans	19,938	25.81	24,971	28.90	30,386	33.65
Consumer	3,040	3.93	3,423	3.96	3,298	3.65
Commercial business	1,270	1.64	1,208	1.40	876	0.97

Total fixed-rate loans	24,248	31.39	29,602	34.26	34,560	38.27

Adjustable-Rate Loans:
Real estate:
One- to four-family(1)	30,409	39.37	37,022	42.85	37,957	42.04
Commercial and multi-family(2)	15,250	19.74	11,556	13.37	8,448	9.35
Construction or development(3)	2,356	3.05	3,692	4.27	5,511	6.10

Total adjustable-rate real estate loans	48,015	62.16	52,270	60.49	51,916	57.49
Consumer	4,690	6.07	4,321	5.00	3,788	4.20
Commercial business	292	0.38	218	0.25	37	0.04

Total adjustable-rate loans	52,997	68.61	56,809	65.74	55,741	61.73

Total loans receivable, gross	77,245	100.00%	86,411	100.00%	90,301	100.00%

Less:
Loans held for sale	1,444		90		265
Loans in process	2,206		2,051		4,388
Deferred loan fees and discounts	262		378		423
Allowance for loan losses	638		554		571

Total loans receivable, net	$72,695		$83,338		$84,654

(1)  Includes loans that have fixed interest rates for the first five years (or seven years for certain loans originated before 2001) and thereafter adjust on an annual basis. These loans totaled $19.7 million in fiscal 2003, $22.9 million in fiscal 2002 and $25.9 million in fiscal 2001.

(2)  Includes commercial loans that have fixed interest rates for the first five years (or seven years for certain loans originated before 2001) and thereafter adjust on an annual basis. These loans totaled $5 million in fiscal 2003, $2.8 million in fiscal 2002 and $2.4 million in fiscal 2001.

(3)  Includes loans that, upon conversion to permanent loans, will have fixed interest rates for the five years (or seven years for certain loans originated before 2001) and thereafter will adjust on an annual basis. These loans totaled $1.1 million in fiscal 2003, $2.2 million in fiscal 2002 and $1.9 million in fiscal 2001.

     The following table illustrates the nominal interest rate sensitivity of our loan portfolios at June 30, 2003. Mortgages that have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The table does not reflect the effects of interest rate adjustments, possible prepayments or enforcement of due-on-sale clauses.

	Real Estate

			Construction or				Commercial
	Mortgage(1)		Development		Consumer		Business		Total

Due During Fiscal		Weighted		Weighted		Weighted		Weighted
Years Ending		Average		Average		Average		Average
June 30,	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate

	(Dollars in Thousands)
2004(2)	$1,389	7.18%	$2,513	6.71%	$477	7.39%	$102	7.04%	$4,481	6.94%
2005 to 2008	1,789	6.38	42	5.90	2,830	8.44	1,275	6.88	5,936	7.46
2009 and following	59,570	6.12	2,648	6.67	4,425	5.92	185	8.06	66,828	6.14

(1)  Includes one- to four-family, multi-family and commercial real estate loans.

(2)  Includes demand loans.

     The total amount of loans with fixed interest rates, which are due after June 30, 2004, is $19.7 million. The total amount of loans with floating or adjustable interest rates, which are due after June 30, 2004, is $53.0 million.

     One- to Four-Family Residential Real Estate Lending. Residential loan originations are generated by our marketing efforts, our present and walk-in customers, and referrals from real estate brokers and builders. We have focused our lending efforts primarily on the origination of loans secured by first mortgages on owner-occupied, single-family residences in our market area. The percentage of these loans held in our portfolio at June 30, 2003 is lower than in previous years due to increased originations of fixed-rate loans, most of which we sell to Freddie Mac with retained servicing rights.

     We currently originate adjustable-rate mortgage loans and fixed-rate mortgage loans. During the year ended June 30, 2003, we originated $9.8 million and $74.4 million of adjustable-rate and fixed-rate one- to four-family loans, respectively. During the same period, we sold $70.0 million of fixed-rate one- to four-family loans. We retain certain fixed-rate and all adjustable-rate mortgage loans in our portfolio.

     Our residential loans are underwritten and documented pursuant to the guidelines of the Federal Home Loan Mortgage Corporation (“Freddie Mac”). Most of the fixed-rate residential loans originated by us have contractual terms to maturity of ten to 30 years. Our decision to hold or sell these loans is based on our asset/liability management policy and goals and the market conditions for mortgages at any period in time. Under our current policy, we originate and sell substantially all of our fixed-rate residential loans with terms of 15 years or more to Freddie Mac with servicing retained. See “- Loan Originations, Sales and Repayments” below and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Asset/Liability Management” under Part II, Item 6 of this Form 10-KSB.

     We currently offer one- and five-year adjustable-rate mortgage loans with monthly principal and interest payments typically based on a ten- to 30-year amortization schedule. Our five-year adjustable rate mortgage loans replaced a similar seven-year adjustable rate mortgage loan product we offered prior to fiscal 2001. The one- and five-year adjustable-rate mortgage loans generally have a stated interest rate margin over the yield on one-year U.S. Treasury securities. The interest rate on the one-year adjustable-rate mortgage loans adjusts annually. The five-year adjustable-rate mortgage loans are fixed-rate loans for the initial stated term and, after five years, they automatically convert into one year adjustable-rate mortgage loans. We do not offer discounted initial interest rates on adjustable-rate mortgage loans. These loans provide for periodic and lifetime interest rate adjustment caps over the initial rate. As a consequence of using caps and floors, the interest rates on these loans may not be as rate sensitive as our cost of funds. Our adjustable-rate mortgage loans are generally not convertible into fixed-rate loans. Our one- to four-family loans are not assumable, do not contain prepayment penalties and do not permit negative amortization of principal. Adjustable-rate mortgage loans generally pose different credit risks than do fixed-rate loans, primarily because as interest rates rise, the underlying payment by the borrower rises, increasing the potential for default. However, we have not experienced greater delinquency rates on our adjustable- rate residential mortgage loans compared to our fixed-rate residential mortgage loans. See “- Asset Quality: Non-Performing Assets” and “- Asset Quality: Classified Assets.”

     We also originate non-owner occupied one- to four-family residential loans. These loans are underwritten generally using the same criteria as owner-occupied one-to four-family residential loans, but are originated at higher rates and lower loan-to-value ratios than owner-occupied loans. At June 30, 2003, non-owner-occupied one- to four-family residential loans totaled $8.7 million or 11.2% of our gross loan portfolio.

     In underwriting one- to four-family residential real estate loans, we evaluate both the borrower’s ability to make monthly payments and the value of the property securing the loan. It is our general policy not to lend more than 97% of the lesser of the appraised value or purchase price for owner-occupied loans. We generally require that private mortgage insurance be obtained in an amount sufficient to reduce our exposure to 80% or below the lesser of the appraised value or purchase price of the property. Properties securing one- to four-family real estate loans made by us are appraised by independent fee appraisers approved by the Board of Directors. We generally require borrowers to obtain title insurance, fire and property insurance and flood insurance (if necessary) in an amount not less than the value of the security property. Real estate loans originated by us generally contain a “due on sale” clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property.

     Commercial and Multi-Family Real Estate Lending. We are engaged in commercial and multi-family real estate lending secured primarily by small retail establishments, small office buildings, churches and other non-residential and residential properties located in our primary market area.

     Generally, the commercial and multi-family real estate loans originated by us are one-year adjustable-rate loans. The interest rates on these loans generally provide for a margin above the one year constant maturities Treasury index. These real estate loans typically do not exceed 75% of the appraised value of the property securing the loan. The term of these loans generally does not exceed 15 to 20 years; however, we have originated some adjustable-rate mortgage loans with a term of up to 25 years. In making the loan and setting its terms, we analyze the financial condition of the borrower, the borrower’s credit history, the reliability and predictability of the net income generated by the property securing the loan and the value of the property itself. We generally require personal guaranties of the borrowers in addition to the security property serving as collateral for the loans. Appraisals on properties securing commercial and multi-family real estate loans originated by us are performed by independent fee appraisers approved by the Board of Directors. We originated $5.6 million of commercial and multi-family real estate loans during fiscal 2003. See “- Loan Originations, Sales and Repayments.”

     Loans secured by commercial and multi-family real estate properties are generally larger and involve a greater degree of risk than one- to four-family residential mortgage loans. Commercial and multi-family real estate loans typically involve large balances to single borrowers or groups of related borrowers. Because payments on loans secured by commercial and multi-family real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower’s ability to repay the loan may be impaired.

     Construction and Development Lending. We make construction loans to individuals for the construction of their residences, as well as to builders for the construction of one- to four-family residences. Presently, all of these loans are secured by property located within our primary market area.

     Construction loans to individuals for their residences generally are structured to be converted to permanent loans at the end of the construction phase, which typically runs six months. These construction loans have rates and terms that match any one- to four-family loans then offered by us, except, during the construction phase, the borrower pays interest only. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans. At June 30, 2003, we had $2.1 million of construction loans to borrowers intending to live in the properties upon completion of construction.

     Construction loans on non-residential properties are also structured to be converted to permanent loans at the end of the typical six-month construction phase. Non-residential construction loans, which are generally underwritten pursuant to the same guidelines used for originating permanent non-residential loans, totaled $584,000 at June 30, 2003.

     Construction loans to builders of one- to four-family residences are generally for a term of six months. At June 30, 2003, we had $1.4 million of construction loans to builders of one- to four-family residences. These loans are generally not presold.

     Construction loans are obtained principally through continued business from builders who have previously borrowed from us, as well as referrals from existing and walk-in customers. The application process includes a submission to us of plans, specifications and costs of the project to be constructed. These items are used as a basis to determine the appraised value of the subject property. Loans are based on the lesser of then-current appraised value and/or the cost of construction (land plus building).

     Also included in construction and development lending are loans secured by land intended for future one- to four-family construction projects. These loans, totaling $1.1 million at June 30, 2003, are made to borrowers intending to live in the properties upon completion of construction and to builders of one- to four-family residences.

     Because of the uncertainties inherent in estimating construction costs and the market for the project upon completion, it is relatively difficult to evaluate accurately the total loan funds required for the builder to complete a project and the likelihood of ultimate success of the project. We charge higher interest rates and fees and require lower loan-to-value ratios on construction loans to builders. These construction loans to borrowers who will not be owner-occupants also involve many of the same risks discussed above regarding commercial real estate loans and tend to be more sensitive to general economic conditions than many other types of loans.

     Consumer Lending. We consider consumer lending to be an important component of our business strategy. Specifically, consumer loans generally have shorter terms to maturity and/or adjustable rates, thus reducing our exposure to changes in interest rates. Consumer loans generally carry higher rates than do residential mortgage loans. In addition, we believe that offering consumer loan products helps expand and create stronger ties to our existing customer base.

     We currently offer a variety of secured consumer loans, including home equity lines of credit, automobile loans, home improvement loans and loans secured by savings deposits. We also offer unsecured consumer loans. We currently originate substantially all of our consumer loans in our primary market area solely on a direct basis. Direct loans are made when we extend credit directly to the borrower, in contrast to indirect loans that are obtained when loan contracts are purchased by us or other institution from retailers who have extended credit to their customers for goods or services.

     Our home equity lines of credit are written so that the total commitment amount, when combined with the balance of the first mortgage lien, may not exceed the greater of 90% of the appraised value of the property or 90% of two times the Michigan real estate assessment value. These loans are revolving line of credit loans with adjustable interest rates. The majority of our existing portfolio of these loans have 15-year terms with a minimum monthly payment requirement of 2% of the unpaid balance. At June 30, 2003, we had $4.7 million of home equity lines of credit outstanding, representing 6.1% of our gross loan portfolio. At that date, we had $6.0 million of unused credit available under our home equity line of credit program.

     The underwriting standards employed by us for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of the ability to meet existing obligations and payments on the proposed loan. Although the credit worthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

     Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured, or are secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability and, thus, are more likely to be affected by adverse personal circumstances, including unemployment. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans. Although the level of delinquencies in our consumer loan portfolio has generally been low, there can be no assurance that delinquencies will not increase in the future. See “-Asset Quality: Non-Performing Assets.”

     Commercial Business Lending. Our commercial business lending activities have encompassed loans with a variety of purposes and security, including loans to finance inventory and equipment. Generally, our commercial business lending has been done as an accommodation to existing borrowers and has been limited to borrowers headquartered or doing business in our primary market area. At June 30, 2003, we had $1.6 million of commercial business loans outstanding, representing 2.0% of our gross loan portfolio.

     Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income and are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise, and may fluctuate in value based on the success of the business.

     Loan Originations, Sales and Repayments. We originate loans through our marketing efforts, existing and walk-in customers and referrals from real estate brokers and builders. While we originate both adjustable-rate and fixed-rate loans, our ability to originate loans is dependent upon the relative customer demand for loans in our market. Demand is affected by local competition and the interest rate environment. Since the end of 2000, we have experienced high originations of fixed-rate residential mortgage loans. This was the result of decreased interest rates during these periods, which resulted in a higher demand for loan refinancing. Substantially all fixed-rate residential mortgage loans with maturities in excess of 15 years are sold to Freddie Mac, with the servicing rights retained. These loans are originated to satisfy customer demand, generate fee income at the time of sale and produce future servicing income consistent with the goals of our asset/liability management program.

     We sold fixed-rate residential mortgage loans to Freddie Mac without recourse in aggregate amounts of $70.0 million, $36.8 million and $18.7 million during the years ended June 30, 2003, 2002 and 2001, respectively. When loans are sold, we typically retain the responsibility for collecting and remitting loan payments, making certain that real estate tax payments are made on behalf of borrowers and otherwise servicing the loans. We receive a servicing fee from Freddie Mac for performing these services. The servicing fee is recognized as income over the life of the loans. We serviced for others mortgage loans originated and sold by us amounting to $92.5 million at June 30, 2003.

     In periods of economic uncertainty, our ability to originate a large dollar volume of real estate loans may be substantially reduced or restricted, with a resultant decrease in related fee income and operating earnings.

     The following table shows our loan origination, sale and repayment activities for the periods indicated.

	Year Ended June 30,

	2003	2002	2001

	(In Thousands)
Originations by type:
Adjustable rate:
Real estate:
One- to four-family(1)	$9,847	$15,223	$8,963
Commercial and multi-family	4,892	4,139	5,291
Non-real estate:
Consumer	—	—	—

Total adjustable-rate	14,739	19,362	14,254
Fixed rate:
Real estate:
One- to four-family	74,382	42,313	25,618
Commercial and multi-family	678	1,300	814
Non-real estate:
Consumer	1,913	2,842	2,311
Commercial business	785	926	157

Total fixed-rate	77,758	47,381	28,900

Total loans originated	92,497	66,743	43,154

Sales and Repayments:
Real estate:
One- to four-family	69,958	36,771	18,683
Commercial and multi-family	300	500	—

Total sales	70,258	37,271	18,683
Principal repayments	31,405	33,362	22,094

Total reductions	101,663	70,633	40,777

Net increase (decrease)	$(9,166)	$(3,890)	$2,377

(1)	Includes $9.0 million in fiscal 2003, $10.9 million in fiscal 2002 and $6.4 million in fiscal 2001 of adjustable-rate mortgage loans that have fixed interest rates for the first five years and thereafter adjust annually.

Asset Quality

     Delinquent Loans.When a borrower fails to make a required payment on a loan, we attempt to cause the delinquency to be cured by contacting the borrower. In the case of residential loans, a late notice is sent for accounts 15 or more days delinquent. Additional written and oral contacts may be made with the borrower between 15 and 90 days after the due date. If the delinquency continues for a period of over 90 days, we usually send a default letter to the borrower, and if a response is not received within a reasonable time thereafter, we institute appropriate action to foreclose on the property. If foreclosed, the property is sold at public auction and may be purchased by us. Delinquent consumer loans are handled in a generally similar manner, except that initial contacts are made with the borrower when the payment is 10 days past due. Our procedure for repossession and sale of consumer collateral are subject to various requirements under Michigan consumer protection laws.

     The following table sets forth our loan delinquencies by type, by amount and by percentage of type at June 30, 2003.

	Loans Delinquent For:

	60-89 Days			90 Days and Over			Total Delinquent Loans

			Percent			Percent			Percent
			of Loan			of Loan			of Loan
	Number	Amount	Category	Number	Amount	Category	Number	Amount	Category

				(Dollars in Thousands)
One- to four-family	13	$938	2.12%	11	$754	1.70%	24	$1,692	3.82%
Commercial and multi-family	3	202	1.09	2	87	0.47	5	289	1.56
Consumer	2	13	0.17	9	80	1.03	11	93	1.20

Total	18	$1,153	1.49%	22	$921	1.19%	40	$2,074	2.68%

     Non-Performing Assets. The table below sets forth the amounts and categories of non-performing assets in our loan portfolio. Loans are placed on non-accrual status when the collection of principal and/or interest become doubtful. Loans more than 90 days past due, and other loans of concern, are placed on non-accrual status, unless management determines that the loans are well-collateralized and in the process of collection. See “Loans” and “Allowance for Loan Losses” under Notes 1 and 4 of Notes to Consolidated Financial Statements in Part II, Item 7 of this Form 10-KSB for additional information on impaired loans. For all years presented, we have had no troubled debt restructurings, which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates. Foreclosed assets include assets acquired in settlement of loans.

	June 30,

	2003	2002	2001	2000	1999

	(Dollars in Thousands)
Non-accruing loans:
One- to four-family	$—	$272	$372	$80	$159
Construction	—	—	163	—	—
Commercial real estate	—	—	498	—	—
Consumer	33	—	15	—	—

Total	33	272	1,048	80	159

Accruing loans delinquent more than 90 days:
One- to four-family	773	394	626	143	122
Commercial real estate	—	—	34	—	82
Consumer	27	41	45	42	27
Commercial business	87	—	—	—	—

Total	888	435	705	185	231

Foreclosed assets:
One- to four-family	314	179	—	—	—
Construction	—	180	—	—	—
Commercial real estate	16	465	—	—	—

Total	330	824	—	—	—

Total non-performing assets	$1,251	$1,531	$1,753	$265	$390

Total as a percentage of total assets	1.21%	1.42%	1.86%	.28%	.46%

     For the year ended June 30, 2003, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $2,000. The amounts that were included in interest income on such loans were $1,000 for the year ended June 30, 2003.

     For a discussion on our non-performing assets, see “Management’s Discussion and Analysis — Provision for Loan Losses” under Part II, Item 6 of this Form 10-KSB.

     Except as discussed under the captions “Other Loans of Concern” and “Classified Assets” below, as of June 30, 2003, there were no loans that were not included in the table above where known information about the possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrower to comply with present loan repayment terms and which may result in disclosure of such loans in the future.

     Other Loans of Concern. In addition to the non-performing assets set forth in the table above, other loans of concern included three loans with an aggregate net book value of $1.4 million as of June 30, 2003. This total was primarily two loans to one borrower, totaling $1.3 million, secured by a unique one- to four-family property comprised of a second home for the borrower and a one- to four-family rental property. In addition, we had one loan totaling $87,000 secured by a one- to four-family construction property. These loans are of concern due to the payment history of the borrowers, which may cause management to have doubts as to the ability of the borrowers to comply with the present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories.

     Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the OTS to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

     When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances that have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS and the FDIC, which may order the establishment of additional general or specific loss allowances.

     In connection with the filing of our periodic reports with the OTS and in accordance with our classification of assets policy, we regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management’s review of our assets at June 30, 2003, we had classified $925,000 of our assets as substandard, $27,000 as doubtful and none as loss, representing 6.3% of the stockholders’ equity or .92% of total assets. We have also classified $2.8 million of our assets as special mention.

     Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management’s evaluation of the risk inherent in our loan portfolio and changes in the nature and volume of our loan activity, including those loans which are being specifically monitored by management. Such evaluation, which includes a review of loans for which full collectibility may not be reasonably assured, considers among other matters, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience and other factors that warrant recognition in providing for an adequate loan loss allowance.

     Real estate properties acquired through foreclosure are recorded at lower of cost or fair value, less estimated disposition costs. If fair value at the date of foreclosure is lower than the balance of the related loan, the difference will be charged-off to the allowance for loan losses at the time of transfer. Valuations are periodically updated by management and if the value declines, a specific provision for losses on such property is established by a charge to operations.

     Although management believes that it uses the best information available to determine the allowance, unforeseen market conditions could result in adjustments and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. Future additions to the allowance will be the result of periodic loan, property and collateral reviews and thus cannot be predicted in advance. At June 30, 2003, we had a total allowance for loan losses of $639,000 or 69.38% of non-performing loans. See Management’s Discussion and Analysis - Provision for Loan Losses under Part II, Item 6 and Notes 1 and 4 of the Notes to Consolidated Financial Statements under Part II, Item 7 of this Form 10-KSB.

     The following table sets forth an analysis of the allowance for loan losses.

	Year Ended June 30,

	2003	2002	2001

	(Dollars in Thousands)
Balance at beginning of period	$554	$571	$513
Charge-offs:
One- to four-family	35	—	—
Commercial property	—	35	—
Consumer	21	20	12
Construction	55	35	—
Commercial business	—	13	—

	111	103	12
Recoveries:
Consumer	6	13	2

	6	13	2

Net (charge-offs) recoveries	(105)	(90)	(10)
Additions charged to operations	190	73	68

Balance at end of period	$639	$554	$571

Ratio of net charge-offs during the period to average loans outstanding during the period	0.15%	0.11%	0.01%

     The distribution of the allowance for losses on loans at the dates indicated is summarized as follows:

	June 30,

	2003		2002		2001

		% of		% of		% of
		Loans		Loans		Loans
		in Each		in Each		in Each
	Amount of	Category	Amount of	Category	Amount of	Category
	Loan Loss	to Total	Loan Loss	to Total	Loan Loss	to Total
	Allowance	Loans	Allowance	Loans	Allowance	Loans

			(Dollars in Thousands)
One- to four-family	$180	57.27%	$179	64.58%	$193	67.77%
Commercial real estate	199	23.96	146	17.54	114	13.35
Construction	56	6.74	60	7.27	86	10.02
Consumer	83	10.01	74	8.96	67	7.85
Commercial business	17	2.02	14	1.65	9	1.01
Unallocated	104	—	81	—	102	—

Total	$639	100.00%	$554	100.00%	$571	100.00%

Investment Activities

     Marshall Savings must maintain sufficient levels of liquid assets to meet the safety and soundness requirements under OTS regulations. The Bank’s management is expected by OTS to establish a strategy for measuring and maintaining short- and long-term liquidity needs and a contingency plan for handling unexpected needs for liquidity due to institution-specific or general market conditions. In order to meet these requirements, short-term and long-term cash flow projections are regularly reviewed and updated based upon our assessment of expected loan demand, expected deposit flows, yields available on interest-earning deposits and securities and the objective of our asset/liability management program. Excess liquidity is invested generally in interest-earning overnight deposits of the FHLB of Indianapolis or securities available for sale. If funds are required beyond our ability to generate them internally, borrowing agreements exist with the FHLB of Indianapolis that provide an additional source of funds. FHLB advances totaled $11.3 million at June 30, 2003, which left an additional borrowing capacity with the FHLB of $21.1 million at June 30, 2003. We utilize a liquidity ratio calculated by using the current quarter average daily liquid assets balance as a percentage of the preceding quarter average daily balance of net withdrawable savings deposits and current borrowings. Our liquidity ratio at June 30, 2003 was 30.9%.

     Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers’ acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.

     The following table sets forth the composition of our securities portfolio at the dates indicated.

	June 30,

	2003		2002		2001

	Carrying	% of	Carrying	% of	Carrying	% of
	Value	Total	Value	Total	Value	Total

			(Dollars in Thousands)
Securities:
Adjustable rate mortgage mutual fund	15,920	91.67%	$11,147	88.65%	$—	0.00%
Mortgage-backed securities	—	—	—	—	1	0.07
FHLBank stock	1,446	8.33	1,427	11.35	1,427	99.93

Total securities and FHLBank stock	17,366	100.00%	$12,574	100.00%	$1,428	100.00%

     Our securities portfolio at June 30, 2003 contained neither tax-exempt securities nor securities of any issuer with an aggregate book value in excess of 10% of stockholders’ equity, excluding those issued by the United States Government or its agencies.

     The composition and maturities of the securities portfolio, excluding equity securities and FHLBank stock, are indicated in the following table.

	At June 30, 2003

	Less Than	1 to 5	5 to 10	Over 10	Total Investment
	1 Year	Years	Years	Years	Securities

	Carrying	Carrying	Carrying	Carrying	Carrying	Market
	Value	Value	Value	Value	Value	Value

	(Dollars in Thousands)
Adjustable rate mortgage mutual fund	$15,920	—	—	—	$15,920	$15,920

Total	$15,920	—	—	—	$15,920	$15,920

Weighted average yield	2.13%	—	—	—	2.13%	2.13%

Sources of Funds

     General. Our source of funds are deposits, FHLBank advances, payment of principal and interest on loans, proceeds from the sale of loans, interest earned on or sales and maturation of securities and short-term investments, and funds provided from operations.

     Deposits. We offer a variety of deposit accounts having a wide range of interest rates and terms. Our deposits consist of passbook and statement savings accounts, money market deposit accounts, noninterest and interest-bearing checking accounts, and certificate of deposit accounts currently ranging in terms from seven days to 60 months. We only solicit deposits from our market area and we do not use brokers to obtain deposits. We rely primarily on competitive pricing policies, advertising and customer service to attract and retain these deposits.

     The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates, and competition.

     The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. As customers have become more interest rate conscious, we have become more susceptible to short-term fluctuations in deposit flows. We endeavor to manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives. Based on our experience, we believe that our savings and checking accounts are relatively stable sources of deposits. The ability to attract and maintain certificates of deposit and the rates paid on these deposits, however, has been and will continue to be significantly affected by market conditions.

     The following table sets forth our deposit flows during the periods indicated.

	Year Ended June 30,

	2003	2002	2001

	(Dollars in Thousands)
Opening balance	$74,340	$54,658	$49,558
Deposits	323,987	263,273	215,848
Deposits acquired in branch acquisition	—	17,173	—
Withdrawals	(326,896)	(262,718)	(212,746)
Interest credited	1,374	1,954	1,998

Ending balance	$72,805	$74,340	$54,658

Net increase (decrease)	$(1,535)	$19,682	$5,100

Percent increase (decrease)	(2.06)%	36.01%	10.29%

     The following table sets forth the dollar amount of deposits in the various types of deposit programs we offered for the periods indicated.

	Year Ended June 30,

	2003		2002		2001

		Percent		Percent		Percent
	Amount	of Total	Amount	of Total	Amount	of Total

			(Dollars in Thousands)
Transaction and Savings Accounts(1):
Non-interest-bearing deposits	$4,751	6.53%	$4,214	5.67%	$1,669	3.05%
Checking accounts (0.25%)	13,480	18.51	12,795	17.21	9,329	17.07
Money market deposit accounts (1.125%)	8,685	11.93	7,841	10.55	4,386	8.02
Passbook and statement savings (0.50%)	15,411	21.17	13,829	18.60	10,827	19.81

Total Transaction and Savings Accounts	42,327	58.14	38,679	52.03	26,211	47.95

Certificates:
1.00 - 2.00%	11,100	15.25	2,307	3.10	—	—
2.01 - 4.00%	11,388	15.64	19,327	26.00	1,149	2.10
4.01 - 6.00%	7,197	9.88	9,658	12.99	17,616	32.23
6.01 - 8.00%	792	1.09	4,369	5.88	9,682	17.72

Total Certificates	30,478	41.86	35,661	47.97	28,447	52.05

Total Deposits	$72,805	100.00%	$74,340	100.00%	$54,658	100.00%

(1)	Rates shown are at June 30, 2003.

     The following table shows rate and maturity information for our certificates of deposit as of June 30, 2003.

	1.00-	2.01-	4.01-	6.01-		Percent
	2.00%	4.00%	6.00%	8.00%	Total	of Total

			(Dollars in Thousands)
Certificate accounts maturing in quarter ending:
September 30, 2003	$3,575	$2,949	$351	$187	$7,062	23.17%
December 31, 2003	3,513	2,359	752	69	6,693	21.96
March 31, 2004	1,588	1,137	1,210	—	3,935	12.91
June 30, 2004	1,618	216	501	—	2,336	7.67
September 30, 2004	116	657	253	—	1,025	3.36
December 31, 2004	598	394	478	2	1,472	4.83
March 31, 2005	93	707	21	103	924	3.03
June 30, 2005	—	569	—	168	737	2.42
Thereafter	—	2,400	3,631	263	6,294	20.65

Total	$11,101	$11,388	$7,197	$792	$30,478	100.00%

Percent of total	36.42%	37.37%	23.61%	2.60%	100.00%

     The following table indicates the amount of our certificates of deposit by time remaining until maturity as of June 30, 2003.

	Maturity

		Over 3	Over 6
		months	months
	3 months	through	through	Over
	or Less	6 months	12 months	12 months	Total

		(Dollars in Thousands)
Certificates of deposit less than $100,000	$5,733	$5,226	$5,763	$9,618	$26,340
Certificates of deposit of $100,000 or more	1,330	1,467	507	834	4,138

Total certificates of deposit	$7,063	$6,693	$6,270	$10,452	$30,478

     Borrowings. Although deposits are our primary source of funds, we may utilize borrowings when they are a less costly source of funds and can be invested at a positive interest rate spread, or when we desire additional capacity to fund loan demand.

     Our borrowings historically have consisted primarily of advances from the FHLBank. Advances can be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. At June 30, 2003, we had FHLBank advances totaling $11.3 million. See Note 9 of the Notes to Consolidated Financial Statements in Part II, Item 7 of this Form 10-KSB for information on maturity dates and interest rates relating to our FHLBank advances.

     The following table sets forth the maximum month-end balance and average balance of our FHLBank borrowings for the periods indicated.

	Year Ended June 30,

	2003	2002	2001

	(In Thousands)
Maximum Balance:
FHLBank advances	$15,438	$22,303	$28,531
Average Balance:
FHLBank advances	$12,762	$18,212	$26,882

     The following table sets forth certain information as to our FHLBank borrowings at the dates indicated.

	Year Ended June 30,

	2003	2002	2002

	(Dollars in Thousands)
FHLBank advances	$11,301	$15,438	$22,303
Weighted average interest rate	5.75%	5.85%	6.00%

Subsidiary and Other Activities

     As a federally chartered savings bank, Marshall Savings is permitted by OTS regulations to invest up to 2% of its assets, or $2.1 million at June 30, 2003, in the stock, obligations or other securities of service corporation subsidiaries. Marshall Savings may invest an additional 1% of its assets in service corporations if such additional funds are used for inner-city or community development purposes. Marshall Savings formed Marshall Services, Inc., a Michigan corporation in August 1998 for the purpose of acquiring an equity interest in a title insurance company. During fiscal 2003, the net income of Marshall Services, Inc., was $37,000.

Regulation

     General. Marshall Savings is a federally chartered savings bank, the deposits of which are insured by the FDIC and backed by the full faith and credit of the United States Government. Accordingly, Marshall Savings is subject to broad federal regulation and oversight extending to all its operations. Marshall Savings is a member of the FHLBank and is subject to certain limited regulation by the Federal Reserve Board. As the savings and loan holding company of Marshall Savings, MSB Financial also is subject to federal regulation and oversight.

     Federal Regulation of Savings Associations. The OTS has extensive authority over the operations of savings associations. As part of this authority, we are required to file periodic reports with the OTS and are subject to periodic examinations by the OTS. When these examinations are conducted by the OTS, the examiners may require Marshall Savings to provide for higher general or specific loan loss reserves. All savings associations are subject to a semi-annual assessment, based upon the savings association’s total assets, to fund the operations of the OTS.

     The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including Marshall Savings and MSB Financial. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions.

     Our general permissible lending limit for one borrower or group of related borrowers is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At June 30, 2003, our lending limit under this restriction was $1.8 million.

     Insurance of Accounts and Regulation by the FDIC. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any savings association from engaging in any activity as principal that the FDIC determines by regulation or order to pose a serious risk to the Savings Association Insurance Fund, which is the source of funds insuring accounts. The FDIC also has the authority to initiate enforcement actions against institutions, after giving the OTS an opportunity to take action, and may terminate deposit insurance if it determines that an institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

     The FDIC’s deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a leverage ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets (“Tier 1 risk-based capital”) of at least 6% and a total risk-based capital ratio of at least 10%) and considered healthy pay the lowest premiums while institutions that are less than adequately capitalized (i.e., leverage ratio or Tier 1 risk-based capital ratios of less than 4% or a total risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premiums. Risk classifications of all insured institutions are made by the FDIC semi-annually. At June 30, 2003, Marshall Savings was classified as a well capitalized institution.

     The premium schedule for Savings Association Insurance Fund insured institutions ranges from 0 to 27 basis points. However, Savings Association Insurance Fund insured institutions also are required to pay a Financing Corporation assessment in order to fund the interest on bonds issued to resolve thrift failures in the 1980s. This amount is currently equal to about 1.72 points for each $100 in domestic deposits. These assessments, which may be revised based upon the level of insured deposits, will continue until the bonds mature in 2017 through 2019.

     Prompt Corrective Action and Regulatory Capital Requirements. The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings associations that are undercapitalized under the prompt corrective action regulations. The OTS is generally required to take action to restrict the activities of an “undercapitalized association” (generally defined to be one with less than a 4% leverage ratio, a 4% Tier 1 risked-based capital ratio or an 8% total risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations. The OTS is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

     The imposition by the OTS or the FDIC any of these measures on Marshall Savings may have a substantial adverse effect on our operations and profitability. All savings associations are also required to maintain minimum capital ratio standards, including a tangible capital ratio, a leverage ratio (or core capital) and a risk-based capital ratio. See Note 14 of the Notes to Consolidated Financial Statements contained in Part II, Item 7 of this Form 10-KSB.

     The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). At June 30, 2003, we had tangible capital of $11.6 million, or 11.4% of adjusted total assets, which was approximately $10.1 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date.

     The capital standards also require a leverage ratio of core capital equal to at least 3% to 4% of adjusted total assets, depending on an institution’s supervisory rating. Core capital generally consists of tangible capital. At June 30, 2003, we had core capital equal to $11.6 million, or 11.4% of adjusted total assets, which was $7.5 million above the minimum leverage ratio requirement of 4% in effect on that date.

     The OTS risk-based capital requirement requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital.

     In determining the amount of risk-weighted assets, all assets, including certain off-balance- sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan-to-value ratio of not more than 90% at origination unless insured to such ratio by an approved insurer.

     On June 30, 2003, we had total risk-based capital of approximately $12.2 million, including $11.6 million in core capital and $639,000 in qualifying supplementary capital, and risk-weighted assets of $70.6 million, or total capital of 17.4% of risk-weighted assets. This amount was $6.6 million above the 8% requirement in effect on that date.

     The OTS is authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

     Limitations on Dividends and Other Capital Distributions. OTS regulations impose various restrictions on savings associations with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. OTS regulations also prohibit a savings association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below limits imposed by the OTS.

     A savings association, such as Marshall Savings, may make a capital distribution, generally, with prior notice to the OTS. The distribution may not exceed its net income for the calendar year-to-date plus retained net income for the previous two calendar years (less any dividends previously paid). Savings associations that would remain adequately capitalized following the proposed distribution and meet other requirements must notify the OTS 30 days prior to declaring a capital distribution. All other institutions or those seeking to exceed the noted amounts must file an application for OTS approval before making the distribution.

     Qualified Thrift Lender Test. All savings associations are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings association may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, these assets primarily consist of residential housing related loans and investments. At June 30, 2003, Marshall Savings met the test and has always met the test since its effectiveness.

     Any savings association that fails to meet the qualified thrift lender test must convert to a national bank charter, unless it requalifies as a qualified thrift lender and remains a qualified thrift lender. If an institution does not requalify and converts to a national bank charter, it must remain Savings Association Insurance Fund-insured until the FDIC permits it to transfer to the Banking Insurance Fund. If an institution has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights. If an institution has not requalified or converted to a national bank within three years after the failure, it must sell all investments and stop all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLBank borrowings, which may result in prepayment penalties. If any institution that fails the qualified thrift lender test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See “- Holding Company Regulation.”

     Community Reinvestment Act. Under the Community Reinvestment Act, every FDIC-insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act requires the OTS, in connection with the examination of Marshall Savings, to assess the institution’s record of meeting the credit needs of its community and to take this record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by Marshall Savings. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS. Marshall Savings was examined for Community Reinvestment Act compliance in March, 1999 and received a rating of “satisfactory”.

     Transactions with Affiliates and Insiders. Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association’s capital. Affiliates of Marshall Savings include MSB Financial and any company which is under common control with Marshall Savings. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of an affiliate. The OTS has the discretion to treat subsidiaries of savings associations as affiliates on a case by case basis.

     Certain transactions with directors, officers or controlling persons are also subject to restrictions under regulations enforced by the OTS. These regulations limit loans to such persons and their related interests. Among other things, such loans generally must be made on terms substantially the same as for loans to unaffiliated individuals.

     Holding Company Regulation. MSB Financial is a grandfathered unitary savings and loan holding company subject to regulatory oversight by the OTS. MSB Financial is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over MSB Financial and its non-savings association subsidiaries, which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

     As a grandfathered unitary savings and loan holding company, MSB Financial generally is not subject to activity restrictions. If MSB Financial acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company and the activities of MSB Financial and any of its subsidiaries (other than Marshall Savings or any other insured savings association) would generally become subject to additional restrictions. If Marshall Savings fails the qualified thrift lender test, within one year MSB Financial must register as, and will become subject to, the significant activity restrictions applicable to bank holding companies.

     Federal Securities Law. The stock of MSB Financial is registered with the SEC under the Securities Exchange Act of 1934, as amended. MSB Financial is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Securities Exchange Act of 1934.

     MSB Financial stock held by persons who are affiliates (generally executive officers, directors and 10% stockholders) of MSB Financial may not be resold without registration or unless sold in accordance with certain resale restrictions. If MSB Financial meets specified current public information requirements, each affiliate of MSB Financial is able to sell in the public market, without registration, a limited number of shares in any three-month period.

     Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain noninterest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At June 30, 2003, Marshall Savings was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS.

     Savings associations are authorized to borrow from the Federal Reserve Bank “discount window,” but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including FHLBank borrowings, before borrowing from the Federal Reserve Bank.

     FHLBank System. Marshall Savings is a member of the FHLBank of Indianapolis, which is one of 12 regional FHLBanks that administer the home financing credit function of savings associations. Each FHLBank serves as a reserve or central bank for its members within its assigned region. It makes loans to members (i.e., advances) in accordance with policies and procedures, established by the board of directors of the FHLBank, which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLBank are required to be fully secured by sufficient collateral as determined by the FHLBank. In addition, all long-term advances must be used for residential home financing.

     As a member, Marshall Savings is required to purchase and maintain a minimum amount of stock in the FHLBank. At June 30, 2003, Marshall Savings had $1.4 million in FHLBank stock, which was in compliance with this requirement. In past years, Marshall Savings has received substantial dividends on its FHLBank stock. Over the past five fiscal years these dividends have averaged 7.27% and were 5.73% for fiscal 2003.

Federal and State Taxation

     Federal Taxation. Savings institutions that met certain definitional tests relating to the composition of assets and other conditions prescribed by the Internal Revenue Code of 1986, as amended, had been permitted to establish reserves for bad debts and to make annual additions which could, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction is now computed under the experience method.

     Legislation enacted in 1996 eliminated the special thrift bad debt tax deduction provisions. Post 1987 bad debt accumulations in excess of amounts allowed under the legislation will be recaptured into income over six years beginning with the year ended June 30, 1999. Bad debt reserve accumulations prior to 1988 are exempt from recapture, unless the Company liquidates, pays a dividend in excess of earnings and profits, or redeems stock. The Bank’s pre-1988 tax bad debt reserves which have been suspended are $1,272,000.

     In addition to the regular income tax, corporations, including savings institutions generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation’s regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation’s regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income.

     We file consolidated federal income tax returns on a fiscal year basis using the accrual method of accounting. Savings institutions that file federal income tax returns as part of a consolidated group are required by applicable Treasury regulations to reduce their taxable income for purposes of computing the percentage bad debt deduction for losses attributable to activities of the non-savings association members of the consolidated group that are functionally related to the activities of the savings association member.

     Our federal income tax returns for the last three years are open to possible audit by the Internal Revenue Service (“IRS”). No returns are being audited by the IRS at the current time. In our opinion, any examination of still open returns would not result in a deficiency which could have a material adverse effect on our financial condition.

     Michigan Taxation. The State of Michigan imposes a “Single Business Tax.” The Single Business Tax is a value-added type of tax and is for the privilege of doing business in the State of Michigan. The major components of the Single Business Tax base are compensation, depreciation and federal taxable income, as increased by net operating loss carry forwards, if any, utilized in arriving at federal taxable income and decreased by a percentage of the net cost paid or accrued in a taxable year for qualifying tangible assets physically located in Michigan. The tax rate is 1.9% of the Michigan adjusted tax base. Originally, legislation was passed in 1999 to phase out the Single Business Tax at the rate of 0.1% per year over the next 23 years, subject to there being a balance of at least $250 million in Michigan’s Budget Stabilization Fund. Legislation enacted in 2002 has accelerated the elimination of the Single Business Tax to years beginning after December 31, 2009.

     Maryland Taxation. As a Maryland holding company, the holding company is required to file an annual Maryland corporate income tax return. The tax rate is 7% of Maryland modified income. Because the holding company conducts all of its business in Michigan, it is anticipated that the holding company’s Maryland modified income will be zero, therefore, resulting in no Maryland income tax.

Competition

     We face strong competition, both in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions and mortgage bankers making loans secured by real estate located in our primary market area. Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending.

     We attract all of our deposits through our three offices in Marshall, Michigan. Competition for those deposits is principally from other savings institutions, commercial banks and credit unions located in the same communities, as well as mutual funds. We compete for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours, and convenient locations.

     We primarily serve Marshall, Michigan and its surrounding communities. There are three commercial banks and two credit unions which compete for deposits and loans in our primary market area.

Employees

     At June 30, 2003, we had a total of 33 employees, all but three of whom were full-time employees. Our employees are not represented by any collective bargaining group and we consider our employee relations to be good.

Item 2. Description of Property

     We conduct our business through our three offices located in Marshall, Michigan, all of which we own. We believe that our current facilities are adequate to meet our present and foreseeable needs. The total net book value of our premises and equipment (including land, building and furniture, fixtures and equipment) at June 30, 2003 was $1.3 million. See Note 6 of Notes to Consolidated Financial Statements contained under Part II, Item 7 of this Form 10-KSB.

     Our investment in real estate mortgages is described in Item 1 - Description of Business - Lending Activities. We do not invest in companies primarily engaged in real estate activities. We do not invest in real estate, except for our offices and for collateral property acquired in foreclosures or by deed in lieu of foreclosure.

     We maintain an on-line data base with a service bureau servicing financial institutions. The net book value of the data processing and computer equipment utilized by us to maintain this database was $189,000 at June 30, 2003.

Item 3. Legal Proceedings

     From time to time we are involved as plaintiff or defendant in various legal actions arising in the normal course of business. At June 30, 2003, we were not involved in any legal proceedings that were expected to have a material adverse impact on our consolidated financial position, and no such legal proceedings were initiated as of the date of the filing of this report.

Item 4. Submission of Matters to a Vote of Security Holders

     No matter was submitted to a vote of security holders, through the solicitation of proxies or otherwise, during the quarter ended June 30, 2003.

PART II

Item 5. Market for Common Equity and Related Stockholder Matters

     MSB Financial’s common stock is traded on the Nasdaq SmallCap Market under the symbol “MSBF.” As of September 15, 2003, we had 430 shareholders of record and 1,306,733 shares of common stock issued and outstanding.

     The table below shows, for our last two fiscal years, the range of high and low sales prices for our common stock, as provided by the Nasdaq Stock Market:

	High Sales Price	Low Sales Price

Year Ended June 30, 2003
First Quarter	$15.989	$11.260
Second Quarter	$11.980	$11.200
Third Quarter	$13.500	$11.000
Fourth Quarter	$14.890	$12.000
Year Ended June 30, 2002
First Quarter	$12.390	$9.700
Second Quarter	$11.100	$9.750
Third Quarter	$13.000	$10.450
Fourth Quarter	$13.400	$12.000

     The table below shows, for the last two fiscal years, the cash dividends paid by MSB Financial on its common stock:

Dividends

Year Ended June 30, 2003
First Quarter	$2.1100
Second Quarter	$0.1100
Third Quarter	$0.1150
Fourth Quarter	$0.1150
Year Ended June 30, 2002
First Quarter	$0.0950
Second Quarter	$0.1000
Third Quarter	$0.1000
Fourth Quarter	$0.1000

Item 6. Management’s Discussion and Analysis or Plan of Operation

General

     MSB Financial was formed as a Delaware corporation in September 1994 to act as the holding company for Marshall Savings upon the completion of the Bank’s conversion from the mutual to the stock form. MSB Financial received approval from the OTS to acquire all of the common stock of Marshall Savings outstanding upon completion of the conversion. The conversion was completed on February 6, 1995. On December 8, 1998, shareholders approved a proposal to reincorporate MSB Financial from the State of Delaware to the State of Maryland. The following discussion compares the consolidated financial condition of MSB Financial and Marshall Savings at June 30, 2003 to June 30, 2002 and the results of operations for the periods ended June 30, 2003, 2002 and 2001. This discussion should be read in conjunction with the consolidated financial statements and footnotes included herein.

     MSB Financial is headquartered in Marshall, Michigan, and through the operations of Marshall Savings, is primarily engaged in attracting retail deposits from the general public and investing those funds in permanent and construction loans secured by first mortgages on owner-occupied, one- to four-family residences. Mortgage originations are either held in our loan portfolio or are sold in the secondary market. To a lesser extent, we also originate consumer loans, loans secured by first mortgages on non-owner occupied, one- to four-family residences and permanent and construction loans secured by commercial real estate and commercial loans.

     Permanent loans secured by one- to four-family residences accounted for approximately 52.7% of our gross loan portfolio at June 30, 2003, 59.9% at June 30, 2002, and 61.3% at June 30, 2001. We originated total loans of $92.5 million, $66.7 million, and $43.1 million during fiscal 2003, 2002, and 2001, respectively, and sold $70.3 million, $37.3 million, and $18.7 million of loans, respectively during these periods. We offer a wide variety of adjustable and fixed-rate mortgage loans, with many pricing options and maturity choices, along with a full array of consumer loans. For all years presented, we sold most fixed-rate one- to four-family loans originated with terms longer than 15 years in the secondary market.

     On September 2, 2003, MSB Financial entered into a definitive Agreement and Plan of Merger, which was amended and restated on September 24, 2003, with Monarch Community Bancorp, Inc. located in Coldwater, Michigan. Under the terms of that agreement, MSB Financial will merge into Monarch Community Bancorp and Marshall Savings will merge into Monarch Community Bank, with expected completion during the first quarter of 2004. For more information please refer to our SEC Form 8-K, filed September 26, 2003, which may be found at the SEC’s website, www.sec.gov or at www.marshallsavings.com under investor relations.

Financial Condition

     Total assets decreased $4.9 million, or 4.6%, from June 30, 2002 to June 30, 2003. The decrease in assets was primarily due to a decrease in net loans, including loans held for sale, of $9.3 million or 11.1% from $83.4 million at June 30, 2002 to $74.1 million at June 30, 2003. We experienced another year of strong loan refinancing activity in favor of fixed-rate one- to four-family mortgage loans, a result of the low mortgage interest rate market. We continued to sell most of the fixed-rate mortgage products originated to Freddie Mac, retaining the right to service these loans. This resulted in the decrease in net loans. However, mortgage loans serviced for others increased from $73.2 million at June 30, 2002 to $92.5 million at June 30, 2003, an increase of $19.3 million or 26.3%. Correspondingly, mortgage servicing rights increased $167,000 or 28.5%, at June 30, 2003 as compared to June 30, 2002.

     Offsetting the decrease in net loans, including loans held for sale, mentioned above was an increase in securities available for sale of $4.8 million or 4.3% from $11.1 million at June 30, 2002 to $15.9 million at June 30, 2003. This increase in securities available for sale was the result of significant cash flow from loan sales to Freddie Mac. Other assets at June 30, 2003 totaled $3.2 million compared to $3.7 million at June 30, 2002. This decrease was primarily the result of a change in real estate owned, which was the result of the sale of three properties. Total liabilities decreased $4.1 million to $88.0 million from June 30, 2002 to June 30, 2003. The decrease in liabilities was primarily the result of a decrease in FHLB advances of $4.1 million, due to the scheduled payments made during fiscal 2003. In addition we experienced a decrease in deposits of $1.5 million from June 30, 2002 to June 30, 2003, partially attributed to withdrawals made from deposit accounts in favor of alternative investments offered by our new investments program affiliated with LPL Financial Services.

     Offsetting the decreases in liabilities discussed above was an increase in accrued expenses and other liabilities of $1.4 million, or 109.9%. This increase was primarily due to an increase in funds due to Freddie Mac of $1.3 million on the pay off of serviced loans at fiscal year end with funds remitted after June 30, 2003. We also recorded an increase in advance payments by borrowers for taxes and insurance of $166,000, or 18.7%, as compared to June 30, 2002.

     Shareholders’ equity decreased $828,000, or 5.2%, from June 30, 2002 to June 30, 2003. This decrease was primarily the result of dividends paid to shareholders during fiscal 2003 totaling $3.1 million, which included a special cash dividend of $2.00 per share. Dividends payments to shareholders were partially offset by net income $1.8 million and proceeds from the exercise of stock options totaling $520,000. During the year ended June 30, 2003, we repurchased 12,500 shares of our common stock at a total cost of $162,500, with an average cost of $13.00 per share, as compared to 13,598 shares during the year ended June 30, 2002, at a total cost of $174,000, or $12.79 per share. Shareholders’ equity to total assets remains strong at 14.8% at June 30, 2003, compared to 14.9% and 16.0% at June 30, 2002 and 2001, respectively.

Results of Operations

     General. Our results of operations depend primarily upon the level of net interest income, which is the difference between the interest income earned on loans and securities, interest-bearing deposits, and other interest-earning assets, and the interest expense on deposits and borrowed funds.

Our results of operations are also dependent upon the level of our non-interest income, including fee income and service charges, gains or losses on the sales of loans and the level of our noninterest expense, including general and administrative expense. We, like other financial institutions, are subject to interest rate risk to the degree that our interest-bearing liabilities mature or reprice at different times, or on a different basis, than our interest-earning assets.

     Net Income. Net income for the years ended June 30, 2003, 2002 and 2001, was $1.8 million, $1.5 million and $1.4 million, respectively.

     Our return on average assets was 1.76% for fiscal 2003, compared to 1.49% for fiscal 2002 and 1.53% for fiscal 2001. Our return on average shareholders’ equity was 12.04% for fiscal 2003, compared to 9.24% for fiscal 2002 and 9.92% for fiscal 2001. Average shareholders’ equity to average assets was 14.60%, 16.12% and 15.46%, and our dividend payout ratio was 172.54%, 34.62% and 30.67% for the years ended June 30, 2003, 2002 and 2001, respectively.

     Net Interest Income. Net interest income for the years ended June 30, 2003, 2002 and 2001, was $4.2 million, $3.9 million, and $3.8 million, respectively. The increase in net interest income for 2003 and 2002 was primarily the result of a decrease in total interest expense. Interest expense decreased $828,000 during fiscal 2003 as compared to fiscal 2002, and decreased $735,000 during fiscal 2002 as compared to fiscal 2001. The decrease in interest expense during fiscal 2003 and fiscal 2002 was the result of both a decrease in interest paid on Federal Home Loan Bank advances, due to a decrease in the average principal balance outstanding, and a general decrease in interest rates over the period.

     Interest and dividend income for the years ended June 30, 2003, 2002 and 2001, was $6.3 million, $6.9 million and $7.5 million, respectively. This represents decreases of $570,000 during fiscal 2003 compared to fiscal 2002 and $624,000 during fiscal 2002 as compared to fiscal 2001. These decreases were primarily due to a decrease in net loans receivable due to increased sales of fixed-rate loans in the secondary market, as well as a decrease in mortgage interest rates. The average yield earned on loans for the periods ended June 30, 2003, 2002 and 2001, was 7.47%, 7.97% and 8.49%, respectively.

Average Balances, Interest Rates and Yields

     The following table presents for the periods indicated the interest income earned on average interest-earning assets and the resultant yields, as well as the interest expense paid on average interest-bearing liabilities and the resultant rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

	At June 30,	Year Ended June, 30,

	2003	2003				2002				2001

		Average		Interest		Average		Interest		Average		Interest
		Outstanding		Earned/		Outstanding		Earned/		Outstanding		Earned/
	Yield/Rate	Balance		Paid	Yield/Rate	Balance		Paid	Yield/Rate	Balance		Paid	Yield/Rate

						(Dollars in Thousands)
Interest-Earning Assets:
Loans(1)	6.52%	$79,260		$5,921	7.47%	$82,781		$6,599	7.97%	$86,073		$7,304	8.49%
Interest-bearing deposits	1.19	2,680		46	1.72	2,692		73	2.71	1,332		90	6.76
Securities	2.26	10,179		267	2.62	3,874		120	3.10	2		—	—
FHLB stock	5.00	1,431		82	5.73	1,427		94	6.59	1,426		116	8.13

Total interest-earning assets(1)		93,550		6,316	6.75	90,774		6,886	7.59	88,833		7,510	8.45
Other assets		9,846				6,630				5,044

Total assets		$103,396				$97,404				$93,877

Interest-Bearing Liabilities:
Savings deposits	0.48	$14,156		115	0.81	$11,085		170	1.53	$10,253		234	2.28
Checking and money market deposits	0.62	21,116		165	0.78	15,537		240	1.54	13,344		280	2.10
Certificate accounts	3.13	32,760		1,090	3.33	31,550		1,449	4.59	25,840		1,507	5.83
FHLB advances and other borrowings	5.81	13,334		782	5.86	18,675		1,121	6.00	27,248		1,694	6.22

Total interest-bearing liabilities		81,366		2,152	2.64	76,847		2,980	3.88	76,685		3,715	4.84

Other liabilities		6,936				4,858				2,679

Total liabilities		88,302				81,705				79,364
Shareholders’ equity		15,094				15,699				14,513

Total liabilities and shareholders’ equity		$103,396				$97,404				$93,877

Net interest income				$4,164				$3,906				$3,795

Net interest rate spread					4.11%				3.71%				3.61%

Net earning assets		$12,184				$13,927				$12,148

Net yield on average interest-earning Assets					4.45%				4.30%				4.27%

Average interest-earning assets to average interest-bearing liabilities		1.15	x			1.18	x			1.16	x

(1)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

Rate/Volume Analysis of Net Interest Income

     The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and those due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Year Ended June 30,
	2003 vs. 2002			2002 vs. 2001
	Increase			Increase
	(Decrease)			(Decrease)
	Due to		Total	Due to		Total
			Increase			Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)

			(Dollars in Thousands)
Interest-earning Assets:
Loans	$(274)	$(404)	$(678)	$(273)	$(432)	$(705)
Interest-bearing deposits	—	(27)	(27)	57	(74)	(17)
Securities	168	(21)	147	120	—	120
FHLB stock	—	(12)	(12)	—	(22)	(22)

Total interest-earning assets	$(106)	$(464)	(570)	$(96)	$(528)	(624)

Interest-bearing Liabilities:
Savings deposits	$39	$(94)	(55)	$18	$(82)	(64)
Checking and money market deposits	68	(143)	(75)	40	(80)	(40)
Certificate accounts	54	(413)	(359)	297	(355)	(58)
FHLB advances and other borrowings	(314)	(25)	(339)	(516)	(57)	(573)

Total interest-bearing liabilities	$(153)	$(675)	(828)	$(161)	$(574)	(735)

Net interest income			$258			$111

     Provision for Loan Losses. The provision for loan losses is a result of our periodic analysis of the adequacy of the allowance for loan losses. At June 30, 2003, our allowance for loan losses totaled $639,000, or 0.85% of net loans receivable and 69.38% of total non-performing loans. Compared to June 30, 2002, our allowance for loan losses totaled $554,000, or 0.66% of net loans receivable and 78.36% of total non-performing loans. Our provision for loan losses was $190,000 in fiscal 2003 compared to $73,000 in fiscal 2002 and $68,000 in fiscal 2001.

     The provision for loan losses increased by $117,000 for the year ended June 30, 2003 from the year ended June 30, 2002, due to our continuing reassessment of probable incurred losses in the loan portfolio. During fiscal 2003, we recorded $90,000 in charge-offs to adjust the book value on two properties to market value, one of which was acquired on foreclosure and the other was acquired by deed transfer. Both properties are secured by one- to four-family real estate. Also, during fiscal

2003, we experienced an increase in loans classified as impaired. See Note 4 of the Notes to Consolidated Financial Statements under Part II, Item 7 of this Form 10-KSB for more information regarding our impaired loans. Provision for loan losses increased by $5,000 for year ended June 30, 2002, as compared to year ended June 30, 2001. The increase during fiscal 2002 was primarily the result of $70,000 charged off during the period to adjust the book value on two foreclosed properties to market value. One is secured by a one- to four-family construction property and the other by commercial real estate. Loans charged off totaled $111,000 in fiscal 2003, $102,000 in fiscal 2002 and $13,000 in fiscal 2001.

     We have established an allowance for loan losses based on an analysis of risk factors in the loan portfolio. This analysis includes the evaluation of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio, estimated fair value of underlying collateral, loan commitments outstanding, delinquencies, and other factors. Accordingly, the calculation of the adequacy of the allowance for loan losses is not based directly on the level of non-performing loans. Non-performing assets include non-accrual loans, loans past due 90 days or more and still accruing interest, foreclosed real estate and other repossessed assets. Loans greater than 90 days past due, and other designated loans of concern, are placed on non-accrual status, unless it is determined that the loans are well collateralized and in the process of collection. Non-performing assets at June 30, 2003, decreased $280,000 to $1.3 million, as compared to $1.5 million at June 30, 2002.

     Included in non-performing assets are our foreclosed assets, which decreased $494,000 at June 30, 2003, as compared to June 30, 2002. This decrease is primarily the result of one borrower selling seven investment properties, totaling $481,000, of which $446,000 was held in redemption and classified as foreclosed real estate and $35,000 was classified as non-accrual loans at June 30, 2002. As part of the workout of the borrower’s bankruptcy, these seven properties were sold to a single purchaser, who also received financing from Marshall Savings. These properties are now held as collateral for one loan totaling $555,000, which was current as of June 30, 2003. At June 30, 2002, the capitalized non-accrued interest at the time of restructure of the old loans was $65,000 and held as deferred income. During fiscal 2003, the deferred interest was transferred to interest income after the sale of the properties and a review period of the new borrower’s payment history on the new loan.

     Other foreclosed asset activity during fiscal 2003 included the sale of two foreclosed properties totaling $320,000. One property totaling $180,000 was secured by a one- to four- family construction property and the other totaling $182,000 was secured by a commercial property. In addition, we sold a one- to four-family property totaling $65,000, which previously was acquired in a deed transfer. A total loss of $22,000 was recorded on these sales.

     At June 30, 2003, foreclosed assets consisted of one loan to one borrower totaling $236,000, secured by a one-to four family property, two loans to one borrower totaling $78,000 secured by a one- to four-family property, and one loan to one borrower totaling $16,000 secured by a commercial property. Subsequent to June 30, 2003, the commercial property was sold.

     Another component of non-performing loans are loans past due 90 days or more and still accruing interest. Loans past due 90 days or more and still accruing interest increased $453,000 during fiscal 2003 as compared to the level at June 30, 2002. Non-accruing loans at June 30, 2003, totaled $33,000 compared to $272,000 at June 30, 2002, a decrease of $239,000. This decrease is primarily the result of one loan totaling $236,000 classified as non-accrual at June 30, 2002, which was classified as foreclosed assets at June 30, 2003.

     We will continue to monitor the allowance for loan losses and make future additions to the allowance through the provision for loan losses as economic conditions and loan portfolio quality dictate. Although we maintain our allowance for loan losses at a level that we consider to be adequate to provide for losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, the determination as to the amount of our allowance for loan losses is subject to review by the OTS and the FDIC as part of their examination process, which may result in the establishment of an additional allowance based upon their judgment of the information available to them at the time of their examination.

     Noninterest Income. Total noninterest income for the year ended June 30, 2003, was $2.4 million, compared to $1.4 million in fiscal 2002 and $901,000 in fiscal 2001. This represents an increase of $950,000 in fiscal 2003 compared to fiscal 2002 and an increase of $514,000 in fiscal 2002 compared to fiscal 2001. Total noninterest income consists primarily of net gains on the sales of loans, net loan servicing fees, service charges on deposit accounts and other fees. The largest component of noninterest income is net gain on sales of loans which increased $831,000 in fiscal 2003 compared to fiscal 2002 and increased $376,000 in fiscal 2002 as compared to fiscal 2001. Loan sales increased during fiscal 2003 and fiscal 2002, as the result of increased refinancing activity. In fiscal 2003, 2002 and 2001, respectively, loan sales totaled $70.0 million, $36.8 million and $18.7 million.

     In addition to the increase in net gains on sales of loans held for sale, we experienced increases in service charges on deposit accounts and Debit Card/ATM fees. Service charges on deposit accounts increased $203,000 in fiscal 2003 as compared to fiscal 2002 and increased $81,000 in fiscal 2002 as compared to fiscal 2001. These increases are due to an increase in the fees assessed on demand deposit overdraft items, as well as additional fees collected on increased deposits associated with a branch purchase on March 15, 2002. Debit Card/ATM fees increased $70,000 during fiscal 2003 compared to fiscal 2002 and increased $31,000 during fiscal 2002 compared to fiscal 2001. We have experienced steady increases in Debit Card/ATM fees during the last three fiscal years, due to increased debit card and ATM usage by our depositors. New during fiscal 2003 is commission income from our new investment program affiliated with LPL Financial, from which we recorded income of $43,000 compared to no income during fiscal years 2002 and 2001.

     Offsetting the above mentioned increases were decreases in net loan servicing fees of $303,000 in fiscal 2003 compared to fiscal 2002 and $23,000 in fiscal 2002 compared to fiscal 2001. The decreases in net loan servicing fees were primarily the result of a mortgage servicing rights valuation adjustment as well as continuing accelerated amortization of originated mortgage loan servicing rights during the 2003 periods due to increased loan refinancing activity during the periods. During fiscal 2003, we obtained a third party valuation of our originated mortgage servicing rights and recorded a valuation adjustment of $70,000 or 8.5% of our total mortgage servicing rights portfolio. This valuation adjustment, the first recorded by the Bank, was due to the current low interest rate environment, which resulted in increased mortgage loan refinancing and lower expected values of loan servicing rights.

     Noninterest Expense. Noninterest expense totaled $3.6 million in fiscal 2003, compared to $3.1 million in fiscal 2002 and $2.4 million in fiscal 2001. Salaries and employee benefits, the largest component of noninterest expense, increased $233,000 from fiscal 2002 to fiscal 2003, representing an increase of 17.6%, and increased $245,000 from fiscal 2001 to fiscal 2002, representing an increase of 22.7%. The most significant factor causing the increase in salaries and employee benefits was the hiring of additional staff most of which were obtained as a result of the branch purchase. Salaries and associated payroll taxes increased $233,000 from fiscal 2002 to fiscal 2003 and increased $172,000 from fiscal 2001 to 2002. We also experienced an increase in group insurance costs of $11,000 during fiscal 2003 and an increase of $53,000 during fiscal 2002. As a way to offset the growing cost of employee health insurance, we increased the employee cost percentage effective October 1, 2002. For additional information relating to our stock-based compensation plans, see Note 12 of the Notes to Consolidated Financial Statements contained under Part II, Item 7 of this Form 10-KSB.

     Noninterest expense also increased due to the amortization of intangible assets acquired from the branch purchase. During fiscal year 2003, 2002 and 2001, we recorded $76,000, $104,000 and $0 in intangible assets amortization, respectively. On July 1, 2003, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 147, “Acquisitions of Certain Financial Institutions”. As a result, the unidentifiable intangible asset recorded as part of our branch purchase has been reclassified as goodwill. See Note 7 of the Notes to Consolidated Financial Statements contained under Part II, Item 7 of this Form 10-KSB for information regarding the impact intangible asset amortization will have on future income.

     Occupancy and equipment expense increased during fiscal 2003 by $77,000 as compared to fiscal 2002 and increased $62,000 during fiscal 2002 as compared to fiscal 2001. These increases are primarily the result of our decision to continue to use the purchased branch office as a branch office of Marshall Savings. This facility provides us more options in our continuing evaluation of facility uses in determining the best way to meet the needs of our customer base. Data processing expense increased $64,000 during fiscal 2003 as compared to fiscal 2002 and decreased $2,000 during fiscal 2002 as compared to fiscal 2001. The increase during fiscal 2002 was primarily the result of the branch office purchase and the increased number of customer accounts being serviced. The decrease during fiscal 2001 was primarily due to a change in our billing due date for data processing charges during fiscal 2001 that resulted in an extra monthly payment of $13,000 during the period.

     We recorded real estate owned expense during fiscal years 2003, 2002 and 2001 of $87,000, $7,000 and $21,000, respectively. Real estate owned expense varied due the previously mentioned foreclosed asset activity.

     Professional fees increased during fiscal 2003 by $35,000, as compared to fiscal 2002 and increased $49,000 during fiscal 2002 as compared to fiscal 2001. The increase during fiscal 2003 was primarily due to the payment of fees for work related to our pending merger with Monarch Community Bancorp. The increase during fiscal 2002 was the result of additional professional fee expense totaling $25,000 related to the purchase of a branch office during fiscal 2002.

     Other expense was also impacted by the fiscal 2002 branch purchase. Other expense decreased during fiscal 2003 by $28,000 as compared to fiscal 2002 and increased $191,000 during fiscal 2002 as compared to fiscal 2001. These changes were primarily impacted by nonrecurring expense charges of $106,000, recorded to other expense during fiscal 2002, related to the branch purchase.

     Federal Income Tax Expense. Federal income tax expense for fiscal 2003 was $969,000 compared to $713,000 in fiscal 2002 and $772,000 in fiscal 2001. The effective tax rate for federal income taxes was 34.8% in fiscal 2003, 32.9% in fiscal 2002 and 34.9% in fiscal 2001.

Asset/Liability Management

     We, like other financial institutions, are subject to interest rate risk to the extent that our interest-bearing liabilities with short- and intermediate-term maturities reprice more rapidly, or on a different basis, than our interest-earning assets. Our balance sheet consists of investments in interest-earning assets, primarily loans and securities, which are primarily funded by deposits and borrowings. These financial instruments have varying levels of sensitivity to changes in market interest rates, resulting in market risk. Other than certain loans that are originated and held for sale, all of our financial instruments are for other than trading purposes.

     Senior management and the Board of Directors review our exposure to interest rate risk on a quarterly basis. The interest rate risk is measured by computing estimated changes in net interest income and the net portfolio value of cash flows from assets, liabilities and off-balance-sheet items within a range of assumed changes in market interest rates. If estimated changes to net portfolio value and net interest income are not within the limits established by the Board, the Board may direct management to adjust our asset and liability mix to bring interest rate risk within Board approved limits. The Board limits have been established with consideration of the dollar impact of various rate changes and our strong capital position.

     Net portfolio value represents the market value of equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance-sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point (100 basis points equals 1%) increase or decrease in market interest rates. The following table sets forth the change in our net portfolio value at June 30, 2003 and June 30, 2002, based on internal assumptions, that would occur upon an immediate change in interest rates, with no effect given to any steps that management might take to counteract that change.

		June 30, 2003				June 30, 2002
Change in
Interest Rate	Board Limit	$ Change		% Change		$ Change	% Change
(Basis Points)	% Change	in NPV		in NPV		in NPV	in NPV

		(Dollars in Thousands)
+300	(30)%	$718		5%		$(1,252)	(8)%
+200	(20)	819		5		(582)	(4)
+100	(10)	618		4		(147)	(1)
—	—	—		—		—	—
-100	(10)	(868)		(6)		(368)	(2)
-200	(20)	(A	)	(A	)	(A )	(A )
-300	(30)	(A	)	(A	)	(A )	(A )

(A)  Due to historically low levels of interest rates, calculations of net portfolio value are not calculated for a decline in interest rates of more than 100 basis points.

     As of June 30, 2003, we were in compliance with the Board limits regarding changes in our net portfolio value under the above mentioned scenarios.

     We continually work to achieve a relatively neutral position regarding interest rate risk. In the current interest rate environment, our customers are interested in obtaining long-term credit products and short-term savings products. We have taken action to offset this trend. In this regard, we sell most fixed-rate, one- to four-family loans with a term to maturity of greater than 15 years, retain adjustable-rate mortgage loans and have emphasized the origination of consumer loans with relatively short maturities or periods to repricing. Fifteen year mortgage loans held in our portfolio have been funded with seven-to-ten year amortizing FHLB advances at a positive spread. See Note 9 of the Notes to Consolidated Financial Statements contained under Part II, Item 7 of this Form 10-KSB.

     On the deposit side, we have worked to reduce the impact of interest rate changes by emphasizing low interest rate deposit products and maintaining competitive pricing on longer-term certificates of deposit.

     As with any method of measuring interest rate risk, certain shortcomings are inherent in the analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Certain assets, such as adjustable rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of repayments on loans and early withdrawals from certificates of deposit could deviate significantly from those assumed in calculating the above table.

Liquidity and Capital Resources

     Our principal sources of funds are deposits, principal and interest repayments on loans, sales of loans, sales or maturities of securities available for sale, and FHLB advances. While scheduled loan repayments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions and competition.

     Liquidity management is both a daily and long term responsibility of management. Investments in liquid assets are adjusted based upon our assessment of expected loan demand, expected deposit flows, yields available on interest-earning deposits and securities, and the objective of our asset/liability management program. Excess liquidity is invested generally in interest-earning overnight deposits of the FHLB of Indianapolis or securities available for sale. We also use our borrowing capability through the FHLB of Indianapolis to meet liquidity needs.

     At June 30, 2003, we had advances from the FHLB of Indianapolis of $11.3 million, used primarily to fund 15 year fixed-rate and adjustable-rate one- to four-family residential mortgage loans held in our portfolio. We also use our liquidity resources to meet ongoing commitments, to fund maturing certificates of deposit and deposit withdrawals, and to meet operating expenses. At June 30, 2003, we had outstanding commitments to extend credit which amounted to $13.7 million (including $6.0 million in available home equity lines of credit). We believe that loan repayments and other sources of funds, such as FHLB advances, will be adequate to meet our foreseeable liquidity needs.

     Our primary operating activity in addition to the collection of interest on interest-earning assets and the payment of interest on deposits and borrowings is the origination of loans for sale. During the years ended June 30, 2003, 2002 and 2001, we originated loans for sale totaling $70.4 million, $36.2 million and $18.7 million, respectively, and received proceeds from the sale of such loans of $70.0 million, $36.8 million and $18.7 million, respectively. See Note 5 of the Notes to Consolidated Financial Statements contained under Part II, Item 7 of this Form 10-KSB for additional details of our secondary mortgage market activities.

     Our primary financing activity is our deposits. For the year ended June 30, 2003 there was a net decrease in deposit accounts of $1.5 million, due to withdrawals from deposit accounts in favor of alternative investments offered by our new investments program. For the years ended June 30, 2002 and 2001 there was a net increase in deposit accounts of $19.7 million and $5.1 million, respectively. The increase during the year ended June 30, 2002 was primarily attributed to the branch purchase on March 15, 2002, which resulted in a $17.2 million increase in deposits.

     Federally insured savings institutions are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

     As of June 30, 2003, Marshall Savings had tangible capital and Tier 1 (core) capital of $11.6 million, or 11.4% of adjusted total assets, which was approximately $10.1 million and $8.6 million above the minimum requirements of 1.5% and 3.0%, respectively, of the adjusted total assets in effect on that date. As of June 30, 2003, we had Tier 1 (core) capital of $11.6 million, or 11.4% of adjusted total assets, which was approximately $7.5 million above the minimum requirement of 4.0% of adjusted total assets in effect on that date. On June 30, 2003, we had risk-based capital of $12.2 million (including $11.6 in core capital), or 17.4% of risk-weighted assets. This amount was $6.6 million above the 8.0% minimum requirement in effect on that date. Our capital levels qualify Marshall Savings as a well capitalized institution.

     The parent company, MSB Financial, also has a need for sources of liquidity. Liquidity is required to fund its operating expenses, its stock repurchase programs, and its payment of dividends to shareholders. At June 30, 2003, we had $1.1 million in liquid assets on hand. MSB Financial’s primary source of liquidity on an ongoing basis is dividends from the Bank. Dividends totaling $974,000 were paid from Marshall Savings to MSB Financial for the year ended June 30, 2003. For the year ended June 30, 2003, we paid dividends to shareholders totaling $3.3 million and repurchased 12,500 shares of common stock, at a total cost $162,500.

Impact of Inflation and Changing Prices

     The Consolidated Financial Statements and Notes presented contained under Part II, Item 7 of this Form 10-KSB have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Nearly all of our assets and liabilities are financial in nature, unlike most industrial companies. As a result, our performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. Our ability to match the interest sensitivity of our financial assets to the interest sensitivity of our financial liabilities in our asset/liability management may tend to minimize the effect of changes in interest rates on our performance. Changes in interest rates do not necessarily move to the same extent as do changes in the price of goods and services.

Impact of New Accounting Standards

     The FASB recently issued two new accounting standards, Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, and Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, both of which generally become effective in the quarter beginning July 1, 2003. Because we do not have these instruments, the new accounting standards will not materially affect our operating results or financial condition.

Item 7. Financial Statements

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
MSB Financial, Inc.
Marshall, Michigan

We have audited the accompanying consolidated balance sheets of MSB Financial, Inc. as of June 30, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2003. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MSB Financial, Inc. as of June 30, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Grand Rapids, Michigan
August 7, 2003, except for Note 20 as to
    which the date is September 2, 2003

MSB FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
June 30, 2003 and 2002

	2003	2002

ASSETS
Cash and due from financial institutions	$2,507,954	$2,870,614
Interest-bearing deposits in other financial institutions	2,150,108	1,802,597

Total cash and cash equivalents	4,658,062	4,673,211
Securities available for sale	15,919,736	11,146,525
Securities held to maturity (fair value of $0 in 2003 and $88 in 2002)	—	88
Loans held for sale	1,444,100	90,000
Loans, net of allowance for loan losses of $638,633 in 2003 and $554,136 in 2002	72,694,846	83,338,175
Federal Home Loan Bank stock	1,445,500	1,426,600
Premises and equipment, net	1,318,118	1,377,394
Mortgage servicing rights, net	752,893	586,029
Goodwill	1,451,210	1,451,210
Core deposit intangible	335,774	411,875
Accrued interest receivable and other assets	3,192,511	3,653,479

	$103,212,750	$108,154,586

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing demand deposits	$4,750,696	$4,213,635
Savings, NOW and MMDA deposits	37,576,969	34,465,725
Other time deposits	30,477,677	35,660,620

Total deposits	72,805,342	74,339,980
Federal Home Loan Bank advances	11,301,438	15,438,356
Advance payments by borrowers for taxes and insurance	1,050,570	884,879
Accrued interest payable and other liabilities	2,825,082	1,433,437

	87,982,432	92,096,652
Shareholders’ equity
Preferred stock, $.01 par value; 2,000,000 shares authorized; none outstanding
Common stock, $.01 par value; 4,000,000 shares authorized; 1,630,981 shares issued and 1,300,791 and 1,241,742 shares outstanding at June 30, 2003 and 2002	16,310	16,310
Additional paid-in capital	9,815,648	9,819,238
Retained earnings, substantially restricted	9,014,839	10,330,263
Unearned Employee Stock Ownership Plan shares	(44,328)	(92,338)
Unearned Recognition and Retention Plan shares	(10,853)	(19,003)
Treasury stock, at cost (330,190 and 389,239 common shares in 2003 and 2002, respectively)	(3,567,280)	(4,011,189)
Accumulated other comprehensive income, net of tax of $3,082 in 2003 and $7,550 in 2002	5,982	14,653

	15,230,318	16,057,934

	$103,212,750	$108,154,586

See accompanying notes to consolidated financial statements.

MSB FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years ended June 30, 2003, 2002 and 2001

	2003	2002	2001

Interest and dividend income
Loans, including fees	$5,921,190	$6,599,320	$7,303,857
Securities available for sale - taxable	266,259	120,303	—
Other interest and dividend income	128,134	167,112	206,835

	6,315,583	6,886,735	7,510,692
Interest expense
Deposits	1,370,114	1,859,276	2,021,580
Federal Home Loan Bank advances	745,300	1,089,244	1,666,580
Other	36,481	31,867	27,112

	2,151,895	2,980,387	3,715,272

Net interest income	4,163,688	3,906,348	3,795,420
Provision for loan losses	190,000	73,000	68,000

Net interest income after provision for loan losses	3,973,688	3,833,348	3,727,420
Noninterest income
Loan servicing fees, net	(294,707)	8,719	31,599
Net gains on sales of loans held for sale	1,547,270	715,811	340,221
Service charges on deposit accounts	510,952	308,004	226,904
Increase in cash surrender value of life insurance	124,194	106,450	90,221
Debit card/ATM fees	166,553	96,875	66,371
Brokerage commission fees	43,174	—	—
Other income	248,424	176,063	146,147
Net gains on sales of securities available for sale	20,090	4,020	—

	2,365,950	1,415,942	901,463
Noninterest expense
Salaries and employee benefits	1,556,275	1,323,678	1,078,387
Occupancy and equipment expense	392,152	315,652	254,036
Data processing expense	270,539	206,860	208,796
Director fees	107,240	110,580	103,095
Amortization of core deposit intangible	76,101	23,937	—
Amortization of goodwill	—	79,866	—
Michigan Single Business tax	99,000	83,000	76,000
Real estate owned	87,497	7,489	20,659
Advertising expense	120,303	104,369	86,405
Professional fees	199,612	164,138	115,330
Other expense	644,708	665,436	473,851

	3,553,427	3,085,005	2,416,559

Income before federal income tax expense	2,786,211	2,164,285	2,212,324
Federal income tax expense	969,000	713,000	772,000
Net income	$1,817,211	$1,451,285	$1,440,324

Earnings per common share
Basic earnings per common share	$1.43	$1.19	$1.20

Diluted earnings per common share	$1.42	$1.17	$1.19

See accompanying notes to consolidated financial statements.

MSB FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended June 30, 2003, 2002 and 2001

				Unearned
				Employee
		Additional		Stock
	Common	Paid-In	Retained	Ownership
	Stock	Capital	Earnings	Plan Shares

Balance at July 1, 2000	$16,310	$9,706,788	$8,368,824	$(198,486)
Net income for 2001	—	—	1,440,324	—
Cash dividends declared on common stock, net of dividends on unearned ESOP shares - $0.365 per share	—	—	(438,390)	—
12,036 shares committed to be released under the ESOP	—	50,080	—	54,762
Issuance of 1,000 common shares from treasury stock due to exercise of stock options	—	(1,200)	—	—
Amortization of RRP shares	—	—	—	—
Repurchase of 23,250 shares of common stock	—	—	—	—

Balance at June 30, 2001	$16,310	$9,755,668	$9,370,758	$(143,724)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Unearned
	Recognition		Accumulated
	and		Other	Total
	Retention	Treasury	Comprehensive	Shareholders’
	Plan Shares	Stock	Income, Net	Equity

Balance at July 1, 2000	$(57,912)	$(3,745,838)	$—	$14,089,686
Net income for 2001	—	—	—	1,440,324
Cash dividends declared on common stock, net of dividends on unearned ESOP shares - $0.365 per share	—	—	—	(438,390)
12,036 shares committed to be released under the ESOP	—	—	—	104,842
Issuance of 1,000 common shares from treasury stock due to exercise of stock options	—	8,300	—	7,100
Amortization of RRP shares	29,637	—	—	29,637
Repurchase of 23,250 shares of common stock	—	(197,366)	—	(197,366)

Balance at June 30, 2001	$(28,275)	$(3,934,904)	$—	$15,035,833

(Continued)

MSB FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended June 30, 2003, 2002 and 2001

				Unearned
				Employee
		Additional		Stock
	Common	Paid-In	Retained	Ownership
	Stock	Capital	Earnings	Plan Shares

Balance at July 1, 2001	$16,310	$9,755,668	$9,370,758	$(143,724)
Comprehensive income
Net income for 2002	—	—	1,451,285	—
Other comprehensive income
Net change in net unrealized gains (losses) on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	—
Total comprehensive income	—	—	—	—
Cash dividends declared on common stock, net of dividends on unearned ESOP shares - $.405 per share	—	—	(491,780)	—
11,294 shares committed to be released under the ESOP	—	77,688	—	51,386
Issuance of 11,765 common shares from treasury stock due to exercise of stock options	—	(14,118)	—	—
Amortization of RRP shares	—	—	—	—
Repurchase of 13,598 shares of common stock	—	—	—	—

Balance at June 30, 2002	$16,310	$9,819,238	$10,330,263	$(92,338)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Unearned
	Recognition		Accumulated
	and		Other	Total
	Retention	Treasury	Comprehensive	Shareholders’
	Plan Shares	Stock	Income, Net	Equity

Balance at July 1, 2001	$(28,275)	$(3,934,904)	$—	$15,035,833
Comprehensive income
Net income for 2002	—	—	—	1,451,285
Other comprehensive income
Net change in net unrealized gains (losses) on securities available for sale, net of reclassification adjustments and tax effects	—	—	14,653	14,653
Total comprehensive income	—	—	—	1,465,938
Cash dividends declared on common stock, net of dividends on unearned ESOP shares - $.405 per share	—	—	—	(491,780)
11,294 shares committed to be released under the ESOP	—	—	—	129,074
Issuance of 11,765 common shares from treasury stock due to exercise of stock options	—	97,649	—	83,531
Amortization of RRP shares	9,272	—	—	9,272
Repurchase of 13,598 shares of common stock	—	(173,934)	—	(173,934)

Balance at June 30, 2002	$(19,003)	$(4,011,189)	$14,653	$16,057,934

(Continued)

MSB FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended June 30, 2003, 2002 and 2001

				Unearned
				Employee
		Additional		Stock
	Common	Paid-In	Retained	Ownership
	Stock	Capital	Earnings	Plan Shares

Balance at July 1, 2002	$16,310	$9,819,238	$10,330,263	$(92,338)
Comprehensive income
Net income for 2003	—	—	1,817,211	—
Other comprehensive income
Net change in net unrealized gains (losses) on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	—
Total comprehensive income	—	—	—	—
Cash dividends declared on common stock, net of dividends on unearned ESOP shares - $2.45 per share	—	—	(3,132,635)	—
10,552 shares committed to be released under the ESOP	—	82,851	—	48,010
Issuance of 71,549 common shares from treasury stock due to exercise of stock options	—	(86,441)	—	—
Amortization of RRP shares	—	—	—	—
Repurchase of 12,500 shares of common stock	—	—	—	—

Balance at June 30, 2003	$16,310	$9,815,648	$9,014,839	$(44,328)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Unearned
	Recognition		Accumulated
	and		Other	Total
	Retention	Treasury	Comprehensive	Shareholders’
	Plan Shares	Stock	Income, Net	Equity

Balance at July 1, 2002	$(19,003)	$(4,011,189)	$14,653	$16,057,934
Comprehensive income
Net income for 2003	—	—	—	1,817,211
Other comprehensive income
Net change in net unrealized gains (losses) on securities available for sale, net of reclassification adjustments and tax effects	—	—	(8,671)	(8,671)
Total comprehensive income	—	—	—	1,808,540
Cash dividends declared on common stock, net of dividends on unearned ESOP shares - $2.45 per share	—	—	—	(3,132,635)
10,552 shares committed to be released under the ESOP	—	—	—	130,861
Issuance of 71,549 common shares from treasury stock due to exercise of stock options	—	606,409	—	519,968
Amortization of RRP shares	8,150	—	—	8,150
Repurchase of 12,500 shares of common stock	—	(162,500)	—	(162,500)

Balance at June 30, 2003	$(10,853)	$(3,567,280)	$5,982	$15,230,318

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended June 30, 2003, 2002 and 2001

	2003	2002	2001

Cash flows from operating activities
Net income	$1,817,211	$1,451,285	$1,440,324
Adjustments to reconcile net income to net cash from operating activities
Provision for loan losses	190,000	73,000	68,000
Depreciation	175,993	147,953	133,725
Mortgage servicing rights valuation adjustment	70,000	—	—
Amortization of mortgage servicing rights	445,440	161,751	93,084
Amortization of intangible assets	76,101	103,803	—
Net gains on sales of securities available for sale	(20,090)	(4,020)	—
Employee Stock Ownership Plan expense	130,861	129,074	104,842
Recognition and Retention Plan expense	8,150	9,272	29,637
Originations of loans held for sale	(70,446,823)	(36,236,133)	(18,695,036)
Proceeds from sales of loans held for sale	69,957,689	36,771,353	18,682,633
Net gains on sales of loans held for sale	(1,547,270)	(715,811))	(340,221)
Change in assets and liabilities:
Accrued interest receivable	61,053	60,007	11,618
Other assets	814,199	(412,014)	(158,928)
Accrued interest payable	(39,195)	(29,734)	24,892
Accrued expenses and other liabilities	1,435,307	160,248	338,734

Net cash from operating activities	3,128,626	1,670,034	1,733,304
Cash flows from investing activities
Proceeds from sales of securities available for sale	9,000,000	2,000,000	—
Purchases of securities available for sale	(13,766,259)	(13,120,302)	—
Principal paydowns on securities held to maturity	88	981	1,729
Purchase of Federal Home Loan Bank stock	(18,900)	—	(1,100)
Net change in loans	10,039,045	418,554	657,459
Net purchases of premises and equipment	(116,717)	(194,058)	(280,244)
Cash received from net liabilities assumed in branch acquisition	—	14,621,136	—

Net cash from investing activities	5,137,257	3,726,311	377,844

(Continued)

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended June 30, 2003, 2002 and 2001

	2003	2002	2001

Cash flows from financing activities
Net change in deposits	$(1,534,638)	$2,509,066	$5,099,945
Proceeds from Federal Home Loan Bank advances	—	—	28,000,000
Repayments of Federal Home Loan Bank advances	(4,136,918)	(6,864,679)	(33,683,424)
Net change in advance payments by borrowers for taxes and insurance	165,691	152,211	61,060
Cash dividends paid	(3,132,635)	(491,780)	(438,390)
Proceeds from exercise of stock options	519,968	83,531	7,100
Repurchase of common stock	(162,500)	(173,934)	(197,366)

Net cash from financing activities	(8,281,032)	(4,785,585)	(1,151,075)

Net change in cash and cash equivalents	(15,149)	610,760	960,073
Cash and cash equivalents at beginning of period	4,673,211	4,062,451	3,102,378

Cash and cash equivalents at end of period	$4,658,062	$4,673,211	$4,062,451

Supplemental disclosures of cash flow information
Cash paid during the year for
Interest	$2,191,890	$3,010,121	$3,690,380
Income taxes	1,050,000	916,000	780,000
Supplemental disclosure of noncash investing activities
Transfers from loans to other real-estate and real-estate held in redemption	$414,284	$824,107	$—
Increase in fixed assets from branch acquisition	—	585,000	—
Increase in deposits from branch acquisition	—	17,173,024	—
Intangible assets resulting from branch acquisition	—	1,966,888	—

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include the accounts of MSB Financial, Inc. (“MSB Financial”) and its wholly owned subsidiary, Marshall Savings Bank, F.S.B. (the “Bank”) and its wholly owned subsidiary, Marshall Services, Inc. (together referred to as “the Corporation”). MSB Financial was organized in September 1994 for the purpose of owning all of the outstanding stock of the Bank. All significant intercompany transactions and balances have been eliminated in consolidation. The primary source of income for the Corporation is the origination of residential real estate, commercial real estate and consumer loans in the Calhoun County, Michigan area through its three offices located in Marshall, Michigan. Marshall and the surrounding communities serve as the source of substantially all of the Corporation’s loan and deposit activities.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, the carrying value of mortgage servicing rights and intangible assets, and the fair values of financial instruments are particularly subject to change.

Cash Flows: Cash and cash equivalents includes cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

Securities: Securities available for sale include those the Corporation may decide to sell due to changes in interest rates, prepayment risks, yield and availability of alternative investments, liquidity needs, or other factors. Securities classified as available for sale are reported at their fair value and the related net unrealized holding gains or losses are reported, net of related income tax effects, as other comprehensive income (loss) and as a separate component of shareholders’ equity until realized. Securities are written down to fair value when a decline in fair value is not temporary.

Securities for which management has the positive intent and the Corporation has the ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the estimated life of the security.

Premiums and discounts on securities are recognized in interest income using the interest method over the estimated life of the security. Gains and losses on the sale of securities are determined using the specific identification method based on amortized cost.

Mortgage Banking Activities: Mortgage loans originated and intended for sale in the secondary market are reported on the consolidated balance sheets as loans held for sale and are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan servicing fees are recognized when received and the related costs are recognized when incurred. The Bank sells mortgages into the secondary market at market prices, which includes consideration for normal servicing fees.

Mortgage Servicing Assets: Mortgage servicing assets represent the allocated value of retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonable assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at the lower of the recorded investment in the related loans or their fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed. Foreclosed real estate and real estate held in redemption totaled $329,829 and $824,107 at June 30, 2003 and 2002, and are included in other assets in the consolidated balance sheets.

Premises and Equipment: The Corporation’s premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 33 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 5 years. Maintenance and repairs are charged to expense and improvements are capitalized. The cost and accumulated depreciation applicable to assets retired or otherwise disposed of are eliminated from the accounts and the gain or loss on disposition is credited or charged, respectively, to operations.

Goodwill and Other Intangible Assets: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Upon adopting new accounting guidance on July 1, 2002, the Corporation ceased amortizing goodwill. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified. The effect on net income of ceasing goodwill amortization in fiscal 2003 was $172,000, net of tax.

Other intangible assets consist of core deposit and acquired customer relationship intangible assets arising from whole bank and branch acquisitions. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives, which is 10 years.

Bank Owned Life Insurance: The Corporation has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation: Expense for employee compensation under stock option plans is based on Accounting Principles Board (“APB”) Opinion 25, with expense reported only if options are granted below market price at grant date. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

	2003	2002	2001

Net income as reported	$1,817,211	$1,451,285	$1,440,324
Pro forma net income	1,816,462	1,448,861	1,433,896
Reported earnings per common share
Basic	$1.43	$1.19	$1.20
Diluted	1.42	1.17	1.19
Pro forma earnings per common share
Basic	$1.43	$1.19	$1.20
Diluted	1.42	1.17	1.18

No options were granted during fiscal 2003, 2002 or 2001.

Income Taxes: The Corporation records income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates, adjusted for allowances made for uncertainty regarding the realization of net tax assets.

Employee Benefits: The Corporation has a noncontributory defined benefit pension plan and a defined contribution 401(k) plan, each covering substantially all employees. The pension plan is funded through a multi-employer defined benefit plan, on the individual level premium method. The defined contribution plan is a multi-employer contributory profit sharing plan. The amount of the Corporation’s contribution is at the discretion of its Board of Directors and is limited to the amount deductible for federal income tax purposes.

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Employee Stock Ownership Plan: The Corporation accounts for its employee stock ownership plan (“ESOP”) in accordance with AICPA Statement of Position 93-6. The cost of shares issued to the ESOP, but not yet allocated to participants, are presented in the consolidated balance sheets as a reduction of shareholders’ equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unearned ESOP shares are reflected as a reduction of debt and accrued interest.

Federal Home Loan Bank System: The Bank is a member of the Federal Home Loan Bank System and is required to invest in capital stock of the Federal Home Loan Bank (“FHLB”). The amount of the required investment is based upon the balance of the Bank’s outstanding home mortgage loans or advances from the FHLB and is carried at cost plus the value assigned to stock dividends through the date of issue of the financial statements.

Preferred Stock: The Board of Directors of the Corporation is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights, and the qualifications, limitations and restrictions thereof. In the event of a proposed merger, tender offer or other attempt to gain control of the Corporation that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. The Board of Directors has no present plans or understandings for the issuance of any preferred stock.

Concentrations of Credit Risk: The Corporation serves customers primarily in the Calhoun County, Michigan region. No significant number of its customers are employed at any one specific entity or in one specific industry. The Corporation grants residential real estate, commercial and consumer loans. Substantially all loans are secured by specific items of collateral, primarily real estate. Other financial instruments which potentially subject the Corporation to concentrations of credit risk include deposit accounts in other financial institutions.

Financial Instruments with Off-Balance-Sheet Risk: The Corporation, in the normal course of business, makes commitments to make loans which are not reflected in the financial statements. A summary of these commitments is disclosed in Note 15.

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Splits and Stock Dividends: Stock dividends in excess of 20% are reported by transferring the par value of the stock issued from retained earnings to common stock. Stock dividends for 20% or less are reported by transferring the market value, as of the ex-dividend date, of the stock issued from retained earnings to common stock and additional paid-in capital. Fractional share amounts are paid in cash with a reduction in retained earnings.

Earnings Per Common Share: Basic earnings per common share is based on the net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for earnings per common share calculations as they are committed to be released; unearned shares are not considered outstanding. Recognition and retention plan (“RRP”) shares are considered outstanding for earnings per common share calculations as they become vested. Diluted earnings per common share shows the dilutive effect of additional potential common shares issuable under stock options and nonvested shares issued under the RRP. Earnings and dividends per common share are restated for all stock splits and dividends.

Segments: The Corporation provides a broad range of financial services to individuals and companies in Calhoun County, Michigan. These services include accepting demand, time and savings deposits; lending; and cash management. While the Corporation’s chief decision makers monitor the revenue streams of the various Corporation products and services, operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, all of the Corporation’s banking operations are considered by management to be aggregated in one reportable operating segment.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes net unrealized holding gains and losses on securities available for sale, net of taxes, which is recognized as a separate component of shareholders’ equity.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

New Accounting Pronouncements: New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishment of debt were issued in 2002. Management determined that when the new accounting standards were adopted in 2003 they did not have a material impact on the Corporation’s financial condition or results of operations.

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Financial Accounting Standards Board (“FASB”) recently issued two new accounting standards, Statement 149, Amendment of Statement 133 on Derivative and Hedging Activities, and Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, both of which generally become effective in the quarter beginning July 1, 2003. Management determined that adopting Statements 149 and 150 will not materially affect the Corporation’s operating results or financial condition because the Corporation does not currently have these instruments or engage in these activities.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

NOTE 2 - EARNINGS PER COMMON SHARE

A reconciliation of the numerators and denominators used in the computation of the basic earnings per common share and diluted earnings per common share is presented below:

	Years ended June 30,

	2003	2002	2001

Basic Earnings Per Common Share
Numerator
Net income	$1,817,211	$1,451,285	$1,440,324

Denominator
Weighted average common shares outstanding	1,288,916	1,246,605	1,245,985
Less: Average unallocated ESOP shares	(15,089)	(26,011)	(37,675)
Less: Average nonvested RRP shares	(2,266)	(4,614)	(10,478)

Weighted average common shares outstanding for basic earnings per common share	1,271,561	1,215,980	1,197,832

Basic earnings per common share	$1.43	$1.19	$1.20

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 2 - EARNINGS PER COMMON SHARE (Continued)

	Years ended June 30,

	2003	2002	2001

Diluted Earnings Per Common Share
Numerator
Net income	$1,817,211	$1,451,285	$1,440,324

Denominator
Weighted average common shares outstanding for basic earnings per common share	1,271,561	1,215,980	1,197,832
Add: Dilutive effects of average nonvested RRP shares, net of tax benefits	138	803	1,645
Add: Dilutive effects of assumed exercises of stock options	8,523	25,615	12,166

Weighted average common shares and dilutive potential common shares outstanding	1,280,222	1,242,398	1,211,643

Diluted earnings per common share	$1.42	$1.17	$1.19

Stock options for 67,848, 67,848 and 81,748 shares of common stock were not considered in computing diluted earnings per common share for the years ended June 30, 2003, 2002 and 2001, because were antidilutive.

NOTE 3 - SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

Available for Sale

		Gross	Gross
		Unrealized	Unrealized
	Fair Value	Gains	Losses

2003
Adjustable rate mortgage mutual fund	$15,919,736	$9,064	$—

2002
Adjustable rate mortgage mutual fund	$11,146,525	$22,203	$—

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 3 - SECURITIES (Continued)

The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

Held to Maturity

		Gross	Gross
	Carrying	Unrealized	Unrealized	Fair
	Amount	Gains	Losses	Value

2003
Mortgage-backed securities	$—	$—	$—	$—

2002
Mortgage-backed securities	$88	$—	$—	$88

Proceeds from sales of securities available for sale during the years ended June 30, 2003 and 2002 were $9,000,000 and $2,000,000. Gross gains realized during the years end June 30, 2003 and 2002 were $20,900 and $4,020. There were no sales of securities available for sale during the year ended June 30, 2001.

NOTE 4 - LOANS, NET

Loans at June 30 were as follows:

	2003	2002

Real estate loans
One-to-four family	$40,699,994	$51,781,436
Commercial and multi-family	18,512,304	15,153,301
Second mortgage loans	3,536,012	4,023,582
Construction or development	5,202,901	6,281,802

Total real estate loans	67,951,211	77,240,121
Other loans
Consumer loans
Home equity lines of credit	4,691,878	4,322,116
Automobile	1,720,288	1,957,513
Other	1,319,893	1,465,982

Total consumer loans	7,732,059	7,745,611
Commercial business loans	1,561,936	1,425,690

Total other loans	9,293,995	9,171,301

Total loans	77,245,206	86,411,422
Less:
Loans held for sale	(1,444,100)	(90,000)
Loans in process	(2,205,752)	(2,051,464)
Deferred loan fees and discounts	(261,875)	(377,647)
Allowance for loan losses	(638,633)	(554,136)

Loans, net	$72,694,846	$83,338,175

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 4 - LOANS, NET (Continued)

Activity in the allowance for loan losses is summarized as follows for the years ended June 30:

	2003	2002	2001

Balance at beginning of year	$554,136	$570,632	$513,159
Provision for loan losses	190,000	73,000	68,000
Recoveries credited to allowance	5,761	12,957	2,241
Loans charged off	(111,264)	(102,453)	(12,768)

Balance at end of year	$638,633	$554,136	$570,632

Impaired loans were as follows:

	2003	2002

Year-end loans with no allocated allowance for loan losses	$84,000	$—
Year-end loans with allocated allowance for loan losses	1,809,000	271,540

	$1,893,000	$271,540

Amount of the allowance for loan losses allocated to impaired loans at year-end	$72,000	$30,000

	2003	2002	2001

Average of impaired loans during the year	$801,000	$418,000	$590,000
Interest income recognized during impairment	53,000	22,000	80,000
Cash-basis interest income recognized	42,000	22,000	39,000

     Nonperforming loans were as follows:

	2003	2002

Loans past due over 90 days still on accrual	$888,000	$435,000
Nonaccrual loans	33,000	272,000

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 5 - SECONDARY MORTGAGE MARKET ACTIVITIES

The following summarizes the Corporation’s secondary mortgage market activities for the years ended June 30:

	2003	2002	2001

Activity during the year:
Loans originated for resale, net of principal paydowns	$70,446,823	$36,236,133	$18,695,036
Loans transferred to held to maturity	—	—	—
Proceeds from sales of loans held for sale	69,957,689	36,771,353	18,682,633
Net gains on sales of loans held for sale	1,547,270	715,811	340,221
Portion of gain resulting from costs allocated to mortgage servicing rights	682,304	355,391	181,824
Loan servicing fees, net	(294,707)	8,719	31,599
Balance at June 30:
Loans held for sale	$1,444,100	$90,000	$264,800
Less: Allowance to adjust loans held for sale to lower of aggregate cost or market	—	—	—

Loans held for sale, net	$1,444,100	$90,000	$264,800

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans at June 30 are summarized as follows:

	2003	2002	2001

Mortgage loan portfolios serviced for:
FHLMC	$92,531,000	$73,255,000	$55,296,000

Custodial escrow balances maintained in connection with the foregoing serviced loans were $598,000, $447,000 and $341,000 at June 30, 2003, 2002 and 2001, respectively.

Activity for capitalized mortgage servicing rights and the related valuation allowance was as follows:

	2003	2002	2001

Servicing rights:
Beginning of year	$586,029	$392,389	$303,649
Additions	682,304	355,391	181,824
Amortized to expense	(445,440)	(161,751)	(93,084)

End of year	$822,893	$586,029	$392,389

Valuation allowance
Beginning of year	$—	$—	$—
Provision charged to expense	70,000	—	—

Net	$70,000	$—	$—

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 6 - PREMISES AND EQUIPMENT, NET

Year-end premises and equipment were as follows.

	2003	2002

Land	$510,007	$510,007
Buildings	1,098,569	1,098,569
Furniture, fixtures and equipment	1,167,270	1,075,298

	2,775,846	2,683,874
Less: Accumulated depreciation	(1,457,728)	(1,306,480)

	$1,318,118	$1,377,394

Depreciation expense was $175,993, $147,953 and $133,725 for 2003, 2002 and 2001.

NOTE 7 - GOODWILL AND INTANGIBLE ASSETS

On October 30, 2001, the Bank entered into an agreement to acquire one Marshall, Michigan branch office facility and related deposits from TCF National Bank of Minneapolis, Minnesota. This transaction resulted in total intangible assets totaling approximately $2.0 million, including both core deposit intangibles and goodwill. The core deposit intangibles are being amortized into expense over a 10 year period using an accelerated amortization method. All intangible assets are deducted for tax purposes over a 15 year period using the straight line method. Goodwill is reviewed annually for impairment and was $1,451,210, net of accumulated amortization of $79,866 as of June 30, 2003.

The change in the carrying amount of goodwill for the year is as follows:

Beginning of year	$0
Reclassified from unidentifiable intangible asset	1,451,210

End of year	$1,451,210

Goodwill is no longer amortized starting as of July 1, 2002. The effect of not amortizing goodwill is summarized as follows:

	2003	2002	2001

Reported net income	$1,817,211	$1,451,285	$1,440,324
Add back: goodwill amortization	—	52,712	—

Adjusted net income	$1,817,211	$1,503,997	$1,440,324

Basic earnings per share:
Reported net income	$1.43	$1.19	$1.20
Goodwill amortization	—	.04	—

Adjusted net income	$1.43	$1.23	$1.20

Diluted earnings per share:
Reported net income	$1.42	$1.17	$1.19
Goodwill amortization	—	.04	—

Adjusted net income	$1.42	$1.21	$1.19

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 7 - GOODWILL AND INTANGIBLE ASSETS (Continued)

Acquired Intangible Assets

Acquired intangible assets were as follows as of year end:

	2003		2002

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Amortized intangible assets:
Core deposit intangibles	$453,570	$117,796	$453,570	$23,937

Aggregate amortization expense was $76,000, $24,000, and $0 for the years ended June 30, 2003, 2002 and 2001.

Estimated amortization expense for each of the next five years ending June 30:

2004	$63,000
2005	55,000
2006	47,000
2007	40,000
2008	32,000

NOTE 8 - DEPOSITS

Time deposits of $100,000 or more were $4,138,000 and $6,049,000 at June 30, 2003 and 2002.

At June 30, 2003, the scheduled maturities of certificates of deposit for the next five years were as follows:

2004	$20,025,561
2005	4,158,460
2006	3,290,013
2007	1,389,646
2008	1,613,997

$30,477,677

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES

At year-end, advances from the Federal Home Loan Bank were as follows:

	2003	2002

Maturities August 2002 through March 2011, primarily fixed rate at rates from 4.20% to 6.73% averaging 5.85%	$—	$15,438,356
Maturities July 2003 through March 2011, primarily fixed rate at rates from 4.20% to 6.73% averaging 5.75%	11,301,438	—

	$11,301,438	$15,438,356

Principal payments on the advances outstanding at June 30, 2003 are due in the years ending June 30 as follows:

2004	$3,628,012
2005	3,334,791
2006	1,864,531
2007	474,104
2008	—
Thereafter	2,000,000

$11,301,438

These advances were required to be secured by eligible mortgage loans with carrying values of at least $16,387,000 and $22,386,000 under a blanket lien arrangement, at June 30, 2003 and 2002. Certain advances may be converted to variable rate by the FHLB. If the FHLB exercises its option the Corporation may prepay the advance without penalty.

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 10 - RELATED PARTY TRANSACTIONS

An analysis of aggregate loans outstanding to directors, executive officers and their affiliates follows:

	2003	2002	2001

Aggregate balance, July 1	$1,023,000	$990,000	$878,000
New loans and renewals	1,656,000	275,000	460,000
Repayments and renewals	(1,410,000)	(242,000)	(348,000)

Aggregate balance, June 30	$1,269,000	$1,023,000	$990,000

Deposits from principal officers, directors, and their affiliates at June 30, 2003 and 2002 were $1,040,000 and $1,213,000.

NOTE 11 - DEFERRED DIRECTOR FEES

During the year ended June 30, 1996, deferred director fee plans were implemented for certain directors of the Corporation and the Bank. Under the plans, the Corporation/Bank is obligated to pay each such individual or beneficiaries the amount of fees deferred plus interest credited thereon over a period of 15 years, beginning with the individual’s termination of service. A liability is being accrued for the obligation under these plans. The expense incurred for the deferred directors fees for the year ended June 30, 2003, 2002 and 2001 was $113,464, $104,553 and $87,737 resulting in a deferred compensation liability of $629,673, $516,209 and $411,656 as of the end of these same periods. To informally fund the benefits that will be payable under these plans, life insurance on the participants was purchased. The cash surrender value of such insurance at June 30, 2003 and 2002 was $2,345,743 and $2,238,502 and is included in other assets in the consolidated balance sheets.

NOTE 12 - STOCK-BASED COMPENSATION PLANS

The Corporation has an ESOP for the benefit of substantially all employees. Contributions to the ESOP are made by the Corporation and are determined by the Corporation’s Board of Directors at their discretion. The contributions may be made in the form of cash or the Corporation’s common stock. The annual contributions may not be greater than the amount deductible for federal income tax purposes and cannot cause the Corporation to violate regulatory capital requirements.

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 12 - STOCK-BASED COMPENSATION PLANS (Continued)

To fund the plan, the ESOP borrowed $577,610 from the Corporation for the purpose of purchasing 127,074 shares of stock at $4.55 per share. Principal and interest payments on the loan are due in annual installments over a 10-year period beginning June 30, 1995. Principal is reduced in equal amounts over the term of the loan. Interest is payable during the term of the loan at a fixed rate of 8.07% on the unpaid principal balance. The loan is collateralized by the unallocated shares of the Corporation’s common stock purchased with the loan proceeds and will be repaid by the ESOP with funds from the Corporation’s contributions to the ESOP and earnings on ESOP assets. Dividends on unearned shares are used to reduce the accrued interest and principal amount of the ESOP’s loan payable to the Corporation.

Shares are allocated among participants each June 30 on the basis of principal and interest payments made by the ESOP on the loan from the Corporation, according to each participant’s relative compensation. ESOP participants are entitled to receive distributions from their ESOP accounts only upon termination of service.

During the years ended June 30, 2003, 2002 and 2001, contributions of $17,013, $59,010 and $60,356, respectively, were made to the ESOP. For the same respective periods, 10,552, 11,294 and 12,036 shares with an average fair value of $12.40, $11.43 and $8.71 per share were committed to be released, resulting in ESOP compensation expense of $130,861, $129,074 and $104,842, respectively.

Shares held by the ESOP at June 30 are as follows:

	2003	2002

Allocated to participants	103,847	93,296
Unearned	9,812	20,363

Total ESOP shares	113,659	113,659

Fair value of unearned shares	$146,000	$259,000

The 1995 stock option and incentive plan (“SOP”), as approved by the Corporation’s shareholders, was authorized by the Board of Directors on October 24, 1995 for the benefit of directors and certain officers of the Corporation. The 1995 SOP and the 1997 SOP, discussed below, are administered by a Committee of Directors of the Corporation. This Committee selects recipients and terms of awards pursuant to the plans. The total shares made available under the 1995 SOP was 158,842.

The 1997 SOP was approved by shareholders and directors on October 28, 1997 for the benefit of directors, officers and employees of the Corporation. The total shares made available under the 1997 SOP was 67,848.

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 12 - STOCK-BASED COMPENSATION PLANS (Continued)

Stock option plans are used to reward directors, officers and employees and provide them with an additional equity interest. Options are issued for 10 year periods, with various vesting provisions. At June 30, 2003, a total of 46,180 shares were authorized for future grants under the 1995 SOP and no shares are authorized for future grants under the 1997 SOP. Information about option grants follows.

	1995 SOP		1997 SOP

		Weighted-		Weighted-
	Number	Average	Number	Average
	of	Exercise	of	Exercise
	Options	Price	Options	Price

Total options/shares available
Outstanding, June 30, 2000	101,262	$7.5439	67,848	$16.0735
Granted	—	—	—	—
Exercised	(1,000)	7.1023	—	—
Forfeited	—	—	—	—

Outstanding, June 30, 2001	100,262	7.5483	67,848	16.0735
Granted	—	—	—	—
Exercised	(11,765)	7.1023	—	—
Forfeited	—	—	—	—

Outstanding, June 30, 2002	88,497	7.6076	67,848	16.0735
Granted	—	—	—	—
Exercised	(71,549)	7.2690	—	—
Forfeited	—	—	—	—

Outstanding, June 30, 2003	16,948	9.0371	67,848	16.0735

No options were granted during fiscal year 2003, 2002 or 2001. At June 30, 2003, options outstanding had a weighted-average remaining life of 4.4 years. Options outstanding under the 1997 SOP range in exercise price from $15.45 to $16.36 and options outstanding under the 1995 SOP range in exercise price from $7.10 to $10.19.

Options exercisable at June 30 are as follows.

		Weighted-
	Number	Average
	of Options	Exercise Price

2003	83,198	$14.4671
2002	153,947	11.1971
2001	166,439	10.9769

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 12 - STOCK-BASED COMPENSATION PLANS (Continued)

A Recognition and Retention Plan (“RRP”), as approved by the Corporation’s shareholders, was authorized by the Board of Directors on October 24, 1995 for the benefit of directors, officers and employees of the Corporation. The RRP is a restricted stock award plan administered by a Committee of the Directors of the Corporation. The Committee selects recipients and terms of restricted stock awards. The total shares made available under the RRP was 63,536. The Committee awarded 4,000 shares (September 1999), 1,588 shares (November 1996) and 41,298 shares (October 1995) of common stock under the RRP. During the year ended June 30, 2000, 318 shares were forfeited. As of June 30, 2003, a total of 46,568 shares were awarded under the RRP and 16,968 shares were reserved for future awards. RRP awards vest in five equal annual installments, with the first award vesting on October 24, 1996, subject to the continuous employment of the recipients and the Corporation’s achievement of certain performance standards as defined under such plans. Compensation expense for the RRP is recognized on a pro-rata basis over the vesting period of the awards. During the years ended June 30, 2003, 2002 and 2001, $8,150, $9,272 and $29,637, respectively, were charged to compensation expense for the RRP. The unamortized unearned compensation value of the RRP is shown as a reduction to shareholders’ equity in the consolidated balance sheets.

NOTE 13 - STOCK REPURCHASE PROGRAMS

On July 11, 2001, the Corporation announced a stock repurchase plan of 5% (62,229 shares) of its common stock over a twelve month period. As of the expiration date, July 11, 2002, 26,098 shares had been repurchased at an average price of $12.89. At June 30, 2003, there was no stock repurchase plan in place.

Repurchased shares are treated as treasury shares and are available for general corporate purposes, including issuance in connection with stock-based compensation plans. Any future repurchased shares will affect the Corporation’s future earnings per common share disclosures by reducing amounts available for investment and weighted-average shares outstanding.

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 14 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Savings institutions insured by the FDIC must meet various regulatory capital requirements. If a requirement is not met, regulatory authorities may take legal or administrative actions, including restrictions on growth or operations or, in extreme cases, seizure.

As of June 30, 2003 and 2002, the Bank was categorized as well capitalized. The Bank’s actual and required capital amounts and ratios are presented below:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

			(Dollars in Thousands)
As of June 30, 2003
Tier 1 (Core) Capital (to adjusted total assets)	$11,592	11.38%	$4,076	4.00%	$5,095	5.00%
Tier 1 (Core) Capital (to risk weighted assets)	11,592	16.47	2,815	4.00	4,222	6.00
Total Capital (to risk weighted assets)	12,231	17.38	5,629	8.00	7,037	10.00
As of June 30, 2002
Tier 1 (Core) Capital (to adjusted total assets)	$10,318	9.78%	$4,219	4.00%	$5,274	5.00%
Tier 1 (Core) Capital (to risk weighted assets)	10,318	15.34	2,691	4.00	4,036	6.00
Total Capital (to risk weighted assets)	10,872	16.16	5,381	8.00	6,727	10.00

The Qualified Thrift Lender (“QTL”) test requires that approximately 65% of assets be maintained in housing-related finance and other specified areas. If the QTL test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or the Bank must convert to a commercial bank charter. Management believes that the QTL test has been met.

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 14 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

Under Office of Thrift Supervision (“OTS”) regulations, limitations have been imposed on all “capital distributions” by savings institutions, including cash dividends. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to thrifts which are both well-capitalized and given favorable qualitative examination ratings by the OTS. For example, a thrift which is given one of the two highest examination ratings and has “capital” equal to its fully phased-in regulatory capital requirements (a “tier 1 institution”) could, if a subsidiary of a holding company, after prior notice but without the prior approval of the OTS, make capital distributions in any year that do not exceed its net income for the calendar year-to-date plus retained net income for the previous two calendar years (less any dividends previously paid), provided that the thrift remains adequately capitalized following the distribution. Other thrifts would be subject to more stringent procedural and substantive requirements, the most restrictive being prior OTS approval of any capital distribution. The Bank is a tier one institution.

The Bank established a liquidation account of $6,264,000 which is equal to its total net worth as of the date of the latest audited balance sheet appearing in the final conversion prospectus for the Corporation’s stock offering related to converting from a mutual to a stock ownership structure. The liquidation account is maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account is reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Bank may not pay dividends that would reduce shareholders’ equity below the required liquidation account balance.

Under the most restrictive of the dividend limitations described above, at June 30, 2003 the Bank may not declare additional dividends to the holding company without obtaining the prior approval of the OTS.

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 15 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONTINGENCIES

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to make loans. The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans is represented by the contractual amount of those instruments. The Corporation follows the same credit policy to make such commitments as is followed for those loans recorded in the consolidated financial statements.

Financial instruments with off-balance-sheet risk approximated the following at June 30:

	2003		2002

	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate

Commitments to make loans (at market rates)	$7,461,000	$218,000	$1,141,000	$309,000
Unused lines of credit and letters of credit	—	5,989,000	—	5,708,000

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 4.50% to 6.00% at June 30, 2003 (6.125% to 7.5% at June 30, 2002) and maturities ranging from 6 months to 30 years.

The Corporation does not anticipate any losses as a result of these commitments. In addition, commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Collateral obtained upon exercise of the commitment is determined using the Corporation’s credit evaluation of the borrower, and may include business assets, real estate and other items. Since many commitments to make loans expire without being used, the amount does not necessarily represent future cash commitments.

The Corporation has entered into an employment agreement with one of its officers. Under the terms of the agreement, certain events, including a change in control, leading to separation from the Corporation could result in a cash payment aggregating approximately $457,000.

The Corporation and its subsidiary are subject to certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position of the Corporation.

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 16 - RETIREMENT PLANS

The Corporation’s pension plan is part of a multi-employer defined benefit pension plan. The benefits are based on each employee’s years of service and on the average of the highest five consecutive annual salaries prior to retirement. An employee becomes fully vested upon completion of five years of qualifying service. The plan is currently overfunded and does not require an annual contribution. Specific plan asset and accumulated benefit information for the Corporation’s portion of the Fund is not available. Under the Employee Retirement Income Security Act (“ERISA”), a contributor to a multi-employer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA. The Corporation has no intention to withdraw from the Fund.

The Corporation participates in a multi-employer contributory 401(k) plan, which covers substantially all employees. The amount of the Corporation’s contribution is at the discretion of the Corporation’s Board of Directors and is limited to the amount deductible for federal income tax purposes. The Corporation is currently matching 50% of employees’ contributions not to exceed 3% of compensation. Contributions and expense for the years ended June 30, 2003, 2002 and 2001 were $26,000, $19,000 and $16,000, respectively.

NOTE 17 - FEDERAL INCOME TAXES

The Corporation and the Bank file a consolidated federal income tax return on a fiscal year basis. Tax legislation passed in August 1996 requires the Bank to deduct a provision for bad debts for tax purposes based on actual loss experience rather than a percentage of taxable income as allowed prior to fiscal year 1997, and recapture the excess bad debt reserve accumulated in tax years after 1987. The related amount of tax is approximately $123,000 and is payable over a six-year period beginning no later than the tax year ending June 30, 1999. For the tax years ending June 30, 2003, 2002 and 2001, one-sixth or $20,500 of the tax was currently payable in those years. The remaining tax of $20,500 will be paid in the year ending June 30, 2004.

The consolidated federal income tax expense consisted of the following for the years ended June 30:

	2003	2002	2001

Current federal income tax expense	$958,000	$708,000	$831,000
Deferred federal income tax benefit	11,000	5,000	(59,000)

	$969,000	$713,000	$772,000

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 17 - FEDERAL INCOME TAXES (Continued)

The consolidated federal income tax expense differs from that computed at the statutory corporate federal income tax rate of 34% for the years ended June 30 as follows:

	2003	2002	2001

Expected federal income tax expense at statutory rate	$947,000	$735,857	$752,190
ESOP expense (book greater than tax)	28,000	26,414	17,027
Other, net	(6,000)	(49,271)	2,783

Total federal income tax expense	$969,000	$713,000	$772,000

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at June 30 are as follows:

	2003	2002

Deferred tax assets
Deferred loan fees	$69,000	$84,000
Deferred compensation	214,000	176,000
Depreciation	41,000	49,000
Amortization of intangible assets	4,000	22,000
Allowance for loan losses	197,000	147,000
Other	30,000	30,000

	555,000	508,000
Deferred tax liabilities
Mortgage servicing rights	(256,000)	(199,000)
Net unrealized gains on securities available for sale	(3,000)	(7,000)
Other	(7,000)	(7,000)
	(266,000)	(213,000)
Valuation allowance	—	—

Net deferred tax asset	$289,000	$295,000

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefits relating to such assets will not be realized.

Federal income tax laws provide savings banks with additional bad debt deductions through 1987, totaling $1,272,000 for the Bank. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $432,000 at June 30, 2003 and 2002. If the Bank were liquidated or otherwise ceases to be a bank or if tax laws were to change, the $432,000 would be recorded as expense.

Management concluded that no valuation allowance was needed.

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 18 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair values of the Corporation’s financial instruments were as follows as of June 30, 2003 and 2002:

	2003		2002

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets
Cash and cash equivalents	$4,658,062	$4,658,000	$4,673,211	$4,673,000
Securities available for sale	15,919,736	15,920,000	11,146,525	11,147,000
Securities held to maturity	—	—	88	—
Loans held for sale	1,444,100	1,444,000	90,000	90,000
Loans receivable, net	72,694,846	74,936,000	83,338,175	84,815,000
Federal Home Loan Bank stock	1,445,500	1,446,000	1,426,600	1,427,000
Accrued interest receivable	434,228	434,000	495,281	495,000
Cash surrender value of life insurance	2,345,743	2,347,000	2,238,502	2,239,000
Financial liabilities
Deposits	(72,805,342)	(73,623,000)	(74,339,980)	(74,884,000)
Federal Home Loan Bank advances	(11,301,438)	(11,836,000)	(15,438,356)	(16,029,000)
Advance payments by borrowers for taxes and insurance	(1,050,570)	(1,051,000)	(884,879)	(885,000)
Accrued interest payable	(92,443)	(92,000)	(131,638)	(132,000)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Carrying amount is a reasonable estimate of fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, cash surrender value of life insurance, noninterest-bearing demand deposits, savings, NOW and money market deposits, and advance payments by borrowers for taxes and insurance.

Fair value of other financial instruments is estimated as follows:

Securities

Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 18 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Loans held for sale and loans receivable, net

For certain homogeneous categories of loans, such as some residential mortgages and other consumer loans, fair value is estimated using quoted market prices for such loans or securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. In addition, when computing the estimated fair value for loans receivable, the allowance for loan losses is subtracted from the calculated fair value for consideration of credit risk issues.

Time deposits

The fair value of fixed-rate time certificates of deposit is estimated by discounting cash flows using the rates currently offered for time deposits of similar remaining maturities.

Federal Home Loan Bank advances

The fair values for these advances are determined by discounting cash flows using rates currently offered for advances of similar terms and remaining maturities.

Commitments

The fair value of commitments to make loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of unused lines of credit and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting dates. The fair value of these commitments was immaterial at the reporting dates presented.

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 19 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

	2003	2002

Net unrealized holding gains and losses on securities available for sale	$6,952	$26,223
Reclassification adjustments for (gains) losses later recognized in income	(20,090)	(4,020)

Net unrealized gains and losses	(13,138)	22,203
Deferred tax effect	(4,467)	7,550

Other comprehensive income (loss)	$(8,671)	$14,653

NOTE 20 - PENDING MERGER

On September 2, 2003, MSB Financial, Inc. signed a definitive agreement to be acquired by Monarch Community Bancorp, Inc. for approximately $18.80 per share. Consideration includes $15.04 per share in cash and the balance in Monarch Community Bancorp, Inc. common stock. The agreement is subject to various terms and conditions, including shareholder and regulatory approval. The transaction is scheduled to close during the first quarter of 2004.

NOTE 21 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of MSB Financial, Inc. is as follows:

CONDENSED BALANCE SHEETS
June 30, 2003 and 2002

	2003	2002

ASSETS
Cash and due from financial institutions	$1,084,949	$1,050,542
Loans receivable from subsidiary bank and ESOP	57,761	2,115,522
Investment in subsidiary bank	13,378,348	12,195,546
Other assets	918,492	870,958

Total assets	$15,439,550	$16,232,568

LIABILITIES
Accrued expenses and other liabilities	$209,232	$174,634
SHAREHOLDERS’ EQUITY	15,230,318	16,057,934

Total liabilities and shareholders’ equity	$15,439,550	$16,232,568

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 21 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
 (Continued)

CONDENSED STATEMENTS OF INCOME

	Years ended June 30,

	2003	2002	2001

Interest and dividend income
Loans receivable	$9,452	$14,178	$18,904
Dividends from subsidiary bank	973,642	—	1,558,355

	983,094	14,178	1,577,259
Interest expense - other	13,875	11,507	9,990

Net interest income	969,219	2,671	1,567,269
Other income	50,898	39,085	34,634
Operating expenses	287,479	241,336	220,579

Income before federal income tax expense and equity in undistributed net income of subsidiary	732,638	(199,580)	1,381,324
Equity in undistributed net income of subsidiary	1,002,573	1,581,865	—
Federal income tax expense (benefit)	(82,000)	(69,000)	(59,000)

Net income	$1,817,211	$1,451,285	$1,440,324

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 21 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
 (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended June 30,

	2003	2002	2001

Cash flows from operating activities
Net income	$1,817,211	$1,451,285	$1,440,324
Adjustments to reconcile net income to net cash from by operating activities
Equity in undistributed net income of subsidiary	(1,002,573)	(1,581,865)	—
Change in
Dividends receivable from subsidiary bank	—	1,558,355	(862,199)
Other assets	(47,534)	(143,910)	(136,356)
Accrued expenses and other liabilities	34,598	(32,014)	72,958

Net cash from operating activities	801,702	1,251,851	514,727
Cash flows from investing activities
Repayment on loan receivable from bank	2,000,000	—	—
Repayments on loan receivable from ESOP	7,872	44,939	41,814

Net cash from investing activities	2,007,872	44,939	41,814
Cash flows from financing activities
Cash dividends paid	(3,132,635)	(491,780)	(438,390)
Proceeds from exercise of stock options	519,968	83,531	7,100
Repurchase of common stock	(162,500)	(173,934)	(197,366)

Net cash from financing activities	(2,775,167)	(582,183)	(628,656)

Net change in cash and cash equivalents	34,407	714,607	(72,115)
Cash and cash equivalents at beginning of period	1,050,542	335,935	408,050

Cash and cash equivalents at end of period	$1,084,949	$1,050,542	$335,935

(Continued)

MSB FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003, 2002 and 2001

NOTE 22 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected quarterly financial data (unaudited) for the years ended June 30, 2003 and 2002 is presented below:

				Earnings Per Share
	Interest	Net Interest	Net
	Income	Income	Income	Basic	Diluted

2003
First quarter	$1,685,322	$1,047,583	$469,022	$.38	$.37
Second quarter	1,602,652	1,053,295	454,346	.35	.35
Third quarter	1,493,937	1,001,201	475,857	.37	.37
Fourth quarter	1,533,672	1,061,609	417,986	.32	.32

Full year	$6,315,583	$4,163,688	$1,817,211	$1.42	$1.41

2002
First quarter	$1,796,179	$949,121	$375,848	$.31	$.30
Second quarter	1,774,382	1,015,833	507,720	.42	.42
Third quarter	1,631,356	955,224	315,608	.25	.25
Fourth quarter	1,684,818	986,170	252,109	.21	.20

Full year	$6,886,735	$3,906,348	$1,451,285	$1.19	$1.17

Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     No change of accountants and no disagreements with our independent accountants on any matter of accounting principles or practices or financial disclosure has occurred during the two most recent fiscal years.

PART III

Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act

     The following identifies the directors and sole executive officer of MSB Financial:

Current
		Position(s) Held with	Director	Term
Name	Age(1)	MSB Financial and the Bank	Since(2)	Expires

Charles B. Cook Richard L. Dobbins Karl F. Loomis Martin L. Mitchell J. Thomas Schaeffer John W. Yakimow	55 58 55 52 58 63	President and Chief Executive Officer Director Director Director Director Director	1974 1979 1995 1986 1989 1980	2005 2003 2005 2003 2005 2004

(1)	At June 30, 2003.

(2)	Includes service as a director of the Bank.

     Set forth below is the principal occupation of each director of MSB Financial and of each of the nominees for director. All directors and nominees have held their present positions for at least five years, unless otherwise indicated.

     Charles B. Cook. Mr. Cook is President and Chief Executive Officer of MSB Financial and the Bank. He has served in such capacities with MSB Financial since its incorporation in 1994. Mr. Cook has been employed by the Bank since 1973 and was named Chief Executive Officer in 1974. In 1979, he was named President of the Bank.

     Richard L. Dobbins. Mr. Dobbins became the owner of Dobbins Law Offices, P.C., located in Concord, Michigan, in January 2003. Prior to that he was a partner in the law firm of Dobbins, Beardslee, Grinage & Clore, P.C., with offices in Marshall and Concord, Michigan. Mr. Dobbins’ law firms act as counsel to the Bank from time to time.

     Dr. Karl F. Loomis. Dr. Loomis has been a laboratory director and pathologist since 1983 at Regional Medical Laboratories, Inc., a laboratory testing facility located in Battle Creek, Michigan. Dr. Loomis has served as President and Chief Executive Officer of Regional Medical Laboratories, Inc., since 1987.

     Martin L. Mitchell. Dr. Mitchell is the Executive Vice President and Chief Operations Officer of Starr Commonwealth, a human services organization located in Albion, Michigan. Dr. Mitchell joined Starr Commonwealth in 1970.

     J.     Thomas Schaeffer. Mr. Schaeffer became the owner of Schaeffer Law Offices, located in Marshall, Michigan during 2003. Prior to that, he was a partner in the law firm of Schaeffer, Meyer & MacKenzie located in Marshall, Michigan. Mr. Schaeffer’s law firms act as general counsel to the Bank.

     John W. Yakimow. Mr. Yakimow serves as a legal consultant on intellectual property matters to Woodbridge & Associates, P.C., a law firm located in Princeton, New Jersey. During 1998, he retired from his position as the General Manager of Corporate Research and Development at Eaton Corporation located in Marshall, Michigan.

Compliance with Section 16(a)

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of MSB Financial equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of MSB Financial. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with during the fiscal year ended June 30, 2003.

Item 10. Executive Compensation

Summary Compensation Table

     The following table sets forth summary information concerning compensation awarded to, earned by or paid to MSB Financial’s chief executive officer for the last three fiscal years. No other executive officer of MSB Financial earned a salary and bonus in excess of $100,000 for the fiscal year ended June 30, 2003. Mr. Cook received perquisites and other personal benefits in addition to salary and bonus during the periods stated. The aggregate amount of these perquisites and other personal benefits, however, did not exceed the lesser of $50,000 or 10% of the total of his annual salary and bonus and, therefore, has been omitted, as permitted by the rules of the SEC.

	Annual Compensation
Name and Principal				All Other
Position	Year	Salary($)(1)	Bonus($)	Compensation($)

Charles B. Cook	2003	$127,800	$27,082	$7,230 (2)
President and Chief Executive Officer	2002	123,125	20,000	14,437
	2001	117,675	26,000	17,907

(1)	Includes $800, $1,125 and $675 paid to President Cook for appraisal services rendered to the Bank on construction loans during fiscal 2003, 2002 and 2001, respectively.

(2)	Represents payments made by the Bank on behalf of the executive, as follows: $2,602 to the ESOP and $4,628 to the 401(k) Plan.

Aggregated Option Exercises in Last Fiscal Year And FY-End Option/SAR Values Table

     The following table summarizes certain information relating to the value of options held by Mr. Cook at June 30, 2003. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise price of the option. The value of an unexercised, in-the-money option at fiscal year-end is the difference between its exercise price and the fair market value of the underlying stock on June 30, 2003, the last day of trading in fiscal year 2003.

The fair market value of MSB Financial common stock on June 30, 2003 was $14.89 per share based on the closing price of the common stock as reported on the Nasdaq SmallCap Market. The value of unexercised options have not been, and may never be, realized since these options have not been, and may not ever be, exercised. Actual gains, if any, on exercise will depend on the value of MSB Financial common stock on the date of exercise. The exercise price of Mr. Cook’s unexercised options at June 30, 2003, exceeded the fair market value of the MSB Financial common stock at that date. Mr. Cook was not granted any options to purchase shares of MSB Financial common stock during fiscal 2003.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired on		Options at FY-End (#)		FY-End ($)
	Exercise	ValueRealized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Charles B. Cook	34,710	$242,492	9,693	—	$0	$—

Employment Agreement

     Mr. Cook has an employment agreement with the Bank. The agreement provides for an annual base salary in an amount not less than the Mr. Cook’s current salary and an initial term of three years. By its terms, the agreement will expire on June 30, 2004. The agreement may also terminate upon the employee’s death, for cause, under certain events specified by Office of Thrift Supervision regulations, or by Mr. Cook upon 90 days notice to us.

     The employment agreement provides for payment to Mr. Cook of the greater of his salary for the remainder of the term of the agreement, or 299% of his base compensation, in the event there is a “change in control” of the Bank, as a result of which his employment terminates involuntarily in connection with such change in control or within twelve months thereafter. This termination payment is subject to reduction by the amount of all other compensation to the employee deemed for purposes of the Internal Revenue Code of 1986, as amended, to be contingent on a “change in control,” and may not exceed three times the employee’s average annual compensation over the most recent five year period or be non-deductible by the Bank for federal income tax purposes. For the purposes of the employment agreement, a “change in control” is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. § 574.3 or 574.4. Such events are generally triggered prior to the acquisition of control of 10% of MSB Financial’s common stock. The agreement also guarantees participation in an equitable manner in employee benefits applicable to executive personnel.

     Based on his current compensation, if Mr. Cook was terminated as of June 30, 2003, in connection with a change in control, he would have been entitled to receive a lump sum cash payment of approximately $457,000.

Director Compensation

     The members of the boards of directors of MSB Financial and the Bank are identical. Mr. Cook, the only MSB Financial and Bank director who also is an employee of both companies, receives no additional compensation for his service as a director. The non-employee directors received a $300 monthly retainer for service on the MSB Financial Board of Directors during fiscal year 2003, plus $260 for each regular and $250 for each special MSB Financial board meeting attended. During the same period, the non-employee directors received a $300 monthly retainer for service on the board of directors of the Bank, plus $510 (except for the Chairman of the Board who received $560) for each regular and $250 for each special Bank board meeting attended. The Bank also paid each non-employee board member an additional $150 for each Bank board committee meeting attended, except for attendance at Nominating Committee meetings for which no fees are paid.

     We have entered into deferred fee agreements with certain of our non-employee directors. Under the deferred fee arrangements, each non-employee director may make an annual election to defer receipt of all or a portion of his monthly director fees received from MSB Financial and the Bank. The deferred amounts are allocated to a deferral account and credited with interest at the rate equal to the rate on high grade long-term bonds. The deferred fee arrangements are unfunded, non-qualified agreements that provide for distribution of the amount deferred upon retirement, disability or a change in control of MSB Financial (as those terms are defined in such agreements) to participants or their designated beneficiaries. In addition, each participant is entitled to a death benefit payment of approximately $31,000, payable monthly over 15 years to designated beneficiaries. Life insurance on the plan participants has been purchased by us to fund the benefits that will be payable under these plans.

     J. Thomas Schaeffer, a director of MSB Financial and the Bank, is owner of Schaeffer Law Offices and, previously, was a partner of another law firm, both of which acted as general counsel to the Bank during Mr. Schaeffer’s tenure. The legal fees received by each law firm for professional services rendered to the Bank during the fiscal year ended June 30, 2003, did not exceed 5% of each firm’s gross revenues. Richard L. Dobbins, a director of MSB Financial and the Bank, is the owner of Dobbins Law Offices, P.C., and, previously, was a partner of another law firm, both of which acted, from time to time, as counsel to the Bank during Mr. Dobbin’s tenure. The legal fees received by the each firm from professional services rendered to the Bank during the fiscal year ended June 30, 2003 did not exceed 5% of each firm’s gross revenues.

     The Bank pays the premiums on a $15,000 face value life insurance policy on behalf of each non-employee director. The premiums paid on such life insurance policy totaled $144 in the aggregate for fiscal year 2003.

Item 11. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Equity Compensation Plan Information

     The following table summarizes our equity compensation plan as of June 30, 2003.

	Number of securities to	Weighted-average	Number of Securities
	be issued upon exercise	exercise price of	remaining available for
	of outstanding options	outstanding options	future issuance under
Plan Category	warrants and rights	warrants and rights	equity compensation plans

Equity compensation plans approved by security holders	84,796	$14.6671	63,148 (1)
Equity compensation plans not approved by security holders	—	—	—

(1)      Includes 46,180 shares available for future grants under MSB Financial’s Stock Option Plans and 16,968 shares available for future grants under MSB Financial’s Recognition and Retention Plan.

Stock Ownership of Significant Stockholders, Directors and Executive Officers

     The following table sets forth, as of the record date of September 19, 2003, the information regarding share ownership of:

•	those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of MSB Financial common stock;

•	each director and director nominee of MSB Financial;

•	each executive officer of MSB Financial named in the “Summary Compensation Table” appearing under Part III, Item 10 “Executive Compensation” above, and

•	all current directors and executive officers of MSB Financial as a group.

     The persons named in the table have sole voting power for all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and except as indicated in the footnotes to the table. The address of each of the beneficial owners, except where otherwise indicated, is the same as the address of MSB Financial.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after September 19, 2003, are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Shares	Percent
	Beneficially	of
Beneficial Owners	Owned(1)	Class

MSB Financial, Inc. Employee Stock Ownership Plan(2)	113,659	8.70%
Charles B. Cook, Director and Chief Executive Officer(3)	136,411	10.36%
Richard L. Dobbins, Director(4)	73,173	5.60%
Karl F. Loomis, Director	27,410	2.10%
Martin L. Mitchell, Director(5)	45,700	3.47%
J. Thomas Schaeffer, Director(6)	64,865	4.90%
John W. Yakimow, Director(7)	67,722	5.14%
Directors and executive officers of the MSB Financial and Marshall Savings as a group (6 persons)(8)	415,281	30.64%

(1)	Except as otherwise noted in these footnotes, the nature of beneficial ownership for shares reported in this table is sole voting and investment power. Included in the shares beneficially owned by the named individuals are options to purchase shares of MSB Financial common stock as follows: Mr. Cook - 9,693 shares; Mr. Dobbins - 9,693 shares; Mr. Loomis - 9,692 shares; Mr. Mitchell - 9,692 shares; Mr. Schaeffer - 9,692 shares, and Mr. Yakimow - 9,693 shares.

(2)	Represents shares held by the ESOP. Of these shares, 103,847 shares have been allocated to accounts of participants. Pursuant to the terms of the ESOP, each ESOP participant has the right to direct the voting of shares of MSB Financial common stock allocated to his or her account. First Bankers Trust Company, N.A., Quincy, Illinois, as the ESOP trustee, may be deemed to beneficially own the shares held by the ESOP that have not been allocated to the accounts of participants. Unallocated shares will be voted in the manner directed by the majority of the ESOP participants who directed the trustee as to the voting of their allocated shares in the ESOP with respect to each such proposal.

(3)	Includes 5,749 shares held solely by Mr. Cook’s spouse and 35,587 shares allocated to Mr. Cook’s account under the ESOP.

(4)	Includes 1,998 shares held solely by Mr. Dobbins’ spouse.

(5)	Includes 352 shares held solely by Mr. Mitchell’s spouse.

(6)	Includes 1,324 shares held solely by Mr. Schaeffer’s spouse.

(7)	Includes 26,851 shares held solely by Mr. Yakimow’s spouse.

(8)	Includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain of the group members’ families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment powers. This amount also includes options to purchase 48,462 shares of MSB Financial common stock granted to directors and executive officers.

     On September 2, 2003, Monarch Community Bancorp, Inc., Coldwater, Michigan, and MSB Financial, Inc., Marshall, Michigan, jointly announced that they signed a definitive merger agreement under which MSB Financial will merge into Monarch Community Bancorp. Under the terms of the merger agreement, MSB Financial’s shareholders will receive, in exchange for each share of MSB Financial common stock, $15.04 in cash plus shares of Monarch Community Bancorp common stock according to a formula based on the price of Monarch Community Bancorp common stock during a delineated time period prior to closing. The merger is expected to be completed in the first quarter of 2004. Monarch Community Bancorp’s management team and board of directors will remain intact following the merger. Two members of MSB Financial’s board of directors will be added to the boards of directors of Monarch Community Bancorp and Monarch Community Bank.

Item 12. Certain Relationships and Related Transactions

     We have followed a policy of granting consumer loans and loans secured by the borrower’s personal residence to our officers, directors and employees. Loans to all officers and directors must be approved by two-thirds of the disinterested directors, and loans to employees must be approved by our loan committee. All loans to our executive officers and directors were made in the ordinary course of business and on the same terms and conditions as those of comparable transactions prevailing at the time, in accordance with our underwriting guidelines and applicable regulations, and do not involve more than the normal risk of collectibility or present other unfavorable features.

     See also “Director Compensation” under Part III, Item 10 above.

Item 13. Exhibits and Reports on Form 8-K

     (a)  Exhibits and Index of Exhibits

Regulation
SB
Exhibit
Number*	Document

2	Agreement and Plan of Merger, originally dated September 2, 2003 and amended and restated on September 24, 2003, by and between Monarch Community Bancorp, Inc., Monarch Acquisition Corp. and MSB Financial, Inc., filed on September 26, 2003 as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated September 24, 2003 (File No. 0-24898), is incorporated herein by reference.

3	Registrant’s Articles of Incorporation and Bylaws, filed on February 4, 1999 as Exhibits to the Registrant’s Registration Statement on Form S-8 (File No. 333-71837), are incorporated here in by reference.

4	Registrant’s Specimen Stock Certificate, filed on February 4, 1999 as Exhibit 4 to the Registrant’s Registration Statement on Form S-8 (File No. 333-71837), is incorporated herein by reference.

10.1	Employment Agreement between Marshall Savings and Charles B. Cook, filed on September 23, 1995 as Exhibit 10.2 to Registrant’s Registration Statement on Form S-1 (File No. 33-81312), is incorporated herein by reference.

10.2	Registrant’s Employee Stock Ownership Plan, filed on September 23, 1995 as Exhibit 10.3 to Registrant’s Registration Statement on Form S-1 (File No. 33-81312), is incorporated herein by reference.

10.3	Registrant’s 1995 Stock Option and Incentive Plan, filed as Exhibit 10(b) to Registrant’s Report on Form 10-KSB for the fiscal year ended June 30, 1995 (File No. 0-24898), is incorporated herein by reference.

10.4	Registrant’s Recognition and Retention Plan, filed as Exhibit 10(c) to Registrant’s Report on Form 10-KSB for the fiscal year ended June 30, 1995 (File No. 0-24898), is incorporated herein by reference.

10.5	Registrant’s 1997 Stock Option and Incentive Plan, filed as Appendix A to the Registrants Schedule 14A filed on September 26, 1997 (File No. 0-24898).

11	Statement re: computation of per share earnings (see Notes 1 and 2 of the Notes to Consolidated Financial Statements contained in the Annual Report to Stockholders attached hereto as Exhibit 13).

21	Subsidiaries of the Registrant, filed as Exhibit 21 to the Registrant’s Report on Form 10-KSB for the fiscal year ended June 30, 1999 (File No. 0-24898), is incorporated herein by reference.

23	Consent of Accountants

31	Rule 13a-14(a)/15d-14(a) Certifications

32	Section 1350 Certifications

*     All other Exhibits to be included in a Form 10-KSB are not applicable to this issuer or filing.

     (b)  Reports on Form 8-K

None.

Item 14. Controls and Procedures

     (a)  Evaluation of Disclosure Controls and Procedures

     An evaluation of the MSB Financial’s disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”)) as of June 30, 2003, was carried out under the supervision and with the participation of MSB Financial’s Chief Executive Officer, Chief Financial Officer and several other members of MSB Financial’s senior management. MSB Financial’s Chief Executive Officer and Chief Financial Officer concluded that MSB Financial’s disclosure controls and procedures as currently in effect are effective in ensuring that the information required to be disclosed by MSB Financial in the reports it files or submits under the Exchange Act is (i) accumulated and communicated to MSB Financial’s management (including the Chief Executive Officer and Chief Financial Officer) in a timely manner, and (ii) recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. There have been no changes in our internal controls over financial reporting (as defined in Rule 13a-15(f) under the Act) that occurred during the year ended June 30, 2003, that has materially effected, or is reasonably likely to materially affect, MSB Financial’s internal control over financial reporting.

     MSB Financial intends to continually review and evaluate the design and effectiveness of its disclosure controls and procedures and to improve its controls and procedures over time and to correct any deficiencies that it may discover in the future. The goal is to ensure that senior management has timely access to all material financial and non-financial information concerning MSB Financial’s business. While MSB Financial believes the present design of its disclosure controls and procedures is effective to achieve its goal, future events affecting its business may cause MSB Financial to modify its disclosure controls and procedures.

SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

MSB FINANCIAL, INC.
Date: September 29, 2003	By:	/s/ Charles B. Cook

Charles B. Cook, President, Chief Executive Officer and Director (Duly Authorized Representative)

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Charles B. Cook Charles B. Cook, President, Chief Executive Officer and Director (Principal Executive and Operating Officer)	Date: September 29, 2003

/s/ Elaine R. Carbary Elaine R. Carbary, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	Date: September 29, 2003

/s/ John W. Yakimow John W. Yakimow, Director	Date: September 29, 2003

/s/ Martin L. Mitchell Martin L. Mitchell, Director	Date: September 29, 2003

/s/ Richard L. Dobbins Richard L. Dobbins, Director	Date: September 29, 2003

/s/ J. Thomas Schaeffer J. Thomas Schaeffer, Director	Date: September 29, 2003

/s/ Karl F. Loomis Karl F. Loomis, Director	Date: September 29, 2003

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-QSB

[X]	QUARTERLY REPORT UNDER SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2003

OR

[ ]	TRANSITION REPORT UNDER SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission File Number 0-24898

MSB FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	38-3203510

(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification Number)

Park and Kalamazoo Avenue, N.E., Marshall, Michigan	49068

(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code:  (269) 781-5103

As of October 29, 2003, there were 1,306,733 shares of the Registrant’s common stock issued and outstanding.

Transitional Small Business Disclosure Format (check one)

Yes [   ]       No [X]

MSB FINANCIAL, INC.

MSB FINANCIAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2003 (unaudited) and June 30, 2003

	September 30,	June 30,
	2003	2003

	(Unaudited)
ASSETS
Cash and due from financial institutions	$2,456,433	$2,507,954
Interest-bearing deposits in other financial institutions	956,376	2,150,108

Total cash and cash equivalents	3,412,809	4,658,062
Securities available for sale	12,154,228	15,919,736
Loans held for sale	140,000	1,444,100
Loans receivable, net of allowance for loan losses of $670,163 at September 30, 2003 and $638,633 at June 30, 2003	73,767,471	72,694,846
Federal Home Loan Bank stock	1,463,400	1,445,500
Premises and equipment, net	1,277,509	1,318,118
Mortgage servicing rights	774,504	752,893
Goodwill	1,451,210	1,451,210
Core deposit intangible	317,945	335,774
Accrued interest receivable and other assets	3,269,214	3,192,511

Total Assets	$98,028,290	$103,212,750

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$70,492,518	$72,805,342
Federal Home Loan Bank advances	10,107,732	11,301,438
Advance payments by borrowers for taxes and insurance	658,756	1,050,570
Accrued interest payable and other liabilities	1,331,090	2,825,082

Total Liabilities	82,590,096	87,982,432
Shareholders’ equity
Preferred stock, $.01 par value: 2,000,000 shares authorized; none outstanding
Common stock, $.01 par value: 4,000,000 shares authorized; 1,630,981 shares issued and 1,306,733 and 1,300,791 shares outstanding at September 30, 2003 and June 30, 2003	16,310	16,310
Additional paid-in capital	9,828,955	9,815,648
Retained earnings, substantially restricted	9,196,820	9,014,839
Unearned Employee Stock Ownership Plan shares	(33,162)	(44,328)
Unearned Recognition and Retention Plan shares	(8,813)	(10,853)
Treasury stock, at cost - 324,248 shares at September 30, 2003 and 330,190 June 30, 2003	(3,515,822)	(3,567,280)
Accumulated other comprehensive income, net of tax of ($23,745) at September 30, 2003 and $3,082 at June 30, 2003	(46,094)	5,982

Total Shareholders’ Equity	15,438,194	15,230,318

Total Liabilities & Shareholders’ Equity	$98,028,290	$103,212,750

See accompanying notes to condensed consolidated financial statements.

1

MSB FINANCIAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three months ended September 30, 2003 and 2002
(Unaudited)

	Three Months

	2003	2002

Interest and dividend income
Loans receivable, including fees	$1,239,011	$1,567,628
Securities available for sale - taxable	71,470	83,535
Other interest and dividend income	25,726	34,159

	1,336,207	1,685,322
Interest Expense
Deposits	280,244	415,893
Federal Home Loan Bank advances	153,838	212,643
Other interest expense	9,697	9,203

	443,779	637,739

Net interest income	892,428	1,047,583
Provision for loan losses	30,000	15,000

Net interest income after provision for loan losses	862,428	1,032,583
Noninterest income
Loan servicing fees, net	(74,211)	(36,581)
Net gains on sales of loans held for sale	341,367	304,092
Service charges on deposit accounts	131,300	121,807
Increase in cash surrender value of life insurance	32,542	34,329
Debit card/ATM Fees	40,331	41,977
Brokerage commission fees	11,623	—
Other income	61,188	79,697
Net gains (losses) on sales of securities available for sale	(8,076)	12,048

	536,064	557,369
Noninterest expense
Salaries and employee benefits	405,409	394,200
Occupancy and equipment expense	84,556	98,770
Data processing expense	63,205	62,827
Federal deposit insurance premiums	11,445	10,800
Director fees	28,585	26,820
Amortization of core deposit intangible	17,829	20,443
Michigan Single Business tax	28,000	23,000
Advertising	44,297	30,881
Professional fees	65,393	36,505
Other expense	144,646	172,683

	893,365	876,929

Income before federal income tax expense	505,127	713,023
Federal income tax expense	174,000	244,000

Net income	$331,127	$469,023

Basic earnings per common share	$0.26	$0.38

Weighted average common shares outstanding	1,295,645	1,231,970

Diluted earnings per common share	$0.25	$0.37

Weighted average common share and dilutive potential common shares outstanding	1,302,630	1,254,958

See accompanying notes to condensed consolidated financial statements.

2

MSB FINANCIAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Three months ended September 30, 2003
(Unaudited )

				Unearned
		Additional		Employee Stock
	Common	Paid-In	Retained	Ownership
	Stock	Capital	Earnings	Plan Shares

Balances, July 1, 2003	$16,310	$9,815,648	$9,014,839	$(44,328)
Comprehensive income
Net income for quarter ended September 30, 2003	—	—	331,127	—
Other comprehensive income
Net change in net unrealized gains(losses) on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	—
Total comprehensive income	—	—	—	—
Cash dividends declared on common stock, net of dividends on unearned ESOP shares ($0.115 per share)	—	—	(149,146)	—
2,454 shares committed to be released under the ESOP	—	22,577	—	11,166
Issuance of 5,942 common shares from treasury stock due to exercise of stock options	—	(9,270)	—	—
Amortization of RRP shares	—	—	—	—

Balances, September 30, 2003	$16,310	$9,828,955	$9,196,820	$(33,162)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Unearned		Accumulated
	Recognition		Other	Total
	and Retention	Treasury	Comprehensive	Shareholders’
	Plan Shares	Shares	Income, Net	Equity

Balances, July 1, 2003	$(10,853)	$(3,567,280)	$5,982	$15,230,318
Comprehensive income
Net income for quarter ended September 30, 2003	—	—	—	331,127
Other comprehensive income
Net change in net unrealized gains(losses) on securities available for sale, net of reclassification adjustments and tax effects	—	—	(52,076)	(52,076)

Total comprehensive income	—	—	—	279,051
Cash dividends declared on common stock, net of dividends on unearned ESOP shares ($0.115 per share)	—	—	—	(149,146)
2,454 shares committed to be released under the ESOP	—	—	—	33,743
Issuance of 5,942 common shares from treasury stock due to exercise of stock options	—	51,458	—	42,188
Amortization of RRP shares	2,040	—	—	2,040

Balances, September 30, 2003	$(8,813)	$(3,515,822)	$(46,094)	$15,438,194

See accompanying notes to condensed consolidated financial statements.

3

MSB FINANCIAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Three months ended September 30, 2002
(Unaudited )

				Unearned
		Additional		Employee Stock
	Common	Paid-In	Retained	Ownership
	Stock	Capital	Earnings	Plan Shares

Balance, July 1, 2002	$16,310	$9,819,238	$10,330,263	$(92,338)
Comprehensive Income
Net income for quarter ended September 30, 2002	—	—	469,023	—
Other comprehensive income
Net change in net unrealized gains (losses) on securities available for sale, net of reclassification adjustments and tax effects	—	—	—	—
Total comprehensive income	—	—	—	—
Cash dividends declared on common stock, net of dividends on unearned ESOP Shares ($2.11 per share)	—	—	(2,697,289)	—
2,823 shares committed to be released under the ESOP	—	22,443	—	12,844
Issuance of 71,549 common shares from from treasury stock due to exercise of stock options	—	(86,441)	—	—
Amortization of RRP Shares	—	—	—	—
Repurchase of 12,500 shares of common stock	—	—	—	—

Balances, September 30, 2002	$16,310	$9,755,240	$8,101,997	$(79,494)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Unearned		Accumulated
	Recognition		Other	Total
	and Retention	Treasury	Comprehensive	Shareholders’
	Plan Shares	Shares	Income, Net	Equity

Balance, July 1, 2002	$(19,003)	$(4,011,189)	$14,653	$16,057,934
Comprehensive Income
Net income for quarter ended September 30, 2002	—	—	—	469,023
Other comprehensive income
Net change in net unrealized gains (losses) on securities available for sale, net of reclassification adjustments and tax effects	—	—	(557)	(557)

Total comprehensive income	—	—	—	468,466
Cash dividends declared on common stock, net of dividends on unearned ESOP Shares ($2.11 per share)	—	—	—	(2,697,289)
2,823 shares committed to be released under the ESOP	—	—	—	35,287
Issuance of 71,549 common shares from from treasury stock due to exercise of stock options	—	606,409	—	519,968
Amortization of RRP Shares	2,040	—	—	2,040
Repurchase of 12,500 shares of common stock	—	(162,500)	—	(162,500)

Balances, September 30, 2002	$(16,963)	$(3,567,280)	$14,096	$14,223,906

See accompanying notes to condensed consolidated financial statements.

4

MSB FINANCIAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Three months ended September 30, 2003 and 2002
(Unaudited)

	2003	2002

Cash flows from operating activities
Net income	$331,127	$469,023
Adjustments to reconcile net income to net cash from operating activities
Provision for loan losses	30,000	15,000
Depreciation	41,325	43,983
Amortization of mortgage servicing rights	136,555	86,307
Amortization of intangible assets	17,829	20,443
Net (gains) loss on sales of securities available for sale	8,076	(12,048)
Employee Stock Ownership Plan expense	33,743	35,287
Recognition and Retention Plan expense	2,040	2,040
Originations of loans held for sale	(14,670,652)	(15,827,376)
Proceeds from sales of loans held for sale	16,157,953	14,532,628
Net gains on sales of loans held for sale	(341,367)	(304,092)
Change in assets and liabilities
Accrued interest receivable	32,924	15,366
Other assets	(82,801)	31,838
Accrued interest payable	(11,912)	(16,683)
Accrued expenses and other liabilities	(1,482,080)	1,476,059

Net cash from operating activities	202,760	567,775
Cash flows from investing activities
Proceeds from sales of securities available for sale	3,750,000	4,000,000
Purchases of securities available for sale	(71,470)	(83,535)
Principal paydowns on securities held to maturity	—	88
Purchase of Federal Home Loan Bank stock	(17,900)	—
Net change in loans	(1,102,625)	2,198,694
Net purchases of premises and equipment	(716)	(1,707)

Net cash from investing activities	2,557,289	6,113,540
Cash flows from financing activities
Net change in deposits	(2,312,824)	(1,481,845)
Repayments on Federal Home Bank advances	(1,193,706)	(2,172,085)
Net change in advance payments by borrowers for taxes and insurance	(391,814)	(234,613)
Cash dividends paid	(149,146)	(2,697,289)
Repurchase of common stock	—	(162,500)
Proceeds from the exercise of stock options	42,188	519,968

Net cash from financing activities	(4,005,302)	(6,228,364)

Net change in cash and cash equivalents	(1,245,253)	452,951
Cash and cash equivalents at beginning of period	4,658,062	4,673,211

Cash and cash equivalents at end of period	$3,412,809	$5,126,162

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$431,867	$654,422
Supplemental disclosures of noncash investing activities
Transfers from loans receivable to real-estate held in redemption	87,135	349,302

See accompanying notes to condensed consolidated financial statements.

5

MSB FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three months ended September 30, 2003
(Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying condensed consolidated financial statements include the accounts of MSB Financial, Inc. and its wholly-owned subsidiary, Marshall Savings Bank, F.S.B. after the elimination of significant intercompany transactions and accounts. The initial capitalization of MSB Financial and its acquisition of Marshall Savings Bank took place on February 6, 1995.

These interim financial statements are prepared in accordance with the Securities and Exchange Commission’s rules for quarterly financial information without audit and reflect all adjustments which, in the opinion of management, are necessary to present fairly our financial position at September 30, 2003 and the results of operations and its cash flows for the periods presented. All such adjustments are normal and recurring in nature. The accompanying condensed consolidated financial statements do not purport to contain all the necessary disclosures required by generally accepted accounting principles that might otherwise be necessary in the circumstances and should be read in conjunction with the consolidated financial statements and notes included in the annual report of MSB Financial, Inc. for the year ended June 30, 2003. The results of the periods presented are not necessarily representative of the results of operations and cash flows which may be expected for the entire year.

Goodwill and Other Intangible Assets: Goodwill resulted from our acquisition of a branch on March 15, 2002 and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified. As a result of adopting SFAS No. 147 on October 1, 2002, the year to date financial statements reflect the reversal of unidentified intangible amortization totaling $68,000 recorded during the three month period ended September 30, 2002.

SFAS No. 148: SFAS No. 123, which became effective for stock-based compensation awarded during fiscal years beginning after December 15, 1995, required annual proforma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation for awards granted in the first fiscal year beginning after December 15, 1994. SFAS No. 148 amends SFAS 123 effective the first quarter of 2003 and requires quarterly pro forma disclosures. Accordingly, the following pro forma information presents net income and earnings per share had the fair value method been used to measure compensation cost for stock option plans. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date. Accordingly, compensation cost actually recognized for stock options was $0 for the three month periods ended September 30, 2003 and 2002. No options were granted during the three month periods ended September 30, 2003 and 2002. Had compensation cost for stock options been measured using the fair value method, net income and basic and diluted earnings per share would have been the pro forma amounts indicated below. The pro forma effect may increase in the future if more options are granted.

	Three Months

	2003	2002

Net income as reported	$331,127	$469,023
Proforma net income	$331,044	$468,836
Reported earnings per common share
Basic	$0.26	$0.38
Diluted	$0.25	$0.37
Proforma earnings per common share
Basic	$0.26	$0.38
Diluted	$0.25	$0.37

6
(Continued)

MSB FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three months ended September 30, 2003
(Unaudited)

NOTE 2 - EARNINGS PER COMMON SHARE

A reconciliation of the numerators and denominators used in the computation of the basic earnings per common share and diluted earnings per common share is presented below for the three month periods ended September 30, 2003 and 2002:

	2003	2002

Basic Earnings Per Common Share
Numerator
Net Income	$331,127	$469,023

Denominator
Weighted average common shares outstanding	1,306,023	1,253,677
Less: Average unallocated ESOP Shares	(8,586)	(19,115)
Less: Average nonvested RRP Shares	(1,792)	(2,592)

Weighted average common shares outstanding for basic earnings per common shares	1,295,645	1,231,970

Basic earnings per common share	$.26	$.38

	2003	2002

Diluted Earnings Per Common Share
Numerator
Net Income	$331,127	$469,023

Denominator
Weighted average common shares outstanding for basic earnings per common share	1,295,645	1,231,970
Add: Dilutive effects of average nonvested RRP shares, net of tax benefits	511	336
Add: Dilutive effective of assumed exercises of stock options	6,474	22,652

Weighted average common shares and dilutive potential common shares outstanding	1,302,630	1,254,958

Diluted earnings per common share	$.25	$.37

Stock options for 46,200 and 67,848 shares of common stock were not considered in computing diluted earnings per common share for three month periods ended September 30, 2003 and 2002, respectively, because they were not dilutive.

7
(Continued)

MSB FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three months ended September 30, 2003
(Unaudited)

NOTE 3 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows for the three month periods ended September 30, 2003 and 2002:

	2003	2002

Balance at beginning of period	$638,633	$554,136
Provision charges to operating expense	30,000	15,000
Recoveries credit to allowance	1,530	352
Less: Loans charged off	—	(56,742)

Balance at end of period	$670,163	$512,746

NOTE 4 - SECONDARY MORTGAGE MARKET ACTIVITIES

The following summarizes our secondary mortgage market activities for the three month periods ended September 30, 2003 and 2002:

	2003	2002

Loans originated for resale, net of principal paydowns	$14,670,652	$15,827,376
Proceeds from sales of loans originated for resale	16,157,953	14,532,628
Gain on sales of loans originated for resale	341,367	304,092
Portion of gain resulting from costs allocated to mortgage servicing rights	158,166	142,285
Loan servicing fees, net	(74,211)	(36,581)

Loans held for sale balance at September 30, 2003 and June 30, 2003:

	September 30,	June 30,
	2003	2003

Loans held for sale	$140,000	$1,444,100
Less: Allowance to adjust loans held for sale to lower of aggregate cost or market	—	—

Loans held for sale, net	$140,000	$1,444,100

Mortgage loans serviced for others are not included in the accompanying condensed consolidated balance sheets. The unpaid principal balances on these loans at September 30, 2003 and June 30, 2003 are summarized as follows:

	September 30, 2003	June 30, 2003

Mortgage loan portfolios serviced for Freddie Mac	$94,331,000	$92,531,000

Custodial escrow balances maintained in connection with the foregoing serviced loans at September 30, 2003 and June 30, 2003 were $386,000 and $598,000, respectively.

8
(Continued)

MSB FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three months ended September 30, 2003
(Unaudited)

NOTE 5 – PENDING MERGER

On September 2, 2003, MSB Financial, Inc. entered into a definitive agreement to be acquired by Monarch Community Bancorp, Inc. for approximately $18.80 per share. Consideration includes $15.04 per share in cash and the balance in Monarch Community Bancorp, Inc. common stock. The agreement is subject to various terms and conditions, including shareholder and regulatory approval. The transaction is expected to close during the first quarter of 2004.

9

Item 2. Management’s Discussion and Analysis

     The following discussion compares the consolidated financial condition of MSB Financial and Marshall Savings at September 30, 2003 to June 30, 2003 and the results of operations for the three month period ended September 30, 2003 with the same period ended September 30, 2002. This discussion should be read in conjunction with the condensed consolidated financial statements and footnotes included herein. References in this Form 10-QSB to “we”, “us” and “our” refer to MSB Financial and/or Marshall Savings as the context requires.

Forward-Looking Statements Disclosure

     This document, including information incorporated by reference, and future filings by MSB Financial, Inc. on Form 10-KSB, Form 10-QSB, and Form 8-K and future oral and written statements by MSB Financial and its management, may contain forward-looking statements about MSB Financial which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements with respect to anticipated future operating and financial performance, including revenue creation, lending origination, operating efficiencies, loan sales, charge-offs and loan loss provisions, growth opportunities, interest rates, acquisition and divestiture opportunities, and synergies, efficiencies, cost savings and funding advantages expected to be realized from prior acquisitions. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. These forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Accordingly, MSB Financial cautions readers not to place undue reliance on any forward-looking statements.

     Many of these forward-looking statements appear in this document under Part I, Item 2, “Management’s Discussion and Analysis.” Words such as may, could, should, would, believe, anticipate, estimate, expect, intend, plan and similar expressions are intended to identify these forward-looking statements. The important factors we discussed below, as well as other factors discussed elsewhere in this document and factors identified in our filings with the SEC and those presented elsewhere by our management from time to time, could cause actual results to differ materially from those indicated by the forward-looking statements made in this document. Among the factors that could cause our actual results to differ from these forward-looking statements are:

•	the strength of the United States economy in general and the strength of the local economies in which we conduct our operations; general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in the credit quality of our loans and other assets;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	financial market, monetary and interest rate fluctuations, particularly the relative relationship of short-term interest rates to long-term interest rates;

•	the timely development of and acceptance of our new products and services of MSB Financial and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

•	the impact of changes in financial services laws and regulations (including laws concerning taxes, accounting standards, banking, securities and insurance); legislative or regulatory changes may adversely affect the business in which we are engaged;

•	the impact of technological changes;

•	changes in consumer spending and savings habits; and

•	our success at managing the risks involved in the foregoing.

     MSB Financial disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

Financial Condition

     Total assets decreased $5.2 million to $98.0 million from June 30, 2003 to September 30, 2003. The decrease in assets was primarily the result of a decrease in securities available for sale of $3.8 million or 23.7%, the result of withdrawals from an adjustable rate mortgage fund. In addition, we also experienced a decrease in cash and cash

10

equivalents of $1.2 million or 26.7%. These proceeds were primarily used to fund scheduled payments on FHLB advances totaling $1.2 million and to fund a $2.3 million decrease in deposits, due to customer withdrawals from certificate of deposit accounts during the period.

     We also experienced a decrease in net loans, including loans held for sale, of $231,000 for the period ended September 30, 2003 as compared to June 30, 2003. The decrease in net loans, including loans held for sale was primarily due to a decrease in loan refinancing activity during the current period, the result of steady mortgage interest rates. This decrease was primarily due to a decrease in loans held for sale of $1.3 million at September 30, 2003 as compared to June 30, 2003, the result of loan sales during the current quarter to Freddie Mac. As a result, mortgage loans serviced for others increased from $92.5 million at June 30, 2003 to $94.3 million at September 30, 2003, an increase of $1.8 million or 1.9%. Offsetting the decrease in loans held for sale was an increase in net loans of $1.1 million, primarily due to an increase of $1.2 million in one- to four-family construction loans.

     Total liabilities decreased $5.4 million to $82.6 million from June 30, 2003 to September 30, 2003. In addition to the decreases in FHLB advances and deposits discussed above we experienced a decrease in accrued expenses and other liabilities of $1.5 million. The decrease in accrued expenses and other liabilities was due to a decrease of $1.1 million in funds due to Freddie Mac on the payoff of serviced loans at quarter end with funds remitted after September 30, 2003. We also experienced a decrease in advance payments by borrowers for taxes and insurance of $392,000, the result of the payment of summer personal property taxes for real estate mortgage loan customers.

     Net income, offset by the payment of dividends on common stock, contributed to a net increase in shareholders equity of $208,000.

Results of Operations

General. Our results of operations depend primarily upon the level of net interest income, which is the difference between the average yield earned on loans and securities, interest-bearing deposits, and other interest-earning assets, and the average rate paid on deposits and borrowed funds, as well as competitive factors that influence interest rates, loan demand, and deposit flows. Our results of operations are also dependent upon the level of our noninterest income, including fee income and service charges, mortgage banking activity and the level of our noninterest expense, including general and administrative expenses. We, like other financial institutions, are subject to interest rate risk to the degree that our interest-bearing liabilities mature or reprice at different times, or on a different basis, than our interest-earning assets.

Net Income. Net income for the three months ended September 30, 2003 was $331,000, a decrease of 29.4% as compared to net income of $469,000 for the same period ended September 30, 2002. Reasons for the decrease in net income are discussed in detail below.

Net Interest Income. Net interest income before provision for loan losses decreased $155,000, or 14.8%, to $892,000 for the three month period ended September 30, 2003, as compared to the same three month period in 2002. This decrease was primarily the result of a decrease in interest and dividend income of $349,000 during the three month period ended September 30, 2003 compared to the three month period ended September 30, 2002. This decrease was primarily due to a decrease in interest on loans receivable, including fees, of $329,000, or 21.0%, primarily due to decrease in mortgage loan interest rates. The weighted average yield on our loan portfolio for the three month period ended September 30, 2003 decreased 72 basis points to 6.75% from 7.57% for the same period ended September 30, 2002.

     We also experienced a decrease in total interest expense of $194,000, or 30.4%, for the three month period ended September 30, 2003, as compared to the same three month period in 2002. The decrease in interest expense was primarily the result of a decrease in interest paid on FHLB advances due to a decrease in the average FHLB advance principal balance, as well as a general decrease in interest rates on deposit accounts. During the three month period ended September 30, 2003 FHLB advance interest expense and deposit interest expense decreased $59,000 and $136,000 respectively, when compared to the same 2002 period. The weighted average interest rate paid on deposits for the three month period ended September 30, 2003 was 1.69% compared to 2.45% for the period ended September 30, 2002, a decrease of 76 basis points.

     Provision for Loan Losses. The provision for loan losses is a result of our periodic analysis of the adequacy of the allowance for loan losses. The provision for loan losses increased to $30,000 for the three month period ended September 30, 2003 as compared to $15,000 for the three month period ended September 30, 2002, due to our continuing reassessment of probable incurred losses in the loan portfolio. At September 30, 2003, the allowance for loan losses totaled $670,000 or 0.90% of net loans receivable and 65.18% of total non-performing loans. At June 30, 2003, our allowance for loan losses totaled $639,000, or 0.85% of net loans receivable and 69.38% of total non-performing loans.

     We have established an allowance for loan losses based on an analysis of risk factors in the loan portfolio. This analysis includes the evaluation of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio, estimated fair value of underlying collateral, delinquencies, and other factors.

11

Accordingly, the calculation of the adequacy of the allowance for loan losses was not based directly on our level of non-performing assets.

          Non-performing assets include non-accrual loans, loans 90 days or more delinquent and still accruing interest, foreclosed real estate and other repossessed assets. Loans greater than 90 days past due, and other designated loans of concern, are placed on non-accrual status, unless it is determined that the loans are well collateralized and in the process of collection. The following table presents non-performing assets for the periods indicated.

	September 30	June 30,
	2003	2003

Non-accrual loans	$33,000	$33,000
Loans past due 90 days or more and still accruing interest	995,000	888,000

Total non-performing loans	1,028,000	921,000
Foreclosed real estate and other repossessed assets	401,000	330,000

Total non-performing assets	$1,429,000	$1,251,000

Total non-performing loans as a percentage of total loans	1.39%	1.24%

Total non-performing assets as a percentage of total assets	1.46%	1.21%

          Non–performing loans at September 30, 2003 increased $107,000 to $1.0 million as compared to June 30, 2003. This increase was primarily due to five loans to one borrower, secured by four investment properties, totaling $424,000. At June 30, 2003, these loans were 60 days delinquent and classified as impaired, but at September 30, 2003 were 90 days delinquent. Management feels that these loans are well collateralized and does not expect to incur any losses. We will continue to monitor these loans through our standard delinquency process.

          Foreclosed real estate and other repossessed assets at September 30, 2003 increased $71,000. This increase was primarily the result of two loans to one borrower, totaling $87,000, secured by two commercial properties that were transferred to real estate held in redemption during the current period. Offsetting this increase was the sale of a commercial real estate owned property recorded as $16,000.

          Subsequent to September 30, 2003, we transferred two loans totaling $1.3 million to real estate owned, the result of a deed transfer. These loans, which were classified as impaired at September 30, 2003, are to one borrower and secured by a unique one- to four-family property comprised of a second home for the borrower and a one- to four-family rental property. Management feels that these loans are well collateralized and does not expect to incur any losses.

     We will continue to monitor the allowance for loan losses and make future additions to the allowance through the provision for loan losses as economic conditions dictate. Although we maintain the allowance for loan losses at a level which we consider to be adequate to provide for losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods. In addition, our determination as to the amount of the allowance for loan losses is subject to review by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, as part of their examination process, which may result in the establishment of an additional allowance based upon their judgment of the information available to them at the time of their examination.

Noninterest Income. Noninterest income consists primarily of gains on the sale of loans, loan servicing fees, service charges on deposit accounts and other fees. Noninterest income decreased $21,000 during the three month period ended September 30, 2003 compared to the three month period ended September 30, 2002. The decrease was primarily due to a decrease in loan servicing fees during the current period of $38,000, due to accelerated amortization of mortgage loan servicing rights during the 2003 period, due to increased sold loan payoffs.

     In addition to the decrease in loan servicing fees mentioned above, we also experienced a decrease in gains on the sale of securities available for sale of $20,000. This decrease was the result of sales from an adjustable rate mortgage fund at unit prices below the cost price.

12

     Offsetting the above mentioned decreases in noninterest income was an increase in net gains on sales of loans held for sale of $37,000, due to strong loan sales during the period to Freddie Mac. During the three month period ended September 30, 2003, we also recorded commission income from our new investment program affiliated with LPL Financial of $12,000, as compared to no income during the three month period ended September 30, 2002. We also experienced an increase in service charges on deposit accounts of $9,000 during the three month period ended September 30, 2003 as compared to the same period during 2002.

Noninterest Expense. Noninterest expense was $893,000 for the three month period ended September 30, 2003 compared to $877,000 reported for the same prior year period, an increase of $16,000 or 1.9%. The largest component of noninterest expense, salaries and employee benefits, increased $11,000 or 2.8% during the three month period ended September 30, 2003 as compared to the same period in 2002. The most significant factor causing the increase in salaries and employee benefits was an increase in salaries and associated payroll taxes of $14,000, the result of annual salary adjustments effective July 1, 2003. Offsetting this increase was a decrease in group insurance costs of $8,200 during the quarter ended September 30, 2003 as compared to the quarter ended September 30, 2002. This decrease was the result of an increase in the employee health insurance cost share percentage effective October 1, 2002.

     Professional fee expense increased $28,000, or 79.1%, during the three month period ended September 30, 2002 as compared to the same period during 2002. This increase was primarily due to the payment of fees for work related to our pending merger with Monarch Community Bancorp.

     Offsetting the above mentioned increases in noninterest expense were decreases in other expenses of $28,000, or 16.2% and occupancy and equipment expense for $14,000, or 14.4% during the three month period ended September 30, 2003 as compared to the same period during 2002. The decrease in other expenses was primarily due to a decrease in real estate owned expense of $24,000 due to a decrease in real estate owned properties.

Federal Income Tax Expense. Federal income tax expense decreased $70,000 for the three month period month period ended September 30, 2003 compared to the same period in 2002 due to decreases in income before federal income tax expense.

Liquidity and Capital Resources

     Our principal sources of funds are deposits, principal and interest repayments on loans, sales of loans, and Federal Home Loan Bank advances. While scheduled loan repayments are relatively predictable, deposit flows and early loan prepayments are influenced more by interest rates, general economic conditions and competition.

     Federal regulations require that we maintain minimum levels of liquid assets to ensure the safety and soundness of the institution. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. Government, government agency and other securities and obligations generally having remaining maturities of less than five years. At September 30, 2003, our liquidity ratio was 31.54%.

     Liquidity management is both a daily and long term responsibility of management. Investments in liquid assets are adjusted based upon our assessment of expected loan demand, expected deposit flows, yields available on interest-earning deposits in other financial institutions and securities, and the objective of our asset/liability management program. Excess liquidity is invested generally in interest-earning overnight deposits of the Federal Home Loan Bank of Indianapolis. We also use our borrowing capability through the Federal Home Loan Bank of Indianapolis to meet liquidity needs.

     If funds are required beyond the ability to generate them internally, borrowing agreements exist with the FHLB which provide an additional source of funds. FHLB advances total $10.1 million at September 30, 2003. We also have $17.7 million of additional borrowing capacity at the FHLB at September 30, 2003. We use these advances primarily to fund 15 year fixed-rate and adjustable-rate one- to four-family residential mortgage loans held in our portfolio. These advances are secured by a blanket lien on our first mortgage loans. Refer to Note 9 of the consolidated financial statements included in our Annual Report on Form 10-KSB filed with the SEC for the year ended June 30, 2003 for further information regarding FHLB advances. We also use our liquidity resources to meet ongoing commitments, to fund maturing certificates of deposit and deposit withdrawals, and to meet operating expenses. At September 30, 2003, we had outstanding commitments to extend credit which amounted to $8.4 million (including $6.1 million in available home equity lines of credit). We believe that loan repayments and other sources of funds, including Federal Home Loan Bank advances, will be adequate to meet our foreseeable liquidity needs.

13

     Federally insured savings institutions are required to maintain a minimum level of regulatory capital. If the requirement is not met, regulatory authorities may take legal or administrative actions, including restrictions on growth or operations or, in extreme cases, seizure. As of September 30, 2003 and June 30, 2003, Marshall Savings was categorized as well capitalized. Our actual and required capital amounts and ratios at September 30, 2003 and June 30, 2003 are presented below:

					To Be Well
					Capitalized Under
			For Regulatory Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

			(Dollars in Thousands)
At September 30, 2003
Tier 1 (Core) Capital (to adjusted total assets)	$11,982	12.53%	$3,825	4.0%	$4,782	5.0%
Tier 1 (Core) Capital (to risk weighted assets)	11,982	18.61	2,575	4.0	3,862	6.0
Total Capital (to risk weighted assets)	12,652	19.65	5,150	8.0	6,437	10.0
At June 30, 2003
Tier 1 (Core) Capital (to adjusted total assets)	$11,592	11.38%	$4,076	4.0%	$5,095	5.0%
Tier 1 (Core) Capital (to risk weighted assets)	11,592	18.22	2,546	4.0	3,818	6.0
Total Capital (to risk weighted assets)	12,231	19.23	5,091	8.0	6,364	10.0

New Accounting Standards

     The FASB recently issued two new accounting standards, Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, and Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, both of which generally became effective in the quarter beginning July 1, 2003. Because we do not have these instruments, the new accounting standards will not materially affect our operating results or financial condition.

Item 3. Controls and Procedures

     An evaluation of our disclosure controls and procedures (as defined in Section 13(a)-15(e) of the Securities Exchange Act of 1934 (the “Act”)), as of September 30, 2003, was carried out under the supervision and with the participation of our Chief Executive Officer, Chief Financial Officer and several other members of our senior management. Our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures as currently in effect are effective in ensuring that the information required to be disclosed by us in the reports we file or submit under the Act is (i) accumulated and communicated to our management (including the Chief Executive Officer and Chief Financial Officer) in a timely manner, and (ii) recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. There have been no changes in our internal controls over financial reporting (as defined in Rule 13a-15(f) of the Act) that occurred during the quarter ended September 30, 2003, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

     We intend to continually review and evaluate the design and effectiveness of our disclosure controls and procedures and to improve our controls and procedures over time and to correct any deficiencies that we may discover in the future. The goal is to ensure that senior management has timely access to all material non-financial information concerning the Company’s business. While we believe the present design of our disclosure controls and procedures is effective to achieve our goal, future events affecting our business may cause us to modify our disclosure controls and procedures.

14

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

            None.

Item 2. Changes in Securities

            None.

Item 3. Defaults Upon Senior Securities

            None.

Item 4. Submission of Matters to a Vote of Security Holders

            None.

Item 5. Other Information

            None.

Item 6. Exhibits and Reports on Form 8-K

            (a)  Exhibits

                      See Exhibit Index.

            (b)  Reports on Form 8-K

i)	On September 5, 2003, we filed a Current Report on Form 8-K reporting an Agreement and Plan of Merger, dated September 2, 2003 by and between Monarch Community Bancorp, Inc., Monarch Acquisition Corp. and MSB Financial, Inc.

ii)	On September 26, 2003, we filed a Current Report on Form 8-K reporting an Amended and Restated Agreement and Plan of Merger, dated September 24, 2003, by and between Monarch Community Bancorp, Inc., Monarch Acquisition Corp. and MSB Financial, Inc.

15

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIGNATURES

MSB Financial, Inc. Registrant

Date: October 30, 2003	\s\Charles B. Cook

Charles B. Cook, President and Chief Executive Officer (Duly Authorized Officer)

Date: October 30, 2003	\s\Elaine R. Carbary

Elaine R. Carbary, Chief Financial Officer (Principal Financial Officer)

16

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     Article 12 of Monarch Community Bancorp, Inc.’s Charter provides for indemnification of current and former directors and officers or individuals serving any other entity at the request of Monarch Community Bancorp, Inc., to the fullest extent required or permitted under Maryland law. In addition, Article 12 provides for the indemnification of other employees and agents to the extent authorized by the Board of Directors and permitted under Maryland law. Article 12 also provides Monarch Community Bancorp, Inc. with the authority to purchase insurance for indemnification purposes. The indemnification provisions set forth within Article 12 are non-exclusive in nature, however, Monarch Community Bancorp, Inc. shall not be liable for any payment under Article 12 to the extent that said person entitled to be indemnified has actually received payment under any insurance policy, agreement or otherwise of the amounts indemnifiable under Article 12.

     Section 2-418 of the General Corporation Law of the State of Maryland permits a corporation to indemnify a person against judgments, penalties, settlements and reasonable expenses unless it is proven that (1) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with “active and deliberate dishonesty,” (2) the person actually received an improper benefit or (3) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful.

     Maryland law provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. Maryland law also provides that a person may not be indemnified in any proceeding alleging improper personal benefit to the person in which the person was found liable on the grounds that personal benefit was improperly received.

     Maryland law further provides that unless otherwise provided in the corporation’s Charter, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. The Charter does not otherwise provide a bar against mandatory indemnification.

     Finally, Section 2-418 of the General Corporation Law also permits expenses incurred by a person in defending a proceeding to be paid by the corporation in advance of the final disposition of the proceeding upon the receipt of an undertaking by the director or officer to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against these expenses. The person seeking indemnification of expenses must affirm in writing that he or she believes in good faith that he or she has met the applicable standard for indemnification of expenses.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of Monarch Community Bancorp, Inc. pursuant to the foregoing provisions, or otherwise, Monarch Community Bancorp, Inc. has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

2.0	Amended and Restated Agreement and Plan of Merger dated as of September 2, 2003 and amended and restated as of September 24, 2003 by and among Monarch Community Bancorp, Inc., Monarch Acquisition Corp. and MSB Financial, Inc. (included as Appendix A to the proxy statement-prospectus contained in this Registration Statement).

3.1	Articles of Incorporation of Monarch Community Bancorp, Inc. (incorporated herein by reference to Exhibit 3.1 to Monarch Community Bancorp, Inc.’s Registration Statement on Form SB-2, filed on March 27, 2002, Registration No. 333-85018).

3.2	Bylaws of Monarch Community Bancorp, Inc. (incorporated herein by reference to Exhibit 3.2 to Monarch Community Bancorp, Inc.’s Registration Statement on Form SB-2, filed on March 27, 2002, Registration No. 333-85018).

4.0	Specimen Stock Certificate of Monarch Community Bancorp, Inc. (incorporated herein by reference to Exhibit 4.0 to Monarch Community Bancorp, Inc.’s Registration Statement on Form SB-2, filed on March 27, 2002, Registration No. 333-85018).

5.0	Opinion of Muldoon Murphy & Faucette LLP regarding legality.

10.1	Employment Agreement between Branch County Federal Savings & Loan Association and John R. Schroll (incorporated herein by reference to Exhibit 10.1 to Monarch Community Bancorp, Inc.’s Registration Statement on Form SB-2, filed on March 27, 2002, Registration No. 333-85018).

10.2	Monarch Community Bancorp, Inc. Employee Stock Ownership Plan (incorporated herein by reference to Exhibit 10.2 to Monarch Community Bancorp, Inc.’s Registration Statement on Form SB-2, filed on March 27, 2002, Registration No. 333-85018).

10.3	Monarch Community Bancorp, Inc. Amended and Restated 2003 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 99 to Monarch Community Bancorp, Inc.’s definitive proxy statement filed March 19, 2003).

10.4	Monarch Community Bancorp, Inc. 2003 Recognition and Retention Plan (incorporated herein by reference to Exhibit 99 to Monarch Community Bancorp, Inc.’s definitive proxy statement filed March 19, 2003).

10.5	Employment Agreement between Monarch Community Bank and Charles B. Cook.

10.6	Letter Agreement between Monarch Community Bancorp, Inc., MSB Financial, Inc., Marshall Savings Bank, F.S.B. and Charles B. Cook.

21.0	List of Subsidiaries (incorporated herein by reference to Exhibit 21.0 to Monarch Community Bancorp, Inc.’s Annual Report on Form 10-KSB filed March 19, 2003).

23.1	Consent of Muldoon Murphy & Faucette LLP (included in Exhibit 5.0).

23.2	Consent of Plante & Moran, PLLC.

23.3	Consent of Crowe Chizek & Company LLC

23.4	Consent of Keefe, Bruyette & Woods, Inc.

24.0	Powers of Attorney (see the signature page to this Registration Statement).

99.1	Fairness Opinion of Keefe, Bruyette & Woods, Inc. (included as Appendix B to the proxy statement-prospectus contained in this Registration Statement).

99.2	Form of proxy materials of MSB Financial, Inc.

Item 22. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)	For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coldwater, State of Michigan, on November 21, 2003.

Monarch Community Bancorp, Inc.

By:	/s/ John R. Schroll

John R. Schroll
President, Chief Executive Officer
and Director

POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on November 21, 2003.

     On November 21, 2003, we, the undersigned officers and directors of Monarch Community Bancorp, Inc., hereby, severally and individually, constitute and appoint John R. Schroll and William C. Kurtz, the true and lawful attorneys-in-fact and agents (with full power of substitution in each case) of each of us to execute, in the name, place and stead of each of us (individually and in any capacity stated below), any and all amendments to this registration statement and all instruments necessary or advisable in connection therewith, and to file the same with the Securities and Exchange Commission, said attorneys-in-fact and agents to have power to act and to have full power and authority to do and perform, in the name and on behalf of each of the undersigned, every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person and we hereby ratify and confirm our signatures as they may be signed by or said attorneys-in-fact and agents to any and all such amendments and instruments.

Name	Title

/s/ John R. Schroll John R. Schroll	President, Chief Executive Officer and Director (principal executive officer)

/s/ William C. Kurtz William C. Kurtz	Chief Financial Officer, Senior Vice President and Treasurer (principal financial and accounting officer)

/s/ Frank M. Tripp Frank M. Tripp	Chairman of the Board

/s/ Stephen M. Ross Stephen M. Ross	Director

/s/ Gordon L. Welch Gordon L. Welch	Director

Name	Title

/s/ Craig W. Dally Craig W. Dally	Director

/s/ Harold A. Adamson Harold A. Adamson	Director

/s/ Lauren L. Bracy Lauren L. Bracy	Director

/s/ James R. Vozar James R. Vozar	Director

EXHIBIT INDEX

2.0	Amended and Restated Agreement and Plan of Merger dated as of September 2, 2003 and amended and restated as of September 24, 2003 by and among Monarch Community Bancorp, Inc., Monarch Acquisition Corp. and MSB Financial, Inc. (included as Appendix A to the proxy statement-prospectus contained in this Registration Statement).

3.1	Articles of Incorporation of Monarch Community Bancorp, Inc. (incorporated herein by reference to Exhibit 3.1 to Monarch Community Bancorp, Inc.’s Registration Statement on Form SB-2, filed on March 27, 2002, Registration No. 333-85018).

3.2	Bylaws of Monarch Community Bancorp, Inc. (incorporated herein by reference to Exhibit 3.2 to Monarch Community Bancorp, Inc.’s Registration Statement on Form SB-2, filed on March 27, 2002, Registration No. 333-85018).

4.0	Specimen Stock Certificate of Monarch Community Bancorp, Inc. (incorporated herein by reference to Exhibit 4.0 to Monarch Community Bancorp, Inc.’s Registration Statement on Form SB-2, filed on March 27, 2002, Registration No. 333-85018).

5.0	Opinion of Muldoon Murphy & Faucette LLP regarding legality.

10.1	Employment Agreement between Branch County Federal Savings & Loan Association and John R. Schroll (incorporated herein by reference to Exhibit 10.1 to Monarch Community Bancorp, Inc.’s Registration Statement on Form SB-2, filed on March 27, 2002, Registration No. 333-85018).

10.2	Monarch Community Bancorp, Inc. Employee Stock Ownership Plan (incorporated herein by reference to Exhibit 10.2 to Monarch Community Bancorp, Inc.’s Registration Statement on Form SB-2, filed on March 27, 2002, Registration No. 333-85018).

10.3	Monarch Community Bancorp, Inc. Amended and Restated 2003 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 99 to Monarch Community Bancorp, Inc.’s definitive proxy statement filed March 19, 2003).

10.4	Monarch Community Bancorp, Inc. 2003 Recognition and Retention Plan (incorporated herein by reference to Exhibit 99 to Monarch Community Bancorp, Inc.’s definitive proxy statement filed March 19, 2003).

10.5	Employment Agreement between Monarch Community Bank and Charles B. Cook.

10.6	Letter Agreement between Monarch Community Bancorp, Inc., MSB Financial, Inc., Marshall Savings Bank, F.S.B. and Charles B. Cook.

21.0	List of Subsidiaries (incorporated herein by reference to Exhibit 21.0 to Monarch Community Bancorp, Inc.’s Annual Report on Form 10-KSB filed March 19, 2003).

23.1	Consent of Muldoon Murphy & Faucette LLP (included in Exhibit 5.0).

23.2	Consent of Plante & Moran, PLLC.

23.3	Consent of Crowe Chizek & Company LLC

23.4	Consent of Keefe, Bruyette & Woods, Inc.

24.0	Powers of Attorney (see the signature page to this Registration Statement).

99.1	Fairness Opinion of Keefe, Bruyette & Woods, Inc. (included as Appendix B to the proxy statement-prospectus contained in this Registration Statement).

99.2	Form of proxy materials of MSB Financial, Inc.